Form 10-K, Exhibit 13
period 1996-06-30
FRANKFORT FIRST BANCORP INC
filed 1996-09-30
CIK 930182

- -------------------------------------------------------------------------------

                        Frankfort First Bancorp, Inc.

                                Annual Report

                                     1996

- -------------------------------------------------------------------------------

                                                               Parent Company of
                                         First Federal Savings Bank of Frankfort

                                                            216 West Main Street
                                                                    P.O. Box 535
                                                             Frankfort, KY 40602

                              PRESIDENT'S MESSAGE

Dear Stockholder:

It is with great pleasure that we present Frankfort First Bancorp's Annual Report to Shareholders for the fiscal year ended June 30, 1996. It has been an extremely busy year as management and the directorate of your Corporation and its First Federal Savings Bank subsidiary adjusted to life as a public company.

The completion of our initial public offering in July 1995 paved the way for a record earnings performance in the current fiscal year. Net earnings for fiscal 1996 totaled $1.7 million or $.52 per share, representing an increase of $771,000 or 86.7% over our fiscal 1995 earnings of $889,000. The enhanced earnings in fiscal 1996 were primarily attributable to a $1.5 million or 43.1% increase in net interest income. Shareholders' equity also increased to $34.3 million at June 30, 1996 representing 26.7% to total assets at that date.

The overwhelming public response to our initial public offering has presented a challenge to your Board and management. Specifically, optimal deployment of capital has become one of our Corporation's primary areas of strategic focus. Toward this end, we undertook two significant initiatives during fiscal 1996.

First, we made every attempt to internally leverage the capital base through growth in the loan portfolio with strong, safe, profitable loans. Loans receivable increased during the year by $9.7 million or 9.7%. The increase in loans, representing the highest level of growth in our history, was accomplished through expansion of our loan product line as well as aggressive marketing efforts in our primary banking area.

Secondly, we implemented an innovative capital deployment strategy that enabled us to return $4.18 of our $10.00 initial offering price to shareholders through our quarterly dividends paid in January and April and a one-time special dividend paid in June. Of this amount, $4.12 will be considered a tax-free return of capital, which reduced a shareholder's basis in the stock. The remaining $.06 is viewed as a taxable dividend. We believe the long-term benefits of this strategy to our charter shareholders (e.g., a 59% ratio of remaining investment to book value at June 30, 1996, and an increased current annual dividend rate of 6% of the remaining investment) more than offset the short-term loss of earnings as a result of the distribution. Please be assured that your management is keenly aware of the need to manage our return on equity and will continue to closely monitor our progress in this regard.

On a sad note, the Corporation lost one of its directors on July 17, 1996, with the passing of Joe R. Johnson. Joe had been a director of First Federal since 1978. His vision, knowledge, and leadership will be greatly missed.

The Corporation's Board of Directors has appointed C. Michael Davenport to fill the vacancy left by Joe and to stand for election at the Corporation's upcoming annual meeting. Mike has been a very active force in the Frankfort community in recent years, and has long been a supporter of First Federal. We look forward to Mike's contributions to our Board.

In conclusion, we wish to thank all of you for your support of Frankfort First Bancorp over its first year of operations as a public company. We look forward to fiscal 1997 with cautious optimism and remain ever-committed to maximizing the value of your investment in our Corporation.

Sincerely,

FRANKFORT FIRST BANCORP, INC.

/s/ William C. Jennings

William C. Jennings
President and Chief Executive Officer

FRANKFORT FIRST BANCORP, INC.

     Frankfort First Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Delaware in August 1994 at the direction of the Board of Directors of First Federal Savings Bank of Frankfort ("First Federal" or the "Bank") for the purpose of serving as a savings institution holding company of First Federal upon the acquisition of all of the capital stock issued by First Federal upon its conversion from mutual to stock form (the "Conversion"). The Conversion was completed July 7, 1995, with the Company issuing 3,450,000 shares of its common stock, par value $.01 per share (the "Common Stock") to the public, and the Bank issuing all of its outstanding common stock to the Company. Prior to and since the Conversion, the Company had not engaged in any material operations. The Company has no significant assets other than the outstanding capital stock of First Federal and a note receivable from the Employee Stock Ownership Plan of the Bank (the "ESOP"). The Company's principal business is the business of First Federal. At June 30, 1996, the Company had total assets of $128.5 million, deposits of $87.8 million and shareholders' equity of $34.3 million.

FIRST FEDERAL SAVINGS BANK OF FRANKFORT

     First Federal was originally chartered in 1934 as a Kentucky-chartered building and loan association known as "Greater Frankfort Building and Loan Association" and was rechartered in 1938 as First Federal Savings and Loan Association of Frankfort. First Federal has been a member of the Federal Home Loan Bank ("FHLB") of Cincinnati and its deposits have been federally insured since 1938. In 1989, First Federal became a federal mutual savings bank and adopted its current name. First Federal currently operates through three banking offices located in Frankfort, Kentucky.

     First Federal is primarily engaged in the business of attracting deposits from the general public and originating loans secured by first mortgages on one- to four-family residences in First Federal's market area. First Federal also originates, to a lesser extent, church loans, home equity loans and other loans.

     As a federally chartered savings institution, First Federal is subject to extensive regulation by the OTS. The lending activities and other investments of First Federal must comply with various federal regulatory requirements, and the OTS periodically examines First Federal for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations. First Federal must file reports with the OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Federal Reserve Board.

     Both the Company's and First Federal's executive offices are located at 216
W. Main Street, Frankfort, Kentucky 40602, and their main telephone number is
(502) 223-1638.

MARKET INFORMATION

     The Common Stock began trading under the symbol "FKKY" on the Nasdaq National Market on July 10, 1995. There are currently 3,450,000 shares of the Common Stock outstanding. The number of registered holders of Common Stock on September 17, 1996 was 666.

     The following table shows the high and low stock prices for the Common Stock on July 10, 1996 and dividends declared on a quarterly basis since the Common Stock began trading on the Nasdaq National Market through June 30, 1996.

       Quarter                                      Dividends
        Ended                  High        Low      Declared
        -----                  ----        ---      ---------
   September 30, 1995        $12.875     $11.625      $0.09
   December 31, 1995          13.250      12.250       0.09
   March 31, 1996             15.250      12.750       0.09 (1)
   June 30, 1996              16.250      10.750       4.09 (2)

__________________
(1)  Includes $0.08 deemed to constitute a return of excess capital.
(2)  Includes $4.04 deemed to constitute a return on excess capital.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere herein.


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                          At June 30,
                                        ----------------------------------------------------
                                          1996       1995       1994       1993       1992
                                        --------   --------   --------   --------   --------
                                                      (Dollars in thousands)
Total amount of:
  Assets..............................  $128,513   $142,772   $111,955   $105,801   $103,336
  Loans receivable, net...............   110,331    100,602     98,228     92,839     87,677
  Cash and investment securities......    14,889     38,918     11,027     10,283     12,946
  Deposits............................    87,777    119,041     89,115     88,736     87,657
  Advances from FHLB..................     4,998      4,416      4,652         --         --
  Shareholders' equity-substantially
    restricted (1)....................    34,265     18,604     17,715     16,493     15,073
Number of:
  Real estate loans outstanding.......     2,685      2,582      2,585      2,586      2,620
  Savings accounts....................     8,397      8,500      8,586      8,865      9,854
  Offices.............................         3          3          3          3          3

- --------------------
(1) Consisted solely of retained earnings for June 30, 1992 through June 30, 1995 inclusive.


SUMMARY OF OPERATIONS

                                                                      Year Ended June 30,
                                                       ----------------------------------------------------
                                                         1996       1995       1994       1993       1992
                                                       --------   --------   --------   --------   --------
                                                          (Dollars in thousands, except per share data)
Interest income..................................      $  9,699   $  7,809   $  7,434   $  7,961   $  9,187
Interest expense.................................         4,585      4,234      3,754      4,108      5,579
                                                       --------   --------   --------   --------   --------
Net interest income..............................         5,114      3,575      3,680      3,853      3,608
Provision for loan losses........................            12         12         12         12         47
Other income.....................................            54         50         58         94        114
General, administrative and other expense........         2,669      2,270      1,899      1,859      1,758
                                                       --------   --------   --------   --------   --------
Earnings before federal income taxes.............         2,487      1,343      1,827      2,076      1,917
Federal income taxes.............................           827        454        618        705        650
Cumulative effect of change in
 accounting principle............................            --         --        (37)        --         --
                                                       --------   --------   --------   --------   --------
Net earnings.....................................      $  1,660   $    889   $  1,172   $  1,371   $  1,267
                                                       ========   ========   ========   ========   ========

Earnings per share...............................      $    .52        n/a        n/a        n/a        n/a
                                                       ========   ========   ========   ========   ========

KEY OPERATING RATIOS

                                                                            At or for the Year Ended June 30,
                                                                 ------------------------------------------------------
                                                                  1996                    1995                    1994
                                                                 ------                  ------                  ------
PERFORMANCE RATIOS:
 Return on assets (net earnings divided by average
  total assets)...........................................        1.20%                   0.79%                   1.08%
 Return on equity (net earnings divided by
  average equity).........................................        3.64%                   4.90%                   6.84%
 Equity-to-assets ratio (average equity divided by
  average total assets)...................................       33.00%                  16.04%                  15.83%
 Interest rate spread for the period......................        2.12%                   2.59%                   2.87%
 Net interest margin for the period.......................        3.76%                   3.24%                   3.47%
 Operating expenses to average assets.....................        1.93%                   2.01%                   1.75%
 Ratio of average interest-earning assets to average
  interest-bearing liabilities............................      148.78%                 117.00%                 117.06%

REGULATORY CAPITAL RATIOS:
 Tangible capital as a percent of assets..................       25.20%                  13.03%                  15.82%
 Core capital as a percent of assets......................       25.20%                  13.03%                  15.82%
 Risk-based capital as a percent of risk-weighted assets..       51.65%                  32.34%                  34.31%

ASSET QUALITY RATIOS:
 Non-performing assets to total assets....................        0.09%                   0.02%                   0.19%
 Loan loss allowance to total assets......................        0.07%                   0.06%                   0.06%
 Loan loss allowance to total non-performing assets.......       80.51%                 244.12%                  33.33%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company's principal business, since July 7, 1995, has been that of First Federal. Prior to July 7, 1995, the Company engaged in no business and, accordingly, had no results of operations at June 30, 1995. As such, this discussion relates primarily to First Federal. The principal business of the Bank consists of accepting deposits from the general public and investing these funds in loans secured by one- to four-family owner-occupied residential properties in the Bank's primary market area. The Bank also invests in loans secured by non-owner occupied one-to-four family residential properties and some churches located in the Bank's primary market area. The Bank also maintains an investment portfolio, most of which is in the form of U.S. Government agency issues, FHLB stock, FHLB certificates of deposit, and insured deposit accounts held at other institutions.

     The Bank's net earnings are dependent primarily on its net interest income, which is the difference between interest income earned on its loan and investment portfolio and interest paid on interest-bearing liabilities. To a lesser extent, the Bank's net earnings are also affected by the level of other income, such as service charges and other fees. For the year ended June 30, 1996, net interest income amounted to $5.1 million, and other income amounted to $54,000. In addition, net earnings are affected by the level of general, administrative and other expenses. First Federal's net earnings are also affected by competitive conditions in the Bank's market area. Due to significant competition from other institutions, and given the relative lack of diversity in the Bank's lending and investment portfolios, the yields on the Bank's assets are somewhat below average. Further, First Federal's sources of fee income and other non-interest income are relatively limited. Thus, the Bank's net earnings are limited by a relatively low net interest margin and relatively low levels of non-interest income. First Federal's significant investment in adjustable rate mortgage loans has in some cases further served to limit the Bank's earnings potential.

     The operations of First Federal and the entire thrift industry's earnings are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. The Bank's deposit flows and costs of funds are influenced by prevailing market rates of interest - primarily on competing investments, account maturities, and the levels of personal income and savings in the Bank's market area.

ASSET/LIABILITY MANAGEMENT

     Net interest income, the primary component of the Bank's net earnings, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. First Federal has sought to reduce its exposure to changes in interest rates by matching the effective maturities or repricing characteristics of its interest-sensitive assets and liabilities. In accordance with the Bank's interest rate risk policy, management has emphasized the origination of adjustable rate mortgages with rate adjustments indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes ("NACR"). Beginning in September 1993, the Bank began offering fixed-rate mortgages, some of which are fully or partially funded with advances with similar maturities from the Federal Home Loan Bank of Cincinnati. Management believes that these fixed rate loan originations are beneficial in that they allow the Bank to respond to customer demand without incurring undue interest rate or credit risk and without an increase in operating expenses. At June 30, 1996, mortgage loans with adjustable rates represented 81.1% of the Bank's mortgage loan portfolio. Nearly all of the Bank's adjustable rate mortgage loans have an annual adjustment cap of one percent and a lifetime cap of five percent. These caps may restrict the interest rates from increasing at the same pace that the Bank's cost of funds increase. In addition, some of the rates on adjustable rate mortgages may already be at their lifetime cap or lifetime floor, which would also restrict future adjustments. The Bank currently expects to fund future loan growth from working capital, proceeds from deposit growth and FHLB advances.

INTEREST RATE SENSITIVITY ANALYSIS

     The OTS requires the computation of amounts by which the net present value of an institution's cash flows from assets, liabilities and off balance sheet items (the institution's net portfolio value, or "NPV") would change in the event of a range of assumed changes in market interest rates. The OTS also requires the computation of estimated changes in net interest income over a four-quarter period. These computations estimate the effect on an institution's NPV and net interest income of instantaneous and permanent 1% to 4% increases and decreases in market interest rates. In the Bank's interest rate risk policy, the Board of Directors has established a maximum decrease in net interest income and maximum decreases in NPV given these instantaneous changes in interest rates.

     The following table sets forth the interest rate sensitivity of the Bank's net portfolio value as of June 30, 1996 in the event of 1%, 2%, 3% and 4% instantaneous and permanent increases and decreases in market interest rates, respectively.

                                                                                                      Board of
                                                                                                      Director
  Change                  Net Portfolio Value                NPV as % of Portfolio Value of Assets     Limits
               ----------------------------------------      -------------------------------------    --------
in Rates       Amount         $ Change         % Change      NPV Ratio         Basis Point Changes    % Change
- --------       ------         --------         --------      ---------         -------------------    --------
+400 bp        $ 24,785       $ (8,264)          (25%)       21.09%                 (459 bp)             50%
+300 bp          27,221         (5,828)          (18%)       22.57                  (311 bp)             35
+200 bp          29,541         (3,508)          (11%)       23.89                  (179 bp)             25
+100 bp          31,522         (1,527)           (5%)       24.94                   (74 bp)             10
   0 bp          33,049             --             --        25.68                    --                 --
- -100 bp          33,997            948             3%        26.05                    37 bp              10
- -200 bp          34,472          1,423             4%        26.14                    46 bp              25
- -300 bp          34,861          1,812             5%        26.15                    48 bp              35
- -400 bp          35,365          2,316             7%        26.22                    54 bp              50

     The OTS adopted a final rule in August of 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The new rule became effective January 1, 1994, with institutions first required to meet the new standards at July 1, 1994. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. Under the rule, the OTS calculates the IRR component quarterly for each institution with information as of the preceding quarter end. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis.
Based on the Bank's asset size and capital ratio at June 30, 1996, it was not subject to any increased capital requirements in connection with its level of interest rate risk.

     At June 30, 1996, the Bank's Board of Directors had adopted interest rate risk target limits which established maximum potential decreases in the Bank's NPV of 10%, 25%, 35% and 50% in the event of 1%, 2%, 3% and 4% immediate and sustained increases and decreases in market interest rates, respectively. The Bank's interest risk target limits are reviewed by the Board of Directors regularly and may be adjusted in light of market conditions and other factors.

     The following table sets forth the interest rate risk capital component for the Bank at June 30, 1996 and 1995 given a hypothetical 200 basis point rate change in market interest rates.

                                                                 At         At
                                                               June 30,   June 30,
                                                                 1996       1995
                                                               ---------  ---------
Pre-Shock NPV Ratio:  NPV as % of Portfolio Value of Assets..     25.68%     15.16%
Exposure Measure:  Post-Shock NPV Ratio......................     23.89%     14.26%
Sensitivity Measure:  Change in NPV Ratio....................    (179 bp)   (91 bp)

Change in NPV as % of Portfolio Value of Assets..............    (2.73)%    (0.83)%
Interest Rate Risk Capital Component ($000)..................       --         --

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit run-offs, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in prior tables setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolios could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from
monthly balances.   Management does not believe that the use of monthly balances instead of daily balances has caused any material difference in the information presented.

     The table also presents information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net interest margin." Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                             Year Ended June 30,
                                           ----------------------------------------------------------------------------------------
                                                       1996                          1995                          1994
                                           ----------------------------  ----------------------------  ----------------------------
                                                               Average                       Average                       Average
                                           Average              Yield/   Average              Yield/   Average              Yield/
                                           Balance   Interest    Cost    Balance   Interest    Cost    Balance   Interest    Cost
                                           -------   --------  --------  -------   --------  --------  -------   --------  --------
                                                                            (Dollars in thousands)
Interest-earning assets:
  Loans receivable.......................  $104,602  $  7,880     7.53%  $101,227  $  7,340     7.25%  $ 95,198  $  7,047     7.40%
  Investment securities (1)..............    31,488     1,819     5.78      8,996       469     5.21     10,765       387     3.59
                                           --------  --------            --------  --------            --------  --------
     Total interest-earning assets.......   136,090     9,699     7.13    110,223     7,809     7.08    105,963     7,434     7.02
Non-interest-earning assets..............     2,030                         2,974                         2,356
                                           --------                      --------                      --------
     Total assets........................  $138,120                      $113,197                      $108,319
                                           ========                      ========                      ========

Interest-bearing liabilities:
  Deposits...............................  $ 86,886  $  4,296     4.94   $ 89,647  $  3,946     4.40   $ 88,007     3,610     4.10
  Borrowings.............................     4,586       289     6.30      4,559       288     6.32      2,511       144     5.73
                                           --------  --------            --------  --------            --------  --------
    Total interest-bearing liabilities...    91,472     4,585     5.01     94,206     4,234     4.49     90,518     3,754     4.15
                                                     --------     ----             --------  -------             --------  -------
Non-interest-bearing liabilities.........     1,074                           832                           656
                                           --------                      --------                      --------
    Total liabilities....................    92,546                        95,038                        91,174
Shareholders' equity (2).................    45,574                        18,159                        17,145
                                           --------                      --------                      --------
    Total liabilities and shareholders'
       equity............................  $138,120                      $113,197                      $108,319
                                           ========                      ========                      ========
Net yield on interest-earning assets.....            $  5,114                      $  3,575                      $  3,680
                                                       ======                      ========                      ========
Interest rate spread.....................                         2.12%                         2.59%                         2.87%
                                                                 ======                      ========                      =======
Net interest margin......................                         3.76%                         3.24%                         3.47%
                                                                 ======                      ========                      =======
Average interest-earning assets as
  a percentage of average interest-
  bearing liabilities....................                       148.78%                       117.00%                       117.06%
                                                                ======                      ========                      ========

______________________
(1) Includes cash and cash equivalents and interest bearing deposits at other financial institutions.
(2) Consisted solely of retained earnings for the fiscal years ended June 30, 1995 and 1994.

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (change in rate multiplied by old volume), and (iii) total change. Changes in rate-volume (changes in rate multiplied by changes in volume) are allocated proportionately between changes in rate and changes in volume.

                                                                       Year Ended June 30,
                                                   -------------------------------------------------------------
                                                     1996      vs.       1995        1995       vs.       1994
                                                   ----------------------------    -----------------------------
                                                       Increase (Decrease)             Increase (Decrease)
                                                             Due to                           Due to
                                                   ----------------------------    -----------------------------

                                                   Volume    Rate         Total     Volume    Rate         Total
                                                   ------    ----         -----     ------    ----         -----
                                                                                    (In thousands)
Interest income:
  Loan portfolio.........................          $  247    $  293      $  540     $  430    $ (137)     $  293
  Investment securities (1)..............           1,179       171       1,350        (66)      148          82
                                                   ------    ------      ------     ------    ------      ------
    Total interest-earning assets........           1,426       464       1,890        364        11         375

Interest expense:
  Savings deposits.......................            (141)      491         350        265        71         336
  FHLB advances..........................               2        (1)          1         25       119         144
                                                   ------    ------      ------     ------    ------      ------
     Total interest-bearing
       liabilities.......................            (139)      490         351        290       190         480
                                                   ------    ------      ------     ------    ------      ------
Change in net interest income............          $1,565    $  (26)     $1,539     $   74    $ (179)     $ (105)
                                                   ======    ======      ======     ======    ======      ======

__________________
(1) Includes cash and cash equivalents and interest-bearing deposits at other financial institutions.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1996 AND 1995

     ASSETS. The Company's total assets decreased from $142.8 million at June 30, 1995 to $128.5 million at June 30, 1996, a decrease of $14.3 million or 10.0%. This decrease was due primarily to the $13.8 million return of capital which was paid to shareholders on June 3, 1996 and reduced cash and cash equivalents by this amount. Total assets at June 30, 1995 also included approximately $5.0 million that was returned to subscribers whose orders were not filled in the Bank's conversion which was completed on July 7, 1995. During the fiscal year ended June 30, 1996, the Company deployed conversion proceeds primarily into loans receivable (which increased by $9.7 million during the year) and investment securities (which increased by $8.8 million during the year). The Company purchased a total of $12.8 million in investment securities during fiscal 1996, of which $4.0 million matured or were called. The investments purchased were intermediate-term U.S. Government agency bonds.

     Loan disbursements totaled $32.2 million in fiscal 1996 and were partially offset by principal repayments of $22.5 million. Disbursements during the current year exceeded those of fiscal 1995 by $12.2 million or 60.7%. At June 30, 1996, the Company's allowance for loan losses totaled $95,000, representing approximately 0.1% of total loans and 80.5% of nonperforming loans (loans past due 90 days or more but still accruing). This allowance totaled $83,000 at June 30, 1995. Nonperforming loans totaled $118,000 and $34,000 at June 30, 1996 and 1995 respectively, or 0.11% and 0.03% of total loans at these respective dates. At both dates, the percentage of nonperforming loans to total loans was far below industry averages. Although management believes that its allowance for loan losses at June 30, 1996, was adequate based upon facts and circumstances available, there can be no assurance that unanticipated additions to such allowance will not be necessary in future periods, which could adversely affect the Company's results of operations.

     LIABILITIES. Deposits decreased during the year from $119.0 million at June 30, 1995 to $87.8 million at June 30, 1996, a decrease of $31.2 million or 26.3%. Total deposits at June 30, 1995, however, had included approximately $36.7 million in stock subscriptions of which $31.7 million was used to purchase stock in the conversion and $5.0 million was returned to subscribers whose orders were not filled. After consideration of these stock subscription proceeds, deposits increased during fiscal 1996 by $5.4 million or 6.6%, due primarily to management's continuing efforts to maintain a consistent level of deposits through marketing and pricing strategies.

     SHAREHOLDERS' EQUITY. Shareholders' equity increased from the Bank's retained earnings of $18.6 million at June 30, 1995 to $34.3 million at June 30, 1996, an increase of $15.7 million or 84.2%. The increase was due to the capital raised in the stock conversion and the Company's net earnings during the year, less the $13.8 million return of capital and $1.2 million in regular dividends paid or accrued. At June 30, 1996, shareholders' equity per share totaled $9.93.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

     NET EARNINGS. Net earnings increased from $889,000 for the year ended June 30, 1995 to $1.7 million for the year ended June 30, 1996, an increase of $771,000 or 86.7%. The primary reason for the increase is the increase in interest-earning assets purchased with proceeds from the conversion. Shareholders should note that at on June 3, 1996, the Company's capital was reduced by $13.8 million due to the return of capital. Future net earnings are likely to decline as a consequence of this reduction in interest-earning assets.

     NET INTEREST INCOME. Net interest income increased from $3.6 million for the fiscal year ended June 30, 1995 to $5.1 million for the fiscal year ended June 30, 1996, an increase of $1.5 million or 43.0%. The primary reason for the increase was the $25.9 million or 23.5% increase in interest-earning assets purchased with proceeds from the Company's stock offering.

     INTEREST INCOME. Interest income increased from $7.8 million for the fiscal year ended June 30, 1995 to $9.7 million for the fiscal year ended June 30, 1996 for an increase of $1.9 million or 24.2%. The primary reason for the increase is the increase in interest-earning assets purchased with proceeds from the Conversion. These assets include residential mortgage loans, investment securities, and deposits in interest-bearing bank accounts. As mentioned above, as of June 3, 1996 the Company returned $13.8 million to the shareholders, thus reducing the Bank's interest-earning assets. Primarily, the $13.8 million had been held in short-term interest-bearing accounts.

     INTEREST EXPENSE. Interest expense increased from $4.2 million for the year ended June 30, 1995 to $4.6 million for the year ended June 30, 1996, an increase of $351,000 or 8.3%. This increase is due primarily to higher prevailing interest rates in the earlier part of this fiscal year. In addition, a portion of the Bank's certificates of deposits reflect the higher interest rates experienced in fiscal 1995.

     PROVISION FOR LOSSES ON LOANS. The Company's provision for losses on loans for the year ended June 30, 1996 was $12,000. The Board of Directors periodically reviews the allowance for loan losses and determined that, based on a variety of factors, this allowance was adequate. There can be no assurance that the allowance for loan losses will be adequate to absorb losses on known nonperforming assets or that the allowance will be adequate to cover losses on nonperforming assets in the future.

     OTHER OPERATING INCOME. Other operating income was virtually the same for fiscal years 1995 and 1996. Other operating income is generally comprised of service charges and fees on loan and deposit accounts.

     GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative, and other expense increased from $2.3 million for the year ended June 30, 1995 to $2.7 million for the year ended June 30, 1996, an increase of $399,000 or 17.6%. This increase includes an increase in employee compensation and benefits of $209,000 or 15.9% which is primarily a result of the costs attendant to the Company's Employee Stock Ownership Plan as implemented in connection with the Conversion and the accruals for the Company's Management Recognition Plan ("MRP") as approved at the Annual Meeting of Shareholders on January 16, 1996. Management anticipates that the overall expense of the MRP will be greater for the year ended June 30, 1997 since the Company only began accruing for this expense after the MRP's approval in January 1996. The Company will also have an expense of approximately $100,000 during the year ended June 30, 1997 to provide for the acceleration of the vesting of the MRP for Joe R. Johnson, a director of the Company who died in July 1996. This one-time expense will, however, reduce MRP expense during future years.

     Other increases in expenses during the year ended June 30, 1996 include an increase of $167,000 or 53.9% in other operating expenses which includes professional fees, annual meeting expenses, and transfer services which are essential for a publicly traded company. Also, franchise and other taxes, which includes Kentucky income tax on the Company's earnings and Delaware franchise taxes, increased by $49,000 or 49.0%.

     INCOME TAX. The effective tax rate for the year ended June 30, 1996 was 33.3% compared to 33.8% for the year ended June 30, 1995. Overall expense increased from $454,000 for the year ended June 30, 1995 to $827,000 for the year ended June 30, 1996. The increase was due to the Company's $1.1 million or 85.2% increase in pretax earnings.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1995 AND 1994

     NET EARNINGS. Net earnings decreased from $1.2 million for the fiscal year ended June 30, 1994 to $889,000 for the fiscal year ended June 30, 1995, a decrease of $283,000 or 24.1%. This decrease is attributable to a number of factors which include a decrease in net interest income of $105,000 and a $371,000 increase in general, administrative and other expenses, which were partially offset by a $201,000 decrease in the provision for federal income taxes.

     NET INTEREST INCOME. Net interest income decreased from $3.7 million for the fiscal year ended June 30, 1994 to $3.6 million for the fiscal year ended June 30, 1995, a decrease of $105,000 or 2.9%. This decrease was primarily attributable to an increase in interest expense, which was offset in part by a smaller increase in interest income. The decrease in net interest income is reflected in the fact that the interest rate spread decreased from 2.87% for the fiscal year ended June 30, 1994 to 2.59% for the fiscal year ended June 30, 1995.

     INTEREST INCOME. Interest income for the year ended June 30, 1995 increased to $7.8 million from $7.4 million for the fiscal year ended June 30, 1994, an increase of $375,000, or 5.0%. This increase was primarily due to a $4.3 million or 4.0% increase in average interest earning assets. Other reasons for the increase include the fact that rates on new loans originated were generally higher than in the previous fiscal year, the Bank's loans receivable were slightly more than in the previous year, and rates paid to the Bank on its interest-bearing deposits were generally higher than in the previous year. Although the Bank experienced an increase of $27.9 million in cash, cash equivalents, and interest-bearing deposits from the fiscal year before, these funds were only on deposit for a short time and did not significantly affect interest income.

     INTEREST EXPENSE. Interest expense increased from $3.8 million for the year ended June 30, 1994 to $4.2 million for the year ended June 30, 1995, an increase of $480,000 or 12.8%. The increase was due primarily to higher interest rates during the year ended June 30, 1995 which caused the Bank to offer higher rates of interest to maintain its deposit level. While the Bank's deposit balance at June 30, 1995 had increased by $29.9 million from the year before, these funds were only on deposit for a short time and did not significantly affect interest expense.

     PROVISIONS FOR LOSSES ON LOANS. The Bank's provision for losses on loans for the year ended June 30, 1995 was $12,000. The Bank's Board of Directors periodically reviewed this provision and determined that based on a variety of factors, this loan loss provision was adequate.

     OTHER OPERATING INCOME. Other operating income, which is principally made up of service charges and fees on loan and deposit accounts, comprises a relatively small portion of the Bank's total income. Other operating income decreased from $58,000 for the year ended June 30, 1994 to $50,000 for the year ended June 30, 1995.

     GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense increased from $1.9 million for the year ended June 30, 1994 to $2.3 million for the year ended June 30, 1995, an increase of $371,000 or 19.5%. This increase was primarily the result of an increase in compensation and benefits of approximately $341,000, or 35.1%, which includes normal increases in salaries, an increase in the number of employees, and a $50,000 contribution to the Company's Employee Stock Ownership Plan. The federal deposit insurance premium also increased by approximately $21,000 or 9.0%, which was caused in part by the Bank's increased level of deposits year-to-year.

     FEDERAL INCOME TAX. The effective tax rate for the year ended June 30, 1995 was 33.8%, which was the same as for the year ended June 30, 1994. Income tax expense decreased approximately $164,000 or 26.5% from $618,000 for the year ended June 30, 1994 to $454,000 for the year ended June 30, 1995. The decrease in expense was due to a $484,000 or 26.5% decline in the Bank's pre-tax earnings.

LIQUIDITY AND CAPITAL RESOURCES

     The Company conducted no business at June 30, 1995. Since July 7, 1995, the Company has had no business other than that of the Bank and investment of the portion of the net Conversion proceeds retained by the Company. Management believes that the net Conversion proceeds retained by the Company, together with dividends that may be paid from the Bank to the Company, provides sufficient funds for its operations. The Company's primary sources of liquidity are dividends paid by the Bank and earnings on that portion of the net Conversion proceeds retained by the Company. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. The Company loaned a portion of the net proceeds retained from the Conversion to the ESOP to permit its purchase of Common Stock in the Conversion. At June 30, 1996, the Bank exceeded all regulatory minimum capital requirements.

     The Bank's primary sources of funds are (i) cash generated from operations,
(ii) deposits, (iii) principal repayments on loans, and (iv) advances from the FHLB of Cincinnati. As reflected in the Statement of Cash Flows, net cash flows provided by operating activities for fiscal years 1996, 1995 and 1994 were $2.6 million, $651,000 and $1.2 million, respectively.

     Net cash used in investing activities for fiscal years 1996, 1995, and 1994 were $18.9 million, $489,000 and $7.7 million, respectively. Amounts fluctuate from period to period primarily as a result of the volume of principal repayments on loans and loan disbursements.

     Net cash used in financing activities was $16.5 million for fiscal 1996. Net cash provided by financing activities for fiscal years 1995 and 1994 were $29.7 million and $5.0 million, respectively. The increase in cash provided in financing activities for fiscal year 1995 was primarily due to the increase in deposits to be used for the purchase of stock in the Conversion.

     The primary investing activity of the Bank is the origination of mortgage loans. During the years ended June 30, 1996, 1995, and 1994, the Bank originated mortgage loans in the amounts of $32.2 million, $20.0 million and $32.2 million, respectively. Prevailing lower interest rates had increased the amount of loan originations in fiscal 1994 as compared to previous years. However, in fiscal year 1995, prevailing interest rates increased and the Bank originated fewer loans. Also, due to periods of low levels of liquidity during the year, the Bank sought to minimize mortgage lending for a time by increasing interest rates and origination fees. Beginning on July 7, 1995, the Bank had access to proceeds from the Conversion and utilized these proceeds in the origination of mortgage loans to the greatest extent possible, within the Bank's range of products and underwriting standards. Due to generally lower interest rates and the consistent offering of fixed rate loans, the Bank has increased its net loans by $9.7 million during fiscal 1996. Other investing activities include investment in U.S. Government agency issues, FHLB certificates of deposit, and insured certificates of deposits in other institutions. The Bank may in the future consider other investing activities that may provide higher yields. The primary financing activity of the Bank is the attraction of savings deposits, though the Bank has somewhat reduced its reliance on deposits as a source of funds in recent periods due to competitive conditions in First Federal's market area. Deposits decreased $31.3 million during the year ended June 30, 1996 after increases of $29.9 million in the year ended June 30, 1995 and $379,000 in the year ended June 30, 1994. For an explanation of the large decrease in deposits in fiscal 1996, see "--Comparison of Financial Condition at June 30, 1996 and June 30, 1995."

     Another source of liquidity is the Bank's ability to obtain advances from the FHLB of Cincinnati. In addition, the Bank maintains a portion of its investments in FHLB overnight funds that will be available when needed.

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5.0%. The Bank's liquidity ratios were 10.4%, 24.2% and 12.5% at June 30, 1996, 1995, and 1994, respectively. Historically, management of the Bank has sought to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. If necessary, the Bank could elect to increase its borrowings from the FHLB of Cincinnati or increase its rates on deposits in order to generate additional funds, and net earnings in future periods could be adversely affected as a result. See " -- Comparison of Financial Condition at June 30, 1996 and 1995."

     The Bank's most liquid asset is cash held in an interest-bearing overnight interest account at the FHLB of Cincinnati. The level of cash is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 1996, 1995 and 1994, cash totaled $5.8 million, $38.6 million and $8.7 million, respectively.

     Management believes that the Bank will have sufficient funds available to meet its current commitments. At June 30, 1996, the Bank had commitments to originate loans of $1.7 million. Additionally, the Bank was obligated under unused lines of credit totaling $3.8 million Certificates of deposit which were scheduled to mature in less than one year at June 30, 1996, totaled $52.5 million. On the basis of historical experience, management believes that a significant portion of such deposits will remain with the Bank.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     Disclosures of Fair Value of Financial Instruments. In December 1991, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 requires the Company to disclose the fair value of its financial instruments, which will include the majority of its balance sheet accounts in addition to selected off-balance sheet items. SFAS No. 107 became effective for the Company in fiscal 1996 because the Company has less than $150 million in total assets. Earlier adoption was required for entities with assets in excess of $150 million. SFAS No. 107 focuses only on disclosure of fair values in the financial statements and, therefore, has no effect on consolidated financial position and results of operations.

     Accounting for Impaired Loans. In September 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 specifies that allowances for loan losses on impaired loans should be determined using the present value of estimated future cash flows of the loan, discounted at the loan's effective interest rate. A loan is impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994, which for the Company is the 1996 fiscal year. Management adopted SFAS No. 114 on July 1, 1995, without material impact on consolidated financial position or results of operations. In October 1994, the FASB amended certain of the revenue recognition provisions of SFAS No. 114 by the issuance of SFAS No.
118. Such revisions similarly had no material effect on the consolidated financial condition or results of operations of the Company.

     Derivative Financial Instruments. In October 1994, the FASB issued SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 requires financial statement disclosure of certain derivative financial instruments, defined as futures, forwards, swaps, option contracts, or other financial instruments with similar characteristics. In the opinion of management, the disclosure requirements of SFAS No. 119 will not have a material effect on the Company's consolidated financial condition or results of operations, as the Company does not invest in derivative financial instruments, as defined in SFAS No. 119. As a result, the applicability of SFAS No. 119 relates solely to disclosure requirements pertaining to fixed-rate and adjustable-rate loan commitments.

     Accounting for ESOP. The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC") has issued Statement of Position ("SOP 93-6") on "Employers' Accounting for Employee Stock Ownership Plans" ("ESOP"). SOP 93-6, among other things, changes the measure of compensation expense recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. To the extent that fair value of the Company's ESOP shares differs from the cost of such shares, compensation expense must be recorded in the Company's financial statements for the fair value of ESOP shares allocated to participants for a reporting period. SOP 93-6 was adopted by the Company during fiscal 1995, without material financial statement effect.

     Accounting for Mortgage Servicing. In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that the Company recognizes as separate assets rights to service mortgage loans for others, regardless of how those servicing rights were acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights. SFAS No. 122 also requires that an enterprise allocate the cost of purchasing or originating the mortgage loans between the mortgage servicing rights and the loans when mortgage loans are securitized, if it is practicable to estimate the fair value of mortgage servicing rights. Additionally, SFAS No. 122 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment would be measured based on fair value. SFAS No. 122 is to be applied prospectively to the Company's fiscal year beginning July 1, 1996, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application is prohibited. Management adopted SFAS No. 122 on July 1, 1996, as required, without material effect on the Company's consolidated financial position or results of operations.

     Accounting for Stock-Based Compensation. In October 1994, the FASB issued SFAS No. 123 entitled "Accounting for Stock Based Compensation." SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation paid to employees. SFAS No. 123 recognizes the fair value of an award of stock or stock options on the grant date and is effective for transactions occurring after December 1995. Companies are allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net earnings and, if presented, earnings per share, as if SFAS No. 123 had been adopted. Management has determined that the Company will continue to account for stock-based compensation pursuant to Accounting Principles Board Opinion No. 25, and therefore adoption of SFAS No. 123 will not have a material effect on the Company's consolidated financial condition or results of operations.

     Accounting for Transfers of Financial Assets. In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights, and Extinguishment of Liabilities," that provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishment of liabilities. SFAS No. 125 introduces an approach to accounting for transfers of financial assets that provides a means of dealing with more complex transactions in which the seller disposes of only a partial interest in the assets, retains rights or obligations, makes use of special purpose entities in the transaction, or otherwise has continuing involvement with the transferred assets. The new accounting method, the financial components approach, provides that the carrying amount of the financial assets transferred be allocated to components of the transaction based on their relative fair values. SFAS No. 125 provides criteria for determining whether control of assets has been relinquished and whether a sale has occurred. If the transfer does not qualify as a sale, it is accounted for as a secured borrowing. Transactions subject to the provisions of SFAS No. 125 include, among others, transfers involving repurchase agreements, securitizations of financial assets, loan participations, factoring arrangements, and transfers of receivables with recourse.

     An entity that undertakes an obligation to service financial assets recognizes either a servicing asset or liability for the servicing contract (unless related to a securitization of assets, and all the securitized assets are retained and classified as held-to-maturity). A servicing asset or liability that is purchased or assumed is initially recognized at its fair value. Servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are subject to subsequent assessments for impairment based on fair value.

     SFAS No. 125 provides that a liability is removed from the balance sheet only if the debtor either pays the creditor and is relieved of its obligation for the liability or is legally released from being the primary obligor.

     SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management does not believe that adoption of SFAS No. 125 will have a material adverse effect on the Company's consolidated financial position or results of operations.

OTHER DEVELOPMENTS -- BIF-SAIF PREMIUM DISPARITY; DEPOSIT INSURANCE ASSESSMENT

     The Bank's savings deposits are insured by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). The assessment rate currently ranges from 0.23% of deposits for well capitalized institutions to 0.31% of deposits for undercapitalized institutions.

     The FDIC also administers the Bank Insurance Fund ("BIF"), which has the same designated reserve ratio as the SAIF. On August 8, 1995, the FDIC adopted an amendment to the BIF risk-based assessment schedule which lowered the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to a range of from 0.31% of insured deposits for undercapitalized BIF-insured institutions to 0.04% of deposits for well-capitalized institutions, which constitute over 90% of BIF-insured institutions. The FDIC amendment became effective September 30, 1995. On November 14, 1995, the BIF assessment rate schedule was further revised to a statutory minimum of $2,000 annually for well capitalized institutions to 0.27% of deposits for undercapitalized institutions. These revisions to the BIF assessment rate schedule created a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and placed SAIF-insured savings institutions such as the Bank at a significant competitive disadvantage to BIF-insured institutions.

     A number of proposals have been considered to recapitalize the SAIF in order to eliminate the premium disparity. The Senate and the House of Representatives have both, as part of a budget reconciliation package to balance the federal budget, approved legislation requiring a one time assessment of an amount sufficient to bring the SAIF to a level equal to 1.25% of insured deposits (originally estimated to be up to approximately 0.85% of insured deposits) to be imposed on all SAIF-insured deposits held as of March 31, 1995. This assessment was originally scheduled to be payable during the first quarter of 1996. It is unknown whether this legislation will be enacted, or if enacted, the amount of such special assessment. It is currently estimated that a special assessment of between 67 and 71 basis points would be required to fully recapitalize the SAIF. If a special assessment equal to 71 basis points were to be required, it would result in a one-time after-tax charge of up to approximately $410,000. Such assessment would have the effect of reducing the Bank's tangible and core capital to $32.0 million, or 25.0%, of adjusted total assets, and risk-based capital to $32.1 million, or 51.0%, of risk-weighted assets as of June 30, 1996. If such a special assessment were required and the SAIF as a result was fully recapitalized, it could have the effect of reducing the Bank's deposit insurance premiums to the SAIF, thereby increasing net earnings in future periods.

                      [LETTERHEAD OF GRANT THORNTON LLP]


              Report of Independent Certified Public Accountants
              --------------------------------------------------

Board of Directors
Frankfort First Bancorp, Inc.

We have audited the accompanying consolidated statement of financial condition of Frankfort First Bancorp, Inc. (the holding company for First Federal Savings Bank of Frankfort) as of June 30, 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of June 30, 1995, and for the years ended June 30, 1995 and 1994, were audited by other auditors, whose report thereon dated July 20, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Frankfort First Bancorp, Inc. as of June 30, 1996, and the consolidated results of its operations and its consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ Grant Thornton LLP

Cincinnati, Ohio
August 23, 1996

                         FRANKFORT FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                    June 30,
                       (In thousands, except share data)

          ASSETS                                                       1996       1995

Cash and due from banks                                            $    144   $    137
Interest-bearing deposits in other financial institutions             5,673     38,480
                                                                   --------   --------
          Cash and cash equivalents                                   5,817     38,617

Certificates of deposit in other financial institutions                 200        200
Investment securities - at amortized cost, approximate
  market value of $8,811 and $100 as of
  June 30, 1996 and 1995                                              8,872        101
Loans receivable - net                                              110,331    100,602
Office premises and equipment - at depreciated cost                   1,606      1,321
Federal Home Loan Bank stock - at cost                                1,078        990
Accrued interest receivable on loans                                    264        177
Accrued interest receivable on investments and
  interest-bearing deposits                                             156         35
Prepaid expenses and other assets                                       126        695
Prepaid federal income taxes                                             21         22
Deferred federal income taxes                                            42         12
                                                                   --------   --------

          Total assets                                             $128,513   $142,772
                                                                   ========   ========

          LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                           $ 87,777   $119,041
Advances from the Federal Home Loan Bank                              4,998      4,416
Other borrowed money                                                    500          -
Advances by borrowers for taxes and insurance                           267        320
Accrued interest payable                                                138        166
Other liabilities                                                       568        225
                                                                   --------   --------
          Total liabilities                                          94,248    124,168

Commitments                                                               -          -

Shareholders' equity
  Preferred stock, 5,000,000 shares authorized, $.01 par value;
    no shares issued                                                      -          -
  Common stock, 7,500,000 shares authorized, $.01 par value;
    3,450,000 shares issued and outstanding at June 30, 1996             35          -
  Additional paid-in capital                                         19,595          -
  Retained earnings - restricted                                     19,120     18,604
  Shares acquired by employee stock benefit plans                    (4,485)         -
                                                                   --------   --------
          Total shareholders' equity                                 34,265     18,604
                                                                   --------    -------

          Total liabilities and shareholders' equity               $128,513   $142,772
                                                                   ========    =======

The accompanying notes are an integral part of these statements.

                         FRANKFORT FIRST BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                          For the year ended June 30,
                       (In thousands, except share data)

                                                              1996          1995          1994
Interest income
  Loans                                                      $7,880        $7,340        $7,047
  Investment securities                                         486            74            51
  Interest-bearing deposits and other                         1,333           395           336
                                                             ------        ------        ------
          Total interest income                               9,699         7,809         7,434

Interest expense
  Deposits                                                    4,296         3,946         3,610
  Borrowings                                                    289           288           144
                                                             ------        ------        ------
          Total interest expense                              4,585         4,234         3,754
                                                             ------        ------        ------

          Net interest income                                 5,114         3,575         3,680

Provision for losses on loans                                    12            12            12
                                                             ------        ------        ------

          Net interest income after provision
            for losses on loans                               5,102         3,563         3,668

Other operating income                                           54            50            58

General, administrative and other expense
  Employee compensation and benefits                          1,522         1,313           972
  Occupancy and equipment                                       167           165           170
  Federal deposit insurance premiums                            231           255           234
  Franchise and other taxes                                     149           100           102
  Data processing                                               123           127           122
  Other operating                                               477           310           299
                                                             ------        ------        ------
          Total general, administrative and other expense     2,669         2,270         1,899
                                                             ------        ------        ------

          Earnings before income taxes                        2,487         1,343         1,827

Federal income taxes
  Current                                                       857           502           556
  Deferred                                                      (30)          (48)           62
                                                             ------        ------        ------
          Total federal income taxes                            827           454           618
                                                             ------        ------        ------

          Net earnings before cumulative effect of
            change in accounting principle                    1,660           889         1,209

Cumulative effect of change in method of accounting for
  income taxes                                                    -             -           (37)
                                                             ------        ------        ------

          NET EARNINGS                                       $1,660        $  889        $1,172
                                                             ======        ======        ======

          EARNINGS PER SHARE                                   $.52           N/A           N/A
                                                                ===           ===           ===

The accompanying notes are an integral part of these statements.

                         FRANKFORT FIRST BANCORP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                For the years ended June 30, 1996, 1995 and 1994
                       (In thousands, except share data)

                                                                                                      SHARES
                                                                       ADDITIONAL                     ACQUIRED
                                                            COMMON       PAID-IN      RETAINED      BY EMPLOYEE
                                                            STOCK        CAPITAL      EARNINGS     BENEFIT PLANS      TOTAL

Balance at July 1, 1993                                     $ -       $        -       $16,543           $     -    $ 16,543

Net earnings for the year ended June 30, 1994                 -                -         1,172                 -       1,172
                                                            ------     ----------       ------      ------------     --------

Balance at June 30, 1994                                      -                -        17,715                 -      17,715

Net earnings for the year ended June 30, 1995                 -                -           889                 -         889
                                                            ------     ----------       ------      ------------     --------

Balance at June 30, 1995                                      -                -        18,604                 -      18,604

Net proceeds from issuance of common stock                      35         33,355            -            (2,710)     30,680

Shares acquired by employee stock benefit plans               -                -             -            (1,974)     (1,974)

Principal repayments on loan to ESOP and amortization of
  expense related to employee benefit plans                   -                40            -               199         239

Net earnings for the year ended June 30, 1996                 -                 -        1,660                 -       1,660

Dividends of $4.36 per common share                           -           (13,800)      (1,144)               -     (14,944)
                                                            ------         ------       ------      ------------     ------

 Balance at June 30, 1996                                   $   35       $ 19,595      $19,120           $(4,485)   $ 34,265
                                                            ======      =========      =======     =============    ========



The accompanying notes are an integral part of these statements.

                         FRANKFORT FIRST BANCORP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          For the year ended June 30,
                                (In thousands)

                                                                                 1996               1995       1994
Cash flows from operating activities:
  Net earnings for the year                                                    $  1,660           $   889    $  1,172
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of discounts and premiums on loans,
      investments and mortgage-backed securities - net                                5                -           -
    Amortization of deferred loan origination fees                                  (11)              (10)        (18)
    Depreciation and amortization                                                    93                98          95
    Provision for losses on loans                                                    12                12          12
    Amortization expense of expense related to employee stock benefit plans         239                -           -
    Federal Home Loan Bank stock dividends                                          (88)              (63)        (44)
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable                                                  (208)              (23)        (85)
      Prepaid expenses and other assets                                             569              (430)        140
      Other liabilities                                                             315               236        (160)
      Federal income taxes
        Current                                                                       1               (10)        (53)
        Deferred                                                                    (30)              (48)         99
                                                                               --------          --------    --------
          Net cash provided by operating activities                               2,557               651       1,158

Cash flows provided by (used in) investing activities:
  Purchase of investment securities designated as held to maturity              (12,776)               -           -
  Proceeds from maturity of investment securities                                 4,000                -           -
  Loan principal repayments                                                      22,483            17,667      26,856
  Loan disbursements                                                            (32,213)          (20,043)    (32,239)
  Purchase of office premises and equipment                                        (378)             (113)        (73)
  Increase in deposits in other financial institutions                                -             2,000      (2,200)
                                                                               --------          --------    --------
          Net cash used in investing activities                                 (18,884)             (489)     (7,656)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposit accounts                                   (31,264)           29,926         379
  Net proceeds from the issuance of common stock                                 30,680                -           -
  Purchase of shares for employee stock benefit plans                            (1,974)               -           -
  Proceeds from Federal Home Loan Bank advances                                     904                -        4,652
  Repayment of Federal Home Loan Bank advances                                     (322)             (236)         -
  Proceeds from other borrowed money                                                500                -           -
  Advances by borrowers for taxes and insurance                                     (53)               26          14
  Dividends on common stock                                                     (14,944)               -           -
                                                                                -------          --------    --------
          Net cash provided by (used in) financing activities                   (16,473)           29,716       5,045
                                                                                -------          --------    --------

Net increase (decrease) in cash and cash equivalents                            (32,800)           29,878      (1,453)

Cash and cash equivalents at beginning of year                                   38,617             8,739      10,192
                                                                               --------          --------    --------

Cash and cash equivalents at end of year                                       $  5,817         $  38,617    $  8,739
                                                                               ========          ========    ========

Supplemental disclosure of cash flow information:
 Cash paid during the year for:
  Federal income taxes                                                        $     909         $     512    $    610
                                                                               ========          =======     ========

  Interest on deposits and borrowings                                         $   4,613         $   4,190    $  3,678
                                                                               =======           =======     ========

The accompanying notes are an integral part of these statements.

                         FRANKFORT FIRST BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         June 30, 1996, 1995 and 1994



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  On July 26, 1994, the Board of Directors of First Federal Savings Bank of Frankfort (the Savings Bank) adopted a Plan of Conversion whereby the Savings Bank would convert to the stock form of ownership (the conversion), followed by the issuance of all of the Savings Bank's outstanding stock to a newly formed holding company, Frankfort First Bancorp, Inc. (the Corporation), and the issuance of common shares of the Corporation to subscribing members of the Savings Bank. The conversion to the stock form of ownership was completed on July 7, 1995, culminating in the Corporation's issuance of 3,450,000 common shares. Condensed financial statements of the Corporation as of and for the period ended June 30, 1996 are presented in Note L. Future references are made to either the Corporation or the Savings Bank as applicable.

  The Corporation is a savings and loan holding company whose activities are primarily limited to holding the stock of the Savings Bank. The Savings Bank conducts a general banking business in central Kentucky which primarily consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Savings Bank's profitability is significantly dependent on net interest income which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Savings Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

  The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles (GAAP) and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

  The following is a summary of the Corporation's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

  1.  Principles of Consolidation
      ---------------------------

  The consolidated financial statements include the accounts of the Corporation and the Savings Bank. All significant intercompany balances and transactions have been eliminated.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  2.  Investment Securities
      ---------------------

  Prior to July 1, 1994, investment securities were carried at cost, adjusted for amortization of premiums and accretion of discounts. The investment securities were carried at cost, as it was management's intent and the Savings Bank had the ability to hold the securities until maturity. Investment securities held for indefinite periods of time, or which management utilized as part of its asset/liability management strategy, or that would be sold in response to changes in interest rates, prepayment risk, or the perceived need to increase regulatory capital were classified as held for sale at the point of purchase and carried at the lower of cost or market.

  In 1993, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively. The Savings Bank adopted SFAS No. 115 for the fiscal year beginning July 1, 1994, by designating all investment securities as held-to-maturity. At June 30, 1996 and 1995, the Corporation continued to designate all investment securities as held-to-maturity.

  Realized gains or losses on sales of securities are recognized using the specific identification method.

  3.  Loans Receivable
      ----------------

  Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  4.  Loan Origination Fees
      ---------------------

  The Savings Bank accounts for loan origination fees in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases". Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Savings Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

  5.  Allowance for Losses on Loans
      -----------------------------

  It is the Savings Bank's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Savings Bank records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

  In June 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This promulgation, which was amended by SFAS No. 118 as to certain income recognition and disclosure provisions and was effective as to the Corporation in fiscal 1996, requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. The Savings Bank's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

  The Savings Bank adopted SFAS No. 114, as subsequently amended, on July 1, 1995, without material effect on consolidated financial condition or results of operations.

  A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Savings Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Savings Bank's investment in impaired multi-family and nonresidential loans, such loans are collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  5.  Allowance for Losses on Loans (continued)
      -----------------------------

  Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

  At June 30, 1996, the Savings Bank had no loans that would be defined as impaired under SFAS No. 114.

  6.  Office Premises and Equipment
      -----------------------------

  Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. An accelerated method is used for tax reporting purposes.

  7.  Federal Income Taxes
      --------------------

  The Corporation accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from the Corporation's activities within the current and previous years. Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  7.  Federal Income Taxes (continued)
      --------------------

  The Corporation's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance, deferred compensation, and percentage of earnings bad debt deductions. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

  8.  Retirement and Employee Benefit Plans
      -------------------------------------

  In conjunction with the conversion, the Corporation implemented an Employee Stock Ownership Plan (ESOP). The ESOP provides retirement benefits for substantially all employees who have completed one year of service and have attained the age of 21. Expense recognized related to the ESOP totaled approximately $238,000 for the year ended June 30, 1996.

  The Corporation accounts for expense under the ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" (SOP 93-6). SOP 93-6 changed the measure of compensation expense recorded by employers from the cost of allocated ESOP shares to the fair value of ESOP shares allocated to participants during a fiscal year. Utilization of SOP 93-6 resulted in a $40,000 increase in compensation expense recorded for the fiscal year ended June 30, 1996 from the amount which would be computed under the prior accounting literature.

  The Corporation also has a Management Recognition Plan (MRP). Subsequent to the conversion the MRP purchased 136,920 shares of common stock in the open market. All of the shares available under the MRP were granted to executive officers, directors and employees of the Savings Bank upon receipt of shareholder approval of the Plan. Common stock granted under the MRP vests over a five year period at twenty percent per year, commencing in January 1996. A provision of $178,000 related to the MRP was charged to expense for the year ended June 30, 1996.

  Also, the Board of Directors adopted the Frankfort First Bancorp, Inc. 1995 Stock Option and Incentive Plan (the Plan) that provided for the issuance of 345,000 shares of authorized, but unissued shares of common stock at fair market value at the date of grant. The Corporation has granted options to purchase shares at the fair value of $13.00 per share. Such fair value will be adjusted in the subsequent period to give effect to the $4.00 return of capital dividend (Note A-9) paid by the Corporation in fiscal 1996, in order to place option holders in an economically equivalent position post-dividend. The Plan provides for one-fifth of the shares granted to be exercisable on each of the first five anniversaries of the date of the Plan, commencing in January 1996. As of June 30, 1996, none of the stock options granted had been exercised.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  8.  Retirement and Employee Benefit Plans (continued)
      -------------------------------------

  During fiscal 1995, the Savings Bank transferred its defined benefit funds into a multiemployer defined benefit pension plan. Essentially all of the former plan provisions were transferred to the new plan. All employees over 21 years of age enter the plan at the first entrance date after completing one year of service. The transfer of funds to this multiemployer plan effectively terminated the old plan. With the plan termination, the 1994 prepaid pension costs of $127,710 were expensed in the fiscal year ended June 30, 1995. For the fiscal years ended June 30, 1996 and 1995, the Savings Bank recorded expense totaling $88,000 and $96,000 in pension costs.

  For the year ended June 30, 1994, the Savings Bank had a qualified, noncontributory defined-benefit retirement plan covering substantially all of its employees. The benefits were based on each employee's years of service up to a maximum of 30 years, and the average of the highest five consecutive annual salaries of the ten years prior to retirement. An employee became fully vested upon completion of seven years of qualifying service. Financial statement presentation uses actuarial cost method as required by SFAS No. 87. It was the policy of the Savings Bank to fund the maximum amount that can be deducted for federal income tax purposes.

  Funding of the plan was achieved through contributions made to an irrevocable trust fund. At June 30, 1994, all fund assets were invested in certificates of deposit of the Savings Bank. Contributions were determined in accordance with the Frozen Initial Liability Cost Method, an acceptable funding method under the Employee Retirement Income Security Act (ERISA) of 1974.

  The following table sets forth the plan's funded status and amounts recognized in the Savings Bank's statement of financial condition as of June 30, 1994.

                                                              (In thousands)

    1.  Vested Benefit Obligation                                     $(788)
    2.  Accumulated Benefit Obligation                                 (795)
    3.  Projected Benefit Obligation                                   (971)
    4.  Plan assets at market value                                     813
    5.  Funded Status  = (3) + (4)                                     (158)
    6.  Unrecognized net obligation                                     183
    7.  Unrecognized prior service cost                                   -
    8.  Unrecognized net (gain) or loss                                 103
    9.  Adjustment required to recognize minimum liability                -
   10.  Prepaid pension cost  = (5) + (6) + (7) + (8) + (9)             128

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  8.  Retirement and Employee Benefit Plans (continued)
      -------------------------------------

  The components of net pension expense for the year ended June 30, 1994 are as follows:

                                                         (In thousands)

  Service cost-benefits earned during the period                  $ 61
  Interest cost on projected benefit obligation                     70
  Actual return on plan assets                                     (25)
  Net amortization and deferral                                      2
                                                                  ----

     Net pension expense                                          $108
                                                                  ====

  Assumptions used to develop the net periodic pension cost were:

  Discount rate (compounded annually)                                7%
  Expected long-term rate of return on assets (compounded annually)  7%
  Rate of increase in compensation levels                            6%

  The Savings Bank also offered a thrift savings plan [401(k)] to its employees with at least one year of service. Participants could designate up to 15% of their annual compensation as their contribution to the plan. The Savings Bank did not match any contribution under the plan. Management terminated the plan during the fiscal year ending June 30, 1995. Funds in this account were transferred to self-directed individual retirement accounts.

  9.  Earnings Per Share and Dividends Per Share
      ------------------------------------------

  Earnings per share for the year ended June 30, 1996 is based upon the weighted-average shares outstanding during the period plus those stock options that are dilutive, less shares in the ESOP that are unallocated and not committed to be released. Weighted-average common shares deemed outstanding, which gives effect to a reduction for 251,110 unallocated shares held by the ESOP, totaled 3,198,890 for the fiscal year ended June 30, 1996. There is no dilutive effect attendant to the Corporation's stock option plan.

  The provisions of Accounting Principles Board Opinion No. 15 "Earnings Per Share" are not applicable to the fiscal years ended June 30, 1995 and 1994, as the Corporation had not issued any common stock prior to July 1995.

  During fiscal 1996, the Corporation declared dividends of $4.36 per common share. Of this amount, $4.00 per share was paid in June 1996 from funds retained by the Corporation in the conversion and was deemed by management to constitute a return of excess capital. Accordingly, the Corporation charged the return of capital dividend to additional paid-in-capital. Management has obtained a Private Letter Ruling from the Internal Revenue Service which states that the Corporation's dividend payments in excess of accumulated earnings and profits are considered a tax-free return of capital for federal income tax purposes. As a result, management believes that approximately $4.12 of the current fiscal year dividends constitute a tax-free return of capital.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  10.  Fair Value of Financial Instruments
       -----------------------------------

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

  The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

  The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 1996:

          Cash and cash equivalents:  The carrying amounts presented in the
          -------------------------
          consolidated statement of financial condition for cash and cash equivalents are deemed to approximate fair value.

          Certificates of deposit in other financial institutions:  The carrying
          -------------------------------------------------------
          amounts presented in the consolidated statement of financial condition for certificates of deposit in other financial institutions are deemed to approximate fair value.

          Investment securities:  For investment securities, fair value is
          ---------------------
          deemed to equal the quoted market price.

          Loans receivable:  The loan portfolio has been segregated into
          ----------------
          categories with similar characteristics, such as one-to-four family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

          Federal Home Loan Bank stock:  The carrying amount presented in the
          ----------------------------
          consolidated statement of financial condition is deemed to approximate fair value.

          Deposits:  The fair value of NOW accounts, passbook accounts, money
          --------
          market deposits and advances by borrowers for taxes and insurance are deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  10.  Fair Value of Financial Instruments (continued)
       -----------------------------------

          Advances from the Federal Home Loan Bank:  The fair value of these
          ----------------------------------------
          advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

          Other borrowed money:  The fair value of other borrowed money is
          --------------------
          estimated using rates currently offered for similar borrowings of similar remaining maturities or, when available, quoted market prices.

          Commitments to extend credit:  For fixed-rate and adjustable-rate loan
          ----------------------------
          commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at June 30, 1996, was not material.

  Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at June 30, 1996, are as follows:


                                                  CARRYING    FAIR
                                                   VALUE     VALUE
                                                    (In thousands)
Financial assets
 Cash and cash equivalents                        $  5,817  $  5,817
 Certificates of deposit in other financial
  institutions                                         200       200
 Investment securities                               8,872     8,811
 Loans receivable                                  110,331   107,945
 Stock in Federal Home Loan Bank                     1,078     1,078
                                                  --------  --------

                                                  $126,298  $123,851
                                                  ========  ========

Financial liabilities
 Deposits                                         $ 87,777  $ 88,459
 Advances from the Federal Home Loan Bank            4,998     4,998
 Other borrowed money                                  500       500
 Advances by borrowers for taxes and insurance         267       267
                                                  --------  --------

                                                  $ 93,542  $ 94,224
                                                  ========  ========

  11.  Cash and Cash Equivalents
       -------------------------

  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  12.  Reclassifications
       -----------------

  Certain prior year amounts have been reclassified to conform to the 1996 consolidated financial statement presentation.


NOTE B - INVESTMENTS

  Carrying values and approximate market values of investment securities held to maturity at June 30 are summarized as follows:


                                   1996                      1995
                          CARRYING     MARKET       CARRYING     MARKET
                             VALUE      VALUE          VALUE      VALUE
                                           (In thousands)
  U.S. Government agency
   obligations              $8,772     $8,711       $-           $-
  Municipal securities         100        100        101          100
                            ------     ------       ----         ----

                            $8,872     $8,811       $101         $100
                            ======     ======       ====         ====


  At June 30, 1996, the carrying value of the Corporation's investment securities exceeded market value by $61,000, consisting of $5,000 in gross unrealized gains and $66,000 in gross unrealized losses. At June 30, 1995, the carrying value of the Corporation's investment securities exceeded market value by $1,000, consisting solely of gross unrealized losses.

  The amortized cost and market value of U.S. Government agency obligations and municipal securities designated as held to maturity, by contractual term to maturity at June 30 are shown below:

                                        1996                      1995
                              AMORTIZED     MARKET      AMORTIZED     MARKET
                                   COST      VALUE           COST      VALUE
                                                (In thousands)

  Due in three years or less     $7,872     $7,864       $101         $100
  Due after five years            1,000        947        -            -
                                 ------     ------       ----         ----

                                 $8,872     $8,811       $101         $100
                                 ======     ======       ====         ====


                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994

NOTE C - LOANS RECEIVABLE

  The composition of the loan portfolio at June 30 is as follows:

                                               1996           1995
                                                  (In thousands)
  Residential real estate
   One-to-four family                      $108,126        $98,265
   Multi-family                                 123            134
   Construction                                 672            270
  Nonresidential real estate and land         1,450          1,549
  Consumer and other                            547            618
                                           --------        -------
                                            110,918        100,836
  Less:
  Undisbursed portion of loans in process      (392)          (123)
  Deferred loan origination fees               (100)           (28)
  Allowance for loan losses                     (95)           (83)
                                           --------        -------

                                           $110,331       $100,602
                                            =======        =======

  The Savings Bank's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $108.5 million, or 98%, of the total loan portfolio at June 30, 1996, and $98.4 million, or 98%, of the total loan portfolio at June 30, 1995. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of central Kentucky, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Savings Bank's primary lending area are presently stable.

  In the normal course of business, the Savings Bank has made loans to some of its directors, officers and employees. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $289,000 and $256,000 at June 30, 1996 and 1995, respectively.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994

NOTE D - ALLOWANCE FOR LOAN LOSSES

  The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                              1996        1995       1994
                                                    (In thousands)

  Balance at beginning of year                 $83         $71        $59
  Provision for loan losses                     12          12         12
                                               ---         ---        ---

  Balance at end of year                       $95         $83        $71
                                               ===         ===        ===

  As of June 30, 1996, the Savings Bank's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital, subject to certain percentage limitations.

  Nonperforming loans totaled approximately $118,000, $34,000 and $213,000 at June 30, 1996, 1995 and 1994, respectively, and did not result in any reduction in interest income during the respective periods.


NOTE E - OFFICE PREMISES AND EQUIPMENT

  Office premises and equipment at June 30 are comprised of the following:

                                               1996           1995
                                                  (In thousands)

  Land and improvements                      $  187         $  187
  Office buildings and improvements           1,685          1,334
  Furniture, fixtures and equipment             733            706
                                             ------         ------
                                              2,605          2,227
   Less accumulated depreciation and
    amortization                                999            906
                                             ------         ------

                                             $1,606         $1,321
                                             ======         ======

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994

NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:


DEPOSIT TYPE AND WEIGHTED-
AVERAGE INTEREST RATE                                 1996             1995
                                                          (In thousands)
NOW accounts
  1996 - 2.73%                                     $ 4,004
  1995 - 3.08%                                                     $  3,197
Passbook
  1996 - 3.00%                                      11,374
  1995 - 3.83%                                                       46,485
Money market deposit accounts
  1996 - 3.48%                                       6,185
  1995 - 3.26%                                                        6,211
Total demand, transaction and                      --------        --------
  passbook deposits
                                                    21,563           55,893

Certificates of deposit
  Original maturities of:
    Less than 12 months
      1996 - 4.81%                                  11,852
      1995 - 5.27%                                                   11,315
    12 months to 24 months
      1996 - 5.84%                                  42,534
      1995 - 5.79%                                                   40,367
    30 months to 36 months
      1996 - 5.33%                                   8,249
      1995 - 5.09%                                                    7,868
    More than 36 months
      1996 - 5.51%                                   3,579
      1995 - 5.55%                                                    3,598
                                                   -------         --------
Total certificates of deposit                       66,214           63,148
                                                   -------         --------

Total deposit accounts                             $87,777         $119,041
                                                   =======         ========


                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994

NOTE F - DEPOSITS (continued)

  Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

                                                            1996         1995
                                                              (In thousands)

  Less than one year                                     $52,451      $37,751
  One to three years                                      12,933       23,401
  Over three years                                           830        1,996
                                                         -------      -------

                                                         $66,214      $63,148
                                                         =======      =======

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

  Advances from the Federal Home Loan Bank, collateralized at June 30, 1996 by pledges of certain residential mortgage loans totaling $7.5 million, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                         MATURING
                         YEAR ENDING
  INTEREST RATE          JUNE 30,                   1996           1995
                                                       (In thousands)

      6.69%              2004                     $  807         $  911
      6.16%              2009                      3,293          3,505
      6.61%              2016                        898              -
                                                  ------         ------

                                                  $4,998         $4,416
                                                  ======         ======

NOTE H - OTHER BORROWED MONEY

  At June 30, 1996, other borrowed money consisted of an unsecured fixed-rate bank note, bearing interest at a rate of 8.25%, which matured in July 1996.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994

NOTE I - FEDERAL INCOME TAXES

  Federal income taxes differ from the amounts computed at the statutory corporate tax rate as follows:

                                                               JUNE 30,
                                                        1996     1995      1994
                                                             (In thousands)
  Federal income taxes computed at
    statutory rate                                      $ 846    $ 457    $ 621
  Decrease in taxes resulting from:
    Interest on municipal securities                       (2)      (2)      (2)
    Other                                                 (17)      (1)      (1)
                                                        -----    -----    -----
  Federal income tax provision per consolidated
    statements of earnings                              $ 827    $ 454    $ 618
                                                        =====    =====    =====

  The composition of the Corporation's net deferred tax asset at June 30 is as follows:

                                                         1996         1995
                                                            (In thousands)
  Taxes (payable) refundable on temporary
  differences at estimated corporate tax rate:
    Deferred tax assets:
     General loan loss allowance                        $  32        $  28
     Deferred loan origination fees                         6           10
     Deferred compensation                                 61            -
     Book/tax depreciation                                 14           11
                                                         ----         ----
      Total deferred tax assets                           113           49

    Deferred tax liabilities:
     Percentage of earnings bad debt deductions           (47)         (37)
     Federal Home Loan Bank stock dividends               (24)           -
                                                         ----         ----
      Total deferred tax liabilities                      (71)         (37)
                                                         ----         ----

      Net deferred tax asset                            $  42        $  12
                                                         ====         ====

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994

NOTE I - FEDERAL INCOME TAXES (continued)

  The Savings Bank is allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 1996 include approximately $5.3 million for which federal income taxes have not been provided. The approximate amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 1996. See Note K for additional information regarding the Savings Bank's percentage of earnings bad debt deductions.


NOTE J - LOAN COMMITMENTS

  The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Savings Bank's involvement in such financial instruments.

  The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

  At June 30, 1996, the Savings Bank had outstanding commitments of approximately $1.7 million to originate loans. Additionally, the Savings Bank was obligated under unused lines of credit totaling $3.8 million. In the opinion of management all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 1996, and will be funded from normal cash flow from operations.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994

  NOTE K - SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL

  The Savings Bank is subject to minimum regulatory capital requirements promulgated by the Office of Thrift Supervision (OTS). Such minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets such as capitalized mortgage servicing rights) equal to 3.0% of adjusted total assets. A recent OTS proposal, if adopted in present form, would increase the core capital requirement to a range of 4% - 5% of adjusted total assets for substantially all savings institutions. Management anticipates no material change to the Savings Bank's present excess regulatory capital position as a result of this change in the regulatory capital requirement. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

  As of June 30, 1996, the Savings Bank's regulatory capital exceeded all minimum regulatory capital requirements as shown in the following table:

                                                                   REGULATORY CAPITAL
                                           TANGIBLE                      CORE                RISK-BASED
                                            CAPITAL       PERCENT      CAPITAL     PERCENT       CAPITAL    PERCENT
                                                                        (In thousands)
  Capital under generally accepted
    accounting principles                  $32,373                    $32,373                   $32,373
  Additional capital items
    General valuation
      allowances                                 -                          -                        95
                                           -------                    -------                   -------
  Regulatory capital computed               32,373        25.2         32,373      25.2          32,468     51.6
  Minimum capital requirement                1,927         1.5          3,854       3.0           5,032      8.0
                                           -------        ----        -------      ----         -------     ----

  Regulatory capital - excess              $30,446        23.7        $28,519      22.2         $27,436     43.6
                                           =======        ====        =======      ====         =======     ====

  The deposit accounts of the Savings Bank and of other savings associations are insured by the FDIC in the Savings Association Insurance Fund ("SAIF"). The reserves of the SAIF are below the level required by law, because a significant portion of the assessments paid into the fund are used to pay the cost of prior thrift failures. The deposit accounts of commercial banks are insured by the FDIC in the Bank Insurance Fund ("BIF"), except to the extent such banks have acquired SAIF deposits. The reserves of the BIF met the level required by law in May 1995. As a result of the respective reserve levels of the funds, deposit insurance assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in 1995. In 1996, no BIF assessments will be required for healthy commercial banks except for a $2,000 minimum fee. A continuation of this premium disparity could have a negative competitive impact on the Savings Bank and other institutions with SAIF deposits.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994

  NOTE K - SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL (continued)

  Congress is considering legislation to recapitalize the SAIF and eliminate the significant premium disparity. Currently, that recapitalization plan provides for a special assessment ranging from approximately $.69 to $.71 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF. This would likely increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments would initially be set at the same level as BIF assessments and could never be reduced below the level for BIF assessments. These projected assessment levels may change if commercial banks holding SAIF deposits are provided some relief from the special assessment or are allowed to transfer SAIF deposits to the BIF.

  A component of the recapitalization plan provides for the merger of the SAIF and BIF on January 1, 1998. However, the SAIF recapitalization legislation currently provides for an elimination of the thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. As a result, the Savings Bank will be regulated as a bank under federal laws which would subject it to the more restrictive activity limits imposed on national banks. Under separate legislation recently enacted into law, the Savings Bank is required to recapture, as taxable income, approximately $139,000 of its bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its reserve in the future. The Savings Bank will be permitted by such legislation to amortize the recapture of its bad debt reserve into taxable income over six years. The Savings Bank has previously provided deferred taxes on the amount of the bad debt reserve subject to recapture.

  The Savings Bank had $86.8 million in deposits at March 31, 1995. If the special assessment level is finalized at $.71 per $100 in deposits, the Savings Bank will pay an assessment of approximately $620,000. This assessment will be tax deductible, but will reduce earnings and capital for the quarter in which the legislation is finalized.

  No assurances can be given that the SAIF recapitalization plan will be enacted into law or in what form it may be enacted. In addition, the Savings Bank can give no assurances that the disparity between BIF and SAIF assessments will be eliminated and cannot predict the impact of being regulated as a bank, until the legislation requiring such change is enacted.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1996, 1995 and 1994

  NOTE L - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC.

  The following condensed financial statements summarize the financial position of Frankfort First Bancorp, Inc. as of June 30, 1996, and the results of its operations for the period then ended.

                         FRANKFORT FIRST BANCORP, INC.
                       STATEMENT OF FINANCIAL CONDITION
                                 June 30, 1996
                                 (In thousands)

  ASSETS

  Interest-bearing deposits in First Federal Savings Bank
   of Frankfort                                                         $   160
  Loan receivable from ESOP                                               2,511
  Investment in First Federal Savings Bank of Frankfort                  32,373
  Prepaid expenses and other                                                 62
                                                                        -------

       Total assets                                                     $35,106
                                                                        =======

  LIABILITIES AND SHAREHOLDERS' EQUITY

  Other borrowed money                                                  $   500
  Dividends payable                                                         311
  Other liabilities                                                          31
                                                                        -------
                                                                            842
  Shareholders' equity
   Common stock                                                              35
   Additional paid-in capital                                            38,715
   Retained earnings                                                          -
   Shares acquired by employee stock benefit plans                       (4,485)
                                                                        -------
       Total shareholders' equity                                        34,265
                                                                        -------

       Total liabilities and shareholders' equity                       $35,106
                                                                        =======

                         FRANKFORT FIRST BANCORP, INC.
                             STATEMENT OF EARNINGS
                          Period ended June 30, 1996
                                (In thousands)

  Revenue
   Interest income                                                       $  632
   Equity in earnings of First Federal Savings Bank of Frankfort          1,519
                                                                         ------
       Total revenue                                                      2,151

  General and administrative expenses                                       405
                                                                         ------

       Earnings before income taxes                                       1,746

  Federal income taxes                                                       86
                                                                         ------

       NET EARNINGS                                                      $1,660
                                                                         ======

                                                 BOARD OF DIRECTORS
WILLIAM C. JENNINGS                         CHARLES A. COTTON, III             DAVID EDDINS
President and Chairman of the Board of      Commissioner of the Department     Certified Public Accountant
the Bank and the Company                    of Housing, Building and
                                            Construction
                                            Commonwealth of Kentucky

DANNY A. GARLAND                            HERMAN D. REGAN, JR.               WILLIAM M. JOHNSON
Vice President and Secretary of the Bank    Retired Chairman of the Board      Attorney
 and the Company                            and President
                                            Kenvirons, Inc.

FRANK MCGRATH                               C. MICHAEL DAVENPORT
President                                   President
Frankfort Lumber Company                    C. Michael Davenport, Inc.

                                              EXECUTIVE OFFICERS

WILLIAM C. JENNINGS                         DANNY A. GARLAND                   JOYCE H. JENNINGS
President and Chairman of the Board         Vice President and Secretary       Vice President and Treasurer

                                              OFFICE LOCATIONS

MAIN OFFICE AND CORPORATE                   BRANCH OFFICES:
 HEADQUARTERS:                              East Branch                        West Branch
216 West Main Street                        1980 Versailles Road               1220 US 127 South
Frankfort, Kentucky  40601                  Frankfort, Kentucky  40601         Frankfort, Kentucky  40601
(502) 223-1638

                                             GENERAL INFORMATION

INDEPENDENT AUDITORS                        ANNUAL MEETING                     SHAREHOLDER INQUIRIES AND AVAILABILITY
Grant Thornton LLP                          The Annual Meeting of Share-       OF 10-K REPORT
Suite 900                                   holders will be held on            A COPY OF THE COMPANY'S
625 Eden Park Drive                         November 12, 1996 at 4:30 p.m.     ANNUAL REPORT ON FORM 10-K
Cincinnati, Ohio  45202-4181                at First Federal Savings Bank of   FOR THE FISCAL YEAR ENDED
                                            Frankfort                          JUNE 30, 1996 AS FILED WITH
SPECIAL COUNSEL                             216 W. Main Street                 THE SECURITIES AND
Housley Kantarian & Bronstein, P.C.         Frankfort, Kentucky  40601         EXCHANGE COMMISSION WILL
1220 19th Street, N.W.  Suite 700                                              BE FURNISHED WITHOUT
Washington, D.C.  20036                     TRANSFER AGENT AND REGISTRAR       CHARGE TO SHAREHOLDERS AS
                                            Illinois Stock Transfer            OF THE RECORD DATE FOR THE
                                            223 W. Jackson Blvd., Suite        NOVEMBER 12, 1996 ANNUAL
                                            1210                               MEETING UPON WRITTEN
                                            Chicago, Illinois  60606           REQUEST TO INVESTOR
                                                                               RELATIONS, FRANKFORT FIRST
                                                                               BANCORP, INC., 216 W. MAIN
                                                                               STREET, FRANKFORT,
                                                                               KENTUCKY  40601.