Form 10-K, Exhibit 13
period 1997-06-30
FRANKFORT FIRST BANCORP INC
filed 1997-09-25
CIK 930182

                  =============================================

                         Frankfort First Bancorp, Inc.

                                 Annual Report

                                     1997

                  =============================================




                                              Parent Company of
                        First Federal Savings Bank of Frankfort




                                           216 West Main Street
                                                   P.O. Box 535
                                            Frankfort, KY 40602

                                TABLE OF CONTENTS


        President's Message                                           1

        Frankfort First Bancorp, Inc.                                 2

        First Federal Savings Bank of Frankfort                       2

        Market Information                                            2

        Selected Consolidated Financial Information                   3

        Management's Discussion and Analysis
             of Financial Condition and Results of Operations         5

        Independent Auditors' Report                                 17

        Consolidated Financial Statements:

             Consolidated Statements of Financial Condition          18

             Consolidated Statements of Operations                   19

             Consolidated Statements of Shareholders' Equity         20

             Consolidated Statements of Cash Flows                   21

             Notes to Consolidated Financial Statements              22

        Corporate Information                                        42

                          Frankfort First Bancorp, Inc.

            Parent Company of First Federal Savings Bank of Frankfort

President's Message

Dear Shareholder:

We are very happy to present Frankfort First Bancorp's Annual Report to Shareholders for the fiscal year ended June 30, 1997. The most significant event of the past year was the announcement of a major restructuring plan which involved a special $4.00 distribution, the elimination of two stock benefit plans, and the proposal for a one-for-two reverse stock split. The Board and management believe that this plan has significantly increased the value of your investment and that it positions the Company for improved future performance.

As you can see from the financial statements, the Company did experience a net loss for the year--mainly due to the one-time charge to terminate the Company's Employee Stock Ownership Plan and Management Recognition Plan and to the special premium paid to re-capitalize the Savings Association Insurance Fund (the "SAIF"). Both of these charges will serve to reduce future non-interest expense through a reduction in the FDIC premium expense and the elimination of the ESOP and MRP expense. We also expect to see a decrease in net interest income resulting from the interest expense associated with funding the $4.00 special distribution paid to shareholders on June 24, 1997.

Despite the net loss, the value of your investment has increased significantly over the past year. Although book value per share decreased from $9.93 on June 30, 1996 to $6.94 on June 30, 1997 (a decrease of $2.99), shareholders have received $4.36 in dividends. This results in a 13.8% increase in the book value of your investment.

On August 6, 1997, we announced the information concerning the taxability of the special $4.00 distribution. The news was better than our original estimate in that $3.60 is not taxable but will reduce the shareholders' basis in the stock. The remaining $0.40 is considered a dividend and will be taxable during the current year as will all other dividends paid during the year.

At the shareholder meeting on November 11, you will be asked to vote on the final component of our restructuring plan--a one-for-two reverse stock split. If this measure is approved, we would expect the market price per share to adjust accordingly, but we do not expect any other market effects. We believe that the reverse split will be of benefit in that it will establish the price per share of our stock well above the $10 mark which is the minimum threshold for some investors and lenders.

We believe that through our actions this year, the future for Frankfort First Bancorp, Inc. looks bright. As always, we hope that our local shareholders will remember First Federal for their day-to-day banking needs. Thanks for your continued support of our Company.

Sincerely,



William C. Jennings
President

Frankfort First Bancorp, Inc.

         Frankfort First Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Delaware in August 1994 at the direction of the Board of Directors of First Federal Savings Bank of Frankfort ("First Federal" or the "Bank") for the purpose of serving as a savings institution holding company of First Federal upon the acquisition of all of the capital stock issued by First Federal upon its conversion from mutual to stock form (the "Conversion"). The Conversion was completed July 7, 1995, with the Company issuing 3,450,000 shares of its common stock, par value $.01 per share (the "Common Stock") to the public, and the Bank issuing all of its outstanding common stock to the Company. Prior to and since the Conversion, the Company had not engaged in any material operations. The Company has no significant assets other than the outstanding capital stock of First Federal and a note receivable from the Employee Stock Ownership Plan of the Bank (the "ESOP"). The Company's principal business is the business of First Federal. At June 30, 1997, the Company had total assets of $132.0 million, deposits of $86.0 million and shareholders' equity of $22.3 million.

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

Market Information

         The Common Stock began trading under the symbol "FKKY' on the Nasdaq National Market on July 10, 1995. There are currently 3,279,952 shares of the Common Stock outstanding. The number of registered holders of Common Stock on September 15, 1997 was 664.

The following table shows the high and low stock prices for the Common Stock and dividends declared on a quarterly basis for the fiscal years ended June 30, 1997 and 1996.

               Fiscal 1996                                   Dividends
              Quarter ended             High      Low        Declared
              -------------             ----      ---        --------
        September 30, 1995              $12.875   $11.625       $0.09
        December 31, 1995                13.250    12.250        0.09
        March 31, 1996                   15.250    12.750        0.09 (1)
        June 30, 1996                    16.250    10.750        4.09 (2)


               Fiscal 1997                                   Dividends
              Quarter ended             High      Low        Declared
              -------------             ----      ---        --------
        September 30, 1996               12.250     9.750        0.09
        December 31, 1996                12.125    10.500        0.09
        March 31, 1997                   11.375     9.750        0.09
        June 30, 1997                    12.750     8.000        4.09 (3)

        ----------------------------
        (1) Includes $0.08 deemed to constitute a tax-free return of excess capital.
        (2) Includes $4.04 deemed to constitute a tax-free return of excess capital.
        (3) Includes $3.60 deemed to constitute a tax-free return of excess capital.


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere herein.

Selected Consolidated Financial and Other Data

                                                                 At June 30,
                                          ------------------------------------------------------
                                              1997       1996       1995       1994       1993
                                              ----       ----       ----       ----       ----
                                                            (Dollars in thousands)
Total amount of:
  Assets..................................$  132,038 $  128,513 $  142,772 $  111,955 $  105,801
  Loans receivable, net...................   120,888    110,331    100,602     98,228     92,839
  Cash and investment securities..........     7,801     14,889     38,918     11,027     10,283
  Deposits................................    85,957     87,777    119,041     89,115     88,736
  Advances from FHLB......................     9,006      4,998      4,416      4,652         --
  Shareholders' equity-substantially
    restricted (1)........................    22,345     34,265     18,604     17,715     16,493
Number of:
  Real estate loans outstanding...........     2,732      2,685      2,582      2,585      2,586
  Deposits accounts.......................     8,032      8,397      8,500      8,586      8,865
  Offices.................................         3          3          3          3          3

-----------------------------
(1) Consisted solely of retained earnings at June 30, 1993 through June 30, 1995 inclusive.

Summary of Operations

                                                                        Year Ended June 30,
                                                       ----------------------------------------------------
                                                         1997       1996       1995       1994       1993
                                                         ----       ----       ----       ----       ----
                                                           (Dollars in thousands, except per share data)
Interest income......................................  $  9,226   $  9,699   $  7,809   $  7,434   $  7,961
Interest expense.....................................     4,685      4,585      4,234      3,754      4,108
                                                        -------    -------    -------    -------    -------
Net interest income..................................     4,541      5,114      3,575      3,680      3,853
Provision for loan losses............................         5         12         12         12         12
Other income.........................................        61         54         50         58         94
General, administrative, and other expense...........     4,474      2,669      2,270      1,899      1,859
                                                        -------    -------    -------    -------    -------
Earnings before federal income taxes.................       123      2,487      1,343      1,827      2,076
Federal income taxes.................................       491        827        454        618        705
Cumulative effect of change in
  accounting principle...............................        --         --         --        (37)        --
Net earnings (loss)..................................  $   (368)  $  1,660   $    889   $  1,172   $  1,371
                                                        =======    =======    =======    =======    =======
Earnings (loss) per share............................  $  (0.12)  $   0.52        n/a        n/a        n/a
                                                        =======    =======    =======    =======    =======

Key Operating Ratios

                                                                                At or for the Year Ended June 30,
                                                                           ------------------------------------------
                                                                               1997           1996           1995
                                                                               ----           ----           ----
Performance Ratios
  Return on assets (net earnings (loss) divided by
    average total assets)...........................................          (0.28%)         1.20%          0.79%
  Return on equity (net earnings (loss) divided by
    average equity).................................................          (1.11%)         3.64%          4.90%
  Equity to assets ratio (average equity divided by
    average total assets)...........................................          25.49%         33.00%         16.04%
  Interest rate spread for the period...............................           2.34%          2.12%          2.59%
  Net interest margin for the period................................           3.58%          3.76%          3.24%
  Operating expenses to average assets..............................           3.45%          1.93%          2.01%
  Ratio of average interest-earning assets to average
    interest-bearing liabilities....................................         133.50%        148.78%        117.00%

Regulatory Capital Ratios
  Tangible capital as a percent of assets...........................          25.86%         25.20%         13.03%
  Core capital as a percent of assets...............................          25.86%         25.20%         13.03%
  Risk-based capital as a percent of risk-weighted assets...........          50.64%         51.65%         32.34%

Asset Quality Ratio
  Non-performing assets to total assets.............................           0.09%          0.09%          0.02%
  Loan loss allowance to total assets...............................           0.08%          0.07%          0.06%
  Loan loss allowance to total non-performing assets................          86.21%         80.51%        244.12%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The Company's principal business, since July 7, 1995, has been that of First Federal. The principal business of the Bank consists of accepting deposits from the general public and investing these funds in loans secured by one- to four-family owner-occupied residential properties in the Bank's primary market area. The Bank also invests in loans secured by non-owner occupied one to four-family residential properties and some churches located in the Bank's primary market area. The Bank also maintains an investment portfolio, most of which is in the form of U.S. Government agency issues, FHLB stock, FHLB certificates of deposit, and insured deposit accounts held at other institutions.

         The Bank's net earnings are dependent primarily on its net interest income, which is the difference between interest income earned on its loan and investment portfolio and interest paid on interest-bearing liabilities. To a lesser extent, the Bank's net earnings are also affected by the level of other income, such as service charges and other fees. For the year ended June 30, 1997, net interest income amounted to $4.5 million, and other income amounted to $61,000. In addition, net earnings are affected by the level of general, administrative and other expenses. First Federal's net earnings are also affected by competitive conditions in the Bank's market area. Due to significant competition from other institutions, and given the relative lack of diversity in the Bank's lending and investment portfolios, the yields on the Bank's assets are somewhat below average. Further, First Federal's sources of fee income and other non-interest income are relatively limited. Thus, the Bank's net earnings are limited by a relatively low net interest margin and relatively low levels of non-interest income. First Federal's significant investment in adjustable rate mortgage loans has in some cases further served to limit the Bank's earnings potential.

         The operations of First Federal and the entire thrift industry's earnings are significantly affected by prevailing economic conditions, competition, and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates, and the availability of funds. The Bank's deposit flows and costs of funds are influenced by prevailing market rates of interest--primarily on competing investments, account maturities, and the levels of personal income and savings in the Bank's market area.

Restructuring Plan

         In June 1997, the Company's Board of Directors approved a plan designed to improve the Company's profitability through a series of actions consisting of a special cash distribution of $4.00 per share, termination of the Company's employee stock ownership plan ("ESOP") and management recognition plan ("MRP") and a proposed one-for-two reverse stock split. The special cash distribution of $4.00 was paid on June 24, 1997. The reverse stock split is subject to shareholder approval at the Company's 1997 annual meeting of shareholders. For information regarding the fiscal year 1997 expense related to termination of the ESOP and MRP as well as the impact of the restructuring on future expense, see "--Comparison of Operating Results for the Years Ended June 30, 1997 and 1996 -- General, Administrative, and Other Expenses." For a discussion of the plan's impact on the Company's shareholders' equity, see "--Comparison of Financial Condition at June 30, 1997 and 1996 -- Shareholders' Equity," and "Note A
Section 8 of the Notes to Consolidated Financial Statements."

Asset/Liability Management

         Net interest income, the primary component of the Bank's net earnings, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. First Federal has sought to reduce its exposure to changes in interest rates by matching the effective maturities or repricing characteristics of its interest-sensitive assets and liabilities. In accordance with the Bank's interest rate risk policy, management has emphasized the origination of adjustable rate mortgages with rate adjustments indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes

("NACR"). The Bank also offers fixed-rate mortgages which are fully or partially funded with long-term advances from the Federal Home Loan Bank of Cincinnati. Management believes that these fixed rate loan originations are beneficial in that they allow the Bank to respond to customer demand without incurring undue interest rate or credit risk and without an increase in operating expenses. At June 30, 1997, first mortgage loans with adjustable rates represented 80.6% of the Bank's mortgage loan portfolio. Nearly all of the Bank's adjustable rate mortgage loans have an annual adjustment cap of one percent and a lifetime cap of five percent. These caps may restrict the interest rates from increasing at the same pace that the Bank's cost of funds increase. In addition, some of the rates on adjustable rate mortgages may already be at their lifetime cap or lifetime floor. The Bank currently expects to fund future loan growth from working capital, FHLB advances, and proceeds from deposit growth.

         The Bank's Asset/Liability management program primarily involves monitoring of Net Present Value ("NPV") through interest rate sensitivity analysis. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. Management monitors and considers methods of managing the rate sensitivity and repricing characteristics of balance sheet components in an effort to maintain acceptable levels of change in NPV and net interest income in the event of changes in prevailing market interest rates. Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in NPV that are a result of changes in the net present value of its cash flows from assets, liabilities, and off-balance sheet items. These changes in cash flow are estimated based on hypothetical instantaneous and permanent 1% through 4% increases and decreases in market interest rates.

         In the Bank's interest rate risk policy, the Board of Directors has established maximum decreases in NPV given these instantaneous changes in interest rates. The Company's exposure to interest-rate risk is reviewed on a quarterly basis by the Board of Directors. If estimated changes to NPV are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

         The following table sets forth the interest rate sensitivity of the Bank's NPV as of June 30, 1997 in the event of 1%, 2%, 3%, and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. All market risk sensitive instruments presented in this table are held to maturity. The Company has no trading securities or securities available for sale.

                                                                                                       Board of
                                                                                                       Director
                            Net Portfolio Value              NPV as % of Portfolio Value of Assets      Limits
Change             --------------------------------------    -------------------------------------      ------
in Rates             Amount        $Change      %Change      NPV Ratio         Basis Point Changes      %Change
--------             ------        -------      -------      ---------         -------------------      -------
 +400bp            $ 27,957       $ (7,849)        (22%)     23.20%                  (378 bp)                 50%
 +300bp              30,370         (5,436)        (15%)     24.51%                  (247 bp)                 35
 +200bp              32,639         (3,167)         (9%)     25.65%                  (133 bp)                 25
 +100bp              34,518         (1,288)         (4%)     26.50%                   (48 bp)                 10
    0bp              35,806              -            -      26.98%                        -                   -
 -100bp              36,223            417           1%      26.94%                    (4 bp)                 10
 -200bp              36,043            237           1%      26.57%                   (41 bp)                 25
 -300bp              35,754            (52)          0%      26.11%                   (87 bp)                 35
 -400bp              35,702           (104)          0%      25.77%                  (121 bp)                 50

         The preceding table indicates that at June 30, 1997, in the event of a sudden and sustained increase in prevailing market interest rates, the Company's NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, the Company's NPV would be expected to increase slightly or stay the same. At June 30, 1997, the Company's estimated changes in NPV were within the targets established by the Board of Directors.

         NPV is calculated by the Office of Thrift Supervision using information provided by the Company. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

         Certain shortcomings are inherent in this method of computing of NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, which represent the Bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

         The OTS adopted a final rule in August of 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The new rule became effective January 1, 1994, with institutions first required to meet the new standards at July 1, 1994. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. Under the rule, the OTS calculates the IRR component quarterly for each institution with information as of the preceding quarter end. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS will require any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis. Based on the Bank's asset size and capital ratio at June 30, 1997, it was not subject to any increased capital requirements in connection with its level of interest rate risk.

         The following table sets forth the interest rate risk capital component for the Bank at June 30, 1997 and 1996 given a hypothetical 200 basis point rate change in market interest rate.

                                                                           At             At
                                                                        June 30,       June 30,
                                                                          1997           1996
Pre-Shock NPVRatio: NPV as % of Portfolio Value of Assets.........        26.98%         25.68%
Exposure Measure: Post-Shock NPVRatio.............................        25.65%         23.89%
Sensitivity Measure: Change in NPVRatio...........................      (133 bp)       (179 bp)

Interest Rate Risk Capital Component ($000).......................           --             --

Average Balance, Interest and Average Yields and Rates

         The following table sets forth certain information relating to the Bank's average balance sheet and reflects an average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from monthly balances. Management does not believe that the use of monthly balances instead of daily balances has caused any material difference in the information presented.

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

                                                           1997                           1996
                                                                    Average                       Average
                                               Average              Yield/    Average             Yield/
                                               Balance   Interest    Cost     Balance   Interest   Cost
                                               -------   --------    ----     -------   --------   ----
                                                              (Dollars in thousands)
Interest-earning assets:
    Loans receivable........................   $115,690   $8,579     7.42%    $104,602   $7,880    7.53%
    Investment securities (1)...............     11,026      647     5.87%      31,488    1,819    5.78%
                                                 ------      ---                ------    -----
       Total interest-earning assets........    126,716    9,226     7.28%     136,090    9,699    7.13%
Non-interest-earning assets.................      2,867                          2,030
                                                  -----                          -----
       Total assets.........................   $129,583                       $138,120
                                               ========                       ========

Interest bearing liabilities:
    Deposits................................     86,826    4,196     4.83%      86,886    4,296    4.94%
    Borrowings..............................      8,094      489     6.04%       4,586      289    6.30%
                                                  -----    -----                 -----    -----
       Total interest-bearing liabilities...     94,920    4,685     4.94%      91,472    4,585    5.01%
Non-interest-bearing liabilities............      1,638                          1,074
                                                 ------                         ------
       Total liabilities....................     96,558                         92,546
Shareholders' equity (2)....................     33,025                         45,574
                                                 ------                         ------
       Total liabilities and shareholders'
          equity............................   $129,583                       $138,120
                                               ========                       ========
Net yield on interest-earnings assets.......              $4,541                         $5,114
                                                          ======                         ======
Interest rate spread........................                         2.34%                         2.12%
                                                                     =====                         =====
Net interest margin.........................                         3.58%                         3.76%
                                                                     =====                         =====
Average interest-earning assets as
    a percentage of average interest-
    bearing liabilities.....................                       133.50%                       148.78%
                                                                   =======                       =======
                                                           1995
                                                                    Average
                                               Average              Yield/
                                               Balance   Interest    Cost
                                               -------   --------    ----
                                                 (Dollars in thousands)
Interest-earning assets:
    Loans receivable........................   $101,227   $7,340     7.25%
    Investment securities (1)...............      8,996      469     5.21%
                                                  -----      ---
       Total interest-earning assets........    110,223    7,809     7.08%
Non-interest-earning assets.................      2,974
                                                  -----
       Total assets.........................   $113,197
                                               ========

Interest bearing liabilities:
    Deposits................................     89,647    3,946     4.40%
    Borrowings..............................      4,559      228     6.32%
                                                 ------    -----
       Total interest-bearing liabilities...     94,206    4,234     4.49%
Non-interest-bearing liabilities............        832
                                                 ------
       Total liabilities....................      5,038
Shareholders' equity (2)....................     18,159
                                                 ------
       Total liabilities and shareholders'
          equity............................   $113,197
                                               ========
Net yield on interest-earnings assets.......              $3,575
                                                          ======
Interest rate spread........................                         2.59%
                                                                    ======
Net interest margin.........................                         3.24%
                                                                    ======
Average interest-earning assets as
    a percentage of average interest-
    bearing liabilities.....................                       117.00%
                                                                   =======

--------------------------------------------------------------------------------
(1) Includes cash and cash equivalents and interest bearing deposits at other financial institutions.
(2) Consisted solely of retained earnings for the fiscal year ended June 30, 1995.

Rate/Volume Analysis

     The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (change in rate multiplied by old volume), and (iii) total change. Changes in rate-volume (changes in rate multiplied by changes in volume) are allocated proportionately between changes in rate and changes in volume.

                                                                        Year Ended June 30,
                                                   -------------------------------------------------------------
                                                    1997      vs.      1996             1996      vs.      1995
                                                   --------------------------          -------------------------
                                                      Increase (Decrease)                  Increase (Decrease)
                                                            Due to                               Due to
                                                   -------------------------           -------------------------
                                                   Volume     Rate     Total           Volume     Rate     Total
                                                   ------     ----     -----           ------     ----     -----
Interest income:
 Loan portfolio................................... $   825  $  (126)  $   699         $    247  $   293   $   540
 Investment securities (1)........................  (1,200)      28    (1,172)           1,179      171     1,350
                                                   -------  -------   -------         --------  -------   -------
   Total interest-earning assets..................    (375)     (98)     (473)           1,426      464     1,890

Interest expense:
 Savings deposits.................................      (3)     (97)     (100)            (141)     491       350
 FHLB Advances....................................     212      (12)      200                2       (1)        1
                                                   -------  -------   -------         --------  -------   -------
  Total interest-bearing
   liabilities....................................     209     (109)      100             (139)     490       351
                                                   -------  -------   -------         --------  -------   -------
Change in net interest income..................... $  (375) $   (98)  $  (473)        $  1,426  $   464   $ 1,890
                                                   =======  =======   =======         ========  =======   =======

-------------------------
 (1) Includes cash and cash equivalents and interest-bearing deposits at other financial institutions.

Note Regarding Forward-Looking Statements

         In addition to historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the Company's operations, and the Company's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and the Company's market area generally.

Comparison of Financial Condition at June 30, 1997 and 1996

         Assets: The Company's total assets increased from $128.5 million at June 30, 1996 to $132.0 million at June 30, 1997, an increase of $3.5 million or 2.7%. The increase is due primarily to the increase in net loans receivable of $11.0 million despite decreases in cash and cash equivalents and investment securities.

         Loan disbursements totaled $33.5 million in fiscal 1997 and were partially offset by principal repayments of $23.0 million for an increase in net loans receivable of $10.5 million. At June 30, 1997, the Company's allowance for loan losses totaled $100,000 representing approximately 0.08% of total loans and 86.2% of nonperforming loans (loans past due 90 days or more but still accruing). This allowance totaled $95,000 at June 30, 1996. Nonperforming loans totaled $116,000 and $118,000 at June 30, 1997 and 1996, respectively, or 0.10%
and 0.11% of total loans at these respective dates. At both dates, the percentage of nonperforming loans to total loans was far below industry averages. Although management believes that its allowance for loan losses at June 30, 1997 was adequate based upon facts and circumstances available, there can be no assurance that unanticipated additions to this allowance will not be necessary in future periods, which could adversely affect the Company's results of operations.

         Liabilities: Deposits decreased from $87.8 million at June 30, 1996 to $86.0 million at June 30, 1997, a decrease of $1.8 million or 2.1%. The slight decrease was due to several factors including the loss of approximately $1.9 million from an account held by the Company's ESOP and used to pay down the ESOP note. Other factors resulting in the Company's lack of deposit growth include increased competition in the Company's market area as well as the Company's increasing reliance on FHLB Advances which are more easily matched to the Company's asset portfolio.

         FHLB Advances increased from $5.0 million at June 30, 1996 to $9.0 million at June 30, 1997, an increase of $4.0 million or 80.2%. The proceeds from the increase in the balance of these advances were used to fund the increase in the Company's net loans. Other borrowed money increased from $500,000 at June 30, 1996 to $13.0 million at June 30, 1997. On June 24, 1997, the Company borrowed this $13.0 million to fund the special $4.00 per share distribution paid to shareholders on that date. Since June 30, 1997, the Company has repaid $11.0 million of this loan with the proceeds of a dividend from the Bank. In turn, the Bank has increased its FHLB Advances by $11.0 million to fund this dividend.

         Shareholders' Equity. Shareholders' Equity decreased from $34.3 million at June 30, 1996 to $22.3 million at June 30, 1997, a decrease of $11.9 million or 34.8%. This decrease was primarily caused by the special distribution paid to shareholders on June 24, 1997 in the aggregate amount of $13.5 million, along with four regular dividends paid during the year totaling $1.2 million. Also, the Company repurchased 65,000 of its shares during the year at a cost of $666,000 which also decreased shareholders' equity. Offsetting this decrease was the elimination of both the Company's ESOP and MRP benefit plans. Specifically, 105,048 shares held by the MRP were cancelled and $1.9 million was paid by the ESOP trust on the ESOP's loan to the holding company. In addition, 22,583 shares were allocated under the ESOP as the normal allocation for the year ended June 30, 1997. Management anticipates that the remainder of the ESOP loan to the holding company will be paid off on or about December 31, 1997. At June 30, 1997, the Company's book value per share was $6.94 compared to $9.93 at June 30, 1996.

Comparison of Operating Results for the Years Ended June 30, 1997 and 1996

         Net Earnings. Net earnings decreased from a total of $1.7 million for the year ended June 30, 1996 to a net loss of $368,000 for the year ended June 30, 1997, a difference of $2.0 million. The primary reason for the decline in earnings was the one-time charge to terminate the Company's MRP and ESOP plans. Other factors included the decrease in net interest income caused by the decrease in interest-earning assets as a result of the $4 special distribution paid to shareholders on June 3, 1996 and the one-time assessment of $567,000 to recapitalize the Savings Association Insurance Fund ("SAIF").

         Net Interest Income. Net interest income decreased from $5.1 million for the year ended June 30, 1996 to $4.5 million for the year ended June 30, 1997, a decrease of $573,000 or 11.2%. The primary reason for the decrease was the $473,000 decrease in interest income.

         Interest Income. Interest income decreased from $9.7 million for the year ended June 30, 1996 to $9.2 million for the year ended June 30, 1997, a decrease of $473,000 or 4.9%. The primary reason for this decrease was the $9.4 million decrease in average interest-earning assets that resulted from the special distribution paid to shareholders on June 3, 1996 in the amount of $13.8 million. Average interest-earning assets decreased from $136.1 million for the year ended June 30, 1996 to $126.7 million for the year ended June 30, 1997.

         Interest Expense. Interest expense increased from $4.6 million for the year ended June 30, 1996 to $4.7 million for the year ended June 30, 1997, an increase of $100,000 or 2.2%. The increase was due to the $3.5 million increase in the level of average FHLB advances outstanding, which was partially offset by a slight decrease in the average rate paid on deposits. Management expects interest expense to increase in future periods due to the borrowing of $13 million to fund the special $4 distribution paid to shareholders on June 24, 1997.

         Provision for Loan Losses. The Company's provision for losses on loans for the year ended June 30, 1997 was $5,000 compared to $12,000 for the year ended June 30, 1996. The Board of Directors periodically reviews the allowance for loan losses and has determined that, based on a variety of factors, this allowance was adequate. There can be no assurance that the allowance for loan losses will be adequate to cover losses on nonperforming assets in the future.

         Other Operating Income. Other operating income increased from $54,000 for the year ended June 30, 1996 to $61,000 in the year ended June 30, 1997. Other operating income is generally comprised of service charges and fees on loan and deposit accounts.

         General, Administrative, and Other Expense. General, administrative, and other expense increased from $2.7 million for the year ended June 30, 1996 to $4.5 million for the year ended June 30, 1997, an increase of $1.8 million or 67.6%. Expense for employee compensation and benefits increased by $1.3 million, which primarily relates to the termination of the MRP and ESOP, although approximately $100,000 of this increase represented the payment required under the MRP to the estate of Director Joseph R. Johnson at his death. Management fully expects that expense for compensation and benefits will be significantly reduced in future periods due to the elimination of the ongoing expense of these two plans. Also, the termination of the plans eliminates potential unexpected expenses associated with the plans such as payments to participants who die or become disabled or increased expenses due to increases in the market value of the Company's stock.

         The expense for FDIC premiums increased by $494,000 from the year ended June 30, 1996 to the year ended June 30, 1997. This increase was caused by the one-time charge of $567,000 to recapitalize the SAIF. Insurance premiums in the periods subsequent to the recapitalization have been substantially less than in previous periods, and management expects the lower premiums to continue into the foreseeable future. There was relatively little change in the other expense categories that make up general, administrative, and other expenses.

         Income Tax. The effective tax rate for the year ended June 30, 1996 was 33.3%. Although the Company experienced a net loss in the year ended June 30, 1997, the Company did provide for $491,000 in federal income taxes due to the fact that most of the expense involved with the termination of the ESOP was not deductible for tax purposes.

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

         Provision for Losses on Loans. The Company's provision for losses on loans for the year ended June 30, 1996 was $12,000. The Board of Directors periodically reviews the allowance for loan losses and determined that, based on a variety of factors, this allowance was adequate. There can be no assurance that the allowance for loan losses will be adequate to cover losses on nonperforming assets in the future.

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

Liquidity and Capital Resources

         Since July 7, 1995, the Company has had no business other than that of the Bank and investment of the portion of the net Conversion proceeds retained by the Company. Management believes that dividends that may be paid from the Bank to the Company will provide sufficient funds for its future operations, including the servicing of debt. The Company's primary sources of liquidity are dividends paid by the Bank. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. The Company loaned a portion of the net proceeds retained from the Conversion to the ESOP to permit its purchase of Common Stock in the Conversion; however, at June 30, 1997 all but $414,000 of this loan had been repaid. At June 30, 1997, the Bank exceeded all regulatory minimum capital requirements.

         The Bank's primary sources of funds are (i) cash generated from operations, (ii) deposits, (iii) principal repayments on loans, and (iv) advances from the FHLB of Cincinnati. As reflected in the Statement of Cash Flows, net cash flows provided by operating activities for fiscal years 1997, 1996, and 1995 were $2.0 million, $2.6 million, and $651,000.

         Net cash used in investing activities for fiscal years 1997, 1996, and 1995 were $6.6 million, $18.9 million, and $489,000, respectively. Amounts fluctuate from period to period primarily as a result of the volume of principal repayments on loans and loan disbursements.

         Net cash provided by financing activities was $1.6 million for fiscal 1997; net cash used in financing activities was $16.5 million for fiscal 1996; and net cash provided by financing activities for fiscal year 1995 was $29.7 million.

         The primary investing activity of the Bank is the origination of mortgage loans. During the years ended June 30, 1997, 1996 and 1995, the Bank originated mortgage loans in the amounts of $33.5 million, $32.2 million and $20.0 million, respectively. Other investing activities include investment in U.S. Government agency issues, FHLB certificates of deposit, and insured certificates of deposits in other institutions. The Bank may in the future consider other investing activities that may provide higher yields. The primary financing activity of the Bank is the attraction of savings deposits, though the Bank has somewhat reduced its reliance on deposits as a source of funds in recent periods due to competitive conditions in First Federal's market area. Deposits decreased by $1.8 million during the fiscal year ended June 30, 1997.

         Another source of liquidity is the Bank's ability to obtain advances from the FHLB of Cincinnati. In addition, the Bank maintains a portion of its investments in FHLB overnight funds that will be available when needed.

         The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5.0%. The Bank's liquidity ratios were 7.8%, 10.4%, and 24.2% at June 30, 1997, 1996, and 1995, respectively. Historically, management of the Bank has sought to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. If necessary, the Bank could elect to increase its borrowings from the FHLB of Cincinnati or increase its rates on deposits in order to generate additional funds, and net earnings in future periods could be adversely affected as a result. See "--Comparison of Financial Condition at June 30, 1997 and 1996."

         The Bank's most liquid asset is cash held in an interest-bearing overnight interest account at the FHLB of Cincinnati. The level of cash is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 1997, 1996 and 1995, cash totaled $2.8 million, $5.8 million, and $38.6 million, respectively.

         Management believes that the Bank will have sufficient funds available to meet its current commitments. At June 30, 1997, the Bank had commitments to originate loans of $1.4 million. Additionally, the Bank was obligated under unused lines of credit totaling $4.5 million. Certificates of deposit which were scheduled to mature is less than one year at June 30, 1997, totaled $43.5 million. On the basis of historical experience, management believes that a significant portion of such deposits will remain with the Bank.

Impact of Inflation and Changing Prices

         The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which required the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased costs of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

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

         Accounting for Transfers of Financial Assets. In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights, and Extinguishment of Liabilities," that provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishment of liabilities. SFAS No. 125 introduces an approach to accounting for transfers of financial assets that provides a means of dealing with more complex transactions in which the seller disposes of only a partial interest in the assets, retains rights or obligations, make use of special purpose entitles in the transaction or otherwise has continuing involvement with the transferred assets. The new accounting method, the financial components approach, provides that the carrying amount of the financial assets transferred be allocated to components of the transaction based on their relative fair values. SFAS No. 125 provides criteria for determining whether control of assets has been relinquished and whether a sale has occurred. If the transfer does not qualify as a sale, it is accounted for as a secured borrowing. Transactions subject to the provisions of SFAS No. 125 include, among others, transfers involving repurchase agreements, securitizations of financial assets, loan participations, factoring arrangements, and transfers of receivables with recourse.

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

         SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1997, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management does not believe that adoption of SFAS No. 125 will have a material adverse effect on the Company's consolidated financial position or results of operations.

         In February, 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which requires companies to present basic earnings per share and, if applicable, diluted earnings per share, instead of primary and fully diluted earnings per share, respectively. Basic earnings per share is computed without including potential common shares, i.e., no dilutive effect.

Diluted earnings per share is computed taking into consideration common shares and potentially dilutive common shares, including options, warrants, convertible
    -----------
securities, and contingent stock agreements. SFAS No. 128 is effective for periods ending after December 15, 1997. Early application is not permitted. Based upon the provisions of SFAS No. 128, the Company's basic and diluted loss per share for the fiscal year ended June 30, 1997, would have been $(0.12) and $(0.12), respectively. Basic and diluted earnings per share for the fiscal year ended June 30, 1996, would have been $0.52 and $0.52, respectively.

         In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which requires entities presenting a complete set of financial statements to include details of comprehensive income that arise in the reporting period. Comprehensive income consists of net earnings or loss for the current period and other comprehensive income--expenses, gains, and losses that bypass the statement of earnings and are reported in a separate component of equity, i.e., unrealized gains and losses on certain investment securities. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 relates solely to disclosure provisions and therefore will not have a material effect on the Company's consolidated financial position or results of operations.

               Report of Independent Certified Public Accountants
               --------------------------------------------------


Board of Directors
Frankfort First Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Frankfort First Bancorp, Inc. as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements as of and for the year ended June 30, 1995, were audited by other auditors, whose report thereon dated July 20, 1995, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Frankfort First Bancorp, Inc. as of June 30, 1997 and 1996, and the consolidated results of its operations and its consolidated cash flows for each of the years ended June 30, 1997 and 1996, in conformity with generally accepted accounting principles.






Cincinnati, Ohio
August 19, 1997

                          Frankfort First Bancorp, Inc.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                    June 30,
                        (In thousands, except share data)

         ASSETS                                                                 1997              1996
Cash and due from banks                                                    $     161         $     144
Interest-bearing deposits in other financial institutions                      2,590             5,673
                                                                           ---------         ---------
         Cash and cash equivalents                                             2,751             5,817

Certificates of deposit in other financial institutions                          200               200
Investment securities - at amortized cost, approximate market value
  of $4,819 and $8,811 as of June 30, 1997 and 1996                            4,850             8,872
Loans receivable - net                                                       120,888           110,331
Office premises and equipment - at depreciated cost                            1,573             1,606
Federal Home Loan Bank stock - at cost                                         1,156             1,078
Accrued interest receivable on loans                                             316               264
Accrued interest receivable on investments and
  interest-bearing deposits                                                       79               156
Prepaid expenses and other assets                                                 95               126
Prepaid federal income taxes                                                      --                21
Deferred federal income taxes                                                    130                42
                                                                           ---------         ---------
         Total assets                                                      $ 132,038         $ 128,513
                                                                           =========         =========
         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                   $  85,957         $  87,777
Advances from the Federal Home Loan Bank                                       9,006             4,998
Other borrowed money                                                          13,000               500
Advances by borrowers for taxes and insurance                                    298               267
Accrued interest payable                                                         129               138
Other liabilities                                                              1,162               568
Accrued federal income taxes                                                     141                --
                                                                           ---------         ---------
         Total liabilities                                                   109,693            94,248

Commitments                                                                       --                --

Shareholders' equity
  Preferred stock, 5,000,000 shares authorized, $.01 par value;
    no shares issued                                                              --                --
  Common stock, 7,500,000 shares authorized, $.01 par value;
    3,450,000 shares issued                                                       35                35
  Additional paid-in capital                                                   5,858            19,595
  Retained earnings - restricted                                              17,532            19,120
  Shares acquired by stock benefit plans                                        (414)           (4,485)
  Less 65,000 shares of treasury stock - at cost                                (666)               --
                                                                           ---------         ---------
         Total shareholders' equity                                           22,345            34,265
                                                                           ---------         ---------
         Total liabilities and shareholders' equity                        $ 132,038         $ 128,513
                                                                           =========         =========

The accompanying notes are an integral part of these statements.

                          Frankfort First Bancorp, Inc.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                           For the year ended June 30,
                        (In thousands, except share data)


                                                                   1997            1996            1995
Interest income
  Loans                                                         $ 8,579         $ 7,880         $ 7,340
  Investment securities                                             379             486              74
  Interest-bearing deposits and other                               268           1,333             395
                                                                -------         -------         -------
         Total interest income                                    9,226           9,699           7,809

Interest expense
  Deposits                                                        4,196           4,296           3,946
  Borrowings                                                        489             289             288
                                                                -------         -------         -------
         Total interest expense                                   4,685           4,585           4,234
                                                                -------         -------         -------

         Net interest income                                      4,541           5,114           3,575

Provision for losses on loans                                         5              12              12
                                                                -------         -------         -------
         Net interest income after provision
           for losses on loans                                    4,536           5,102           3,563

Other operating income                                               61              54              50

General, administrative and other expense
  Employee compensation and benefits                              2,869           1,522           1,313
  Occupancy and equipment                                           162             167             165
  Federal deposit insurance premiums                                725             231             255
  Franchise and other taxes                                         149             149             100
  Data processing                                                   126             123             127
  Other operating                                                   443             477             310
                                                                -------         -------         -------
         Total general, administrative and other expense          4,474           2,669           2,270
                                                                -------         -------         -------

         Earnings before income taxes                               123           2,487           1,343

Federal income taxes
  Current                                                           579             857             502
  Deferred                                                          (88)            (30)            (48)
                                                                -------         -------         -------
         Total federal income taxes                                 491             827             454
                                                                -------         -------         -------

         NET EARNINGS (LOSS)                                    $  (368)        $ 1,660         $   889
                                                                =======         =======         =======

         EARNINGS (LOSS) PER SHARE                              $  (.12)        $   .52             N/A
                                                                =======         =======         =======

The accompanying notes are an integral part of these statements.

                         Frankfort First Bancorp, Inc.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

               For the years ended June 30, 1997, 1996 and 1995
                       (In thousands, except share data)

                                                                                                      Shares
                                                                   Additional                       acquired
                                                         Common       paid-in     Retained          by stock  Treasury
                                                          stock       capital     earnings     benefit plans     stock      Total
Balance at July 1, 1994                                    $ -        $     -     $ 17,715           $     -     $   -    $ 17,715

Net earnings for the year ended June 30, 1995                -              -          889                 -         -         889
                                                           ---         ------       ------             -----      ----      ------
Balance at June 30, 1995                                     -              -       18,604                 -         -      18,604

Net proceeds from issuance of common stock                  35         33,355            -            (2,710)        -      30,680
Shares acquired by stock benefit plans                       -              -            -            (1,974)        -      (1,974)
Principal repayments on loan to ESOP and amortization of
  expense related to stock benefit plans                     -             40            -               199         -         239
Net earnings for the year ended June 30, 1996                -              -        1,660                 -         -       1,660
Capital distributions of $4.36 per common share              -        (13,800)      (1,144)                -         -     (14,944)
                                                           ---         ------       ------             -----      ----      ------

Balance at June 30, 1996                                    35         19,595       19,120            (4,485)        -      34,265

Purchase of treasury shares                                  -              -            -                 -      (666)       (666)
Principal repayments on loan to ESOP in conjunction
  with pending termination of the plan                       -           (197)           -             4,071         -       3,874
Net loss for the year ended June 30, 1997                    -              -         (368)                -         -        (368)
Capital distributions of $4.36 per common share              -        (13,540)      (1,220)                -         -     (14,760)
                                                           ---         ------       ------             -----      ----      ------
Balance at June 30, 1997                                   $35        $ 5,858     $ 17,532           $  (414)    $(666)   $ 22,345
                                                           ===         ======       ======             =====      ====      ======

The accompanying notes are an integral part of these statements.

                          Frankfort First Bancorp, Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           For the year ended June 30,
                                 (In thousands)

                                                                              1997             1996             1995
Cash flows from operating activities:
  Net earnings (loss) for the year                                        $   (368)        $  1,660         $    889
  Adjustments to reconcile net earnings (loss) to net cash
  provided by (used in) operating activities:
    Amortization of discounts and premiums on loans,
      investments and mortgage-backed securities - net                          22                5               --
    Amortization of deferred loan origination fees                             (21)             (11)             (10)
    Depreciation and amortization                                               89               93               98
    Provision for losses on loans                                                5               12               12
    Amortization of expense related to stock benefit plans                   1,605              239               --
    Federal Home Loan Bank stock dividends                                     (78)             (88)             (63)
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable                                               25             (208)             (23)
      Prepaid expenses and other assets                                         31              569             (430)
      Other liabilities                                                        585              315              236
      Federal income taxes
        Current                                                                162                1              (10)
        Deferred                                                               (88)             (30)             (48)
                                                                          --------         --------         --------
         Net cash provided by operating activities                           1,969            2,557              651

Cash flows provided by (used in) investing activities:
  Purchase of investment securities designated as held to maturity              --          (12,776)              --
  Proceeds from maturity of investment securities                            4,000            4,000               --
  Loan principal repayments                                                 22,939           22,483           17,667
  Loan disbursements                                                       (33,480)         (32,213)         (20,043)
  Purchase of office premises and equipment                                    (56)            (378)            (113)
  Decrease in deposits in other financial institutions                          --               --            2,000
                                                                          --------         --------         --------
         Net cash used in investing activities                              (6,597)         (18,884)            (489)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposit accounts                               (1,820)         (31,264)          29,926
  Proceeds from Federal Home Loan Bank advances                              4,500              904               --
  Repayment of Federal Home Loan Bank advances                                (492)            (322)            (236)
  Proceeds from other borrowed money                                        13,000              500               --
  Repayment of other borrowed money                                           (500)              --               --
  Advances by borrowers for taxes and insurance                                 31              (53)              26
  Net proceeds from the issuance of common stock                                --           30,680               --
  Purchase of shares for employee stock benefit plans                           --           (1,974)              --
  Principal repayments on ESOP loan in conjunction with pending
    termination of the plan - net                                            2,269               --               --
  Capital distributions paid on common stock                               (14,760)         (14,944)              --
  Acquisition of treasury stock                                               (666)              --               --
                                                                          --------         --------         --------
         Net cash provided by (used in) financing activities                 1,562          (16,473)          29,716
                                                                          --------         --------         --------

Net increase (decrease) in cash and cash equivalents                        (3,066)         (32,800)          29,878

Cash and cash equivalents at beginning of year                               5,817           38,617            8,739
                                                                          --------         --------         --------

Cash and cash equivalents at end of year                                  $  2,751         $  5,817         $ 38,617
                                                                          ========         ========         ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes                                                  $    405         $    909         $    512
                                                                          ========         ========         ========

    Interest on deposits and borrowings                                   $  4,694         $  4,613         $  4,190
                                                                          ========         ========         ========

The accompanying notes are an integral part of these statements.

                          Frankfort First Bancorp, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 1997, 1996 and 1995



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    On July 26, 1994, the Board of Directors of First Federal Savings Bank of Frankfort (the "Savings Bank") adopted a Plan of Conversion whereby the Savings Bank would convert to the stock form of ownership (the "Conversion"), followed by the issuance of all of the Savings Bank's outstanding stock to a newly formed holding company, Frankfort First Bancorp, Inc. (the "Corporation"), and the issuance of common shares of the Corporation to subscribing members of the Savings Bank. The conversion to the stock form of ownership was completed on July 7, 1995, culminating in the Corporation's issuance of 3,450,000 common shares. Condensed financial statements of the Corporation as of and for the periods ended June 30, 1997 and 1996 are presented in Note M. Future references are made to either the Corporation or the Savings Bank as applicable.

    The Corporation is a savings and loan holding company whose activities are primarily limited to holding the stock of the Savings Bank. The Savings Bank conducts a general banking business in central Kentucky which primarily consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Savings Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Savings Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

    The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles ("GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

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

                          June 30, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    2.  Investment Securities
        ---------------------

    The Corporation accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively. At June 30, 1997 and 1996, the Corporation had designated all investment securities as held-to-maturity.

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

                          Frankfort First Bancorp, Inc.

                          June 30, 1997, 1996 and 1995


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

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Savings Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Savings Bank's investment in multi-family and nonresidential loans, and its evaluation of impairment thereof, such loans are collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

    Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

    At June 30, 1997 and 1996, the Savings Bank had no loans that would be defined as impaired under SFAS No. 114.

                          Frankfort First Bancorp, Inc.

                          June 30, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

    8.  Retirement and Employee Benefit Plans
        -------------------------------------

    In conjunction with the conversion, the Corporation implemented an Employee Stock Ownership Plan ("ESOP"). The ESOP provides retirement benefits for substantially all employees who have completed one year of service and have attained the age of 21. Expense recognized related to the ESOP totaled approximately $238,000 for the year ended June 30, 1996. During the fiscal year ended June 30, 1997, the Board elected to terminate the ESOP and has filed with the Internal Revenue Service for a favorable determination letter in this regard. Payment of the fiscal 1997 scheduled ESOP loan installment, coupled with accelerated principal payments related to the pending plan termination, resulted in 204,728 common shares being committed for release to participants with a corresponding $1.5 million charge to compensation expense during the current year.

                          Frankfort First Bancorp, Inc.

                          June 30, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    8.  Retirement and Employee Benefit Plans (continued)
        -------------------------------------------------

    The Corporation also had a Management Recognition Plan ("MRP"). Subsequent to the conversion the MRP purchased 136,920 shares of common stock in the open market. All of the shares available under the MRP were granted to executive officers, directors and employees of the Savings Bank upon receipt of shareholder approval of the MRP. Common stock granted under the MRP vested over a five year period at twenty percent per year, commencing in January 1996. A provision of $52,000 and $178,000 related to the MRP was charged to expense for the years ended June 30, 1997 and 1996. During fiscal 1997, the Board of Directors terminated the MRP. In conjunction therewith, the Corporation received cash of $900,000 and 105,048 common shares at fair value from the MRP. The common shares received upon termination of the MRP were placed in treasury and simultaneously deemed retired. Coincident with termination of the MRP, the Corporation established a deferred unfunded compensation plan liability for the benefit of management and the directors. There was no expense under this plan for fiscal 1997.

    Also, the Board of Directors adopted the Frankfort First Bancorp, Inc. 1995 Stock Option and Incentive Plan (the "Plan") that provided for the issuance of 345,000 shares of authorized, but unissued shares of common stock at fair market value at the date of grant. The Corporation had initially granted options to purchase shares at the adjusted fair value of $9.48 per share. Such fair value will be adjusted further in the subsequent period to give effect to the return of capital distributions (Note A-9) paid by the Corporation in fiscal 1997, in order to place option holders in an economically equivalent position post-dividend. The Plan provides for one-fifth of the shares granted to be exercisable on each of the first five anniversaries of the date of the Plan, commencing in January 1996. As of June 30, 1997, none of the stock options granted had been exercised.

    During fiscal 1995, the Savings Bank transferred its defined benefit funds into a multiemployer defined benefit pension plan. All employees over 21 years of age enter this plan at the first entrance date after completing one year of service. For the fiscal years ended June 30, 1997, 1996 and 1995, the Savings Bank recorded expense totaling $72,000, $88,000 and $224,000 in pension costs. Management does not anticipate any pension costs during fiscal 1998 due to the pension plan's overfunded status.

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

                          Frankfort First Bancorp, Inc.

                          June 30, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    9.  Earnings Per Share and Dividends Per Share
        ------------------------------------------

    Earnings per share is based upon the weighted-average shares outstanding during the period plus those stock options that are dilutive, less shares in the ESOP that are unallocated and not committed to be released. Weighted-average common shares deemed outstanding, which gives effect to a reduction for 250,677 and 251,110 weighted-average unallocated shares held by the ESOP, totaled 3,166,391 and 3,198,890 for the fiscal years ended June 30, 1997 and 1996, respectively. There is no dilutive effect attendant to the Corporation's stock option plan.

    The provisions of Accounting Principles Board Opinion No. 15 "Earnings Per Share" is not applicable to the fiscal year ended June 30, 1995, as the Corporation had not issued any common stock prior to July 1995.

    During each of the fiscal years ended June 30, 1997 and 1996, the Corporation declared dividends of $4.36 per common share. Of this amount, $4.00 per share was paid in June 1997, and $4.00 per share was paid in June 1996, from funds retained by the Corporation in the conversion and were deemed by management to constitute a return of excess capital. Accordingly, the Corporation charged each of these capital distributions to additional paid-in-capital. Management had obtained a Private Letter Ruling from the Internal Revenue Service which states that the Corporation's dividend payments in excess of accumulated earnings and profits are considered a tax-free return of capital for federal income tax purposes. As a result, management believes that approximately $3.60 and $4.12 of the distributions paid during the fiscal years ended June 30, 1997 and 1996, respectively, constitute a tax-free return of capital.

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

                          Frankfort First Bancorp, Inc.

                          June 30, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    10.  Fair Value of Financial Instruments (continued)
         -----------------------------------------------

    The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 1997 and 1996:

             Cash and cash equivalents: The carrying amounts presented in the
             -------------------------
             consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

             Certificates of deposit in other financial institutions: The
             -------------------------------------------------------
             carrying amounts presented in the consolidated statements of financial condition for certificates of deposit in other financial institutions are deemed to approximate fair value.

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

             Federal Home Loan Bank stock: The carrying amount presented in the
             ----------------------------
             consolidated statements of financial condition is deemed to approximate fair value.

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

                          Frankfort First Bancorp, Inc.

                          June 30, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    10.  Fair Value of Financial Instruments (continued)
         -----------------------------------------------

             Other borrowed money: The fair value of other borrowed money is
             --------------------
             estimated using rates currently offered for similar borrowings of similar remaining maturities or, when available, quoted market prices.

             Commitments to extend credit: For fixed-rate and adjustable-rate
             ----------------------------
             loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at June 30, 1997 and 1996, was not material.

    Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at June 30 are as follows:


                                                                      1997                            1996
                                                           Carrying            Fair        Carrying            Fair
                                                              value           value           value           value
                                                                                 (In thousands)
    Financial assets
      Cash and cash equivalents                            $  2,751        $  2,751        $  5,817        $  5,817
      Certificates of deposit in other financial
        institutions                                            200             200             200             200
      Investment securities                                   4,850           4,819           8,872           8,811
      Loans receivable                                      120,888         116,380         110,331         107,945
      Stock in Federal Home Loan Bank                         1,156           1,156           1,078           1,078
                                                           --------        --------        --------        --------

                                                           $129,845        $125,306        $126,298        $123,851
                                                           ========        ========        ========        ========

    Financial liabilities
      Deposits                                             $ 85,957        $ 86,078        $ 87,777        $ 88,459
      Advances from the Federal Home Loan Bank                9,006           8,923           4,998           4,998
      Other borrowed money                                   13,000          13,000             500             500
      Advances by borrowers for taxes and insurance             298             298             267             267
                                                           --------        --------        --------        --------

                                                           $108,261        $108,299        $ 93,542        $ 94,224
                                                           ========        ========        ========        ========

    11.  Cash and Cash Equivalents
         -------------------------

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

                          Frankfort First Bancorp, Inc.

                          June 30, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    12.  Reclassifications
         -----------------

    Certain prior year amounts have been reclassified to conform to the 1997 consolidated financial statement presentation.


NOTE B - INVESTMENT SECURITIES

    Carrying values and estimated fair values of investment securities held to maturity at June 30 are summarized as follows:


                                                1997                        1996
                                                   Estimated                   Estimated
                                       Carrying         fair      Carrying       fair
                                          value        value       value        value
                                                          (In thousands)
    U.S. Government agency
      obligations                        $4,750       $4,719         $8,772       $8,711
    Municipal securities                    100          100            100          100
                                         ------       ------         ------       ------
                                         $4,850       $4,819         $8,872       $8,811
                                         ======       ======         ======       ======


    At June 30, 1997, the carrying value of the Corporation's investment securities exceeded market value by $31,000, consisting of $3,000 in gross unrealized gains and $34,000 in gross unrealized losses. At June 30, 1996, the carrying value of the Corporation's investment securities exceeded market value by $61,000, consisting of $5,000 in gross unrealized gains and $66,000 in gross unrealized losses.

    The amortized cost and estimated fair value of U.S. Government agency obligations and municipal securities designated as held to maturity, by contractual term to maturity at June 30 are shown below:

                                                            1997                     1996
                                                             Estimated                  Estimated
                                                Amortized         fair     Amortized         fair
                                                     cost        value          cost        value
                                                                  (In thousands)
    Due within one year                            $1,856       $1,859        $3,004       $3,007
    Due after one year through five years           1,998        1,999         4,868        4,857
    Due after five years through ten years            996          961         1,000          947
                                                   ------       ------        ------       ------
                                                   $4,850       $4,819        $8,872       $8,811
                                                   ======       ======        ======       ======

                          Frankfort First Bancorp, Inc.

                          June 30, 1997, 1996 and 1995


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio at June 30 is as follows:


                                                         1997            1996
                                                           (In thousands)
    Residential real estate
      One-to-four family                              $113,549        $103,944
      Multi-family                                          58             123
      Construction                                       1,060             672
    Nonresidential real estate and land                  1,830           1,450
    Consumer and other                                   5,414           4,729
                                                      --------        --------
                                                       121,911         110,918
    Less:
      Undisbursed portion of loans in process             (824)           (392)
      Deferred loan origination fees                       (99)           (100)
      Allowance for loan losses                           (100)            (95)
                                                      --------        --------
                                                      $120,888        $110,331
                                                      ========        ========


    The Savings Bank's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $113.6 million, or 94%, of the total loan portfolio at June 30, 1997, and $104.2 million, or 94%, of the total loan portfolio at June 30, 1996. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of central Kentucky, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Savings Bank's primary lending area are presently stable.

    In the normal course of business, the Savings Bank has made loans to some of its directors, officers and employees. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $563,000 and $289,000 at June 30, 1997 and 1996, respectively.

                          Frankfort First Bancorp, Inc.

                          June 30, 1997, 1996 and 1995


NOTE D - ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                              1997       1996        1995
                                                    (In thousands)

    Balance at beginning of year              $ 95        $83         $71
    Provision for loan losses                    5         12          12
                                              ----        ---         ---
    Balance at end of year                    $100        $95         $83
                                              ====        ===         ===

    As of June 30, 1997, the Savings Bank's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital, subject to certain percentage limitations.

    Nonperforming loans totaled approximately $116,000, $118,000 and $34,000 at June 30, 1997, 1996 and 1995, respectively. The Savings Bank did not incur any reduction in interest income related to such nonperforming loans during the respective periods.


NOTE E - OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment at June 30 are comprised of the following:

                                                    1997             1996
                                                        (In thousands)

    Land and improvements                         $  187           $  187
    Office buildings and improvements              1,716            1,685
    Furniture, fixtures and equipment                758              733
                                                  ------           ------
                                                   2,661            2,605
      Less accumulated depreciation and
        amortization                               1,088              999
                                                  ------           ------

                                                  $1,573           $1,606
                                                  ------           ------

                          Frankfort First Bancorp, Inc.

                          June 30, 1997, 1996 and 1995


NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:


Deposit type and weighted-
average interest rate                                 1997             1996
                                                          (In thousands)
NOW accounts
  1997 - 2.92%                                     $ 3,960
  1996 - 2.73%                                                      $ 4,004
Passbook
  1997 - 3.00%                                      10,587
  1996 - 3.00%                                                       11,374
Money market deposit accounts
  1997 - 3.64%                                       6,181
  1996 - 3.48%                                                        6,185
                                                   -------          -------
Total demand, transaction and
  passbook deposits                                 20,728           21,563

Certificates of deposit
  Original maturities of:
    Less than 12 months
      1997 - 4.81%                                  10,826
      1996 - 4.81%                                                   11,852
    12 months to 24 months
      1997 - 5.36%                                  41,171
      1996 - 5.84%                                                   42,534
    30 months to 36 months
      1997 - 5.64%                                   8,662
      1996 - 5.33%                                                    8,249
    More than 36 months
      1997 - 5.72%                                   4,570
      1996 - 5.51%                                                    3,579
                                                   -------          -------
Total certificates of deposit                       65,229           66,214
                                                   -------          -------
Total deposit accounts                             $85,957          $87,777
                                                   =======          =======

At June 30, 1997 and 1996, the Savings Bank had deposits with balances in excess of $100,000 totaling approximately $7.6 million and $7.2 million, respectively.

                          Frankfort First Bancorp, Inc.

                          June 30, 1997, 1996 and 1995


NOTE F - DEPOSITS (continued)

    Maturities of outstanding certificates of deposit at June 30 are summarized as follows:


                                                          1997           1996
                                                             (In thousands)

    Less than one year                                 $43,538        $52,451
    One to three years                                  19,877         12,933
    Over three years                                     1,814            830
                                                       -------        -------

                                                       $65,229        $66,214
                                                       =======        =======


NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank, collateralized at June 30, 1997 by pledges of certain residential mortgage loans totaling $13.5 million, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:


                            Maturing
                            year ending
    Interest rate           June 30,                  1997               1996
                                                           (In thousands)
    6.70%                   2004                   $   693            $   807
    6.55%                   2006                     1,412                  -
    6.62%                   2007                     1,488                  -
    6.16% - 6.21%           2009                     3,060              3,293
    6.90%                   2012                       494                  -
    6.44% - 6.61%           2016                     1,859                898
                                                   -------            -------
                                                   $ 9,006            $ 4,998
                                                   =======            =======

           Weighted-average interest rate             6.44%              6.33%
                                                      ====               ====


NOTE H - OTHER BORROWED MONEY

    At June 30, 1996, other borrowed money consisted of an unsecured fixed-rate bank note, bearing interest at a rate of 8.25%, which matured in July 1996.

    At June 30, 1997, other borrowed money consisted of a variable rate bank note totaling $13.0 million, which bears interest at a rate of 8.50%. This borrowing is collateralized by 100,000 shares of First Federal Savings Bank of Frankfort stock, and is scheduled to mature during the fiscal year ended June 30, 1998.

                         Frankfort First Bancorp, Inc.

                         June 30, 1997, 1996 and 1995


NOTE I - FEDERAL INCOME TAXES

    Federal income taxes differ from the amounts computed at the statutory corporate tax rate as follows:


                                                                      June 30,
                                                          1997          1996           1995
                                                                   (In thousands)
    Federal income taxes computed at
      statutory rate                                     $  42         $ 846         $ 457
    Decrease in taxes resulting from:
      Interest on municipal securities                      (2)           (2)           (2)
      Nondeductible ESOP compensation expense              451            --            --
      Other                                                 --           (17)           (1)
                                                         -----         -----         -----
    Federal income tax provision per consolidated
      statements of earnings                             $ 491         $ 827         $ 454
                                                         =====         =====         =====

    The composition of the Corporation's net deferred tax asset at June 30 is as follows:


                                                                       1997          1996
                                                                         (In thousands)
     Taxes (payable) refundable on temporary differences
     at estimated corporate tax rate:
       Deferred tax assets:
         General loan loss allowance                                   $ 34          $ 32
         Deferred loan origination fees                                  34             6
         Deferred compensation                                          149            61
         Book/tax depreciation                                           10            14
                                                                       ----          ----
           Total deferred tax assets                                    227           113

       Deferred tax liabilities:
         Percentage of earnings bad debt deductions                     (47)          (47)
         Federal Home Loan Bank stock dividends                         (50)          (24)
                                                                       ----          ----
           Total deferred tax liabilities                               (97)          (71)
                                                                       ----          ----

           Net deferred tax asset                                      $130          $ 42
                                                                       ====          ====

                         Frankfort First Bancorp, Inc.

                         June 30, 1997, 1996 and 1995


NOTE I - FEDERAL INCOME TAXES (continued)

    The Savings Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 1997 include approximately $5.3 million for which federal income taxes have not been provided. The approximate amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 1997. See Note L for additional information regarding the Savings Bank's future percentage of earnings bad debt deductions.


NOTE J - LOAN COMMITMENTS

    The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Savings Bank's involvement in such financial instruments.

    The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At June 30, 1997, the Savings Bank had outstanding commitments of approximately $1.4 million to originate loans. Additionally, the Savings Bank was obligated under unused lines of credit totaling $4.5 million. In the opinion of management all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 1997, and will be funded from normal cash flow from operations.

                         Frankfort First Bancorp, Inc.

                         June 30, 1997, 1996 and 1995


 NOTE K - REGULATORY CAPITAL

    The Savings Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 3.0% of adjusted total assets. An OTS proposal, if adopted in present form, would increase the core capital requirement to a range of 4.0% - 5.0% of adjusted total assets for substantially all savings associations. Management anticipates no material change to the Savings Bank's excess regulatory capital position as a result of this proposed change in the regulatory capital requirement. The risk-based capital requirement currently provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

    As of June 30, 1997, management believes that the Savings Bank met all capital adequacy requirements to which it is subject. As of June 30, 1997

                                                        As of June 30, 1997

                                                                             For capital
                               Actual                                      adequacy purposes
                           ---------------          ----------------------------------------------------------------
                           Amount    Ratio                     Amount                              Ratio
                                                                             (In thousands)
    Tangible capital      $34,135    25.9%          greater than or equal to $1,980    greater than or equal to 1.5%

    Core Capital          $34,135    25.9%          greater than or equal to $3,959    greater than or equal to 3.0%

    Risk-based capital    $34,235    50.8%          greater than or equal to $5,393    greater than or equal to 8.0%

                                                     As of June 30, 1997

                                                        To be "well-
                                                      capitalized" under
                                                      prompt corrective
                                                      action provisions
                              -----------------------------------------------------------------
                                          Amount                              Ratio
                                                        (In thousands)
    Tangible capital          greater than or equal to $6,599     greater than or equal to 5.0%

    Core Capital              greater than or equal to $7,919     greater than or equal to 6.0%

    Risk-based capital        greater than or equal to $6,741     greater than or equal to 10.0%

                         Frankfort First Bancorp, Inc.

                         June 30, 1997, 1996 and 1995


NOTE K - REGULATORY CAPITAL (continued)

    The Savings Bank's management believes that, under the current regulatory capital regulations, the Savings Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Savings Bank, such as increased interest rates or a downturn in the economy in the Savings Bank's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.


NOTE L - LEGISLATIVE DEVELOPMENTS

    The deposit accounts of the Savings Bank and of other savings associations are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF"). The reserves of the SAIF were below the level required by law, because a significant portion of the assessments paid into the fund were used to pay the cost of prior thrift failures. The deposit accounts of commercial banks are insured by the FDIC through the Bank Insurance Fund ("BIF"), except to the extent such banks have acquired SAIF deposits. The reserves of the BIF met the level required by law in May 1995. As a result of the respective reserve levels of the funds, deposit insurance assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in 1995. In fiscal 1996 and 1997, no BIF assessments were required for healthy commercial banks except for a $2,000 minimum fee.

    Legislation was enacted to recapitalize the SAIF that provided for a special assessment totaling $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. The Savings Bank held $86.3 million in deposits at March 31, 1995, resulting in an assessment of approximately $567,000, or $374,000 after-tax, which was charged to operations in fiscal 1997.

    A component of the recapitalization plan provided for the merger of the SAIF and BIF on January 1, 1999. However, the SAIF recapitalization legislation currently provides for an elimination of the thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. As a result, the Savings Bank would be regulated as a bank under federal laws which would subject it to the more restrictive activity limits imposed on national banks. In the opinion of management, such activity limit restrictions would not have a material effect on the Corporation's financial position or results of operations.

    Under separate legislation related to the recapitalization plan, the Savings Bank is required to recapture as taxable income approximately $140,000 of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. The Savings Bank has provided deferred taxes for this amount and will be permitted to amortize the recapture of the bad debt reserve in taxable income over six years.

                         Frankfort First Bancorp, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         June 30, 1997, 1996 and 1995


NOTE M - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC.

    The following condensed financial statements summarize the financial position of Frankfort First Bancorp, Inc. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for the periods then ended.


                         Frankfort First Bancorp, Inc.
                       STATEMENTS OF FINANCIAL CONDITION
                                   June 30,
                                (In thousands)

    ASSETS                                                                    1997            1996
    Interest-bearing deposits in First Federal Savings Bank
      of Frankfort                                                         $ 2,174         $   160
    Loan receivable from ESOP                                                   --           2,511
    Investment in First Federal Savings Bank of Frankfort                   34,135          32,373
    Prepaid expenses and other                                                 128              62
                                                                           -------         -------
          Total assets                                                     $36,437         $35,106
                                                                           =======         =======
    LIABILITIES AND SHAREHOLDERS' EQUITY

    Other borrowed money                                                   $13,000         $   500
    Dividends payable                                                          295             311
    Deferred compensation                                                      750              --
    Other liabilities                                                           47              30
                                                                           -------         -------
                                                                            14,092             841
    Shareholders' equity
      Common stock                                                              35              35
      Additional paid-in capital                                             5,858          19,595
      Retained earnings                                                     17,532          19,120
      Shares acquired by employee stock benefit plans                         (414)         (4,485)
      Less 65,000 shares of treasury stock - at cost                          (666)             --
                                                                           -------         -------
          Total shareholders' equity                                        22,345          34,265
                                                                           -------         -------
          Total liabilities and shareholders' equity                       $36,437         $35,106
                                                                           =======         =======

                         Frankfort First Bancorp, Inc
                            STATEMENTS OF EARNINGS
                            Periods ended June 30,
                                (In thousands)

                                                                              1997            1996
    Revenue
      Interest income                                                      $   204         $   632
      Equity in earnings of First Federal Savings Bank of Frankfort          1,004           1,519
                                                                           -------         -------
          Total revenue                                                      1,208           2,151

    General and administrative expenses                                      1,667             405
                                                                           -------         -------
          Earnings (loss) before income taxes                                 (459)          1,746

    Federal income taxes (credits)                                             (91)             86
                                                                           -------         -------
          NET EARNINGS (LOSS)                                              $  (368)        $ 1,660
                                                                           =======         =======

                         Frankfort First Bancorp, Inc.

                         June 30, 1997, 1996 and 1995


NOTE M - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

                         Frankfort First Bancorp, Inc.
                           STATEMENTS OF CASH FLOWS
                            Periods ended June 30,
                                (In thousands)


                                                                         1997             1996
    Cash from operating activities:
      Net earnings (loss) for the period                             $   (368)        $  1,660
      Adjustments to reconcile net earnings (loss) to net
      cash provided by (used in) operating activities
        (Undistributed earnings of) excess distributions
          from consolidated subsidiary                                  1,996           (1,519)
        Increase (decrease) in cash due to changes in:
          Prepaid expenses and other assets                               (66)             (62)
          Other liabilities                                               866              341
                                                                     --------         --------
          Net cash provided by operating activities                     2,428              420

    Cash flows provided by (used in) investing activities:
      Issuance of loan to ESOP                                             --           (2,760)
      Purchase of investment in First Federal Savings Bank
        of Frankfort                                                       --          (16,695)
      Proceeds from repayment of loan to ESOP                           2,511              249
                                                                     --------         --------
          Net cash provided by (used in) investing activities           2,511          (19,206)

    Cash flows provided by (used in) financing activities:
      Proceeds from other borrowed money                               13,000              500
      Repayments of other borrowed money                                 (500)              --
      Proceeds from issuance of common stock                               --           33,390
      Payment of dividends on common stock                            (14,759)         (14,944)
      Purchase of treasury stock                                         (666)              --
                                                                     --------         --------
          Net cash provided by (used in) financing activities          (2,925)          18,946
                                                                     --------         --------
    Net increase in cash and cash equivalents                           2,014              160

    Cash and cash equivalents at beginning of period                      160               --
                                                                     --------         --------
    Cash and cash equivalents at end of period                       $  2,174         $    160
                                                                     ========         ========

                         Frankfort First Bancorp, Inc.

                         June 30, 1997, 1996 and 1995


NOTE M - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

    As a condition to regulatory approval of the stock conversion and reorganization to the holding company form of ownership, the Savings Bank agreed to limit the amount of dividends payable to the Corporation. Regulations of the Office of Thrift Supervision (OTS) impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations, a savings association that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (i) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital-to-assets ratio exceeded its fully phased-in capital-to-assets ratio at the beginning of the year or (ii) 75% of its net earnings for the most recent four quarters. Pursuant to such OTS dividend regulations, the Savings Bank had the ability to pay dividends of approximately $11.7 million to the Corporation at June 30, 1997.


NOTE N - CORPORATE REORGANIZATION AND CONVERSION TO STOCK FORM

    On July 26, 1994, the Savings Bank's Board of Directors adopted a plan of conversion (the "Plan") whereby the Savings Bank would convert to the stock form of ownership, followed by the issuance of all of the Savings Bank's outstanding stock to a newly formed holding company, Frankfort First Bancorp, Inc. Pursuant to the Plan, the Corporation offered for sale up to 3,450,000 common shares. The stock offering was completed on July 7, 1995, culminating in the sale of 3,450,000 common shares which, after consideration of offering expenses totaling $1.1 million, and shares acquired by the ESOP totaling $2.7 million, resulted in the receipt of $30.7 million of net equity capital.

    At the completion of the conversion to stock form, the Savings Bank established a liquidation account in an amount equal to retained earnings contained in the final offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Savings Bank after conversion.

    In the event of a complete liquidation (and only in such event), each eligible savings account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to common stock. Except for the repurchase of stock and payment of dividends by the Savings Bank, the existence of the liquidation account will not restrict the use or application of such retained earnings. The Savings Bank may not declare, pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause retained earnings to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for SAIF insured institutions.


                                            BOARD OF DIRECTORS
William C. Jennings                         Charles A. Cotton III                       David G. Eddins
President and Chairman of the Board         Commissioner of the Department              Certified Public Accountant
of the Bank and Company                     of Housing, Building, and
                                            Construction,
                                            Commonwealth of Kentucky

Danny A. Garland                            Herman D. Regan, Jr.                        William M. Johnson
Vice President and Secretary of the         Retired Chairman of the Board               Attorney
Bank and the Company                        and President
                                            Kenvirons, Inc.

Frank McGrath                               C. Michael Davenport
President                                   President
Frankfort Lumber Company                    C. Michael Davenport, Inc.
                                            and Davenport Broadcasting

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
(502) 223-1638

                                            GENERAL INFORMATION

Independent Auditors                        Annual Meeting                              Shareholder Inquiries and
Grant Thornton, LLP                         The Annual Meeting of Share-                Availability of 10-K Report
Suite 900                                   holders will be held on                     A COPY OF THE COM-
625 Eden Park Drive                         November 11, 1997 at 4:30 p.m.              PANY'S ANNUAL REPORT
Cincinnati, Ohio  45202-4181                at First Federal Savings Bank of            ON FORM 10-K FOR THE
                                            Frankfort                                   YEAR ENDED JUNE 30,
Special Counsel                                                                         1997, AS FILED WITH THE
Housley, Kantarian & Bronstein, P.C.        Transfer Agent and Registrar                SECURITIES AND EX-
1220 19th Street, N.W.   Suite 700          Illinois Stock Transfer                     CHANGE COMMISSION
Washington, D.C.  20036                     223 W. Jackson Blvd., Suite                 WILL BE FURNISHED
                                            1210                                        WITHOUT CHARGE TO
                                            Chicago, Illinois  60606                    SHAREHOLDERS AS OF
                                                                                        THE RECORD DATE FOR
                                                                                        THE NOVEMBER 11, 1997
                                                                                        ANNUAL MEETING UPON
                                                                                        WRITTEN REQUEST TO
                                                                                        INVESTOR RELATIONS,
                                                                                        FRANKFORT FIRST BAN-
                                                                                        CORP, INC., P.O. BOX 535
                                                                                        FRANKFORT, KY  40602