Form 10-K, Exhibit 13
period 1998-06-30
FRANKFORT FIRST BANCORP INC
filed 1998-09-28
CIK 930182

                                                                     EXHIBIT 13
                ==============================================

                            FRANKFORT FIRST BANCORP, INC.

                                 ANNUAL REPORT

                                     1998
                ==============================================



                                                               Parent Company of
                                         First Federal Savings Bank of Frankfort



                                                            216 West Main Street
                                                                    P.O. Box 535
                                                            Frankfort, KY  40602

                               TABLE OF CONTENTS


President's Message..........................................................  1

Frankfort First Bancorp, Inc.................................................  2

First Federal Savings Bank of Frankfort......................................  2

Market Information...........................................................  2

Selected Consolidated Financial Information..................................  3

Management's Discussion and Analysis of
  Financial Condition and Results of Operations..............................  5

Independent Auditor's Report................................................. 17

Consolidated Financial Statements:

 Consolidated Statements of Financial Condition.............................. 18

 Consolidated Statements of Operations....................................... 19

 Consolidated Statements of Shareholders' Equity............................. 20

 Consolidated Statements of Cash Flows....................................... 21

 Notes to Consolidated Financial Statements.................................. 23

 Corporate Information....................................................... 46

                         Frankfort First Bancorp, Inc.

           Parent Company of First Federal Savings Bank of Frankfort


President's Message


Dear Shareholder:

We are very happy to present Frankfort First Bancorp's Annual Report to Shareholders for the fiscal year ended June 30, 1998. This was the first full year after the restructuring plan we announced in June, 1997, and management and the Board of Directors are pleased with the results which are especially evidenced by the improvements made in net earnings, return on equity, and the ratio of operating expenses to average assets.

Our net earnings for the year were approximately $1.6 million--which is not quite on pace with our record 1996 fiscal year earnings (earnings of $1.7 million) but was earned on a much smaller capital base. For this reason, our management believes that return on equity is the best indication of the improvements we have made. Our return on equity for the past fiscal year was 6.58% compared to 3.64% in fiscal 1996 and 4.90% in fiscal 1995 (the year prior to our stock conversion). This ratio was negative in fiscal 1997 due to charges resulting from the restructuring plan.

The ratio of operating expenses to average assets was 1.29% in fiscal 1998 compared to 3.45% in fiscal 1997 (a number inflated by the one-time charges of the restructuring plan) and 1.93% in fiscal 1996. We believe this ratio to be very low when compared to other financial institutions and represents general efficiency in our operation and our staff.

Our Board also increased the dividend paid during the past year from $0.18 to $0.20 per adjusted share per quarter beginning with the dividend paid on January 15, 1998. This increase reflects both an increase in earnings per share and an ongoing effort to effectively manage the Company's capital. At current price levels, this represents a dividend yield of better than 5%.

Despite these increased efficiencies in our operations, our stock price has dropped considerably during the year--a trend prevalent in most small bank stocks. Our response includes the commencement of a stock repurchase program announced on August 11, 1998 whereby we intend to purchase up to 81,000 shares or 5% of our outstanding shares. We believe our stock is an attractive investment and its repurchase can provide significant value to our investors.

On a personal note, during the past fiscal year my wife Joyce and I retired from the day-to-day operations of the Bank--myself after 35 years of service and Joyce after 43 years--although both of us have stayed involved in the operations of the Company. It has been an honor and a privilege for us to be associated with First Federal Savings Bank of Frankfort for all these years and we have every confidence in Danny Garland and the other members of the Bank's management and staff.

We look forward to seeing you at our annual meeting and encourage you to give us a call if at any time you have any questions or concerns.

Sincerely,


/s/ William C. Jennings
William C. Jennings
President

FRANKFORT FIRST BANCORP, INC.

          Frankfort First Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Delaware in August 1994 at the direction of the Board of Directors of First Federal Savings Bank of Frankfort ("First Federal" or the "Bank") for the purpose of serving as a savings institution holding company of First Federal upon the acquisition of all of the capital stock issued by First Federal upon its conversion from mutual to stock form (the "Conversion"). The Conversion was completed July 7, 1995, with the Company issuing 1,725,000 (as adjusted) shares of its common stock, par value $0.01 per share (the "Common Stock") to the public, and the Bank issuing all of its outstanding common stock to the Company. Prior to and since the Conversion, the Company had not engaged in any material operations. The Company has no significant assets other than the outstanding capital stock of First Federal. The Company's principal business is the business of First Federal. At June 30, 1998, the Company had total assets of $134.5 million, deposits of $81.9 million and shareholders' equity of $22.7 million.

          In June 1997, the Company's Board of Directors proposed a one-for-two reverse stock split which was approved by the shareholders at the Company's 1997 Annual Meeting of Shareholders. The reverse stock split was effective December 1, 1997. Consequently, all stock information in this report has been adjusted to reflect the split.

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

          As a federally chartered savings institution, First Federal is subject to extensive regulation by the Office of Thrift Supervision ("OTS"). The lending activities and other investments of First Federal must comply with various federal regulatory requirements and the OTS periodically examines First Federal for compliance with various regulatory requirements. The Federal Deposit Insurance Corporation ("FDIC") also has authority to conduct special examinations. First Federal must file reports with the OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Federal Reserve Board.

     Both the Company's and First Federal's executive offices are located at 216
W. Main Street, Frankfort, Kentucky 40601, and their main telephone number is
(502) 223-1638.


MARKET INFORMATION

          The Common Stock began trading under the symbol "FKKY" on the Nasdaq National Market on July 10, 1995. There are currently 1,596,448 shares of the Common Stock outstanding. The number of registered holders of Common Stock on September 15, 1998, was 549.

The following table shows the high and low stock prices for the Common Stock and dividends declared on a quarterly basis for the fiscal years ended June 30, 1998 and 1997.


               Fiscal 1997                                    Dividends
              Quarter ended        High          Low           Declared
              -------------        ----          ---           --------
        September 30, 1996         $24.500      $19.500          $0.18
        December 31, 1996           24.250       21.000           0.18
        March 31, 1997              22.750       19.500           0.18
        June 30, 1997               25.500       16.000           8.18 (1)

              Fiscal 1998
             Quarter ended
             -------------
        September 30, 1997         $23.000      $16.250          $0.18
        December 31, 1997           23.250       17.500           0.20
        March 31, 1998              17.750       15.750           0.20
        June 30, 1998               17.750       14.750           0.20

        --------------------
        (1) Includes $7.20 deemed to constitute a tax-free return of excess capital.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere herein.


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                   At June 30,
                                           -----------------------------------------------------------
                                           1998         1997          1996         1995           1994
                                           ----         ----          ----         ----           ----
                                                             (Dollars in thousands)
Total amount of:
  Assets................................ $  134,485   $  132,038  $  128,513    $  142,772    $  111,955
  Loans receivable, net.................    126,328      120,888     110,331       100,602        98,228
  Cash and investment securities........      4,317        7,601      14,889        38,918        11,027
  Deposits..............................     81,891       85,957      87,777       119,041        89,115
  Advances from FHLB....................     28,260        9,006       4,998         4,416         4,652
  Shareholders' equity--substantially
    restricted (1)......................     22,706       22,345      34,265        18,604        17,715
Number of:
  Real estate loans outstanding.........      2,814        2,732       2,685         2,582         2,585
  Deposit accounts......................      7,671        8,032       8,397         8,500         8,586
  Offices...............................          3            3           3             3             3

----------------------------------------
(1) Consisted solely of retained earnings at June 30, 1994 through June 30, 1995 inclusive.

SUMMARY OF OPERATIONS


                                                                               Year Ended June 30,
                                                  -------------------------------------------------------------------
                                                    1998           1997           1996          1995          1994
                                                    ----           ----           ----          ----          ----
                                                                (Dollars in thousands, except per share data)
Interest income.................................  $    9,751      $  9,226      $  9,699      $  7,809      $   7,434
Interest expense................................       5,685         4,685         4,585         4,234          3,754
                                                  ----------      --------      --------      --------      ---------
Net interest income.............................       4,066         4,541         5,114         3,575          3,680
Provision for loan losses.......................          --             5            12            12             12
Other income....................................          60            61            54            50             58
General, administrative and other expense.......       1,732         4,474         2,669         2,270          1,899
                                                  ----------      --------      --------      --------      ---------
Earnings before federal income taxes............       2,394           123         2,487         1,343          1,827
Federal income taxes............................         814           491           827           454            618
Cumulative effect of change in
  accounting principle..........................          --            --            --            --            (37)
                                                  ----------      --------      --------      --------      ---------
Net earnings (loss).............................  $    1,580      $    368      $  1,660      $    889      $   1,172
                                                  ==========      ========      ========      ========      =========
Earnings (loss) per share:
   Basic........................................  $     1.00      $  (0.23)     $   1.04      $    n/a      $     n/a
   Diluted......................................  $     0.96      $    n/a      $   1.04      $    n/a      $     n/a


                                                                          At or for the Year Ended June 30,
                                                                      -----------------------------------------
                                                                          1998         1997          1996
                                                                          ----         ----          ----
PERFORMANCE RATIOS
   Return on assets (net earnings (loss) divided by
      average total assets).......................................        1.18%        (0.28%)        1.20%
     Return on equity (net earnings (loss) divided by
      average equity).............................................        6.58%        (1.11%)        3.64%
     Equity to assets ratio (average equity divided by
      average total assets).......................................       17.93%        25.49%        33.00%
     Interest rate spread for the period..........................        2.20%         2.34%         2.12%
     Net interest margin for the period...........................        3.11%         3.58%         3.76%
     Operating expenses to average assets.........................        1.29%         3.45%         1.93%
     Ratio of average interest-earning assets to average
       interest-bearing liabilities...............................      120.92%       133.50%       148.78%

REGULATORY CAPITAL RATIOS
     Tangible capital as a percent of assets......................       17.40%        25.86%        25.20%
     Core capital as a percent of assets..........................       17.40%        25.86%        25.20%
     Risk-based capital as a percent of risk-weighted assets......       33.68%        50.80%        51.65%

ASSET QUALITY RATIO
     Non-performing assets to total assets........................        0.27%         0.09%         0.09%
     Loan loss allowance to total assets..........................        0.07%         0.08%         0.07%
     Loan loss allowance to total non-performing assets...........       27.50%        86.21%        80.51%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

          The Company's principal business, since July 7, 1995, has been that of First Federal. The principal business of the Bank consists of accepting deposits from the general public and investing these funds in loans secured by one- to four-family owner-occupied residential properties in the Bank's primary market area. The Bank also invests in loans secured by non-owner occupied one- to four-family residential properties and some churches located in the Bank's primary market area. The Bank also maintains an investment portfolio, most of which is in the form of Federal agency debt instruments and FHLB stock. Also included in the investment portfolio are certificates of deposit at the FHLB and other federally insured financial institutions.

          The Bank's net earnings are dependent primarily on its net interest income, which is the difference between interest income earned on its loan and investment portfolio and interest paid on interest-bearing liabilities. To a lesser extent, the Bank's net earnings are also affected by the level of other income, such as service charges and other fees. In addition to net interest income, net earnings are also affected by the level of general, administrative and other expenses. Also impacting net earnings are competitive conditions in the Bank's market area.

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

RESTRUCTURING PLAN

          In June 1997, the Company's Board of Directors approved a plan designed to improve the Company's profitability through a series of actions consisting of a special cash distribution of $8.00 per share (adjusted), termination of the Company's employee stock ownership plan ("ESOP") and management recognition plan ("MRP") and a one-for-two reverse stock split. The special cash distribution of $8.00 was paid on June 24, 1997 and the reverse stock split was effected on December 31, 1997.

ASSET/LIABILITY MANAGEMENT

          Net interest income, the primary component of the Bank's net earnings, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. First Federal has sought to reduce its exposure to changes in interest rates by matching the effective maturities or repricing characteristics of its interest-sensitive assets with those of its liabilities. Management has emphasized the origination of adjustable rate mortgages with rate adjustments indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes ("NACR"). The Bank also offers fixed-rate mortgages which are fully or partially funded with long-term advances from the FHLB of Cincinnati.
Management believes that advances allow the Bank to respond to customer demand without incurring undue interest rate or credit risk and without increase in operating expenses. At June 30, 1998, first mortgage loans with adjustable rates represented 73.7% of the Bank's mortgage loan portfolio. Nearly all of the Bank's adjustable rate mortgage loans have an annual adjustment cap of one percent and a lifetime cap of five percent. In a rising interest rate environment these caps may restrict the interest rates from increasing at the same pace that the Bank's cost of funds also increase. In addition, some of the rates on adjustable rate mortgages may already be at their lifetime caps or lifetime floors. The Bank currently expects to fund future loan growth from working capital, FHLB advances, and proceeds from deposit growth.

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

          As part of the Bank's interest rate risk policy, the Board of Directors establishes maximum decreases in NPV given these assumed instantaneous changes in interest rates. The Company's exposure to interest rate risk is reviewed on a quarterly basis by the Board of Directors. If estimated changes to NPV are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

          The following table sets forth the interest rate sensitivity of the Bank's NPV as of June 30, 1998 in the event of 1%, 2%, 3%, and 4% instantaneous and permanent increases and decreases in market interest rates, respectively. All market risk-sensitive instruments presented in this table are held to maturity. The Company has no trading securities or securities available for sale.


                                                                                           Board of
                                                      NPV as % of Portfolio                Director
Change                 Net Portfolio Value            Value of Assets                       Limits
              ----------------------------------   ----------------------------           ---------
in Rates      Amount       $ Change     % Change     NPV Ratio Basis Point Changes         % Change
--------      ------       --------    ---------    --------- -------------------         ----------
+40O bp     $  21,989    $  (3,102)        (12%)      17.72%            -72 bp                  50 %
+300 bp        23,564       (1,527)         (6%)      18.46%             +2 bp                  35
+200 bp        24,748         (343)         (1%)      18.90%             +46 bp                 25
+l00 bp        25,324          233           1%       18.93%             +48 bp                 10
   0 bp        25,091                                 18.44%                                    --
-l00 bp        24,109         (982)         (4%)      17.50%             -94 bp                 10
-200 bp        22,561       (2,530)        (10%)      16.21%            -224 bp                 25
-300 bp        20,961       (4,130)        (16%)      14.88%            -356 bp                 35
-400 bp        19,374       (5,717)        (23%)      13.57%            -487 bp                 50

          NPV is calculated by the OTS using information provided by the Company. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

          The preceding table indicates that at June 30, 1998, in the event of a sudden and sustained increase or decrease in prevailing market interest rates, the Company's NPV would generally be expected to decrease. At June 30, 1998 the Company's estimated changes in NPV were within the targets established by the Board of Directors.

     Certain shortcomings are inherent in this method of computing NPV. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, which represent the bank's primary loan product, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In addition, the proportion of adjustable rate loans in the Bank's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

     The OTS's risk-based capital rules incorporate an interest rate risk ("IRR") component. The IRR component is a dollar amount that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets requires the institution to deduct from its capital 50% of that excess change. Under the rule, the OTS calculates the IRR component quarterly for each institution with information as of the preceding quarter end. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS requires any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such a schedule on a quarterly basis. Based on the Bank's asset size and capital ratio at June 30, 1998, it was not subject to any increased capital requirements in connection with its level of interest rate risk.

          The following table sets forth the interest rate risk capital component for the Bank at June 30, 1998 and 1997 given a hypothetical 200 basis point rate change in market interest rate.



                                                                    At         At
                                                                  June 30    June 30
                                                                   1998       1997
Pre-Shock NPV Ratio: NPV as % of Portfolio Value of Assets        18.44%     26.98%
Exposure Measure: Post-Shock NPV Ratio                            16.21%     25.65%
Sensitivity Measure:  Change in NPV Ratio                       (224 bp)   (179 bp)

Interest Rate Risk Capital Component  ($000)                         --         --

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

          The table also represents information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net interest margin." Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                               Year Ended June 30,
                                        --------------------------------------------------------------------------------------------
                                                     1998                            1997                            1996
                                        -----------------------------   -----------------------------   ----------------------------
                                                              Average                         Average                        Average
                                        Average               Yield/    Average               Yield/    Average              Yield/
                                        Balance    Interest    Cost     Balance    Interest    Cost     Balance    Interest   Cost
                                        --------   --------   -------   --------   --------   -------   --------   --------  -------
                                                                           (Dollars in thousands)
Interest-earning assets:
  Loans receivable..................... $124,319   $  9,331     7.51%   $115,690   $  8,579     7.42%   $104,602   $  7,880    7.53%
  Investment securities (1)............    6,325        420     6.64%     11,026        647     5.87%     31,488      1,819    5.78%
                                        --------   --------             --------   --------             --------   --------
    Total interest-earning assets......  130,644      9,751     7.46%    126,716      9,226     7.28%    136,090      9,699    7.13%
Non-interest-earning assets............    3,255                           2,867                           2,030
                                        --------                        --------                        --------
    Total assets....................... $133,899                        $129,583                        $138,120
                                        ========                        ========                        ========

Interest bearing liabilities:
  Deposits............................. $ 83,493      4,000     4.79%   $ 86,826      4,196     4.83%   $ 86,886      4,296    4.94%
  Borrowings...........................   24,552      1,685     6.86%      8,094        489     6.04%      4,586        289    6.30%
                                        --------   --------             --------   --------             --------   --------
    Total interest-bearing liabilities.  108,045      5,685     5.26%     94,920      4,685     4.94%     91,472      4,585    5.01%
                                                   --------                        --------                        --------
Non-interest-bearing liabilities.......    1,849                           1,638                           1,074
                                        --------                        --------                        --------
    Total liabilities..................  109,894                          96,558                          92,546
Shareholders' equity...................   24,005                          33,025                          45,574
                                        --------                        --------                        --------
    Total liabilities and shareholders'
      equity........................... $133,899   $  4,066             $129,583   $  4,541             $138,120   $  5,114
                                        ========   ========             ========   ========             ========   ========
Net yield on interest-earning assets...                         2.20%                           2.34%                          2.12%
                                                              =======                         =======                        =======
Interest rate spread...................                         3.11%                           3.58%                          3.76%
                                                              =======                         =======                        =======
Net interest margin....................
Average interest-earning assets as
  a percentage of average interest-
  bearing liabilities..................                       120.92%                         133.50%                        148.78%
                                                              =======                         =======                        =======

_____________________________________________
(1) Includes interest bearing deposits at other financial institutions.

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


                                                                    Year Ended June 30,
                                      --------------------------------------------------------------------------
                                      1998         vs.         1997                1997        vs.        1996
                                             Increase (Decrease)                         Increase (Decrease)
                                      ------------------------------               -----------------------------
                                                  Due to                                      Due to
                                      ------------------------------               -----------------------------

                                      Volume      Rate       Total                  Volume       Rate      Total
                                      ------      ----       -----                  ------       ----      -----
Interest income:
   Loan portfolio.................    $   647   $  105     $   752                $   825      $ (126)   $   699
   Investment securities (1)......       (328)     101        (227)                (1,200)         28     (1,172)
                                      -------   ------     -------                -------      ------    -------
    Total interest-earning assets.        319      206         525                   (375)        (98)      (473)

Interest expense:
   Savings deposits...............       (169)     (27)       (196)                    (3)        (97)      (100)
   FHLB Advances..................      1,190        6       1,196                    212         (12)       200
                                      -------   ------     -------                -------      ------    -------
  Total interest-bearing
    liabilities...................      1,021      (21)      1,000                    209        (109)       100
                                      -------   ------     -------                -------      ------    -------
Change in net interest income.....    $  (702)  $  227     $  (475)               $  (584)     $   11    $  (573)
                                      =======   ======     =======                =======      ======    =======

--------------------
(1) Includes interest-bearing deposits at other financial institutions.

NOTE REGARDING FORWARD-LOOKING STATEMENTS


          In addition to historical information contained herein, the following discussion contains forward-looking statements that involve risk and uncertainties. Economic circumstances, the Company's operations and the Company's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and the Company's market area generally.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND 1997

          ASSETS: The Company's total assets increased from $132.0 million at June 30, 1997 to $134.5 million at June 30, 1998, an increase of $2.5 million or 1.9%. The increase is due primarily to an increase in net loans receivable which rose from $120.9 million at June 30, 1997, to $126.3 million at June 30, 1998, an increase of $5.4 million or 4.5%. Offsetting the increase in net loans receivable were a decrease in cash and cash equivalents of $1.4 million and a decrease in investment securities of $1.9 million. Cash and cash equivalents decreased from $2.8 million at June 30, 1997 to $1.3 million at June 30, 1998, a decrease of 52.0%. Investment securities decreased from $4.9 million at June 30, 1997 to $3.0 million at June 30, 1998, a decrease of 38.2%.

          Loan disbursements for the year ended June 30, 1998, totaled $36.6 million and were partially offset by principal repayments of $31.2 million and amortization of deferred loan origination fees and costs of $11,000. At June 30, 1998 and 1997, the Company's allowance for loan losses totaled $100,000. That allowance represents approximately 0.07% of total assets and 37.04% of nonperforming assets at June 30, 1998. Nonperforming assets at June 30, 1998 and 1997 were $270,000 and $116,000, respectively, and consisted solely of loans past due 90 days or more but still accruing. While management believes that the allowance for loan losses at June 30, 1998 was adequate under the circumstances, there can be no assurance that unforeseen additions to this allowance will not be necessary. Such additions could adversely affect the Company's results of operations.

          LIABILITIES: The Company's total liabilities increased from $109.7 million at June 30, 1997 to $111.8 million at June 30, 1998, an increase of $2.1 million or 1.9%. The increase is attributed primarily to a net increase in borrowings of $6.3 million. Advances from the FHLB increased by $19.3 million during the fiscal year while other borrowings decreased by $13.0 million. The funds generated from the increase in borrowings were used to fund loan growth and to replace lost deposits. Deposits fell from $86.0 million at June 30, 1997 to $81.9 million at June 30, 1998, a decrease of $4.1 million or 4.7%.

          At June 30, 1997, the Company had borrowed $13.0 million from a commercial bank to fund the $8.00 per share (adjusted) return of capital distribution to shareholders on June 24, 1997. During the year ended June 30, 1998, the Company repaid the loan with proceeds from various FHLB advances. Management believes that, when compared to other sources of funds, FHLB advances offer plans and terms that can be more easily matched to the characteristics of the Company's interest-earning assets.

          SHAREHOLDERS' EQUITY: Shareholders' equity increased from $22.3 million at June 30, 1997 to $22.7 million at June 30, 1998, an increase of $361,000 or 1.6%. The net increase to retained earnings was $314,000 or 1.8%. This increase consists of the $1.6 million in net earnings for the year ended June 30, 1998, less the $1.3 million returned to the shareholders in the form of dividends. Other items impacting shareholders' equity include final distribution of the Company's stock benefit plans and the associated acquisition of some of its outstanding common shares. The distribution of shares acquired by the Company's stock benefit plans resulted in an increase in shareholders' equity of $414,000. The Company acquired approximately 21,000 of its common shares resulting in an increase in treasury stock of $367,000. At June 30, 1998, the Company's book value per share was $14.02 compared to $13.88 at June 30, 1997 (adjusted).

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1998 AND 1997


          NET EARNINGS: Net earnings increased from a net loss of $368,000 for the year ended June 30, 1997 to $1.6 million for the year ended June 30, 1998. The increase is primarily attributable to a decrease in general, administrative and other expense of $2.7 million, which was partially offset by a $475,000 decrease in net interest income and a $323,000 increase in total federal income taxes.

          NET INTEREST INCOME: Net interest income decreased from $4.5 million for the year ended June 30, 1997 to $4.1 million for the year ended June 30, 1998, a decrease of $475,000 or 10.5%. An increase in interest expense of $1.0 million was partially offset by an increase in interest income of $525,000.

          INTEREST INCOME: Interest income increased from $9.2 million for the year ended June 30, 1997 to $9.8 million for the year ended June 30, 1998, an increase of $525,000 or 5.7%. The increase is related primarily to an increase in interest income from loans which rose from $8.6 million for the year ended June 30, 1997 to $9.3 million for the year ended June 30, 1998, an increase of $752,000 or 8.8%. Offsetting the increase in interest income from loans was a decrease in interest income from investment securities and interest-bearing deposits and other of $159,000 and $68,000, respectively. The decrease in the investment portfolio represents management's intentional shift in the composition of the interest-earning assets of the Company. While the average yield on both loans receivable and investment securities increased from the year ended June 30, 1997 to the year ended June 30, 1998, the average yield on loans receivable remains higher than that of investment securities. Consequently, management has sought to maximize interest income by shifting resources to loans receivable during the year ended June 30, 1998, as interest rates in the economy overall were generally decreasing.

          INTEREST EXPENSE: Interest expense increased from $4.7 million for the year ended June 30, 1997 to $5.7 million for the year ended June 30, 1998, an increase of $1.0 million or 21.3%. The increase was due primarily to an increase in the level of borrowings which rose from $22.0 million at June 30, 1997 to $28.3 million at June 30, 1998. The associated interest expense from the Company's borrowings increased from $489,000 for the year ended June 30, 1997 to $1.7 million for the year ended June 30, 1998, an increase of $1.2 million or 244.6%. Although at June 30, 1997 the Company owed $13.0 million to another financial institution, the Company's borrowings were primarily composed of FHLB advances for the year ended June 30, 1998. Offsetting somewhat the increase in interest expense on borrowings was a decrease in interest expense on deposits. Interest expense on deposits decreased from $4.2 million for the year ended June 30, 1997 to $4.0 million for the year ended June 30, 1998, a decrease of $196,000 or 4.7%. Management expected interest expense to increase during the fiscal year ended June 30, 1998, due to the borrowing of $13.0 million to fund the special $8.00 per share (adjusted) distribution paid to shareholders on June 24, 1997. Management expects that the proportion of interest expense attributable to FHLB advances will continue to grow as advances are used to fund loan growth. In general, rates paid on FHLB advances are greater than rates paid on deposits (see "Comparison of Financial Condition--Liabilities").

          PROVISION FOR LOAN LOSSES: The Company's provision for loan losses decreased from $5,000 for the year ended June 30, 1997 to no provision for the year ended June 30, 1998. While there can be no assurance that the allowance for loan losses (see "Comparison of Financial Condition--Assets") will be adequate to cover losses on nonperforming assets in the future, management believes that the allowance for loan losses was sufficient at June 30, 1998 and, consequently, made no provision for the year then ended.

          OTHER OPERATING INCOME: Other operating income decreased from $61,000 for the year ended June 30, 1997 to $60,000 for the year ended June 30, 1998, a decrease of $1,000 or 1.6%. Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

          GENERAL, ADMINISTRATIVE AND OTHER EXPENSE: General, administrative and other expense decreased 61.3% from $4.5 million for the year ended June 30, 1997 to $1.7 million for the year ended June 30, 1998. While the Company experienced decreases in nearly every expense category in this area compared to the prior year, decreases in employee compensation and benefits and Federal deposit insurance premiums were primarily responsible for the overall reduction in expense.

          Employee compensation and benefits decreased from $2.9 million for the year ended June 30, 1997 to $919,000 for the year ended June 30, 1998, a decrease of $2.0 million or 68.0%. The primary reason for the decrease in employee compensation and benefits was the termination of the Company's MRP and ESOP.

          The FDIC premiums paid by the Company for the year ended June 30, 1997, included a one-time special assessment of $567,000 to recapitalize the Savings Association Insurance Fund ("SAIF"). Accordingly, Federal deposit insurance premiums decreased from $725,000 for the year ended June 30, 1997 to $54,000 for the year ended June 30, 1998, a decrease of $671,000 or 92.6%. Management expects the lower level of insurance expense to continue into the foreseeable future.

          Franchise and other taxes decreased from $149,000 for the year ended June 30, 1997 to $93,000 for the year ended June 30, 1998, a decrease of $56,000 or 37.6%. This decrease is due primarily to an overpayment of the Delaware franchise tax in the year ended June 30, 1997.

          INCOME TAX: The effective income tax rate for the years ended June 30, 1998 and 1997 was 34.0%. Although the Company experienced a net loss for the year ended June 30, 1997, a provision of $491,000 was made for federal income taxes for that year. The charge was due primarily to the nondeductibility of expenses associated with the termination of the ESOP for income tax purposes.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

          NET EARNINGS: Net earnings decreased from a total of $1.7 million for the year ended June 30, 1996 to a net loss of $368,000 for the year ended June 30, 1997, a difference of $2.0 million. The primary reason for the decline in earnings was the one-time charge to terminate the Company's MRP and ESOP plans. Other factors included the decrease in net interest income caused by the decrease in interest-earning assets as a result of the $8 per share (adjusted) special distribution paid to shareholders on June 3, 1996 and the one-time assessment of $567,000 to recapitalize the Savings Association Insurance Fund ("SAIF").

          NET INTEREST INCOME: Net interest income decreased from $5.1 million for the year ended June 30, 1996 to $4.5 million for the year ended June 30, 1997, a decrease of $573,000 or 11.2%. The primary reason for the decrease was the $473,000 decrease in interest income.

          INTEREST INCOME: Interest income decreased from $9.7 million for the year ended June 30, 1996 to $9.2 million for the year ended June 30, 1997, a decrease of $473,000 or 4.9%. The primary reason for this decrease was the $9.4 million decrease in average interest-earning assets that resulted from the special distribution paid to shareholders on June 3, 1996 in the amount of $13.8 million. Average interest-earning assets decreased from $136.1 million for the year ended June 30, 1996 to $126.7 million for the year ended June 30, 1997.

          INTEREST EXPENSE: Interest expense increased from $4.6 million for the year ended June 30, 1996 to $4.7 million for the year ended June 30, 1997, an increase of $100,000 or 2.2%. The increase was due to the $3.5 million increase in the level of average FHLB advances outstanding, which was partially offset by a slight decrease in the average rate paid on deposits. Management expects interest expense to increase in future periods due to the borrowing of $13.0 million to fund the special $8 per share (adjusted) distribution paid to shareholders on June 24, 1997.

          PROVISION FOR LOAN LOSSES: The Company's provision for losses on loans for the year ended June 30, 1997 was $5,000 compared to $12,000 for the year ended June 30, 1996. The Board of Directors periodically reviews the allowance for loan losses and has determined that, based on a variety of factors, this allowance was adequate. There can be no assurance that the allowance for loan losses will be adequate to cover losses on nonperforming assets in the future.

          OTHER OPERATING INCOME: Other operating income increased from $54,000 for the year ended June 30, 1996 to $61,000 for the year ended June 30, 1997. Other operating income is generally comprised of service charges and fees on loan and deposit accounts.

          GENERAL, ADMINISTRATIVE, AND OTHER EXPENSE: General, administrative, and other expense increased from $2.7 million for the year ended June 30, 1996 to $4.5 million for the year ended June 30, 1997, an increase of $1.8 million or 67.6%. Expense for employee compensation and benefits increased by $1.3 million, which primarily relates to the termination of the MRP and ESOP, although approximately $100,000 of this increase represented the payment required under the MRP to the estate of Director Joseph R. Johnson subsequent to his death. Management fully expects that expense for compensation and benefits will be significantly reduced in future periods due to the elimination of the ongoing expense of these two plans. Also, the termination of the plans eliminates potential unexpected expenses associated with the plans such as payments to participants who die or become disabled or increased expenses due to increases in the market value of the Company's stock.

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

          INCOME TAX: The effective tax rate for the year ended June 30, 1996 was 33.3%. Although the Company experienced a net loss in the year ended June 30, 1997, the Company did provide for $491,000 in federal income taxes due to the fact that most of the expense involved with the termination of the ESOP was not deductible for income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

          Since July 7, 1995, the Company has had no business other than that of the Bank and investment of the portion of the net Conversion proceeds retained by the Company. Management believes that dividends that may be paid from the Bank to the Company will provide sufficient funds for its future operations, including the servicing of any debt which may exist. The Company's primary sources of liquidity are dividends paid by the Bank. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. At June 30, 1998, the Bank exceeded all regulatory minimum capital requirements.

          The Bank's primary sources of funds are (i) cash generated from operations, (ii) deposits, and (iii) principal repayments on loans, and (iv) advances from the FHLB of Cincinnati. As reflected in the Consolidated Statements of Cash Flows, net cash flow provided by operating activities for fiscal years 1998, 1997, and 1996 was $1.5 million, $2.0 million and $2.6 million, respectively.

          Net cash used in investing activities for fiscal years 1998, 1997, and 1996 was $3.8 million, $6.6 million and $18.9 million, respectively. Amounts fluctuate from period to period primarily as a result of the volume of principal repayments on loans and loan disbursements.

          Net cash provided by financing activities was $929,000 and $1.6 million for fiscal years 1998 and 1997. Net cash used in financing activities was $16.5 million for fiscal year 1996.

          The primary investing activity of the Bank is the origination of mortgage loans. During the years ended June 30, 1998, 1997 and 1996, the Bank originated loans of $36.6 million, $33.5 million and $32.2 million, respectively. Other investing activities include investment in Federal agency issues, FHLB certificates of deposit and insured certificates of deposit in other institutions. The Bank may in the future consider other investing activities that may provide higher yields. The primary financing activity of the Bank is the attraction of savings deposits, though the Bank has somewhat reduced its reliance on deposits as a source of funds in recent periods due to the competitive conditions in First Federal's market area.

          Another source of liquidity is the Bank's ability to obtain advances from the FHLB of Cincinnati. In addition, the Bank maintains a portion of its investments in FHLB overnight funds that are available when needed.


          The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratios at June 30, 1998 and 1997 were 4.0% and 5.0%, respectively. The Bank's average daily liquidity during June 1998, 1997, and

1996 was 6.07%, 7.8% and 10.4%, respectively. Historically, management has sought to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. If necessary, the Bank could elect to increase its borrowings from the FHLB of Cincinnati or increase its rates on deposits in order to generate additional funds. The result of such action could adversely affect neat earnings in future periods. See "---Comparison of Financial Condition at June 30, 1998 and 1997."


          The Bank's most liquid asset is cash held in an interest-bearing demand and overnight deposit accounts at the FHLB of Cincinnati. The level of cash available at any point in time is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 1998, 1997, and 1996, cash and cash equivalents totaled $1.3 million, $2.8 million and $5.8 million, respectively.

          Management believes that the Bank will have sufficient funds available to meet its current commitments. At June 30, 1998, the Bank had commitments to originate loans of $2.0 million. Additionally, the bank was obligated under unused lines of credit totaling $5.0 million. Certificates of deposit which were scheduled to mature in less than one year at June 30, 1998, totaled $44.8 million. On the basis of historical experience, management believes that a significant portion of such deposits will remain with the Bank.

IMPACT OF INFLATION AND CHANGING PRICES

          The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles, which required the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased costs of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

          In June 1996, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125. "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," that provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishment of liabilities. SFAS No. 125 introduces an approach to accounting for transfers of financial assets that provides a means of dealing with more complex transactions in which the seller disposes of only a partial interest in the assets, retains rights or obligations, makes use of special purpose entities in the transaction, or otherwise has continuing involvement with the transferred assets. The new accounting method, the financial components approach, provides that the carrying amount of the financial assets transferred be allocated to components of the transaction based on their relative fair values. SFAS No. 125 provides criteria for determining whether control of assets has been relinquished and whether a sale has occurred. If the transfer does not qualify as a sale, it is accounted for as a secured borrowing. Transactions subject to the provisions of SFAS No. 125 include, among others, transfers involving repurchase agreements, securitizations of financial assets, loan participations, factoring arrangements, and transfers of receivables with recourse.

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

          SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1997 and is to be applied prospectively. Earlier or retroactive application is not permitted. The Company adopted SFAS No. 125 effective January 1, 1998, as required, without material effect on the consolidated financial position or results of operations.

          In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive
Income."   SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

          SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 is not expected to have a material impact on the Company's financial statements.

          In June, 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, SFAS No. 131 requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements and also requires that selected information be reported in interim financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 is not expected to have a material impact on the Company's financial statements.

OTHER MATTERS -- YEAR 2000 COMPLIANCE

          As with all providers of financial services, the Bank's operations are heavily dependent on information technology systems. The Bank is addressing the potential problems associated with the possibility that the computers that control or operate the Bank's information technology system and infrastructure may not be programmed to read four-digit date codes and, upon arrival of the year 2000, may recognize the two-digit code "00" as the year 1900, causing systems to fail to function or to generate erroneous data. The Bank is working with the companies that supply or service its information technology systems to identify and remedy any year 2000 related problems.

          The Bank is particularly dependent upon The BISYS Group, Inc. ("BISYS"), a provider of information processing systems to banks. Through BISYS, the Bank processes all of its daily transactions and keeps records of all loan and deposit accounts, as well as other functions. The Bank's management has been working closely with BISYS to monitor their efforts to renovate their systems. In November, 1998, the Bank will begin a comprehensive testing program through BISYS. During the test, the Bank will use the same hardware and software that it will use after the year 2000. BISYS is making available a set of data extracted from the Bank's data files. The data will be aged to certain key dates associated with year 2000 compliance for the purposes of testing. Testing is expected to conclude in March, 1999. Procedures are in place to notify BISYS of any processing errors found during testing. In the event that the Bank determines that the BISYS system is not capable of processing data after the year 2000 and that the system cannot be properly renovated, the Bank has the option of switching to another BISYS software system that was designed to be year 2000 compliant. There would be no charge from BISYS to make this switch; however, the Bank may incur significant costs in training its employees on this new system. The Bank also has procedures in place to address short-term unavailability of the BISYS system.

          The Company expects that there will be some expense incurred as a result of preparing for the year 2000. The Bank has decided to replace some older computer hardware which is at or near the end of its useful life. The new equipment will be year 2000 compliant and will have sufficient capacity to run BISYS's year 2000 compliant software. Management has assessed the impact of such cost on the Company's net earnings in future periods. Generally, management expects that the Bank will spend approximately $80,000 on hardware, software, the testing program, and other year 2000 related expenses. Of this amount, approximately $10,000 was incurred during the year ended June 30, 1998. Management expects a cost of $30,000 to $40,000 to be incurred in the fiscal year ending June 30, 1999, with the remainder to be incurred in subsequent fiscal years as hardware is depreciated--at a cost of $6,000 to $10,000 per year. At the present time, management believes that these costs are an accurate reflection of the Bank's needs in order to establish year 2000 readiness; however, if the Bank is ultimately required to purchase replacement computer systems, programs, and equipment or incur substantial unforeseen expense to make the Bank's current systems, programs, and equipment year 2000 compliant, the Company's net earnings and financial condition could be adversely affected.

          In addition to BISYS, the Bank is dependent on numerous other providers of services ranging from specific bank-related services (such as check processing and ATM operations) to general environmental and administrative support services such as electrical power and telephone service. The Bank has attempted to identify such services on which it is most dependent and to contact each provider to determine their level of year 2000 readiness. In most cases, the Bank is unable to independently verify that such services are or will be year 2000 compliant. The Bank may or may not have the option of switching to other service providers. The Bank's management is working to establish contingency plans as to how it may best respond to the inability to utilize these services. In most cases, management does not foresee a substantial impact on its financial condition and future earnings. However, it is possible that situations could occur that are beyond the Bank's control that would have significant impact on its financial conditions and earnings--such as widespread electrical power failure.

          While it is possible that the Bank could incur losses if loan payments are delayed due to year 2000 problems affecting its borrowers, management believes that such losses are unlikely given the composition of the Bank's loan portfolio, which is primarily composed of 1-4 family residential mortgages. Likewise, it is possible that the Bank could incur losses if its level of deposits decreased due to withdrawals from depositors in anticipation of or in response to problems with their access to funds from other sources, such as the delay or incapacity of their employers' payroll processing systems.

                [LETTERHEAD OF GRANT THORNTON LLP APPEARS HERE]

              Report of Independent Certified Public Accountants
              --------------------------------------------------

Board of Directors
Frankfort First Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Frankfort First Bancorp, Inc. as of June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended June 30, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Frankfort First Bancorp, Inc. as of June 30, 1998 and 1997, and the consolidated results of its operations and its consolidated cash flows for each of the years ended June 30, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP
----------------------
Cincinnati, Ohio
August 28, 1998

                         FRANKFORT FIRST BANCORP, INC.

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                   June 30,
                       (In thousands, except share data)

ASSETS                                                                                      1998        1997

Cash and due from banks                                                                   $    201    $    161
Interest-bearing deposits in other financial institutions                                    1,120       2,590
                                                                                          --------    --------
          Cash and cash equivalents                                                          1,321       2,751

Certificates of deposit in other financial institutions                                        200         200
Investment securities held to maturity - at amortized cost, approximate market value
  of $2,995 and $4,819 as of June 30, 1998 and 1997                                          2,996       4,850
Loans receivable - net                                                                     126,328     120,888
Office premises and equipment - at depreciated cost                                          1,503       1,573
Federal Home Loan Bank stock - at cost                                                       1,494       1,156
Accrued interest receivable on loans                                                           342         316
Accrued interest receivable on investments and
  interest-bearing deposits                                                                     58          79
Prepaid expenses and other assets                                                               90          95
Prepaid federal income taxes                                                                    97           -
Deferred federal income taxes                                                                   56         130
                                                                                          --------    --------

          Total assets                                                                    $134,485    $132,038
                                                                                          ========    ========

          LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                                  $ 81,891    $ 85,957
Advances from the Federal Home Loan Bank                                                    28,260       9,006
Other borrowed money                                                                             -      13,000
Advances by borrowers for taxes and insurance                                                  305         298
Accrued interest payable                                                                        85         129
Other liabilities                                                                            1,238       1,162
Accrued federal income taxes                                                                     -         141
                                                                                          --------    --------
          Total liabilities                                                                111,779     109,693

Commitments                                                                                      -           -

Shareholders' equity
  Preferred stock, 5,000,000 shares authorized, $.01 par value;
    no shares issued                                                                             -           -
  Common stock, 3,750,000 and 7,500,000 shares authorized, $.01 par value;
    1,672,473 and 3,344,996 shares issued                                                       17          33
  Additional paid-in capital                                                                 5,876       5,860
  Retained earnings - restricted                                                            17,846      17,532
  Shares acquired by stock benefit plans                                                         -        (414)
  Less 53,325 and 32,500 shares of treasury stock - at cost                                 (1,033)       (666)
                                                                                          --------    --------
          Total shareholders' equity                                                        22,706      22,345
                                                                                          --------    --------

          Total liabilities and shareholders' equity                                      $134,485    $132,038
                                                                                          ========    ========

The accompanying notes are an integral part of these statements.

                         FRANKFORT FIRST BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          For the year ended June 30,
                       (In thousands, except share data)

                                                                1998     1997      1996
Interest income
  Loans                                                        $9,331   $8,579    $7,880
  Investment securities                                           220      379       486
  Interest-bearing deposits and other                             200      268     1,333
                                                               ------   ------    ------
          Total interest income                                 9,751    9,226     9,699

Interest expense
  Deposits                                                      4,000    4,196     4,296
  Borrowings                                                    1,685      489       289
                                                               ------   ------    ------
          Total interest expense                                5,685    4,685     4,585
                                                               ------   ------    ------

          Net interest income                                   4,066    4,541     5,114

Provision for losses on loans                                       -        5        12
                                                               ------   ------    ------

          Net interest income after provision
            for losses on loans                                 4,066    4,536     5,102

Other operating income                                             60       61        54

General, administrative and other expense
  Employee compensation and benefits                              919    2,869     1,522
  Occupancy and equipment                                         150      162       167
  Federal deposit insurance premiums                               54      725       231
  Franchise and other taxes                                        93      149       149
  Data processing                                                 136      126       123
  Other operating                                                 380      443       477
                                                               ------   ------    ------
          Total general, administrative and other expense       1,732    4,474     2,669
                                                               ------   ------    ------

          Earnings before income taxes                          2,394      123     2,487

Federal income taxes
  Current                                                         740      579       857
  Deferred                                                         74      (88)      (30)
                                                               ------   ------    ------
          Total federal income taxes                              814      491       827
                                                               ------   ------    ------

          NET EARNINGS (LOSS)                                  $1,580   $ (368)   $1,660
                                                               ======   ======    ======

          EARNINGS (LOSS) PER SHARE
            Basic                                               $1.00    $(.23)    $1.04
                                                               ======   ======    ======

            Diluted                                              $.96      N/A     $1.04
                                                               ======   ======    ======

The accompanying notes are an integral part of these statements.

                         FRANKFORT FIRST BANCORP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

               For the years ended June 30, 1998, 1997 and 1996
                       (In thousands, except share data)

                                                                                                   SHARES
                                                                     ADDITIONAL                   ACQUIRED
                                                           COMMON      PAID-IN     RETAINED       BY STOCK     TREASURY
                                                            STOCK      CAPITAL     EARNINGS    BENEFIT PLANS     STOCK   TOTAL

Balance at July 1, 1995                                     $  -      $      -     $18,604     $     -         $     -    $ 18,604

Net proceeds from issuance of common stock                    35        33,355           -      (2,710)              -      30,680
Shares acquired by stock benefit plans                         -             -           -      (1,974)              -      (1,974)
Principal repayments on loan to ESOP and amortization of
  expense related to stock benefit plans                       -            40           -         199               -         239
Net earnings for the year ended June 30, 1996                  -             -       1,660           -               -       1,660
Capital distributions of $8.72 per common share                -       (13,800)     (1,144)          -               -     (14,944)
                                                            ----      --------     -------     -------         -------    --------

Balance at June 30, 1996                                      35        19,595      19,120      (4,485)              -      34,265

Purchase of treasury shares                                    -             -           -           -            (666)       (666)
Principal repayments on loan to ESOP in conjunction
  with pending termination of the plan                         -          (197)          -       4,071               -       3,874
Net loss for the year ended June 30, 1997                      -             -        (368)          -               -        (368)
Capital distributions of $8.72 per common share                -       (13,540)     (1,220)          -               -     (14,760)
Retirement of common shares held in MRP                       (2)            2           -           -               -           -
                                                            ----      --------     -------     -------         -------    --------

Balance at June 30, 1997                                      33         5,860      17,532        (414)           (666)     22,345

Effect of 2 for 1 reverse stock split                        (16)           16           -           -               -           -
Amortization expense related to stock benefit plans            -             -           -         414            (367)         47
Net earnings for the year ended June 30, 1998                  -             -       1,580           -               -       1,580
Capital distributions of $.78 per common share                 -             -      (1,266)          -               -      (1,266)
                                                            ----      --------     -------     -------         -------    --------

Balance at June 30, 1998                                    $ 17      $  5,876     $17,846     $     -         $(1,033)   $ 22,706
                                                            ====      ========     =======     =======         =======    ========


The accompanying notes are an integral part of these statements.

                         FRANKFORT FIRST BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          For the year ended June 30,
                                (In thousands)

                                                                          1998        1997        1996
Cash flows from operating activities:
  Net earnings (loss) for the year                                      $  1,580    $   (368)   $  1,660
  Adjustments to reconcile net earnings (loss) to net cash
  provided by (used in) operating activities:
    Amortization of discounts and premiums on loans,
      investments and mortgage-backed securities - net                         4          22           5
    Amortization of deferred loan origination fees                           (11)        (21)        (11)
    Depreciation and amortization                                             78          89          93
    Provision for losses on loans                                              -           5          12
    Amortization of expense related to stock benefit plans                    47       1,605         239
    Federal Home Loan Bank stock dividends                                   (92)        (78)        (88)
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable                                             (5)         25        (208)
      Prepaid expenses and other assets                                        5          31         569
      Other liabilities                                                       32         585         315
      Federal income taxes
        Current                                                             (238)        162           1
        Deferred                                                              74         (88)        (30)
                                                                        --------    --------    --------
          Net cash provided by operating activities                        1,474       1,969       2,557

Cash flows provided by (used in) investing activities:
  Purchase of investment securities designated as held to maturity        (4,000)          -     (12,776)
  Proceeds from maturity of investment securities                          5,850       4,000       4,000
  Purchase of Federal Home Loan Bank stock                                  (246)          -           -
  Loan principal repayments                                               31,153      22,939      22,483
  Loan disbursements                                                     (36,582)    (33,480)    (32,213)
  Purchase of office premises and equipment                                   (8)        (56)       (378)
                                                                        --------    --------    --------
          Net cash used in investing activities                           (3,833)     (6,597)    (18,884)

Cash flows provided by (used in) financing activities:
  Net decrease in deposit accounts                                        (4,066)     (1,820)    (31,264)
  Proceeds from Federal Home Loan Bank advances                           32,500       4,500         904
  Repayment of Federal Home Loan Bank advances                           (13,246)       (492)       (322)
  Proceeds from other borrowed money                                           -      13,000         500
  Repayment of other borrowed money                                      (13,000)       (500)          -
  Advances by borrowers for taxes and insurance                                7          31         (53)
  Net proceeds from the issuance of common stock                               -           -      30,680
  Purchase of shares for stock benefit plans                                   -           -      (1,974)
  Principal repayments on ESOP loan in conjunction with pending
    termination of the plan - net                                              -       2,269           -
  Capital distributions paid on common stock                              (1,266)    (14,760)    (14,944)
  Acquisition of treasury stock                                                -        (666)          -
                                                                        --------    --------    --------
          Net cash provided by (used in) financing activities                929       1,562     (16,473)
                                                                        --------    --------    --------

Net decrease in cash and cash equivalents                                 (1,430)     (3,066)    (32,800)

Cash and cash equivalents at beginning of year                             2,751       5,817      38,617
                                                                        --------    --------    --------

Cash and cash equivalents at end of year                                $  1,321    $  2,751    $  5,817
                                                                        ========    ========    ========

                         Frankfort First Bancorp, Inc.

                          For the year ended June 30,
                                (In thousands)


                                                        1998     1997     1996

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes                               $1,040   $  405   $  909
                                                       ======   ======   ======

    Interest on deposits and borrowings                $5,729   $4,694   $4,613
                                                       ======   ======   ======

The accompanying notes are an integral part of these statements.

                         FRANKFORT FIRST BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         June 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  On July 26, 1994, the Board of Directors of First Federal Savings Bank of Frankfort (the "Savings Bank") adopted a Plan of Conversion whereby the Savings Bank would convert to the stock form of ownership (the "Conversion"), followed by the issuance of all of the Savings Bank's outstanding stock to a newly formed holding company, Frankfort First Bancorp, Inc. (the "Corporation"), and the issuance of common shares of the Corporation to subscribing members of the Savings Bank. The conversion to the stock form of ownership was completed on July 7, 1995, culminating in the Corporation's issuance of 1,7250,000 (as adjusted) common shares. Condensed financial statements of the Corporation as of and for the periods ended June 30, 1998 and 1997 are presented in Note M. Future references are made to either the Corporation or the Savings Bank as applicable.

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

                         June 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  2.  Investment Securities
      ---------------------

  The Corporation accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively. At June 30, 1998 and 1997, the Corporation had designated all investment securities as held-to-maturity.

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

                         June 30, 1998, 1997 and 1996


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

  The Savings Bank accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. The Savings Bank's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

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

  At June 30, 1998 and 1997, the Savings Bank had no loans that would be defined as impaired under SFAS No. 114.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1998, 1997 and 1996


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

  8.  Retirement and Employee Benefit Plans
      -------------------------------------

  In conjunction with the Conversion, the Corporation implemented an Employee Stock Ownership Plan ("ESOP"). The ESOP provided retirement benefits for substantially all employees who had completed one year of service and had attained the age of 21. Expense recognized related to the ESOP totaled approximately $238,000 for the year ended June 30, 1996. During the fiscal year ended June 30, 1997, the Board elected to terminate the ESOP and had filed with the Internal Revenue Service for a favorable determination letter in this

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  8.  Retirement and Employee Benefit Plans (continued)
      -------------------------------------

  regard. Payment of the fiscal 1997 scheduled ESOP loan installment, coupled with accelerated principal payments related to the pending plan termination, resulted in 102,364 (adjusted) common shares being committed for release to participants with a corresponding $1.5 million charge to compensation expense during the fiscal year ended June 30, 1997. The Corporation recognized approximately $47,000 in expense upon final termination of the ESOP during the fiscal year ended June 30, 1998. References to share totals have been adjusted to reflect the Corporation's reverse two-for-one stock split effected during fiscal 1998.

  The Corporation also had a Management Recognition Plan ("MRP"). Subsequent to the Conversion the MRP purchased 68,460 shares of common stock in the open market. All of the shares available under the MRP were granted to executive officers, directors and employees of the Savings Bank upon receipt of shareholder approval of the MRP. Common stock granted under the MRP vested over a five year period at twenty percent per year, commencing in January 1996. A provision of $52,000 and $178,000 related to the MRP was charged to expense for the fiscal years ended June 30, 1997 and 1996. During fiscal 1997, the Board of Directors terminated the MRP. In conjunction therewith, the Corporation received cash of $900,000 and 52,524 common shares at fair value from the MRP. The common shares received upon termination of the MRP were placed in treasury and simultaneously deemed retired. Coincident with termination of the MRP, the Corporation established a deferred unfunded compensation plan liability for the benefit of management and the directors. The Corporation recognized $63,800 in expense under this plan for the fiscal year ended June 30, 1998, while no expense was recognized for fiscal 1997.

  During fiscal 1995, the Savings Bank transferred its defined benefit funds into a multiemployer defined benefit pension plan. All employees over 21 years of age enter this plan at the first entrance date after completing one year of service. The Savings Bank recorded expense totaling $72,000 and $88,000 for the fiscal years ended June 30, 1997 and 1996, respectively, while no such expense was recorded during fiscal year ended June 30, 1998.

  9.  Earnings Per Share and Dividends Per Share
      ------------------------------------------

  Basic earnings per share is computed based upon the weighted-average shares outstanding during the period less shares in the ESOP that are unallocated and not committed to be released. Weighted-average common shares deemed outstanding, which gives effect to a reduction for 46,732, 125,339 and 125,555 weighted-average unallocated shares held by the ESOP, totaled 1,572,379, 1,583,196 and 1,599,445 for the fiscal years ended June 30, 1998, 1997 and 1996, respectively.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  9.  Earnings Per Share and Dividends Per Share (continued)
      ------------------------------------------

  Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation's stock option plan. Weighted-average common shares deemed outstanding for purposes of computing diluted earnings per share totaled 1,640,817 and 1,601,086 for the fiscal years ended June 30, 1998 and 1996, respectively.

  Effective during the fiscal year ended June 30, 1998, the Corporation began presenting earnings per share pursuant to the provisions of SFAS No. 128, "Earnings per Share." Accordingly, the fiscal 1997 and 1996 earnings per share presentation has been revised to conform to SFAS No. 128.

  During each of the fiscal years ended June 30, 1997 and 1996, the Corporation declared dividends of $8.72 (adjusted) per common share. Of this amount, $8.00 per share was paid in June 1997, and $8.00 per share was paid in June 1996, from funds retained by the Corporation in the Conversion and were deemed by management to constitute a return of excess capital. Accordingly, the Corporation charged each of these capital distributions to additional paid-in-capital. Management had obtained a Private Letter Ruling from the Internal Revenue Service which states that the Corporation's dividend payments in excess of accumulated earnings and profits are considered a tax-free return of capital for federal income tax purposes. As a result, management believes that $7.20 and $8.24 of the distributions paid during the fiscal years ended June 30, 1997 and 1996, respectively, constituted a tax-free return of capital.

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

                         June 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  10.  Fair Value of Financial Instruments (continued)
       -----------------------------------

  The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 1998 and 1997:

          Cash and cash equivalents:  The carrying amounts presented in the
          -------------------------
          consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

          Certificates of deposit in other financial institutions:  The carrying
          -------------------------------------------------------
          amounts presented in the consolidated statements of financial condition for certificates of deposit in other financial institutions are deemed to approximate fair value.

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

                         June 30, 1998, 1997 and 1996


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

          Commitments to extend credit:  For fixed-rate and adjustable-rate loan
          ----------------------------
          commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at June 30, 1998 and 1997, was not material.

  Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at June 30 are as follows:


                                                                1998                  1997
                                                       CARRYING       FAIR   CARRYING       FAIR
                                                          VALUE      VALUE      VALUE      VALUE
                                                                    (In thousands)
  Financial assets
    Cash and cash equivalents                          $  1,321   $  1,321   $  2,751   $  2,751
    Certificates of deposit in other financial
      institutions                                          200        200        200        200
    Investment securities                                 2,996      2,995      4,850      4,819
    Loans receivable                                    126,328    128,760    120,888    116,380
    Stock in Federal Home Loan Bank                       1,494      1,494      1,156      1,156
                                                       --------   --------   --------   --------

                                                       $132,339   $134,770   $129,845   $125,306
                                                       ========   ========   ========   ========

  Financial liabilities
    Deposits                                           $ 81,891   $ 82,058   $ 85,957   $ 86,078
    Advances from the Federal Home Loan Bank             28,260     28,269      9,006      8,923
    Other borrowed money                                      -          -     13,000     13,000
    Advances by borrowers for taxes and insurance           305        305        298        298
                                                       --------   --------   --------   --------

                                                       $110,456   $110,632   $108,261   $108,299
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

                         June 30, 1998, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  12.  Reclassifications
       -----------------

  Certain prior year amounts have been reclassified to conform to the 1998 consolidated financial statement presentation.

NOTE B - INVESTMENT SECURITIES

  The amortized cost and estimated fair values of investment securities held to maturity at June 30 are summarized as follows:

                                        1998                    1997
                                          ESTIMATED               ESTIMATED
                              AMORTIZED        FAIR   AMORTIZED        FAIR
                                   COST       VALUE        COST       VALUE
                                             (In thousands)
  U.S. Government agency
    obligations                  $2,996      $2,995      $4,750      $4,719
  Municipal securities                -           -         100         100
                                 ------      ------      ------      ------

                                 $2,996      $2,995      $4,850      $4,819
                                 ======      ======      ======      ======

  At June 30, 1998, the carrying value of the Corporation's investment securities exceeded the estimated fair value by $1,000, consisting solely of gross unrealized losses. At June 30, 1997, the carrying value of the Corporation's investment securities exceeded the estimated fair value by $31,000, consisting of $3,000 in gross unrealized gains and $34,000 in gross unrealized losses.

  The amortized cost and estimated fair value of U.S. Government agency obligations and municipal securities designated as held to maturity, by contractual term to maturity at June 30 are shown below:

                                                        1998                   1997
                                                          ESTIMATED               ESTIMATED
                                              AMORTIZED        FAIR   AMORTIZED        FAIR
                                                   COST       VALUE        COST       VALUE
                                                             (In thousands)

  Due within one year                            $2,000      $1,999      $1,856      $1,859
  Due after one year through five years               -           -       1,998       1,999
  Due after five years through ten years            996         996         996         961
                                                 ------      ------      ------      ------

                                                 $2,996      $2,995      $4,850      $4,819
                                                 ======      ======      ======      ======


                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1998, 1997 and 1996


NOTE C - LOANS RECEIVABLE

  The composition of the loan portfolio at June 30 is as follows:

                                                   1998        1997
                                                   (In thousands)
  Residential real estate
    One-to-four family                           $118,899    $113,549
    Multi-family                                       80          58
    Construction                                    1,270       1,060
  Nonresidential real estate and land               1,704       1,830
  Consumer and other                                5,258       5,414
                                                 --------    --------
                                                  127,211     121,911
  Less:
    Undisbursed portion of loans in process          (572)       (824)
    Deferred loan origination fees                   (211)        (99)
    Allowance for loan losses                        (100)       (100)
                                                 --------    --------

                                                 $126,328    $120,888
                                                 ========    ========

  The Savings Bank's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $119.7 million, or 95%, of the total loan portfolio at June 30, 1998, and $113.8 million, or 94%, of the total loan portfolio at June 30, 1997. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of central Kentucky, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Savings Bank's primary lending area are presently stable.

  In the normal course of business, the Savings Bank has made loans to some of its directors, officers and employees. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $477,000 and $563,000 at June 30, 1998 and 1997, respectively.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1998, 1997 and 1996


NOTE D - ALLOWANCE FOR LOAN LOSSES

  The activity in the allowance for loan losses is summarized as follows for the years ended June 30:


                                    1998    1997    1996
                                       (In thousands)
  Balance at beginning of year      $ 100   $  95   $  83
  Provision for loan losses             -       5      12
                                    -----   -----   -----

  Balance at end of year            $ 100   $ 100   $  95
                                    =====   =====   =====

  As of June 30, 1998, the Savings Bank's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital, subject to certain percentage limitations.

  Nonperforming loans totaled approximately $363,000, $116,000 and $118,000 at June 30, 1998, 1997 and 1996, respectively. The Savings Bank did not incur any reduction in interest income related to such nonperforming loans during the respective periods.

NOTE E - OFFICE PREMISES AND EQUIPMENT

  Office premises and equipment at June 30 are comprised of the following:


                                             1998     1997
                                           (In thousands)

  Land and improvements                    $  187   $  187
  Office buildings and improvements         1,720    1,716
  Furniture, fixtures and equipment           737      758
                                           ------   ------
                                            2,644    2,661
    Less accumulated depreciation and
      amortization                          1,141    1,088
                                           ------   ------

                                           $1,503   $1,573
                                           ======   ======

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1998, 1997 and 1996


NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:


DEPOSIT TYPE AND WEIGHTED-
AVERAGE INTEREST RATE              1998      1997
                                    (In thousands)
NOW accounts
  1998 - 3.05%                     $ 3,716
  1997 - 2.92%                               $ 3,960
Passbook
  1998 - 2.91%                      10,641
  1997 - 3.00%                                10,587
Money market deposit accounts
  1998 - 3.33%                       4,532
  1997 - 3.64%                                 6,181
                                   -------   -------
Total demand, transaction and
  passbook deposits                 18,889    20,728

Certificates of deposit
  Original maturities of:
    Less than 12 months
      1998 - 4.81%                  10,620
      1997 - 4.81%                            10,826
    12 months to 24 months
      1998 - 5.27%                  37,242
      1997 - 5.36%                            41,171
    30 months to 36 months
      1998 - 5.75%                  10,848
      1997 - 5.64 %                            8,662
    More than 36 months
      1998 - 5.85%                   4,292
      1997 - 5.72%                             4,570
                                   -------   -------
Total certificates of deposit       63,002    65,229
                                   -------   -------

Total deposit accounts             $81,891   $85,957
                                   =======   =======

At June 30, 1998 and 1997, the Savings Bank had certificates of deposit with balances in excess of $100,000 totaling approximately $7.1 million and $7.6 million, respectively.

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1998, 1997 and 1996


NOTE F - DEPOSITS (continued)

  Maturities of outstanding certificates of deposit at June 30 are summarized as follows:


                            1998      1997
                            (In thousands)

  Less than one year      $44,775   $43,538
  One to three years       15,453    19,877
  Over three years          2,774     1,814
                          -------   -------

                          $63,002   $65,229
                          =======   =======

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

  Advances from the Federal Home Loan Bank, collateralized at June 30, 1998 by pledges of certain residential mortgage loans totaling $42.7 million, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:


                             MATURING
                             YEAR ENDING
INTEREST RATE                JUNE 30,              1998       1997
                                                   (In thousands)
  5.84%                      2000                  $ 8,000    $    -
  6.45% - 6.95%              2004                      563       693
  6.15% - 6.55%              2006                      360     1,412
  6.45% - 6.75%              2007                    1,956     1,488
  5.31% - 6.40%              2008                   10,891         -
  5.55% - 7.35%              2009                    2,786     3,060
  6.90%                      2012                      475       494
  5.75%                      2013                      986         -
  6.44% - 6.95%              2016                      492     1,859
  6.30% - 6.35%              2017                      768         -
  6.30% - 6.35%              2018                      983         -
                                                   -------    ------

                                                   $28,260    $9,006
                                                   =======    ======

      Weighted-average interest rate                  6.07%      6.44%
                                                      ====    =======

                         FRANKFORT FIRST BANCORP, INC.

                         June 30, 1998, 1997 and 1996

NOTE H - OTHER BORROWED MONEY

  At June 30, 1997, other borrowed money consisted of a variable rate bank note totaling $13.0 million, with an interest rate of 8.50%. This borrowing was collateralized by 100,000 shares of First Federal Savings Bank of Frankfort stock, and was repaid during the fiscal year ended June 30, 1998.

NOTE I - FEDERAL INCOME TAXES

  Federal income taxes differ from the amounts computed at the statutory corporate tax rate as follows:


                                                                        JUNE 30,
                                                                1998     1997     1996
                                                                    (In thousands)
  Federal income taxes computed at
    statutory rate                                             $ 814    $  42    $ 846
  Increase (decrease) in taxes resulting from:
    Interest on municipal securities                              (1)      (2)      (2)
    Nondeductible ESOP compensation expense                        -      451        -
    Other                                                          1        -      (17)
                                                               -----    -----    -----
  Federal income tax provision per consolidated
    statements of earnings                                     $ 814    $ 491    $ 827
                                                               =====    =====    =====

 The composition of the Corporation's net deferred tax asset at June 30 is as follows:


                                                                1998     1997
                                                               (In thousands)
  Taxes (payable) refundable on temporary
  differences at estimated corporate tax rate:
    Deferred tax assets:
      General loan loss allowance                              $  34    $  34
      Deferred loan origination fees                              72       34
      Deferred compensation                                       64      149
      Book/tax depreciation                                       15       10
                                                               -----    -----
      Total deferred tax assets                                  185      227

    Deferred tax liabilities:
      Percentage of earnings bad debt deductions                 (47)     (47)
      Federal Home Loan Bank stock dividends                     (82)     (50)
                                                               -----    -----
      Total deferred tax liabilities                            (129)     (97)
                                                               -----    -----

      Net deferred tax asset                                   $  56    $ 130
                                                               =====    =====

                         FRANKFORT FIRST BANCORP, INC.

                          June 30, 1998, 1997 and 1996


NOTE I - FEDERAL INCOME TAXES (continued)

  The Savings Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 1998 include approximately $5.3 million for which federal income taxes have not been provided. The approximate amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 1998. See Note L for additional information regarding the Savings Bank's future percentage of earnings bad debt deductions.


NOTE J - LOAN COMMITMENTS

  The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of the commitments reflect the extent of the Savings Bank's involvement in such financial instruments.

  The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

  At June 30, 1998, the Savings Bank had outstanding commitments of approximately $2.0 million to originate loans. Additionally, the Savings Bank was obligated under unused lines of credit totaling $5.0 million. In the opinion of management all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 1998, and will be funded from normal cash flow from operations.

                         FRANKFORT FIRST BANCORP, INC.

                          June 30, 1998, 1997 and 1996


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

 As of June 30, 1998 and 1997, management believes that the Savings Bank met all capital adequacy requirements to which it is subject.

                                             AS OF JUNE 30, 1998
                                                                                                    TO BE "WELL-
                                                                                                 CAPITALIZED" UNDER
                                                           FOR CAPITAL                           PROMPT CORRECTIVE
                               ACTUAL                   ADEQUACY PURPOSES                        ACTION PROVISIONS
                          ---------------    -------------------------------------     -------------------------------------
                          Amount    Ratio       Amount              Ratio                 Amount               Ratio
                                                (Dollars in thousands)

  Tangible capital        $23,299    17.4%   greater than         greater than         greater than $6,714   greater than
                                             or equal to  $2,014  or equal to  1.5%    or equal to           or equal to  5.0%

  Core capital            $23,299    17.4%   greater than         greater than         greater than          greater than
                                             or equal to  $4,028  or equal to  3.0%    or equal to  $8,056   or equal to  6.0%

  Risk-based capital      $23,399    33.7%   greater than         greater than         greater than $6,947   greater than
                                             or equal to  $5,557  or equal to  8.0%    or equal to           or equal to  10.0%

                         FRANKFORT FIRST BANCORP, INC.

                          June 30, 1998, 1997 and 1996

NOTE K - REGULATORY CAPITAL (continued)
                                                    AS OF JUNE 30, 1997
                                                                                                         TO BE "WELL-
                                                                                                       CAPITALIZED" UNDER
                                                                   FOR CAPITAL                         PROMPT CORRECTIVE
                                       ACTUAL                   ADEQUACY PURPOSES                      ACTION PROVISIONS
                               -------------------   ----------------------------------      ------------------------------------
                               Amount      Ratio       Amount            Ratio               Amount             Ratio
                                                         (Dollars in thousands)

  Tangible capital              $34,135    25.9%     greater than         greater than       greater than         greater than
                                                     or equal to  $1,980  or equal to  1.5%  or equal to  $6,599  or equal to  5.0%

  Core capital                  $34,135    25.9%     greater than         greater than       greater than         greater than
                                                     or equal to  $3,959  or equal to  3.0%  or equal to  $7,919  or equal to  6.0%

  Risk-based capital            $34,235    50.8%     greater than         greater than       greater than         greater than
                                                     or equal to  $5,393  or equal to  8.0%  or equal to  $6,741  or equal to 10.0%

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

 A component of the recapitalization plan provided for the merger of the SAIF and BIF on January 1, 1999. However, the SAIF recapitalization legislation currently provides for an elimination of the thrift charter or of the separate federal regulation of thrifts prior to the

                         FRANKFORT FIRST BANCORP, INC.

                          June 30, 1998, 1997 and 1996


NOTE L - LEGISLATIVE DEVELOPMENTS (continued)

 merger of the deposit insurance funds. As a result, the Savings Bank would be regulated as a bank under federal laws which would subject it to the more restrictive activity limits imposed on national banks. In the opinion of management, such activity limit restrictions would not have a material effect on the Corporation's financial position or results of operations.

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


NOTE M - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC.

 The following condensed financial statements summarize the financial position of Frankfort First Bancorp, Inc. as of June 30, 1998 and 1997, and the results of its operations and its cash flows for the fiscal years ended June 30, 1998, 1997 and 1996.

                         FRANKFORT FIRST BANCORP, INC.
                       STATEMENTS OF FINANCIAL CONDITION
                                    June 30,
                                 (In thousands)

                                                               1998      1997
ASSETS
 Interest-bearing deposits in First Federal Savings Bank
   of Frankfort                                               $   358   $ 2,174
 Investment in First Federal Savings Bank of Frankfort         23,299    34,135
 Prepaid expenses and other                                       213       128
                                                              -------   -------

     Total assets                                             $23,870   $36,437
                                                              =======   =======

                         Frankfort First Bancorp, Inc.

                          June 30, 1998, 1997 and 1996


 NOTE M - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)


 LIABILITIES AND SHAREHOLDERS' EQUITY

 Other borrowed money                                $     -    $13,000
 Dividends payable                                       324        295
 Deferred compensation                                   813        750
 Other liabilities                                        27         47
                                                     -------    -------
                                                       1,164     14,092
 Shareholders' equity
   Common stock                                           17         33
   Additional paid-in capital                          5,876      5,860
   Retained earnings                                  17,846     17,532
   Shares acquired by stock benefit plans                  -       (414)
   Treasury stock - at cost                           (1,033)      (666)
                                                     -------    -------
     Total shareholders' equity                       22,706     22,345
                                                     -------    -------

     Total liabilities and shareholders' equity      $23,870    $36,437
                                                     =======    =======

                          FRANKFORT FIRST BANCORP, INC.
                             STATEMENTS OF EARNINGS
                              Years ended June 30,
                                 (In thousands)

                                                                        1998      1997      1996
Revenue
   Interest income                                                     $   27    $  204    $  632
   Equity in earnings of First Federal Savings Bank of Frankfort        1,849     1,004     1,519
                                                                       ------    ------    ------
     Total revenue                                                      1,876     1,208     2,151

 General and administrative expenses                                      435     1,667       405
                                                                       ------    ------    ------

     Earnings (loss) before income taxes (credits)                      1,441      (459)    1,746

 Federal income taxes (credits)                                          (139)      (91)       86
                                                                       ------    ------    ------

     NET EARNINGS (LOSS)                                               $1,580    $ (368)   $1,660
                                                                       ======    ======    ======

                         FRANKFORT FIRST BANCORP, INC.

                          June 30, 1998, 1997 and 1996

NOTE M - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

                         FRANKFORT FIRST BANCORP, INC.
                            STATEMENTS OF CASH FLOWS
                              Years ended June 30,
                                 (In thousands)

                                                                            1998        1997        1996
 Cash from operating activities:
   Net earnings (loss) for the year                                       $  1,580    $   (368)   $  1,660
   Adjustments to reconcile net earnings (loss) to net
   cash provided by (used in) operating activities
     (Undistributed earnings of) excess distributions from
       consolidated subsidiary                                              10,836       1,996      (1,519)
     Increase (decrease) in cash due to changes in:
       Prepaid expenses and other assets                                       (85)        (66)        (62)
       Other liabilities                                                       119         866         341
                                                                          --------    --------    --------
     Net cash provided by operating activities                              12,450       2,428         420

 Cash flows provided by (used in) investing activities:
   Issuance of loan to ESOP                                                      -           -      (2,760)
   Purchase of investment in First Federal Savings Bank of Frankfort             -           -     (16,695)
   Proceeds from repayment of loan to ESOP                                       -       2,511         249
                                                                          --------    --------    --------
     Net cash provided by (used in) investing activities                         -       2,511     (19,206)
                                                                          --------    --------    --------

     Net cash provided by (used in) operating and investing
      activities (balance brought forward)                                $ 12,450    $  4,939    $(18,786)

 Cash flows provided by (used in) financing activities:
   Proceeds from other borrowed money                                            -      13,000         500
   Repayments of other borrowed money                                      (13,000)       (500)          -
   Proceeds from issuance of common stock                                        -           -      33,390
   Capital distributions on common stock                                    (1,266)    (14,759)    (14,944)
   Purchase of treasury stock                                                    -        (666)          -
                                                                          --------    --------    --------
     Net cash provided by (used in) financing activities                   (14,266)     (2,925)     18,946
                                                                          --------    --------    --------

 Net increase (decrease) in cash and cash equivalents                       (1,816)      2,014         160
 Cash and cash equivalents at beginning of year                              2,174         160           -
                                                                          --------    --------    --------
 Cash and cash equivalents at end of year                                 $    358    $  2,174    $    160
                                                                          ========    ========    ========

                         FRANKFORT FIRST BANCORP, INC.

                          June 30, 1998, 1997 and 1996

NOTE M - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

 As a condition to regulatory approval of the stock conversion and reorganization to the holding company form of ownership, the Savings Bank agreed to limit the amount of dividends payable to the Corporation.
 Regulations of the Office of Thrift Supervision (OTS) impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations, a savings association that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 days prior notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to the greater of (i) 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital-to-assets ratio exceeded its fully phased-in capital-to-assets ratio at the beginning of the year or (ii) 75% of its net earnings for the most recent four quarters. Pursuant to such OTS dividend regulations, the Savings Bank had the ability to pay dividends of approximately $5.3 million to the Corporation at June 30, 1998.


NOTE N - CORPORATE REORGANIZATION AND CONVERSION TO STOCK FORM

 On July 26, 1994, the Savings Bank's Board of Directors adopted a plan of conversion (the "Plan") whereby the Savings Bank would convert to the stock form of ownership, followed by the issuance of all of the Savings Bank's outstanding stock to a newly formed holding company, Frankfort First Bancorp, Inc. Pursuant to the Plan, the Corporation offered for sale up to 1,725,000 (adjusted) common shares. The stock offering was completed on July 7, 1995, culminating in the sale of 1,725,000 (adjusted) common shares which, after consideration of offering expenses totaling $1.1 million, and shares acquired by the ESOP totaling $2.7 million, resulted in the receipt of $30.7 million of net equity capital.

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

                         FRANKFORT FIRST BANCORP, INC.

                          June 30, 1998, 1997 and 1996


NOTE O - STOCK OPTION PLAN

 The Board of Directors adopted the Frankfort First Bancorp, Inc. 1995 Stock Option and Incentive Plan (the "Plan") that provided for the issuance of 175,778 (adjusted) shares of authorized, but unissued shares of common stock at fair value at the date of grant. The Corporation had initially granted options to purchase shares at the adjusted fair value of $18.96 per share. The Corporation anticipates such fair value to be adjusted to $10.96 to give effect to the return of capital distributions (Note A-9) paid by the Corporation in fiscal 1997, in order to place option holders in an economically equivalent position post-dividend. The Plan provides for one-fifth of the shares granted to be exercisable on each of the first five anniversaries of the date of the Plan, commencing in January 1996. As of June 30, 1998, none of the stock options granted had been exercised.

 In 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

 The Corporation applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized with respect to the Plan. Had compensation cost for the Corporation's stock option plan been determined based on the fair value at the grant date in a manner consistent with the accounting method utilized in SFAS No. 123, then the Corporation's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                         FRANKFORT FIRST BANCORP, INC.

                          June 30, 1998, 1997 and 1996

NOTE O - STOCK OPTION PLAN (continued)

                                                     1998          1997          1996
                                                         (Earnings in thousands)

  Net earnings            As reported               $1,580        $(368)        $1,660
                                                    ======        =====         ======
                            Pro-forma               $1,580        $(373)        $1,433
                                                    ======        =====         ======
  Earnings per share
    Basic                 As reported               $ 1.00        $(.22)        $ 1.04
                                                    ======        =====         ======
                            Pro-forma               $ 1.00        $(.24)        $  .90
                                                    ======        =====         ======
    Diluted               As reported               $  .96          N/A         $ 1.04
                                                    ======        =====         ======
                            Pro-forma               $  .96          N/A         $  .90
                                                    ======        =====         ======

 The fair value of each option grant is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in fiscal 1997 and 1996: dividend yield of 5.0%, expected volatility of 20.0%, a risk-free interest rate of 6.5% and an expected life of ten years.

 A summary of the status of the Corporation's stock option plan as of June 30, 1998, 1997 and 1996, and changes during the periods ending on those dates is presented below:

                                                         1998                  1997                       1996
                                                            WEIGHTED-             WEIGHTED-                     WEIGHTED-
                                                             AVERAGE               AVERAGE                       AVERAGE
                                                            EXERCISE              EXERCISE                      EXERCISE
                                                  SHARES      PRICE     SHARES      PRICE         SHARES          PRICE

  Outstanding at beginning of year                175,778      $10.99   172,328      $10.96                 -      $    -
  Granted                                               -           -     3,450       12.50           172,328       10.96
  Exercised                                             -           -         -           -                 -           -
  Forfeited                                             -           -         -           -                 -           -
                                                  -------      ------   -------   ---------   ---------------   ---------
  Outstanding at end of year                      175,778      $10.99   175,778      $10.99           172,328      $10.96
                                                  =======      ======   =======   =========   ===============   =========
  Options exercisable at year-end                  74,796      $10.96    41,366      $10.96                 -      $    -
                                                  =======      ======   =======   =========   ===============   =========
  Weighted-average fair value of
    options granted during the year                               N/A                $ 2.28                        $ 2.00
                                                               ======             =========                     =========

  The following information applies to options outstanding at June 30, 1998:

  Number outstanding                                                                                  175,778
  Range of exercise prices                                                                    $10.96 - $12.50
  Weighted-average exercise price                                                                      $10.99
  Weighted-average remaining contractual life                                                       7.5 years


                                           BOARD OF DIRECTORS

WILLIAM C. JENNINGS                        CHARLES A. COTTON III                 DAVID G. EDDINS
President and Chairman of the Board        Commissioner of the Department        Certified Public Accountant
of the Company                             of Housing, Building and
                                           Construction,
                                           Commonwealth of Kentucky

DANNY A. GARLAND                           HERMAN D. REGAN, JR.                  WILLIAM M. JOHNSON
President of the Bank and Vice             Retired Chairman of the Board         Attorney
President and Secretary of the             and President of
Company                                    Kenvirons, Inc.

FRANK McGRATH                              C. MICHAEL DAVENPORT
President                                  President
Frankfort Lumber Company                   C. Michael Davenport, Inc., and
                                           Davenport Broadcasting, Inc.

                                           EXECUTIVE OFFICERS

WILLIAM C. JENNINGS                        DANNY A. GARLAND                      JOYCE H. JENNINGS
President and Chairman of the Board        Vice President and Secretary          Vice President

                                           Don D. Jennings
                                           Vice President and Treasurer

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

INDEPENDENT AUDITORS                       ANNUAL MEETING                         SHAREHOLDER INQUIRIES AND
Grant Thornton, LLP                        The Annual Meeting of Share-           AVAILABILITY OF 10-K REPORT
Suite 900                                  holders will be held on                A COPY OF The COMPANY'S
625 Eden Park Drive                        November 10, 1998, at 4:30 p.m.        ANNUAL REPORT ON FORM
Cincinnati, Ohio 45202-4181                at First Federal Savings Bank of       10-K FOR THE YEAR ENDED
                                           Frankfort                              JUNE 30, 1998, AS FILED
                                                                                  WITH THE SECURITIES AND
SPECIAL COUNSEL                            TRANSFER AGENT AND REGISTRAR           EXCHANGE COMMISSION
Housley, Kantarian & Bronstein, P.C.       Illinois Stock Transfer Company        WILL BE FURNISHED
1220 19th Street, N.W. Suite 700           209 W. Jackson Blvd, Suite 903         WITHOUT CHARGE TO
Washington, D.C. 20036                     Chicago, Illinois 60606-6905           SHAREHOLDERS AS OF
                                                                                  THE RECORD DATE FOR
                                                                                  THE NOVEMBER 10, 1998
                                                                                  ANNUAL MEETING UPON
                                                                                  WRITTEN REQUEST TO
                                                                                  INVESTOR RELATIONS,
                                                                                  FRANKFORT FIRST BANCORP,
                                                                                  INC., P.O. BOX 535
                                                                                  FRANKFORT, KY 40602
