Form 10-K, Exhibit 13
period 1999-06-30
FRANKFORT FIRST BANCORP INC
filed 1999-09-27
CIK 930182

                                                                      Exhibit 13

================================================================================
                         Frankfort First Bancorp, Inc.


                                 Annual Report


                                     1999
================================================================================



                                                               Parent Company of
                                         First Federal Savings Bank of Frankfort



                                                            216 West Main Street
                                                                    P.O. Box 535
                                                            Frankfort, KY  40602

                               TABLE OF CONTENTS

================================================================================

President's Message........................................................    1

Frankfort First Bancorp, Inc. .............................................    2

First Federal Savings Bank of Frankfort....................................    2

Market Information.........................................................    2

Selected Consolidated Financial and Other Data.............................    3

Management's Discussion and Analysis of
  Financial Condition and Results of Operations............................    5

Independent Auditors' Report...............................................   17

Consolidated Financial Statements

  Consolidated Statements of Financial Condition...........................   18

  Consolidated Statements of Operations....................................   19

  Consolidated Statements of Shareholders' Equity..........................   20

  Consolidated Statements of Cash Flow.....................................   21

  Notes to Consolidated Financial Statements...............................   22

Corporate Information......................................................   45

                         Frankfort First Bancorp, Inc.

           Parent Company of First Federal Savings Bank of Frankfort




     President's Message

     Dear Shareholder:

     We are very happy to present Frankfort First Bancorp's Annual Report to Shareholders for the fiscal year ended June 30, 1999. We believe that this has been a successful year in which we have built on the foundation of our restructuring plan completed in 1997.

     Our net earnings for the year were approximately $1.7 million or $1.06 per share, a significant improvement over the previous year despite a heavy period of mortgage refinancing to lower rates during the last part of calendar 1998 and the early part of calendar 1999. Return on assets for the year was 1.21% which is well above industry averages. Our return on equity increased by about 14% to 7.62%, as a result of an increase in net earnings and the reduction of capital through our stock repurchase program. During the year we have acquired over 120,000 shares or approximately 7% of our outstanding shares.

     As with last year, our ratio of operating expenses to average assets at 1.20% was very low by industry standards. Our Board also increased the dividend paid during the past year from $0.20 to $0.22 per quarter beginning with the dividend paid on January 15, 1999, and again increased the dividend to $0.24 per quarter beginning with the dividend to be paid on October 15, 1999. These actions result in one of the highest dividend yields in the industry.

     Our primary operational concern during this year was preparing for possible Year 2000 computer failures. Our staff devoted many hours to testing our critical computer systems and in developing contingency plans to cope with a variety of eventualities. We are pleased to report that all of our testing was successful and that we believe that we have met all milestones established by our federal regulators to ensure compliance. If you have any concerns about this issue either as a shareholder or a customer of our Bank, we urge you to contact Danny Garland or Don Jennings or to visit one of our Y2K information centers located at each office.

     We look forward to seeing you at our annual meeting and encourage you to give us a call if at any time you have any questions or concerns.

     Sincerely,

     William C. Jennings
     President

     Frankfort First Bancorp, Inc.


     Frankfort First Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Delaware in August 1994 at the direction of the Board of Directors of First Federal Savings Bank of Frankfort ("First Federal" or the "Bank") for the purpose of serving as a savings institution holding company of First Federal upon the acquisition of all of the capital stock issued by First Federal upon its conversion from mutual to stock form (the "Conversion"). The Conversion was completed July 7, 1995, with the Company issuing 1,725,000 shares of its common stock , par value $0.01 per share (the "Common Stock") to the public, and the Bank issuing all of its outstanding common stock to the Company. Prior to and since the Conversion, the Company had not engaged in any material operations. The Company has no significant assets other than the outstanding capital stock of First Federal. The Company's principal business is the business of First Federal. At June 30, 1999, the Company had total assets of $140.3 million, deposits of $86.3 million and shareholders' equity of $21.3 million.

     As approved by the shareholders at the Company's 1997 Annual Meeting of Shareholders, the Company effected a one-for two reverse stock split on December 1, 1997. Consequently, all stock information in this report has been adjusted to reflect the reverse split.

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

Market Information

     The Common Stock began trading under the symbol "FKKY" on the Nasdaq National Market on July 10, 1995. There are currently 1,483,411 shares of the Common Stock outstanding. The number of registered holders of Common Stock on September 15, 1999, was 591.

The following table shows the high and low stock prices for the Common Stock and dividends declared on a quarterly basis for the fiscal years ended June 30, 1999 and 1998.



    Fiscal 1998                                                Dividends
   Quarter ended                 High             Low          Declared
   -------------                 ----             ---          ---------
September 30, 1997              $23.000         $16.250         $0.18
December 31, 1997                23.250          17.500          0.20
March 31, 1998                   17.750          15.750          0.20
June 30, 1998                    17.750          14.750          0.20


    Fiscal 1999
   Quarter ended
   -------------
September 30, 1998              $15.875         $13.625         $0.20
December 31, 1998                16.500          13.500          0.22
March 31, 1999                   15.625          14.375          0.22
June 30, 1999                    15.000          14.625          0.22

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere herein.

Selected Consolidated Financial and Other Data

                                                            At June 30,
                                         ------------------------------------------------
                                         1999       1998       1997       1996       1995
                                         ----       ----       ----       ----       ----
                                                      (Dollars in thousands)
Total amount of:
  Assets.............................  $140,322   $134,485   $132,038   $128,513   $142,772
  Loans receivable, net..............   131,639    126,328    120,888    110,331    100,602
  Cash and investment securities.....     4,795      4,517      7,801     14,889     38,918
  Deposits...........................    86,254     81,891     85,957     87,777    119,041
  Advances from FHLB.................    30,878     28,260      9,006      4,998      4,416
  Shareholders' equity--substantially
    restricted (1)...................    21,266     22,706     22,345     34,265     18,604

Number of:
  Real estate loans outstanding......     2,772      2,814      2,732      2,685      2,582
  Deposits accounts..................     7,523      7,671      8,032      8,397      8,500
  Offices............................         3          3          3          3          3

---------------
(1) Consisted solely or retained earnings at June 30, 1995.

Summary of Operations

                                                                  Year Ended June 30,
                                                    ---------------------------------------------
                                                      1999     1998     1997     1996     1995
                                                      ----     ----     ----     ----     ----
                                                    (Dollars in thousands, except per share data)
Interest income.................................     $9,691   $9,751   $9,226   $9,699   $7,809
Interest expense................................      5,595    5,685    4,685    4,585    4,234
                                                     ------   ------   ------   ------   ------
Net interest income.............................      4,096    4,066    4,541    5,114    3,575
Provision for loan losses.......................         --       --        5       12       12
Other income....................................         41       60       61       54       50
General, administrative and other expense.......      1,636    1,732    4,474    2,669    2,270
                                                     ------   ------   ------   ------   ------
Earnings before federal income taxes............      2,501    2,394      123    2,487    1,343
Federal income taxes............................        851      814      491      827      454
                                                     ------   ------   ------   ------   ------
Net earnings (loss).............................     $1,650   $1,580   $ (368)  $1,660   $  889
                                                     ======   ======   ======   ======   ======
Earnings (loss) per share:
  Basic.........................................     $ 1.06   $1.00    $(0.23)  $ 1.04   $  n/a
  Diluted.......................................     $ 1.05   $0.96    $  n/a   $ 1.04   $  n/a

Key Operating Ratios

                                                                   At or for the Year Ended June 30,
                                                                   ---------------------------------
                                                                   1999         1998           1997
                                                                   ----         ----           ----
Performance Ratios
   Return on assets (net earnings (loss) divided by
     average total assets)...................................       1.21%        1.18%        (0.28%)
   Return on equity (net earnings (loss) divided by
     average equity).........................................       7.62%        6.58%        (1.11%)
   Equity to assets ratio (average equity divided by
     average total assets)...................................      16.10%       17.93%        25.49%
   Interest rate spread for the period.......................       2.26%        2.20%         2.34%
   Net interest margin for the period........................       3.04%        3.11%         3.58%
   Operating expenses to average assets......................       1.20%        1.29%         3.45%
   Ratio of average interest-earning assets to average
     interest-bearing liabilities............................     118.78%      120.92%       133.50%

Regulatory Capital Ratios
   Tangible capital as a percent of assets...................      16.06%       17.40%        25.86%
   Core capital as a percent of assets.......................      16.06%       17.40%        25.86%
   Risk-based capital as a percent of risk-weighted assets...      31.34%       33.68%        50.80%

Asset Quality Ratio
   Non-performing assets to total assets.....................       0.13%        0.27%         0.09%
   Loan loss allowance to total assets.......................       0.07%        0.07%         0.08%
   Loan loss allowance to total non-performing assets........      53.19%       27.50%        86.21%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

     The Company's principal business, since July 7, 1995, has been that of First Federal. The principal business of the Bank consists of accepting deposits from the general public and investing these funds in loans secured by one- to four-family owner-occupied residential properties in the Bank's primary market area. The Bank also invests in loans secured by non-owner occupied one- to four-family residential properties and some churches located in the Bank's primary market area. The Bank also maintains an investment portfolio which includes federal agency debt instruments, FHLB stock, and certificates of deposit at the FHLB and other federally insured financial institutions.

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

Restructuring Plan

     In June 1997, the Company's Board of Directors approved a plan designed to improve the Company's profitability through a series of actions consisting of a special cash distribution of $8.00 per share (adjusted), termination of the Company's employee stock ownership plan ("ESOP") and management recognition plan ("MRP") and a one-for-two reverse stock split, which was effected in December 1997. The special cash distribution of $8.00 was paid on June 24, 1997.

Asset/Liability Management

     Net interest income, the primary component of the Bank's net earnings, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. First Federal has sought to reduce its exposure to changes in interest rates by matching the effective maturities or repricing characteristics of its interest-sensitive assets with those of its liabilities. Management has emphasized the origination of adjustable rate mortgages with rate adjustments indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes ("NACR"). The Bank also offers fixed-rate mortgages which are fully or partially funded with long-term advances from the FHLB of Cincinnati.
Management believes that advances allow the Bank to respond to customer demand without incurring undue interest rate or credit risk and without an increase in operating expenses. At June 30, 1999, first mortgage loans with adjustable rates represented 65.8% of the Bank's mortgage loan portfolio. Nearly all of the Bank's adjustable rate mortgage loans have an annual adjustment cap of one percent and a lifetime cap of five percent. In a rising interest rate environment, these caps may restrict the interest rates from increasing at the same pace that the Bank's cost of funds also increase. In addition, some of the rates on adjustable rate mortgages may already be at their lifetime caps or lifetime floors. The Bank currently expects to fund future loan growth from working capital, FHLB advances, and proceeds from deposit growth.

     The Bank's Asset/Liability management program primarily involves monitoring of Net Present Value ("NPV") through interest rate sensitivity analysis. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. Management monitors and considers methods of managing the rate sensitivity and repricing characteristics of balance sheet components in an effort to maintain acceptable levels of change in NPV and net interest income in the event of changes in prevailing market interest rates. Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in NPV that are a result of changes in the net present value of its cash flows from assets, liabilities, and off-balance sheet items. These changes in cash flow are estimated based on hypothetical instantaneous and permanent 1% through 3% increases and decreases in market interest rates.

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

     The following tables set forth the interest rate sensitivity of the Bank's NPV as of June 30, 1999 and 1998 in the event of 1%, 2%, and 3% instantaneous and permanent increases and decreases in market interest rates, respectively. Although the table setting forth the interest rate sensitivity of the Bank's NPV as of June 30, 1998 includes a 4% change in rate, the OTS no longer uses that level of change in its calculations. All market risk-sensitive instruments presented in these tables are held to maturity. The Company has no trading securities or securities available for sale.

                                           June 30, 1999
                                                                                        Board of
                                                                                        Director
                    Net Portfolio Value        NPV as % of Portfolio Value of Assets     Limits
     Change    -----------------------------   -------------------------------------    --------
    in Rates    Amount   $ Change   % Change     NPV Ratio    Basis Point Changes       % Change
    --------    ------   --------   --------     ---------    -------------------       --------
                                      (Dollars in Thousands)
    +300 bp    $19,496   $(5,814)     (23%)       14.96%           -308 bp                 35%
    +200 bp     21,946    (3,364)     (13%)       16.37%           -167 bp                 25
    +100 bp     24,008    (1,301)      (5%)       17.46%            -58 bp                 10
       0 bp     25,309                            18.04%                                   --
    -100 bp     25,703       393       +2%        18.06%             +2 bp                 10
    -200 bp     25,545       235       +1%        17.76%            -28 bp                 25
    -300 bp     25,385        75        0%        17.44%            -60 bp                 35

                                           June 30, 1999
                                                                                        Board of
                                                                                        Director
                    Net Portfolio Value        NPV as % of Portfolio Value of Assets     Limits
     Change    -----------------------------   -------------------------------------    --------
    in Rates    Amount   $ Change   % Change     NPV Ratio    Basis Point Changes       % Change
    --------    ------   --------   --------     ---------    -------------------       --------
                                      (Dollars in Thousands)
    +400 bp    $21,989   $(3,102)     (12%)       17.72%            -72 bp                 50%
    +300 bp     23,564    (1,527)      (6%)       18.46%             +2 bp                 35
    +200 bp     24,748      (343)      (1%)       18.90%            +46 bp                 25
    +100 bp     25,324       233        1%        18.93%            +48 bp                 10
       0 bp     25,091                            18.44%                                   --
    -100 bp     24,109      (982)      (4%)       17.50%            -94 bp                 10
    -200 bp     22,561    (2,530)     (10%)       16.21%           -224 bp                 25
    -300 bp     20,961    (4,130)     (16%)       14.88%           -356 bp                 35
    -400 bp     19,374    (5,717)     (23%)       13.57%           -487 bp                 50

     The preceding table indicates that at June 30, 1999, in the event of a sudden and sustained increase in prevailing market interest rates, the Company's NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, the Company's NPV would be expected to increase. At June 30, 1999 and 1998, the Company's estimated changes in NPV were within the targets established by the Board of Directors.

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

     The OTS's risk-based capital rules incorporate an interest rate risk ("IRR") component. The IRR component is a dollar amount that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets requires the institution to deduct from its capital 50% of that excess change. Under the rule, the OTS calculates the IRR component quarterly for each institution with information as of the preceding quarter end. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS requires any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such a schedule on a quarterly basis. Based on the Bank's asset size and capital ratio at June 30, 1999, it was not subject to any increased capital requirements in connection with its level of interest rate risk.

     The following table sets forth the interest rate risk capital component for the Bank at June 30, 1999 and 1998 given a hypothetical 200 basis point rate change in market interest rate.

                                                                    At         At
                                                                 June 30,   June 30,
                                                                   1999       1998
Pre-Shock NPV Ratio:  NPV as % of Portfolio Value of Assets       18.04%     18.44%
Exposure Measure:  Post-Shock NPV Ratio                           16.37%     16.21%
Sensitivity Measure:  Change in NPV Ratio                        (167 bp)   (224 bp)

Interest Rate Risk Capital Component  ($000)                       --         --

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

                                                                               Year Ended June 30,
                                           ---------------------------------------------------------------------------------------
                                                      1999                            1998                          1997
                                           --------------------------     ----------------------------   -------------------------
                                                              Average                          Average                     Average
                                           Average             Yield/     Average               Yield/   Average            Yield/
                                           Balance   Interest   Cost      Balance   Interest     Cost    Balance   Interest  Cost
                                           -------   --------   ----      -------   --------     ----    -------   --------  ----
                                                                                (Dollars in thousands)
Interest-earning assets:
  Loans receivable....................... $129,398    $9,388    7.26%     $124,319    $9,331     7.51%   $115,690   $8,579   7.42%
  Investment securities (1)..............    5,201       303    5.83%        6,325       420     6.64%     11,026      647   5.87%
                                          --------    ------              --------    ------             --------   ------
    Total interest-earning assets........  134,599     9,691    7.20%      130,644     9,751     7.46%    126,716    9,226   7.28%
Non-interest-earning assets..............    2,188                           3,255                          2,867
                                          --------                        --------                       --------
    Total assets......................... $136,787                        $133,899                       $129,583
                                          ========                        ========                       ========
Interest bearing liabilities:
  Deposits............................... $ 83,499     3,915    4.69%     $ 83,493     4,000     4.79%   $ 86,826    4,196   4.83%
  Borrowings.............................   29,822     1,680    5.63%       24,552     1,685     6.86%      8,094      489   6.04%
                                          --------    ------              --------    ------             --------   ------
    Total interest-bearing liabilities...  113,321     5,595    4.94%      108,045     5,685     5.26%     94,920    4,685   4.94%
                                                      ------                          ------                        ------
Non-interest-bearing liabilities.........    1,801                           1,849                          1,638
                                          --------                        --------                       --------
    Total liabilities....................  115,122                         109,894                         96,558
Shareholders' equity.....................   21,664                          24,005                         33,025
                                          --------                        --------                       --------
    Total liabilities and shareholders'
      equity............................. $136,787                        $133,899                       $129,583
                                          ========                        ========                       ========
Net interest income......................             $4,096                          $4,066                        $4,541
                                                      ======                          ======                        ======
Interest rate spread.....................                       2.26%                            2.20%                       2.34%
                                                              ======                           ======                      ======
Net interest margin......................                       3.04%                            3.11%                       3.58%
                                                              ======                           ======                      ======
Average interest-earning assets as
  a percentage of average interest-
  bearing liabilities....................                     118.78%                          120.92%                     133.50%
                                                              ======                           ======                      ======

-----------------
(1) Includes interest bearing deposits at other financial institutions.

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

                                                             Year Ended June 30,
                                         -----------------------------------------------------------
                                           1999      vs.    1998          1998        vs.     1997
                                         -------------------------      ----------------------------
                                           Increase (Decrease)               Increase (Decrease)
                                                 Due to                            Due to
                                         -------------------------      ----------------------------
                                         Volume   Rate       Total      Volume      Rate       Total
                                         ------   ----       -----      ------      ----       -----
                                                          (Dollars in Thousands)
Interest income:
  Loan portfolio.......................  $ 310    $(253)     $  57      $  647      $105      $  752
  Investment securities (1)............    (70)     (47)      (117)       (328)      101        (227)
                                         -----    -----      -----      ------      ----      ------
    Total interest-earning assets......    240     (300)       (60)        319       206         525
Interest expense:
  Savings deposits.....................     --      (85)       (85)       (169)      (27)       (196)
  FHLB Advances........................    (30)      25         (5)      1,190         6       1,196
                                         -----    -----      -----      ------      ----      ------
    Total interest-bearing
      liabilities......................    (30)     (60)       (90)      1,021       (21)      1,000
                                         -----    -----      -----      ------      ----      ------
Change in net interest income..........  $ 270    $(240)     $  30      $ (702)     $227      $ (475)
                                         =====    =====      =====      ======      ====      ======

-------------
(1) Includes interest-bearing deposits at other financial institutions.

Note Regarding Forward-Looking Statements

     In addition to historical information contained herein, the following discussion contains forward-looking statements that involve risk and uncertainties. Economic circumstances, the Company's operations and the Company's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the local and national economy, as well as changes in the general level of interest rates.

Comparison of Financial Condition at June 30, 1999 and 1998

     Assets: The Company's total assets increased from $134.5 million at June 30, 1998 to $140.3 million at June 30, 1999, an increase of $5.8 million or 4.3%. The increase is due primarily to an increase in net loans receivable which rose from $126.3 million at June 30, 1998, to $131.6 million at June 30, 1999, an increase of $5.3 million or 4.2%. Also contributing to the increase in total assets was an increase in cash and cash equivalents which rose from $1.3 million at June 30, 1998, to $2.6 million at June 30, 1999, an increase of $1.3 million, or 96.1%. Offsetting the increases in net loans receivable and cash and cash equivalents was a decrease in investment securities from $3.0 million at June 30, 1998 to $2.0 million at June 30, 1999, a decrease of $992,000 or 33.1%.

     Loan disbursements for the year ended June 30, 1999, totaled $40.9 million and were partially offset by principal repayments of $35.7 million and amortization of deferred loan origination fees and costs of $61,000. At June 30, 1999 and 1998, the Company's allowance for loan losses totaled $100,000. That allowance represents approximately 0.07% of total assets and 53.2% of nonperforming assets at June 30, 1999. Nonperforming assets at June 30, 1999 and 1998 were $188,000 and $363,000, respectively, and consisted solely of loans past due 90 days or more but still accruing. While management believes that the allowance for loan losses at June 30, 1999 was adequate under the circumstances, there can be no assurance that unforeseen additions to this allowance will not be necessary. Such additions could adversely affect the Company's results of operations.

     Liabilities: The Company's total liabilities increased from $111.8 million at June 30, 1998 to $119.1 million at June 30, 1999, an increase of $7.3 million or 6.5%. The increase is attributed primarily to a net increase in deposits of $4.4 million. Deposits rose from $81.9 million at June 30, 1998 to $86.3 million at June 30, 1999, an increase of $4.4 million or 5.3%. The balance at June 30, 1999, included approximately $2.2 million deposited just prior to the end of the fiscal year and withdrawn within a few days after the end of the fiscal year. Also contributing to the increase in total liabilities was an increase in advances from the FHLB. Advances rose from $28.3 million at June 30, 1998, to $30.9 million at June 30, 1999, an increase of $2.6 million or 9.3%. Other borrowings increased by $284,000.

     Shareholders' Equity: Shareholders' equity decreased from $22.7 million at June 30, 1998 to $21.3 million at June 30, 1999, a decrease of $1.4 million or 6.3%. This reduction is a result of net earnings of $1.7 million for the year ended June 30, 1999, less $1.3 million returned to the shareholders in the form of dividends and the repurchase of approximately 120,637 common shares for $1.8 million. At June 30, 1999, the Company's book value per share was $14.19 compared to $14.02 at June 30, 1998.

Comparison of Operating Results for the Years Ended June 30, 1999 and 1998

     Net Earnings: Net earnings increased from $1.6 million for the year ended June 30, 1998, to a total of $1.7 million for the year ended June 30, 1999, an increase of $70,000 or 4.4%. The increase is primarily attributable to a decrease in general, administrative and other expense of $96,000, and supported by a $30,000 increase in net interest income. Offsetting these advances was an increase in total federal income taxes of $37,000.

     Net Interest Income: Net interest income increased $30,000, or 0.7%, and totaled $4.1 million for the years ended June 30, 1999 and 1998. A decrease in interest income of $60,000 was more than offset by a decrease in interest expense of $90,000.

     Interest Income: Interest income decreased from $9.8 million for the year ended June 30, 1998 to $9.7 million for the year ended June 30, 1999, a decrease of $60,000 or 0.6%. The decrease is related primarily to a decrease in interest income from investment securities which declined from $220,000 for the year ended June 30, 1998 to $99,000 for the year ended June 30, 1999, a decrease of $121,000 or 55.0%. Offsetting the decrease in interest income from investment securities were increases in interest income from loans and interest-bearing deposits and other of $57,000 and $4,000, respectively. As interest rates in the economy generally declined during the year, the Company's average coupon rate earned on invested assets also declined. Management believes that generally rates paid on short-term investments and deposits are less than the rates that can be earned on mortgage loans, and prefers to use excess funds to either make new loans or reduce advances. As such, the investment emphasis during the year ended June 30, 1999, has been on loans and management expects that emphasis to continue. While the Company experienced a net increase in interest income from loans, the net increase is attributed to increased volume rather than an increase in the weighted average interest rate earned on the loan portfolio. The Company's weighted average interest rate earned on the loan portfolio has decreased as a result of refinancing of mortgages and the downward adjustment of adjustable rate mortgages in the portfolio. The decrease in interest income from the investment portfolio is a result of both a decline in the average rate paid by the market as well as management's intentional shift in the composition of the interest-earning assets of the Company from investment securities toward those earning higher rates.

     In the latter part of the 1999 fiscal year, rates in general had increased. If this trend continues, the weighted average rate on the Bank's asset portfolio is expected to increase. This increase is caused by both the origination of new loans at higher rates and the contractual increase in the coupon rate of the Bank's adjustable rate mortgages (although such increases only occur annually and are limited by a 1% cap). However, in times of increasing rates, generally the level of new originations declines and consumer preference tends to shift toward the adjustable rate mortgages which usually have an initial coupon rate that is less than the rates offered on fixed rate mortgages. These two factors tend to offset the expected increase in returns on the assets and could result in a short-term decline in the weighted average rate of the Bank's assets.

     Interest Expense: Interest expense decreased from $5.7 million for the year ended June 30, 1998 to $5.6 million for the year ended June 30, 1999, a decrease of $90,000 or 1.6%. The decrease was due primarily to a decrease in the interest paid on deposits which declined from $4.0 million for the year ended June 30, 1998 to $3.9 million for the year ended June 30, 1999, a decrease of $85,000, or 2.1%. Interest expense from the Company's borrowings remained relatively constant at $1.7 million for the years ended June 30, 1999 and 1998, decreasing only $5,000, or 0.3%. Management expects that the proportion of interest expense attributable to FHLB advances will continue to grow as advances are used to fund loan growth. In general, rates paid on FHLB advances are greater than rates paid on deposits. Management believes that, when compared to other sources of funds, FHLB advances offer plans and terms that can be more easily matched to characteristics of the Company's interest-earning assets.

     As discussed above, near the end of the 1999 fiscal year, interest rates in general had increased. During a period of increasing rates, the cost of liabilities is expected to increase as well. Management cannot predict whether the cost of liabilities will increase at a faster pace than the increase in the Bank's income generated by the loan and investment portfolio.

     Management has also taken steps to prepare for possible customer withdrawals over concerns about Year 2000 computer failures (see "Other Matters- -Year 2000 Compliance"). Primarily, the Bank's plans are to replace such withdrawals with funds borrowed from the FHLB. If significant demands are made on the country's money supply during this period, the cost of such funds may increase greatly. While management cannot predict the impact of such an event, management does expect if such an outflow of funds occurs, it will be reversed in the early 2000 calendar year.

     Provision for Loan Losses: The Company's provision for loan losses remained constant with no provision for either of the years ended June 30, 1999 or 1998. Management believed, on the basis of its analysis of the risk profile of the Company's assets, that it was appropriate to maintain the allowance for loan losses at $100,000, a level which had been reached previously. In determining the appropriate provision, management considers a number of factors, including specific loans in the Company's portfolio, real estate market trends in the Company's market area, economic conditions, interest rates, and other conditions that may affect a borrower's ability to comply with repayment terms. There can be no assurance that the allowance for loan losses (see "Comparison of Financial Condition--Assets") will be adequate to cover losses on nonperforming assets in the future.

     Other Operating Income: Other operating income decreased from $60,000 for the year ended June 30, 1998 to $41,000 for the year ended June 30, 1999, a decrease of $19,000 or 31.7%. Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts. However, the Company realized a gain on the sale of property and equipment of $8,000 during the fiscal year ended June 30, 1998. The nonrecurrance of this sale and a decline in charges and fees assessed on loan and deposit accounts of $11,000 are responsible for the overall decrease in other operating income.

     General, Administrative and Other Expense: General, administrative and other expense decreased $96,000 or 5.5% from $1.7 million for the year ended June 30, 1998 to $1.6 million for the year ended June 30, 1999. The decrease was due primarily to a $73,000, or 19.2% decrease in other operating expense and a $57,000, or 6.2%, decrease in employee compensation and benefits. Other operating expenses declined from $380,000 for the fiscal year ended June 30, 1998, to $307,000 for the fiscal year ended June 30, 1999, while employee compensation and benefits decreased from $919,000 for the year ended June 30, 1998 to $862,000 for the year ended June 30, 1999. Offsetting somewhat the decreases in other operating expense and employee compensation and benefits were increases in data processing expense and franchise and other taxes. Data processing expense increased $20,000, or 14.7%, from $136,000 for the year ended
June 30, 1998, to $156,000 for the year ended June 30, 1999.    The increase in
data processing expense is primarily related to Year 2000 readiness preparations (See "Other Matters -- Year 2000 Readiness Disclosure"). Franchise and other taxes increased $19,000, or 20.4%, from $93,000 for the year ended June 30, 1998, to $112,000 for the year ended June 30, 1999. This increase is due primarily to an overpayment of the Delaware franchise tax recognized in the year ended June 30, 1998, which did not reoccur in the year ended June 30, 1999.

     Income tax: The effective income tax rate for the years ended June 30, 1999 and 1998 was 34.0%.

     Dividends: On December 9, 1998, the Company announced a dividend policy whereby it will pay a quarterly cash dividend of $0.22 per share, per quarter, payable on the 15th day of the month following the end of each quarter, to shareholders of record as of the last business day of each quarter. This represented an increase from the previous quarterly dividend of $0.20 per share. On September 15, 1999, the Company announced another dividend policy change whereby it will pay a quarterly cash dividend of $0.24 per share, per quarter, payable on the 15th day of the month following the end of each quarter, to shareholders of record as of the last business day of each quarter. The Board of Directors determined in both instances that the increase in the amount of the dividend was appropriate in light of the Company's earnings, capital position and financial condition. Although the Board of Directors has adopted this policy, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements, and economic conditions. At June 30, 1999 the Company had recorded dividends payable of $330,000 for the payment of a dividend on July 15, 1999, which was the last dividend paid by the Company.

     Stock Repurchase: On August 12, 1998, the Company announced a plan to purchase up to 81,000 shares of the Company's common stock, which represented approximately 5% of the outstanding common stock at that time. This specific program was concluded on March 24, 1999 when the Company announced that it had acquired 76,900 shares at an average price of $14.42 per share. At the same time it was announced that the Company's Board of Directors had authorized a new program for the purchase of up to 77,000 or approximately 5% of the remaining outstanding shares of common stock. At September 15, 1999, 58,837 shares had been repurchased at an average price of $14.90 per share. The program is dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company. Management believes that the repurchase should be completed within nine months of commencement. The Board of Directors considers the Company's common stock to be an attractive investment, and the repurchase program may improve liquidity in the market for the common stock and result in increased per share earnings and book value.

Comparison of Operating Results for the Years Ended June 30, 1998 and 1997

     Net Earnings: Net earnings increased from a net loss of $368,000 for the year ended June 30, 1997 to a total of $1.6 million for the year ended June 30, 1998. The increase was primarily attributable to a decrease in general, administrative and other expense of $2.7 million, which was partially offset by a $475,000 decrease in net interest income and a $323,000 increase in total federal income taxes.

     Net Interest Income: Net interest income decreased from $4.5 million for the year ended June 30, 1997 to $4.1 million for the year ended June 30, 1998, a decrease of $475,000 or 10.5%. An increase in interest expense of $1.0 million was partially offset by an increase in interest income of $525,000.

     Interest Income: Interest income increased from $9.2 million for the year ended June 30, 1997 to $9.8 million for the year ended June 30, 1998, an increase of $525,000 or 5.7%. The increase was related primarily to an increase in interest income from loans which rose from $8.6 million for the year ended June 30, 1997 to $9.3 million for the year ended June 30, 1998, an increase of $752,000 or 8.8%. Offsetting the increase in interest income from loans was a decrease in interest income from investment securities and interest-bearing deposits of $159,000 and $68,000, respectively. The decrease in the investment portfolio represents management's intentional shift in the composition of the interest-earning assets of the Company. While the average yield on both loans receivable and investment securities increased from the year ended June 30, 1997 to the year ended June 30, 1998, the average yield on loans receivable remained higher than that of investment securities. Consequently, management has sought to maximize interest income by shifting resources to loans receivable during the year ended June 30, 1998, as interest rates in the economy overall were generally decreasing.

     Interest Expense: Interest expense increased from $4.7 million for the year ended June 30, 1997 to $5.7 million for the year ended June 30, 1998, an increase of $1.0 million or 21.3%. The increase was due primarily to an increase in the level of borrowings which rose from $22.0 million at June 30, 1997 to $28.3 million at June 30, 1998. The associated interest expense from the Company's borrowings increased from $489,000 for the year ended June 30, 1997 to $1.7 million for the year ended June 30, 1998, an increase of $1.2 million or 244.6%. At June 30, 1997, the Company owed $13.0 million to another financial institution. The Company's borrowings were primarily composed of FHLB advances during the year ended June 30, 1998. The increase in interest expense on borrowings was partially offset by a decrease in interest expense on deposits. Interest expense on deposits decreased from $4.2 million for the year ended June 30, 1997 to $4.0 million for the year ended June 30, 1998, a decrease of $196,000 or 4.7%. Management expected interest expense to increase during the fiscal year ended June 30, 1998, due to the borrowing of $13.0 million to fund the special $8.00 per share (adjusted) distribution paid to shareholders in June 1997. Management expects that the proportion of interest expense attributable to FHLB advances will continue to grow as advances are used to fund loan growth. In general, rates paid on FHLB advances are greater than rates paid on deposits.

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

     Franchise and other taxes decreased from $149,000 for the year ended June 30, 1997 to $93,000 for the year ended June 30, 1998, a decrease of $56,000 or 37.6%. This decrease was due primarily to an overpayment of the Delaware franchise tax in the year ended June 30, 1997.

     Income tax: The effective income tax rate for the years ended June 30, 1998 and 1997 was 34.0%. Although the Company experienced a net loss for the year ended June 30, 1997, a provision of $491,000 was made for federal income taxes for that year. The charge was due primarily to the nondeductibility of expenses associated with the termination of the ESOP for income tax purposes.

Liquidity and Capital Resources

     Since July 7, 1995, the Company has had no business other than that of the Bank and investment of the portion of the net Conversion proceeds retained by the Company. Management believes that dividends that may be paid from the Bank to the Company will provide sufficient funds for its future operations, including the servicing of any debt which may exist. The Company's primary sources of liquidity are dividends paid by the Bank. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. At June 30, 1999, the Bank exceeded all regulatory minimum capital requirements.

     The Bank's primary sources of funds are (i) cash generated from operations, (ii) deposits, (iii) principal repayments on loans, and (iv) advances from the FHLB of Cincinnati. As reflected in the Consolidated Statements of Cash Flows, net cash flow provided by operating activities for fiscal years 1999, 1998, and 1997 was $1.3 million, $1.5 million, and $2.0 million, respectively.

     Net cash used in investing activities for fiscal years 1999, 1998, and 1997 was $4.2 million, $3.8 million, and $6.6 million, respectively. Amounts fluctuate from period to period primarily as a result of the volume of principal repayments on loans and loan disbursements.

     Net cash provided by financing activities was $4.2 million, $929,000 and $1.6 million for fiscal years 1999, 1998 and 1997, respectively.

     The primary investing activity of the Bank is the origination of mortgage loans. During the years ended June 30, 1999, 1998 and 1997, the Bank originated loans of $40.9 million, $36.6 million, and $33.5 million, respectively. Other investing activities include investment in Federal agency issues, FHLB certificates of deposit and insured certificates of deposit in other institutions. The Bank may in the future consider other investing activities that may provide higher yields. The primary financing activity of the Bank is the attraction of savings deposits, though the Bank has somewhat reduced its reliance on deposits as a source of funds in recent periods due to the competitive conditions in First Federal's market area.

     Another source of liquidity is the Bank's ability to obtain advances from the FHLB of Cincinnati. In addition, the Bank maintains a portion of its investments in FHLB overnight funds that are available when needed.

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio at June 30, 1999 and 1998 was 4.0%. The Bank's average daily liquidity during June 1999, 1998, and 1997 was 5.43%, 6.07% and 7.77%, respectively. Historically, management has sought to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. If necessary, the Bank could elect to increase its borrowings from the FHLB of Cincinnati or increase its rates on deposits in order to generate additional funds. The result of such action could adversely affect net earnings in future periods. See "---Comparison of Financial Condition at June 30, 1999 and 1998."

     The Bank's most liquid asset is cash held in an interest-bearing demand and overnight deposit accounts at the FHLB of Cincinnati. The level of cash available at any point in time is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 1999, 1998 and 1997, cash and cash equivalents totaled $2.6 million, $1.3 million, and $2.8 million, respectively.

     Management believes that the Bank will have sufficient funds available to meet its current commitments. At June 30, 1999, the Bank had commitments to originate loans of $2.0 million. Additionally, the Bank was obligated under unused lines of credit totaling $5.1 million. Certificates of deposit which were scheduled to mature in less than one year at June 30, 1999, totaled $48.5 million. On the basis of historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

Impact of Recent Accounting Pronouncements

     Reporting Comprehensive Income.  In June 1997, the FASB issued SFAS No.
130, "Reporting Comprehensive Income."   SFAS No. 130 established standards for
reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

     SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management adopted SFAS No. 130 effective July 1, 1998, as required, without material impact on the Company's financial statements. The Company has no items of other comprehensive income as defined, therefore net earnings are equal to other comprehensive income for the years ended June 30, 1999, 1998 and 1997.

     Disclosure about Segments of an Enterprise. In June, 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, SFAS No. 131 requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements and also requires that selected information be reported in interim financial statements. Management adopted SFAS No. 131 effective July 1, 1998, as required, without material impact on the Company's financial statements.

     Accounting for Derivative Instruments and Hedging Activities. In June, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting.

     The definition of a derivative financial instrument is complex, but in general, it is an instrument with one or more underlyings, such as an interest rate or foreign exchange rate, that is applied to a notional amount, such as an amount of currency, to determine the settlement amount(s). It generally requires no significant initial investment and can be settled net or by delivery of an asset that is readily convertible to cash. SFAS No. 133 applies to derivatives embedded in other contracts, unless the underlying of the embedded derivative is clearly and closely related to the host contract.

     SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. On adoption, entities are permitted to transfer held-to-maturity debt securities to the available-for-sale or trading category without calling into question their intent to hold other debt securities to maturity in the future. SFAS No. 133 is not expected to have a material impact on the Company's financial statements.

Other Matters -- Year 2000 Compliance

     As with all providers of financial services, the Bank's operations are heavily dependent on information technology systems. The Bank has addressed the potential problems associated with the possibility that the computers that control or operate the Bank's information technology system and infrastructure may not be programmed to read four-digit date codes and, upon arrival of the year 2000, may recognize the two-digit code "00" as the year 1900, causing systems to fail to function or to generate erroneous data. The Bank has completed the process of working with the companies that supply or service its information technology systems to identify and remedy any year 2000 related problems.

     The Bank is particularly dependent upon BISYS , Inc., ("BISYS"), a provider of information processing systems to banks. Through BISYS, the Bank processes all of its daily transactions and keeps records of all loan and deposit accounts, as well as other functions. The Bank's management has been working closely with BISYS to monitor their efforts to renovate their systems. The Bank has completed a comprehensive testing program of the BISYS system. During the test, the Bank used the same hardware and software that it will use on and after January 1, 2000. Test data was extracted from the Bank's data files. Testing involved aging the test data to certain key dates associated with the new millenium and running various transactions against the aged data. No substantive processing difficulties were identified. Under its contingency plan of operation, the Bank also has procedures in place to address short-term unavailability of the BISYS system.

     The Company expects that there will be some expense incurred as a result of preparing for the year 2000. The Bank has decided to replace some older computer hardware which is at or near the end of its useful life. The new equipment will be year 2000 compliant and will have sufficient capacity to run BISYS's year 2000 compliant software. Management has assessed the impact of such cost on the Company's net earnings. Generally, management expects that the Bank will spend approximately $80,000 on hardware, software, the testing program, and other year 2000 related expenses. Of this amount, approximately $30,000 and $10,000 were incurred during the fiscal years ended June 30, 1999 and 1998, respectively. Management expects to incur a cost of approximately $30,000 in the fiscal year ending June 30, 2000, with the remainder to be incurred in subsequent fiscal years as hardware is depreciated--at a cost of $8,000 to $10,000 per year. These totals do not include time devoted by staff for planning, testing, and implementing year 2000 related activities. At the present time, management believes that these costs are an accurate reflection of the Bank's needs in order to establish year 2000 readiness; however, if the Bank is ultimately required to purchase replacement computer systems, programs, and equipment or incur substantial unforeseen expense to make the Bank's current systems, programs, and equipment year 2000 compliant, the Company's net earnings and financial condition could be adversely affected.

     In addition to BISYS, the Bank is dependent on numerous other providers of services ranging from specific bank-related services (such as check processing and ATM operations) to general environmental and administrative support services such as electrical power and telephone service. The Bank has attempted to identify such services on which it is most dependent and to contact each provider to determine their level of year 2000 readiness. In most cases, the Bank is unable to independently verify that such services are or will be year 2000 compliant. The Bank may or may not have the option of switching to other service providers. The Bank's management is working to establish contingency plans as to how it may best respond to the inability to utilize these services. In most cases, management does not foresee a substantial impact on its financial condition and future earnings. However, it is possible that situations could occur that are beyond the Bank's control that would have significant impact on its financial condition and earnings--such as widespread electrical power failure.

     While it is possible that the Bank could incur losses if loan payments are delayed due to year 2000 problems affecting its borrowers, management believes that such losses are unlikely given the composition of the Bank's loan portfolio, which is primarily made up of one- to four-family residential mortgages. Likewise, it is possible that the Bank could incur losses if its level of deposits decreases due to withdrawals from depositors in anticipation of or in response to problems with their access to funds from other sources, such as the delay or incapacity of their employers' payroll processing systems. The Bank has taken steps to ensure that it has adequate liquidity and cash on hand to meet unusually high demand. These steps, as they are outside the Bank's normal operations, will result in some cost to the Bank. Management expects such costs to total less than $20,000, but the cost is highly dependant on market conditions and could fluctuate.

                          [GRANT THORNTON LETTERHEAD]

              Report of Independent Certified Public Accountants
              --------------------------------------------------

Board of Directors
Frankfort First Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Frankfort First Bancorp, Inc. as of June 30, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years ended June 30, 1999, 1998 and 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Frankfort First Bancorp, Inc. as of June 30, 1999 and 1998, and the consolidated results of its operations and its consolidated cash flows for each of the years ended June 30, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Cincinnati, Ohio
July 30, 1999

                         Frankfort First Bancorp, Inc.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                    June 30,
                       (In thousands, except share data)

         ASSETS                                                                      1999       1998

Cash and due from banks                                                           $    991   $    201
Interest-bearing deposits in other financial institutions                            1,600      1,120
                                                                                  --------   --------
          Cash and cash equivalents                                                  2,591      1,321

Certificates of deposit in other financial institutions                                200        200
Investment securities held to maturity - at amortized cost, approximate market
  value of $1,999 and $2,995 as of June 30, 1999 and 1998                            2,004      2,996
Loans receivable - net                                                             131,639    126,328
Office premises and equipment - at depreciated cost                                  1,477      1,503
Federal Home Loan Bank stock - at cost                                               1,621      1,494
Accrued interest receivable on loans                                                   367        342
Accrued interest receivable on investments and
  interest-bearing deposits                                                             39         58
Prepaid expenses and other assets                                                      127         90
Prepaid federal income taxes                                                           170         97
Deferred federal income taxes                                                           87         56
                                                                                  --------   --------

          Total assets                                                            $140,322   $134,485
                                                                                  ========   ========

          LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                          $ 86,254   $ 81,891
Advances from the Federal Home Loan Bank                                            30,878     28,260
Other borrowed money                                                                   284          -
Advances by borrowers for taxes and insurance                                          308        305
Accrued interest payable                                                                79         85
Other liabilities                                                                    1,253      1,238
                                                                                  --------   --------
          Total liabilities                                                        119,056    111,779

Commitments                                                                              -          -

Shareholders' equity
  Preferred stock, 500,000 shares authorized, $.01 par value;
    no shares issued                                                                     -          -
  Common stock, 3,750,000 shares authorized, $.01 par value;
    1,672,451 and 1,672,473 shares issued at June 30, 1999 and 1998                     17         17
  Additional paid-in capital                                                         5,876      5,876
  Retained earnings - restricted                                                    18,166     17,846
  Less 173,940 and 53,303 shares of treasury stock - at cost                        (2,793)    (1,033)
                                                                                  --------   --------
          Total shareholders' equity                                                21,266     22,706
                                                                                  --------   --------

          Total liabilities and shareholders' equity                              $140,322   $134,485
                                                                                  ========   ========


The accompanying notes are an integral part of these statements.

                         Frankfort First Bancorp, Inc.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          For the year ended June 30,
                       (In thousands, except share data)

                                                              1999     1998    1997
Interest income
  Loans                                                      $9,388   $9,331  $8,579
  Investment securities                                          99      220     379
  Interest-bearing deposits and other                           204      200     268
                                                             ------   ------  ------
          Total interest income                               9,691    9,751   9,226

Interest expense
  Deposits                                                    3,915    4,000   4,196
  Borrowings                                                  1,680    1,685     489
                                                             ------   ------  ------
          Total interest expense                              5,595    5,685   4,685
                                                             ------   ------  ------

          Net interest income                                 4,096    4,066   4,541

Provision for losses on loans                                     -        -       5
                                                             ------   ------  ------

          Net interest income after provision
            for losses on loans                               4,096    4,066   4,536

Other operating income                                           41       60      61

General, administrative and other expense
  Employee compensation and benefits                            862      919   2,869
  Occupancy and equipment                                       149      150     162
  Federal deposit insurance premiums                             50       54     725
  Franchise and other taxes                                     112       93     149
  Data processing                                               156      136     126
  Other operating                                               307      380     443
                                                             ------   ------  ------
          Total general, administrative and other expense     1,636    1,732   4,474
                                                             ------   ------  ------

          Earnings before income taxes                        2,501    2,394     123

Federal income taxes
  Current                                                       882      740     579
  Deferred                                                      (31)      74     (88)
                                                             ------   ------  ------
          Total federal income taxes                            851      814     491
                                                             ------   ------  ------

          NET EARNINGS (LOSS)                                $1,650   $1,580  $ (368)
                                                             ======   ======  ======

          EARNINGS (LOSS) PER SHARE
            Basic                                             $1.06    $1.00   $(.23)
                                                             ======   ======  ======

            Diluted                                           $1.05     $.96     N/A
                                                             ======   ======  ======



The accompanying notes are an integral part of these statements.

                         Frankfort First Bancorp, Inc.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                For the years ended June 30, 1999, 1998 and 1997
                       (In thousands, except share data)

                                                                                            Shares
                                                                Additional                 acquired
                                                       Common     paid-in    Retained      by stock     Treasury
                                                        stock     capital    earnings   benefit plans     stock      Total

Balance at July 1, 1996                                  $ 35     $ 19,595    $19,120         $(4,485)   $     -   $ 34,265

Purchase of treasury shares                                 -            -          -               -       (666)      (666)
Principal repayments on loan to ESOP in conjunction
  with pending termination of the plan                      -         (197)         -           4,071          -      3,874
Net loss for the year ended June 30, 1997                   -            -       (368)              -          -       (368)
Capital distributions of $8.72 per common share             -      (13,540)    (1,220)              -          -    (14,760)
Retirement of common shares held in MRP                    (2)           2          -               -          -          -
                                                       ------     --------    -------   -------------   --------   --------

Balance at June 30, 1997                                   33        5,860     17,532            (414)      (666)    22,345

Effect of 2 for 1 reverse stock split                     (16)          16          -               -          -          -
Amortization expense related to stock benefit plans         -            -          -             414       (367)        47
Net earnings for the year ended June 30, 1998               -            -      1,580               -          -      1,580
Cash dividends of $.78 per common share                     -            -     (1,266)              -          -     (1,266)
                                                       ------     --------    -------   -------------   --------   --------

Balance at June 30, 1998                                   17        5,876     17,846               -     (1,033)    22,706

Net earnings for the year ended June 30, 1999               -            -      1,650               -          -      1,650
Cash dividends of $.86 per common share                     -            -     (1,330)              -          -     (1,330)
Acquisition of treasury stock                               -            -          -               -     (1,760)    (1,760)
                                                       ------     --------    -------   -------------   --------   --------

Balance at June 30, 1999                                 $ 17     $  5,876    $18,166         $     -    $(2,793)  $ 21,266
                                                       ======     ========    =======   =============   ========   ========

The accompanying notes are an integral part of these statements.

                         Frankfort First Bancorp, Inc.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          For the year ended June 30,
                                 (In thousands)

                                                                        1999       1998       1997
Cash flows from operating activities:
  Net earnings (loss) for the year                                    $  1,650   $  1,580   $   (368)
  Adjustments to reconcile net earnings (loss) to net cash
  provided by (used in) operating activities:
    Amortization of discounts and premiums on loans,
      investments and mortgage-backed securities - net                      (2)         4         22
    Amortization of deferred loan origination fees                         (61)       (11)       (21)
    Depreciation and amortization                                           72         78         89
    Loans originated for sale                                              (80)         -          -
    Provision for losses on loans                                            -          -          5
    Amortization of expense related to stock benefit plans                   -         47      1,605
    Federal Home Loan Bank stock dividends                                (108)       (92)       (78)
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable                                           (6)        (5)        25
      Prepaid expenses and other assets                                    (37)         5         31
      Other liabilities                                                      9         32        585
      Federal income taxes
        Current                                                            (73)      (238)       162
        Deferred                                                           (31)        74        (88)
                                                                      --------   --------   --------
          Net cash provided by operating activities                      1,333      1,474      1,969

Cash flows provided by (used in) investing activities:
  Purchase of investment securities designated as held to maturity      (3,006)    (4,000)         -
  Proceeds from maturity of investment securities                        4,000      5,850      4,000
  Purchase of Federal Home Loan Bank stock                                 (19)      (246)         -
  Loan principal repayments                                             35,723     31,153     22,939
  Loan disbursements                                                   (40,893)   (36,582)   (33,480)
  Purchase of office premises and equipment                                (46)        (8)       (56)
                                                                      --------   --------   --------
          Net cash used in investing activities                         (4,241)    (3,833)    (6,597)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposit accounts                            4,363     (4,066)    (1,820)
  Proceeds from Federal Home Loan Bank advances                         17,250     32,500      4,500
  Repayment of Federal Home Loan Bank advances                         (14,632)   (13,246)      (492)
  Proceeds from other borrowed money                                       288          -     13,000
  Repayment of other borrowed money                                         (4)   (13,000)      (500)
  Advances by borrowers for taxes and insurance                              3          7         31
  Principal repayments on ESOP loan in conjunction with pending
    termination of the plan - net                                            -          -      2,269
  Capital distributions paid on common stock                            (1,330)    (1,266)   (14,760)
  Acquisition of treasury stock                                         (1,760)         -       (666)
                                                                      --------   --------   --------
          Net cash provided by financing activities                      4,178        929      1,562
                                                                      --------   --------   --------

Net increase (decrease) in cash and cash equivalents                     1,270     (1,430)    (3,066)

Cash and cash equivalents at beginning of year                           1,321      2,751      5,817
                                                                      --------   --------   --------

Cash and cash equivalents at end of year                              $  2,591   $  1,321   $  2,751
                                                                      ========   ========   ========


                         Frankfort First Bancorp, Inc.

                          For the year ended June 30,
                                 (In thousands)

                                                               1999    1998    1997

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes                                      $  925  $1,040  $  405
                                                              ======  ======  ======

    Interest on deposits and borrowings                       $5,601  $5,729  $4,694
                                                              ======  ======  ======

    Transfer of loans from held for sale classification to
      loans receivable - net                                  $   80  $    -  $    -
                                                              ======  ======  ======




The accompanying notes are an integral part of these statements.

                         Frankfort First Bancorp, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 1999, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Frankfort First Bancorp, Inc. (the "Corporation") is a savings and loan holding company whose activities are primarily limited to holding the stock of First Federal Savings Bank of Frankfort (the "Savings Bank"). The Savings Bank conducts a general banking business in central Kentucky which primarily consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Savings Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Savings Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

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

  2.  Investment Securities
      ---------------------

  The Corporation accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively. At June 30, 1999 and 1998, the Corporation had designated all investment securities as held-to-maturity.

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  2.  Investment Securities (continued)
      ---------------------

  Realized gains and losses on sales of securities are recognized using the specific identification method.

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

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


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

  At June 30, 1999 and 1998, the Savings Bank had no loans that would be defined as impaired under SFAS No. 114.

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

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


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

  The Corporation's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the general loan loss allowance, deferred compensation, and the recapture of percentage of earnings bad debt deductions. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

  8.  Retirement and Employee Benefit Plans
      -------------------------------------

  The Corporation had an Employee Stock Ownership Plan ("ESOP"). The ESOP provided retirement benefits for substantially all employees who had completed one year of service and had attained the age of 21. During the fiscal year ended June 30, 1997, the Board of Directors elected to terminate the ESOP and had filed with the Internal Revenue Service for a favorable determination letter in this regard. Payment of the fiscal 1997 scheduled ESOP loan installment, coupled with accelerated principal payments related to the pending plan termination, resulted in 102,364 (adjusted) common shares being committed for release to participants with a corresponding $1.5 million charge to compensation expense during the fiscal year ended June 30, 1997. The Corporation recognized approximately $47,000 in expense upon final termination of the ESOP during the fiscal year ended June 30, 1998. References to share totals have been adjusted to reflect the Corporation's reverse two-for-one stock split effected during fiscal 1998.

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  8.  Retirement and Employee Benefit Plans (continued)
      -------------------------------------

  The Corporation also had a Management Recognition Plan ("MRP"). The MRP purchased 68,460 shares of the Corporation's common stock in the open market during fiscal 1996. All of the shares available under the MRP were granted to executive officers, directors and employees of the Savings Bank upon receipt of shareholder approval of the MRP. Common stock granted under the MRP vested over a five year period at twenty percent per year, commencing in January 1996. A provision of $52,000 related to the MRP was charged to expense for the fiscal year ended June 30, 1997. During fiscal 1997, the Board of Directors terminated the MRP. In conjunction therewith, the Corporation received cash of $900,000 and 52,524 common shares at fair value from the MRP. The common shares received upon termination of the MRP were placed in treasury and simultaneously deemed retired. Coincident with termination of the MRP, the Corporation established a deferred unfunded compensation plan liability for the benefit of management and the directors. The Corporation recognized $63,800 in expense under this plan for the fiscal year ended June 30, 1998, while no expense was recognized for fiscal 1999 and 1997.

  During fiscal 1995, the Savings Bank transferred its defined benefit funds into a multiemployer defined benefit pension plan. All employees over 21 years of age enter this plan at the first entrance date after completing one year of service. The Savings Bank recorded expense totaling $72,000 for the fiscal year ended June 30, 1997, while no such expense was recorded during fiscal year ended June 30, 1999 and 1998.

  9.  Earnings Per Share and Dividends Per Share
      ------------------------------------------

  Basic earnings per share is computed based upon the weighted-average shares outstanding during the period less shares in the ESOP that are unallocated and not committed to be released. Weighted-average common shares deemed outstanding, which gives effect to a reduction for 46,732 and 125,339 weighted-average unallocated shares held by the ESOP for the fiscal years ended June 30, 1998 and 1997, respectively, totaled 1,561,656, 1,572,379 and 1,583,196 for the fiscal years ended June 30, 1999, 1998 and 1997, respectively.

  Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation's stock option plan. Weighted-average common shares deemed outstanding for purposes of computing diluted earnings per share totaled 1,578,313 and 1,640,817 for the fiscal years ended June 30, 1999 and 1998, respectively. Incremental shares related to the assumed exercise of stock options included in the computation of diluted earnings per share totaled 16,657 and 68,438 for the fiscal years ended June 30, 1999 and 1998, respectively. Options to purchase 4,747 shares of common stock with an exercise price of $14.91 were outstanding at June 30, 1999, but were excluded from the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares.

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  9.  Earnings Per Share and Dividends Per Share (continued)
      ------------------------------------------

  During the fiscal year ended June 30, 1997, the Corporation declared dividends of $8.72 (adjusted) per common share. Of this amount, $8.00 per share was paid in June 1997 from funds retained by the Corporation in the conversion to stock form and were deemed by management to constitute a return of excess capital. Accordingly, the Corporation charged such capital distribution to additional paid-in-capital. Management had obtained a Private Letter Ruling from the Internal Revenue Service which stated that the Corporation's dividend payments in excess of accumulated earnings and profits were considered a tax-free return of capital for federal income tax purposes. As a result, management determined that $7.20 of the distributions paid during the fiscal year ended June 30, 1997, constituted a tax-free return of capital.

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

  The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 1999 and 1998:

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

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


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

          Commitments to extend credit:  For fixed-rate and adjustable-rate loan
          ----------------------------
          commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at June 30, 1999 and 1998, was not material.

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  10.  Fair Value of Financial Instruments (continued)
       -----------------------------------

  Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at June 30 are as follows:

                                                             1999               1998
                                                     Carrying     Fair    Carrying    Fair
                                                      value      value     value     value
                                                                 (In thousands)
  Financial assets
    Cash and cash equivalents                        $  2,591  $  2,591  $  1,321  $  1,321
    Certificates of deposit in other financial
      institutions                                        200       200       200       200
    Investment securities                               2,004     1,999     2,996     2,995
    Loans receivable                                  131,639   130,681   126,328   128,760
    Stock in Federal Home Loan Bank                     1,621     1,621     1,494     1,494
                                                     --------  --------  --------  --------

                                                     $138,055  $137,092  $132,339  $134,770
                                                     ========  ========  ========  ========

  Financial liabilities
    Deposits                                         $ 86,254  $ 86,763  $ 81,891  $ 82,058
    Advances from the Federal Home Loan Bank           30,878    30,525    28,260    28,269
    Other borrowed money                                  284       284         -         -
    Advances by borrowers for taxes and insurance         308       308       305       305
                                                     --------  --------  --------  --------

                                                     $117,724  $117,880  $110,456  $110,632
                                                     ========  ========  ========  ========

  11.  Cash and Cash Equivalents
       -------------------------

  For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

  12.  Comprehensive Income
       --------------------

  The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income," as of July 1, 1998. SFAS No. 130 established standards for reporting and presentation of comprehensive income and its components in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings. The Corporation had no components of other comprehensive income for the fiscal years ended June 30, 1999 and 1998.

  13.  Reclassifications
       -----------------

  Certain prior year amounts have been reclassified to conform to the 1999 consolidated financial statement presentation.

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE B - INVESTMENT SECURITIES

  The amortized cost and estimated fair values of investment securities held to maturity at June 30 are summarized as follows:

                                        1999               1998
                                        Estimated              Estimated
                              Amortized    fair     Amortized    fair
                                cost      value       cost       value
                                          (In thousands)
  U.S. Government agency
    obligations                $2,004     $1,999     $2,996     $2,995
                               ======  =========  =========  =========

  At June 30, 1999 and 1998, the carrying value of the Corporation's investment securities exceeded the estimated fair value by $5,000 and $1,000, respectively, consisting solely of gross unrealized losses.

  The amortized cost and estimated fair value of U.S. Government agency obligations designated as held to maturity, by contractual term to maturity at June 30 are shown below:

                                                       1999               1998
                                                        Estimated              Estimated
                                              Amortized    fair     Amortized    fair
                                                cost       value      cost       value
                                                          (In thousands)

  Due within one year                          $2,004     $1,999     $2,000     $1,999
  Due after five years through ten years            -          -        996        996
                                               ------  ---------     ------  ---------

                                               $2,004     $1,999     $2,996     $2,995
                                               ======  =========     ======  =========

NOTE C - LOANS RECEIVABLE

  The composition of the loan portfolio at June 30 is as follows:

                                                 1999       1998
                                                  (In thousands)
  Residential real estate
    One-to-four family                         $124,081   $118,899
    Multi-family                                     78         80
    Construction                                    808      1,270
  Nonresidential real estate and land             1,756      1,704
  Consumer and other                              5,640      5,258
                                               --------   --------
                                                132,363    127,211
  Less:
    Undisbursed portion of loans in process        (246)      (572)
    Deferred loan origination fees                 (378)      (211)
    Allowance for loan losses                      (100)      (100)
                                               --------   --------

                                               $131,639   $126,328
                                               ========   ========


                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE C - LOANS RECEIVABLE (continued)

  The Savings Bank's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $124.7 million, or 95%, of the total loan portfolio at June 30, 1999, and $119.7 million, or 95%, of the total loan portfolio at June 30, 1998. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of central Kentucky, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Savings Bank's primary lending area are presently stable.

  In the normal course of business, the Savings Bank has made loans to some of its directors, officers and employees. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $911,000 and $477,000 at June 30, 1999 and 1998, respectively.


NOTE D - ALLOWANCE FOR LOAN LOSSES

  The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                  1999   1998   1997
                                    (In thousands)

  Balance at beginning of year    $ 100  $ 100  $  95
  Provision for loan losses           -      -      5
                                  -----  -----  -----

  Balance at end of year          $ 100  $ 100  $ 100
                                  =====  =====  =====

  As of June 30, 1999, the Savings Bank's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital, subject to certain percentage limitations.

  Nonperforming loans totaled approximately $188,000, $363,000 and $116,000 at June 30, 1999, 1998 and 1997, respectively. The Savings Bank did not incur any reduction in interest income related to such nonperforming loans during the respective periods.

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE E - OFFICE PREMISES AND EQUIPMENT

  Office premises and equipment at June 30 are comprised of the following:

                                           1999    1998
                                         (In thousands)

  Land and improvements                  $  187  $  187
  Office buildings and improvements       1,728   1,720
  Furniture, fixtures and equipment         774     737
                                         ------  ------
                                          2,689   2,644
    Less accumulated depreciation and
      amortization                        1,212   1,141
                                         ------  ------

                                         $1,477  $1,503
                                         ======  ======


                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

Deposit type and weighted-
average interest rate              1999     1998
                                   (In thousands)
NOW accounts
  1999 - 3.09%                   $ 3,622
  1998 - 3.05%                            $ 3,716
Passbook
  1999 - 2.94%                    10,563
  1998 - 2.91%                             10,641
Money market deposit accounts
  1999 - 3.08%                     7,204
  1998 - 3.33%                              4,532
                                  ------  -------
Total demand, transaction and
  passbook deposits               21,389   18,889

Certificates of deposit
  Original maturities of:
    Less than 12 months
      1999 - 4.33%                 8,442
      1998 - 4.81%                         10,620
    12 months to 24 months
      1999 - 5.04%                41,842
      1998 - 5.27%                         37,242
    30 months to 36 months
      1999 - 5.70%                 6,989
      1998 - 5.75%                         10,848
    More than 36 months
      1999 - 5.63%                 7,592
      1998 - 5.85%                          4,292
                                 -------  -------
Total certificates of deposit     64,865   63,002
                                 -------  -------

Total deposit accounts           $86,254  $81,891
                                 =======  =======

At June 30, 1999 and 1998, the Savings Bank had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $9.0 million and $7.1 million, respectively.

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE F - DEPOSITS (continued)

  Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

                         1999     1998
                         (In thousands)

  Less than one year    $48,481  $44,775
  One to three years     14,651   15,453
  Over three years        1,733    2,774
                        -------  -------

                        $64,865  $63,002
                        =======  =======

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

  Advances from the Federal Home Loan Bank, collateralized at June 30, 1999 by pledges of certain residential mortgage loans totaling $46.6 million, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                         Maturing
                       year ending
Interest rate            June 30,         1999           1998
                                        (Dollars in thousands)
5.84%                     2000         $   500        $ 8,000
6.45% - 6.95%             2004             409            563
6.45% - 6.75%             2007           1,567          1,956
5.31% - 6.40%             2008           8,653         10,891
4.22% - 7.35%             2009          16,366          2,786
6.90%                     2012             452            475
5.75%                     2013             750            986
6.15% - 6.95%             2016             824            852
6.30% - 6.35%             2017             594            768
6.20%                     2018             763            983
                                       -------        -------

                                       $30,878        $28,260
                                       =======        =======

      Weighted-average interest rate      5.50%          6.07%
                                       =======        =======


NOTE H - OTHER BORROWED MONEY

  Other borrowed money consisted of a $1.0 million variable-rate, unsecured line of credit with an outstanding balance of $284,000 and an interest rate of 7.50% at June 30, 1999.

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE I - FEDERAL INCOME TAXES

  Federal income taxes differ from the amounts computed at the statutory corporate tax rate for the years ended June 30 as follows:

                                                                          1999    1998     1997
                                                                              (In thousands)
  Federal income taxes computed at
    statutory rate                                                        $ 850   $ 814   $  42
  Increase (decrease) in taxes resulting from:
    Interest on municipal securities                                          -      (1)     (2)
    Nondeductible ESOP compensation expense                                   -       -     451
    Other                                                                     1       1       -
                                                                          -----   -----   -----
  Federal income tax provision per consolidated
    statements of earnings                                                $ 851   $ 814   $ 491
                                                                          =====   =====   =====

 The composition of the Corporation's net deferred tax asset at June 30 is as follows:

                                                                            1999      1998
                                                                           (In thousands)
  Taxes (payable) refundable on temporary
  differences at estimated corporate tax rate:
    Deferred tax assets:
      General loan loss allowance                                          $  34      $  34
      Deferred loan origination fees                                         129         72
      Deferred compensation                                                   67         64
      Book/tax depreciation                                                   15         15
                                                                           -----      -----
      Total deferred tax assets                                              245        185

    Deferred tax liabilities:
      Percentage of earnings bad debt deductions                             (39)       (47)
      Federal Home Loan Bank stock dividends                                (119)       (82)
                                                                           -----      -----
      Total deferred tax liabilities                                        (158)      (129)
                                                                           -----      -----
      Net deferred tax asset                                               $  87      $  56
                                                                           =====      =====


                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE I - FEDERAL INCOME TAXES (continued)

  The Savings Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 1999 include approximately $5.3 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 1999. See Note L for additional information regarding the Savings Bank's future percentage of earnings bad debt deductions.


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

  At June 30, 1999, the Savings Bank had outstanding commitments of approximately $1.7 million to originate loans. Additionally, the Savings Bank was obligated under unused lines of credit totaling $5.1 million. In the opinion of management all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 1999, and will be funded from normal cash flow from operations.


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

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE K - REGULATORY CAPITAL (continued)

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

  As of June 30, 1999 and 1998, management believes that the Savings Bank met all capital adequacy requirements to which it was subject.

                                                         As of June 30, 1999
                                                                                                    To be "well-
                                                                                                 capitalized" under
                                                          For capital                             prompt corrective
                               Actual                  adequacy purposes                          action provisions
                           --------------   ---------------------------------------   ----------------------------------------
                           Amount   Ratio          Amount              Ratio                  Amount              Ratio
                                                                         (Dollars in thousands)
Tangible capital           $22,513   16.1%  greater than          greater than         greater than          greater than
                                            or equal to  $2,102   or equal to  1.5%    or equal to  $7,007   or equal to  5.0%

Core capital               $22,513   16.1%  greater than          greater than         greater than          greater than
                                            or equal to  $4,204   or equal to  3.0%    or equal to  $8,408   or equal to  6.0%

Risk-based capital         $22,613   31.3%  greater than          greater than         greater than          greater than
                                            or equal to  $5,773   or equal to  8.0%    or equal to  $7,216   or equal to  10.0%
                                                          As of June 30, 1998

                                                                                                    To be "well-
                                                                                                 capitalized" under
                                                          For capital                             prompt corrective
                               Actual                  adequacy purposes                          action provisions
                           --------------   ---------------------------------------   ----------------------------------------
                           Amount   Ratio          Amount              Ratio                  Amount              Ratio
                                                                         (Dollars in thousands)
Tangible capital           $23,299   17.4%   greater than         greater than       greater than         greater than
                                             or equal to  $2,014  or equal to  1.5%  or equal to  $6,714  or equal to   5.0%

Core capital               $23,299   17.4%   greater than         greater than       greater than         greater than
                                             or equal to  $4,028  or equal to  3.0%  or equal to  $8,056  or equal to   6.0%

Risk-based capital         $23,399   33.7%   greater than         greater than       greater than         greater than
                                             or equal to  $5,557  or equal to  8.0%  or equal to  $6,947  or equal to  10.0%

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


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


NOTE L - LEGISLATIVE MATTERS

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

 Under separate legislation related to the recapitalization plan, the Savings Bank is required to recapture as taxable income approximately $140,000 of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. The Savings Bank has provided deferred taxes for this amount and will amortize the recapture of the bad debt reserve in taxable income over a six year period, which commenced in fiscal 1998.

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE M - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC.

 The following condensed financial statements summarize the financial position of Frankfort First Bancorp, Inc. as of June 30, 1999 and 1998, and the results of its operations and its cash flows for the fiscal years ended June 30, 1999, 1998 and 1997.

                         Frankfort First Bancorp, Inc.
                       STATEMENTS OF FINANCIAL CONDITION
                                    June 30,
                                 (In thousands)

                                                             1999      1998
 ASSETS
 Interest-bearing deposits in First Federal Savings Bank
   of Frankfort                                             $    29   $   358
 Investment in First Federal Savings Bank of Frankfort       22,513    23,299
 Prepaid expenses and other                                     285       213
                                                            -------   -------

     Total assets                                           $22,827   $23,870
                                                            =======   =======

 LIABILITIES AND SHAREHOLDERS' EQUITY

 Other borrowed money                                       $   284   $     -
 Dividends payable                                              330       324
 Deferred compensation                                          813       813
 Other liabilities                                              134        27
                                                            -------   -------
                                                              1,561     1,164
 Shareholders' equity
   Common stock                                                  17        17
   Additional paid-in capital                                 5,876     5,876
   Retained earnings                                         18,166    17,846
   Treasury stock - at cost                                  (2,793)   (1,033)
                                                            -------   -------
     Total shareholders' equity                              21,266    22,706
                                                            -------   -------

     Total liabilities and shareholders' equity             $22,827   $23,870
                                                            =======   =======


                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


 NOTE M - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

                         Frankfort First Bancorp, Inc.
                            STATEMENTS OF OPERATIONS
                              Years ended June 30,
                                 (In thousands)

                                                                      1999     1998     1997
Revenue
   Interest income                                                   $   15   $   27   $  204
   Equity in earnings of First Federal Savings Bank of Frankfort      1,760    1,849    1,004
                                                                     ------   ------   ------
     Total revenue                                                    1,775    1,876    1,208

 General and administrative expenses                                    181      435    1,667
                                                                     ------   ------   ------

     Earnings (loss) before income tax credits                        1,594    1,441     (459)

 Federal income tax credits                                             (56)    (139)     (91)
                                                                     ------   ------   ------

     NET EARNINGS (LOSS)                                             $1,650   $1,580   $ (368)
                                                                     ======   ======   ======

                         Frankfort First Bancorp, Inc.
                            STATEMENTS OF CASH FLOWS
                              Years ended June 30,
                                 (In thousands)

                                                           1999      1998     1997
 Cash from operating activities:
   Net earnings (loss) for the year                       $1,650   $ 1,580   $ (368)
   Adjustments to reconcile net earnings (loss) to net
   cash provided by (used in) operating activities
     Excess distributions from consolidated subsidiary       786    10,836    1,996
     Increase (decrease) in cash due to changes in:
       Prepaid expenses and other assets                     (72)      (85)     (66)
       Other liabilities                                     113       119      866
                                                          ------   -------   ------
     Net cash provided by operating activities             2,477    12,450    2,428

 Cash flows provided by investing activities:
   Proceeds from repayment of loan to ESOP                     -         -    2,511
                                                          ------   -------   ------

     Net cash provided by operating and investing
      activities (balance carried forward)                 2,477    12,450    4,939
                                                          ------   -------   ------

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE M - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

                         Frankfort First Bancorp, Inc.
                      STATEMENTS OF CASH FLOWS (CONTINUED)
                              Years ended June 30,
                                 (In thousands)

                                                             1999      1998       1997

     Net cash provided by operating and investing
      activities (balance brought forward)                 $ 2,477   $ 12,450   $  4,939

 Cash flows provided by (used in) financing activities:
   Proceeds from other borrowed money                          288          -     13,000
   Repayments of other borrowed money                           (4)   (13,000)      (500)
   Capital distributions on common stock                    (1,330)    (1,266)   (14,759)
   Purchase of treasury stock                               (1,760)         -       (666)
                                                           -------   --------   --------
     Net cash used in financing activities                  (2,806)   (14,266)    (2,925)
                                                           -------   --------   --------

 Net increase (decrease) in cash and cash equivalents         (329)    (1,816)     2,014

 Cash and cash equivalents at beginning of year                358      2,174        160
                                                           -------   --------   --------

 Cash and cash equivalents at end of year                  $    29   $    358   $  2,174
                                                           =======   ========   ========

  The Savings Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Savings Bank to the Corporation. Generally, the Savings Bank's payment of dividends is limited, without prior OTS approval, to net income for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. During fiscal 1999, the Savings Bank received OTS approval to make up to $4.1 million in capital distributions during fiscal 2000.

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE N - STOCK OPTION PLAN

  The Board of Directors adopted the Frankfort First Bancorp, Inc. 1995 Stock Option and Incentive Plan (the "Plan") that provided for the issuance of 251,860 (adjusted) shares of authorized, but unissued shares of common stock at fair value at the date of grant. The Corporation had initially granted options to purchase shares at the adjusted fair value of $18.96 per share. The Corporation adjusted such fair value to $13.80 to give effect to the return of capital distributions (Note A-9) paid by the Corporation in fiscal 1997, in order to place option holders in an economically equivalent position post-dividend. The Plan provides for one-fifth of the shares granted to be exercisable on each of the first five anniversaries of the date of the Plan, commencing in January 1996. As of June 30, 1999, none of the stock options granted had been exercised.

  The Corporation accounts for the Plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

  The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized with respect to the Plan. Had compensation cost for the Corporation's stock option plan been determined based on the fair value at the grant date in a manner consistent with the accounting method utilized in SFAS No. 123, then the Corporation's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                               1999            1998            1997
                                                      (Earnings in thousands)

  Net earnings          As reported           $1,650          $1,580          $(368)
                                              ======          ======          =====

                          Pro-forma           $1,650          $1,580          $(373)
                                              ======          ======          =====

  Earnings per share
    Basic               As reported           $ 1.06          $ 1.00          $(.23)
                                              ======          ======          =====

                          Pro-forma           $ 1.06          $ 1.00          $(.24)
                                              ======          ======          =====

    Diluted             As reported           $ 1.05          $  .96            N/A
                                              ======          ======          =====

                          Pro-forma           $ 1.05          $  .96            N/A
                                              ======          ======          =====

                         Frankfort First Bancorp, Inc.

                          June 30, 1999, 1998 and 1997


NOTE N - STOCK OPTION PLAN (continued)

  The fair value of each option grant is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in fiscal 1997: dividend yield of 5.0%, expected volatility of 20.0%, a risk-free interest rate of 6.5% and an expected life of ten years.

  A summary of the status of the Corporation's stock option plan as of June 30, 1999, 1998 and 1997, and changes during the periods ending on those dates is presented below:

                                               1999                 1998              1997
                                                   Weighted-           Weighted-           Weighted-
                                                    average             average             average
                                                   exercise            exercise            exercise
                                        Shares      price    Shares     price    Shares     price

  Outstanding at beginning of year     251,860      $13.82  251,860     $13.82  247,113     $13.80
  Granted                                    -           -        -          -    4,747      14.91
  Exercised                                  -           -        -          -        -          -
  Forfeited                            (12,368)          -        -          -        -          -
                                       -------      ------  -------  ---------  -------     ------

  Outstanding at end of year           239,492      $13.82  251,860     $13.82  251,860     $13.82
                                       =======      ======  =======  =========  =======     ======

  Options exercisable at year-end      142,740      $13.81  107,211     $13.81   59,316     $13.80
                                       =======      ======  =======  =========  =======     ======
  Weighted-average fair value of
    options granted during the year                    N/A                 N/A              $ 1.66
                                                    ======           =========              ======


  The following information applies to options outstanding at June 30, 1999:


  Number outstanding                                     239,492
  Range of exercise prices                       $13.80 - $14.91
  Weighted-average exercise price                         $13.82
  Weighted-average remaining contractual life          6.5 years

                                           BOARD OF DIRECTORS

WILLIAM C. JENNINGS                      CHARLES A. COTTON, III                 DAVID G. EDDINS
President and Chairman of the Board      Commissioner of the Department         Certified Public Accountant
of the Company                           of Housing, Building and
                                         Construction
                                         Commonwealth of Kentucky

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

FRANK MCGRATH                            C. MICHAEL DAVENPORT
President                                President
Frankfort Lumber Company                 C. Michael Davenport, Inc. and
                                         Davenport Broadcasting, Inc.


                                           EXECUTIVE OFFICERS

WILLIAM C. JENNINGS                      DANNY A. GARLAND                       JOYCE H. JENNINGS
President and Chairman of the Board      Vice President and Secretary           Vice President

                                         DON D. JENNINGS
                                         Vice President and Treasurer


                                            OFFICE LOCATIONS
MAIN OFFICE AND CORPORATE
HEADQUARTERS:                            BRANCH OFFICES:
216 West Main Street                     East Branch                            West Branch
P.O. Box 535                             1980 Versailles Road                   1220 US 127 South
Frankfort, Kentucky 40602                Frankfort, Kentucky 40601              Frankfort, Kentucky 40601
(502) 223-1638

                                           GENERAL INFORMATION

INDEPENDENT AUDITORS                     ANNUAL MEETING                         SHAREHOLDER INQUIRIES AND
Grant Thornton, LLP                      The Annual Meeting of Share-           AVAILABILITY OF 10-K REPORT
Suite 900                                holders will be held on                A COPY OF THE COMPANY'S
625 Eden Park Drive                      November 9, 1999 at                    ANNUAL REPORT ON FORM
Cincinnati, OH 45202-4181                4:30 p.m. at First Federal Savings     10-K FOR THE YEAR ENDED
                                         Bank of Frankfort                      JUNE 30, 1999, AS FILED WITH
                                                                                THE SECURITIES AND EX-
SPECIAL COUNSEL                          TRANSFER AGENT AND REGISTRAR           CHANGE COMMISSION WILL
Housley, Kantarian & Bronstein, P.C.     Illinois Stock Transfer Company        BE FURNISHED WITHOUT
1220 19th Street N.W. Suite 700          209 W Jackson Blvd, Suite 903          CHARGE TO SHAREHOLDERS
Washington, D.C. 20036                   Chicago, Illinois 60606-6905           AS OF THE RECORD DATE
                                                                                FOR THE NOVEMBER 9, 1999
                                                                                ANNUAL MEETING UPON
                                                                                WRITTEN REQUEST TO
                                                                                INVESTOR RELATIONS,
                                                                                FRANKFORT FIRST BANCORP,
                                                                                INC., P.O. BOX 535,
                                                                                FRANKFORT, KY 40602