Form 10-K405, Exhibit 13
period 2000-06-30
FRANKFORT FIRST BANCORP INC
filed 2000-09-28
CIK 930182

--------------------------------------------------------------------------------



                          Frankfort First Bancorp, Inc.

                                 Annual Report

                                      2000

--------------------------------------------------------------------------------


                                                               Parent Company of
                                         First Federal Savings Bank of Frankfort

TABLE OF CONTENTS

================================================================================
President's Message ................................................    1

Frankfort First Bancorp, Inc. ......................................    2

First Federal Savings Bank of Frankfort ............................    2

Market Information .................................................    2

Selected Consolidated Financial and Other Data .....................    3

Management's Discussion and Analysis of
  Financial Condition and Results of Operations ....................    5

Independent Auditors' Report .......................................   18

Consolidated Financial Statements

   Consolidated Statements of Financial Condition ..................   19

   Consolidated Statements of Operations ...........................   20

   Consolidated Statements of Shareholders' Equity .................   21

   Consolidated Statements of Cash Flow ............................   22

   Notes to Consolidated Financial Statements ......................   23

Corporate Information ..............................................   43

                          Frankfort First Bancorp, Inc.

            Parent Company of First Federal Savings Bank of Frankfort




President's Message

Dear Shareholder:

We are pleased to present Frankfort First Bancorp's Annual Report to Shareholders for the fiscal year ended June 30, 2000. We have continued down the road to increased shareholder value by following the tenets of our 1997 restructuring plan and taking advantage of opportunities to repurchase shares of the Company's common stock.

While net earnings for the year ended June 30, 2000, were slightly less than the previous year, basic earnings per share rose from $1.06 to $1.13 per share, an increase of $0.07 or 6.60%. It is important to note that this increase was made during a period of generally rising interest rates and uncertainty in the capital markets. Return on average equity continued its upward climb to 7.89%, an increase of 3.54% over the previous year, primarily as a result of our stock repurchase program. During the year we acquired over 178,000 shares or approximately 12% of our outstanding shares.

We have also continued to maintain our superior efficiency in operations. Our ratio of operating expenses to average assets at 1.20% remains very low by industry standards. Our dividend rate also remains very strong. During the year we maintained a dividend of $0.24 per quarter and increased our regular quarterly dividend to $0.26 per share beginning with the quarter ended September 29, 2000. This represents a $0.02 or 8% increase over the previous dividend amount of $0.24 per share. Your Company continues to provide one of the highest dividend yields in the thrift industry.

As with almost every other business, our primary operational focus this year was the successful transition into the Year 2000. Our staff devoted many hours to testing our critical computer systems and in developing contingency plans to cope with a variety of possible events. It pleases us to report that as of the date of this report, no malfunctions have been detected and the Bank has not experienced any problems or delays in its ability to serve its customers. We believe that all of the hard work that went into preparing for this once in a lifetime event helped to make it a non-event. The Company will continue to benefit from the self-imposed scrutiny that we underwent.

We look forward to seeing you at our annual meeting and encourage you to give us a call if at any time you have any questions or concerns.

Sincerely,


/s/ William C. Jennings

William C. Jennings
President

FRANKFORT FIRST BANCORP, INC.

     Frankfort First Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Delaware in August 1994 at the direction of the Board of Directors of First Federal Savings Bank of Frankfort ("First Federal" or the "Bank") for the purpose of serving as a savings institution holding company of First Federal upon the acquisition of all of the capital stock issued by First Federal upon its conversion from mutual to stock form (the "Conversion"). The Conversion was completed July 7, 1995, with the Company issuing 1,725,000 shares of its common stock, par value $0.01 per share (the "Common Stock") to the public, and the Bank issuing all of its outstanding common stock to the Company. Prior to and since the Conversion, the Company has not engaged in any material operations. The Company has no significant assets other than the outstanding capital stock of First Federal. The Company's principal business is the business of First Federal. At June 30, 2000, the Company had total assets of $145.5 million, deposits of $82.5 million and shareholders' equity of $18.8 million.

     As approved by the shareholders at the Company's 1997 Annual Meeting of Shareholders, the Company effected a one-for-two reverse stock split on December 1, 1997. Consequently, all stock information in this report has previously been adjusted to reflect the reverse split.

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

MARKET INFORMATION

     The Common Stock began trading under the symbol "FKKY" on the Nasdaq National Market on July 10, 1995. On September 15, 2000, there were 1,261,108 shares of the Common Stock outstanding and the number of registered holders was 559.

The following table shows the high and low stock prices for the Common Stock and dividends declared on a quarterly basis for the fiscal years ended June 30, 2000 and 1999.

    Fiscal 1999                                                Dividends
   Quarter ended                 High             Low          Declared
   -------------                 ----             ---          ---------

September 30, 1998              $15.875         $13.625         $0.20
December 31, 1998                16.500          13.500          0.22
March 31, 1999                   15.625          14.375          0.22
June 30, 1999                    15.000          14.625          0.22

    Fiscal 1998                                                Dividends
   Quarter ended                 High             Low          Declared
   -------------                 ----             ---          ---------

September 30, 1999              $15.375         $14.625         $0.24
December 31, 1999                15.875          14.563          0.24
March 31, 2000                   15.188          11.000          0.24
June 30, 2000                    12.438          11.000          0.24


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere herein.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


                                                            At June 30,
                                         ------------------------------------------------
                                         2000       1999       1998       1997       1996
                                         ----       ----       ----       ----       ----
                                                      (Dollars in thousands)
Total amount of:
  Assets.............................  $145,454   $140,322   $134,485   $132,038   $128,513
  Loans receivable, net..............   137,792    131,639    126,328    120,888    110,331
  Cash and investment securities.....     3,075      4,795      4,517      7,801     14,889
  Deposits...........................    82,502     86,254     81,891     85,957     87,777
  Advances from FHLB.................    42,108     30,878     28,260      9,006      4,998
  Shareholders' equity--substantially
    restricted (1)...................    18,824     21,266     22,706     22,345     34,265

Number of:
  Real estate loans outstanding......     2,770      2,772      2,814      2,732      2,685
  Deposits accounts..................     7,245      7,523      7,671      8,032      8,397
  Offices............................         3          3          3          3          3

SUMMARY OF OPERATIONS

                                                                  Year Ended June 30,
                                                    ---------------------------------------------
                                                      2000     1999     1998     1997     1996
                                                      ----     ----     ----     ----     ----
                                                    (Dollars in thousands, except per share data)
Interest income.................................    $10,087   $9,691   $9,751   $9,226   $9,699
Interest expense................................      6,015    5,595    5,685    4,685    4,585
                                                     ------   ------   ------   ------   ------
Net interest income.............................      4,072    4,096    4,066    4,541    5,114
Provision for loan losses.......................          1       --       --        5       12
Other income....................................         45       41       60       61       54
General, administrative and other expense.......      1,707    1,636    1,732    4,474    2,669
                                                     ------   ------   ------   ------   ------
Earnings before federal income taxes............      2,409    2,501    2,394      123    2,487
Federal income taxes............................        828      851      814      491      827
                                                     ------   ------   ------   ------   ------
Net earnings (loss).............................     $1,581   $1,650   $1,580   $ (368)  $1,660
                                                     ======   ======   ======   ======   ======
Earnings (loss) per share:
  Basic.........................................     $ 1.13   $ 1.06   $1.00    $(0.23)  $ 1.04
  Diluted.......................................     $ 1.12   $ 1.05   $0.96    $  n/a   $ 1.04



KEY OPERATING RATIOS



                                                                   At or for the Year Ended June 30,
                                                                   ---------------------------------
                                                                   2000         1999         1998
                                                                   ----         ----         ----
PERFORMANCE RATIOS
   Return on assets (net earnings (loss) divided by
     average total assets)...................................       1.11%        1.21%        1.18%
   Return on equity (net earnings (loss) divided by
     average equity).........................................       7.89%        7.62%        6.58%
   Equity to assets ratio (average equity divided by
     average total assets)...................................      14.13%       16.10%       17.93%
   Interest rate spread for the period.......................       2.24%        2.26%        2.20%
   Net interest margin for the period........................       2.92%        3.04%        3.11%
   Operating expenses to average assets......................       1.20%        1.20%        1.29%
   Ratio of average interest-earning assets to average
     interest-bearing liabilities............................     115.73%      118.78%      120.92%

REGULATORY CAPITAL RATIOS
   Tangible capital as a percent of assets...................      13.86%       16.06%       17.40%
   Core capital as a percent of assets.......................      13.86%       16.06%       17.40%
   Risk-based capital as a percent of risk-weighted assets...      26.52%       31.34%       33.68%

ASSET QUALITY RATIO
   Non-performing assets to total assets.....................       0.35%        0.13%        0.27%
   Loan loss allowance to total assets.......................       0.07%        0.07%        0.07%
   Loan loss allowance to total non-performing assets........      20.12%       53.19%       27.50%

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

ASSET/LIABILITY MANAGEMENT

     Net interest income, the primary component of the Bank's net earnings, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. First Federal has sought to reduce its exposure to changes in interest rates by matching the effective maturities or repricing characteristics of its interest-sensitive assets with those of its liabilities. Management has emphasized the origination of adjustable rate mortgages with rate adjustments indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes ("NACR"). The Bank also offers fixed-rate mortgages, which are fully or partially funded with long-term FHLB advances. Management believes that advances allow the Bank to respond to customer demand without incurring undue interest rate or credit risk and without an increase in operating expenses. At June 30, 2000, first mortgage loans with adjustable rates represented 67.9% of the Bank's mortgage loan portfolio. Nearly all of the Bank's adjustable rate mortgage loans have an annual adjustment cap of one percent and a lifetime cap of five percent. In a rising interest rate environment, these caps may restrict the interest rates from increasing at the same pace that the Bank's cost of funds also increase. In addition, some of the rates on adjustable rate mortgages may already be at their lifetime caps or lifetime floors. The Bank currently expects to fund future loan growth from working capital, FHLB advances, and, if possible, proceeds from deposit growth.

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

     The following tables set forth the interest rate sensitivity of the Bank's NPV as of June 30, 2000 and 1999 in the event of 1%, 2%, and 3% instantaneous and permanent increases and decreases in market interest rates, respectively. All market risk-sensitive instruments presented in these tables are held to maturity. The Company has no trading securities or securities available for sale.

                                  June 30, 2000
                                                                                        Board of
                                                                                        Director
                    Net Portfolio Value        NPV as % of Portfolio Value of Assets     Limits
     Change    -----------------------------   -------------------------------------    --------
    in Rates    Amount   $ Change   % Change     NPV Ratio    Basis Point Changes       % Change
    --------    ------   --------   --------     ---------    -------------------       --------
                                      (Dollars in Thousands)
    +300 bp    $13,332   $(5,677)     (30%)       10.18%           -322 bp                 35%
    +200 bp     15,549    (3,460)     (18%)       11.53%           -187 bp                 25
    +100 bp     17,515    (1,494)      (8%)       12.64%            -76 bp                 10
       0 bp     19,009                            13.40%                                   --
    -100 bp     19,751       742       +4%        13.66%            +26 bp                 10
    -200 bp     19,547       538       +3%        13.35%             -5 bp                 25
    -300 bp     19,098        89        0%        12.90%            -50 bp                 35



                                  June 30, 1999
                                                                                        Board of
                                                                                        Director
                    Net Portfolio Value        NPV as % of Portfolio Value of Assets     Limits
     Change    -----------------------------   -------------------------------------    --------
    in Rates    Amount   $ Change   % Change     NPV Ratio    Basis Point Changes       % Change
    --------    ------   --------   --------     ---------    -------------------       --------
                                      (Dollars in Thousands)
    +300 bp    $19,496   $(5,813)     (23%)       14.96%           -308 bp                 35%
    +200 bp     21,946    (3,363)     (13%)       16.37%           -167 bp                 25
    +100 bp     24,008    (1,301)      (5%)       17.46%            -58 bp                 10
       0 bp     25,309                            18.04%                                   --
    -100 bp     25,703       394       +2%        18.06%             +2 bp                 10
    -200 bp     25,545       236       +1%        17.76%            -28 bp                 25
    -300 bp     25,385        76        0%        17.44%            -60 bp                 35


     The preceding table indicates that at June 30, 2000, in the event of a sudden and sustained increase in prevailing market interest rates, the Company's NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, the Company's NPV would be expected to increase. At June 30, 2000 and 1999, the Company's estimated changes in NPV were within the targets established by the Board of Directors.

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

     The OTS's risk-based capital rules incorporate an interest rate risk ("IRR") component. The IRR component is a dollar amount that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets requires the institution to deduct from its capital 50% of that excess change. Under the rule, the OTS calculates the IRR component quarterly for each institution with information as of the preceding quarter end. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS requires any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such a schedule on a quarterly basis. Based on the Bank's asset size and capital ratio at June 30, 2000, it was not subject to any increased capital requirements in connection with its level of interest rate risk.

     The following table sets forth the interest rate risk capital component for the Bank at June 30, 2000 and 1999 given a hypothetical 200 basis point rate change in market interest rate.

                                                                   At June 30,       At June 30,
                                                                       2000            1999

Pre-Shock NPV Ratio:  NPV as % of Portfolio Value of Assets           13.40%          18.04%
Exposure Measure:  Post-Shock NPV Ratio                               11.53%          16.37%
Sensitivity Measure:  Change in NPV Ratio                            (187bp)         (167bp)

Interest Rate Risk Capital Component  ($000)                           --               --

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



                                                                               Year Ended June 30,
                                           ---------------------------------------------------------------------------------------
                                                      2000                            1999                            1998
                                           --------------------------     ----------------------------   -------------------------
                                                              Average                          Average                      Average
                                           Average             Yield/     Average               Yield/   Average             Yield/
                                           Balance   Interest   Cost      Balance   Interest     Cost    Balance    Interest  Cost
                                           -------   --------   ----      -------   --------     ----    -------    --------  ----
                                                                                (Dollars in thousands)
Interest-earning assets:
  Loans receivable....................... $134,797     9,778    7.25%     $129,398    $9,388    7.26%     $124,319   $9,331   7.51%
  Investment securities (1)..............    4,506       309    6.86%        5,201       303    5.83%        6,325      420   6.64%
                                          --------    ------              --------    ------             ---------   ------
    Total interest-earning assets........  139,303    10,087    7.24%      134,599     9,691    7.20%      130,644    9,751   7.46%
Non-interest-earning assets..............    2,537                           2,188                           3,255
                                          --------                        --------                       ---------
    Total assets......................... $141,840                        $136,787                        $133,899
                                          ========                        ========                       =========
Interest bearing liabilities:
  Deposits............................... $ 83,463     3,856    4.62%     $ 83,499     3,915    4.69%     $ 83,493    4,000   4.79%
  Borrowings.............................   36,902     2,159    5.85%       29,822     1,680    5.63%       24,552    1,685   6.86%
                                          --------    ------              --------    ------             ---------   ------
    Total interest-bearing liabilities...  120,365     6,015    5.00%      113,321     5,595    4.94%      108,045    5,685   5.26%
                                                      ------                          ------                         ------
Non-interest-bearing liabilities.........    1,428                           1,801                           1,849
                                          --------                        --------                       ---------
    Total liabilities....................  121,793                         115,122                         109,894
Shareholders' equity.....................   20,047                          21,665                          24,005
                                          --------                        --------                       ---------
    Total liabilities and shareholders'
      equity............................. $141,840                        $136,787                        $133,899
                                          ========                        ========                       =========
Net interest income......................             $4,072                         $4,096                          $4,066
                                                      ======                          ======                         ======
Interest rate spread.....................                       2.24%                            2.26%                        2.20%
                                                              ======                           ======                       ======
Net interest margin......................                       2.92%                            3.04%                        3.11%
                                                              ======                           ======                       ======
Average interest-earning assets as
  a percentage of average interest-
  bearing liabilities....................                     115.73%                          118.78%                       120.92%
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


                                                             Year Ended June 30,
                                         -----------------------------------------------------------
                                            2000     vs.   1999             1999      vs.    1998
                                         -------------------------      ----------------------------
                                           Increase (Decrease)               Increase (Decrease)
                                                Due to                            Due to
                                         -------------------------      ----------------------------
                                         Volume   Rate       Total      Volume      Rate       Total
                                         ------   ----       -----      ------      ----       -----
                                                          (Dollars in Thousands)
Interest income:
  Loan portfolio.......................  $  403   $ (13)     $ 390       $ 310     $(253)      $  57
  Investment securities (1)............    (48)      54          6         (70)      (47)       (117)
                                         -----    -----      -----      ------     -----      ------
    Total interest-earning assets......    355       41        396         240      (300)        (60)
Interest expense:
  Savings deposits.....................     (1)     (58)       (59)         --       (85)        (85)
  FHLB Advances........................    413       66        479         (30)       25          (5)
                                         -----    -----      -----      ------     -----      ------
    Total interest-bearing
      liabilities......................    412        8        420         (30)      (60)        (90)
                                         -----    -----      -----      ------     -----      ------
Change in net interest income..........  $ (57)      33        (24)        270     $(240)     $   30
                                         =====    =====      =====      ======     =====      ======

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

OTHER MATTERS -- YEAR 2000

     In previous filings, the Company has reported on efforts to ensure a smooth transition of its computer systems to the Year 2000. As of the date of this report, no malfunctions have been detected and the Bank has not experienced any problems or delays in its ability to serve its customers. Likewise, there has been no detectable interruption in service from the Bank's primary vendors or utilities. As reported, the Bank has spent approximately $80,000 on the project but has obtained computer equipment that will be useful for some years to come.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2000 AND 1999

     ASSETS: The Company's total assets increased $5.1 million or 3.7% to $145.5 million at June 30, 2000. The increase is due primarily to an increase in net loans receivable, which rose from $131.6 million at June 30, 1999, to $137.8 million at June 30, 2000, an increase of $6.2 million or 4.7%. Also contributing to the increase in total assets was an increase in FHLB stock of $730,000 or 45.0%, which rose to $2.4 million at June 30, 2000. Offsetting the increases in net loans receivable and FHLB stock was a decrease in cash and cash equivalents from $2.6 million at June 30, 1999, to $978,000 at June 30, 2000, a decrease of $1.6 million or 62.3%.

     Loan disbursements for the year ended June 30, 2000, totaled $32.6 million and were partially offset by principal repayments of $26.5 million. The Bank experienced a decline of $8.3 million or 20.4% in its loan originations from the year ended June 30, 1999, to the year ended June 30, 2000. The Bank also experienced a decline of $9.2 million or 25.9% in loan principal repayments from the preceding year to the year ended June 30, 2000. These changes are largely related to rising interest rates from year to year, as borrowers generally choose not to refinance their mortgages during a period of rising interest rates. At June 30, 1999, the Company's allowance for losses on loans totaled $100,000 and increased $1,000 or 1.0% to $101,000 at June 30, 2000. That allowance represents approximately 0.07% of total assets and 20.1% of nonperforming assets at June 30, 2000. Nonperforming assets at June 30, 2000, and 1999, were $502,000 and $188,000, respectively, and consisted solely of loans past due 90 days or more but still accruing. While management believes that the allowance for loan losses at June 30, 2000, was adequate under the circumstances, there can be no assurance that unforeseen additions to this allowance will not be necessary. Such additions could adversely affect the Company's results of operations.

     LIABILITIES: The Company's total liabilities increased $7.6 million or 6.4% to $126.6 million at June 30, 2000. The increase is attributed primarily to a net increase in FHLB advances. FHLB advances rose $11.2 million or 36.4% to $42.1 million at June 30, 2000. Deposits decreased from $86.3 million at June 30, 1999, to $82.5 million at June 30, 2000, a decrease of $3.8 million or 4.4%. Deposits at June 30, 1999 included approximately $2.2 million deposited just prior to the end of that fiscal year and withdrawn within a few days. Also contributing to the increase in total liabilities was an increase in other borrowings, which increased by $89,000.

     SHAREHOLDERS' EQUITY: Shareholders' equity decreased $2.4 million or 11.5% to $18.8 million at June 30, 2000. This change is a result of net earnings of $1.6 million for the year ended June 30, 2000, less $1.3 million returned to the shareholders in the form of dividends and less $2.7 million for the repurchase of 178,395 common shares. At June 30, 2000, the Company's book value per share was $14.26 compared to $14.19 at June 30, 1999.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

     NET EARNINGS: Net earnings decreased $69,000 or 4.2% to $1.6 million for the year ended June 30, 2000. The decrease is primarily attributable to an increase in general, administrative and other expense of $71,000.

     NET INTEREST INCOME: Net interest income decreased $24,000 or 0.6% and totaled $4.1 million for the years ended June 30, 2000, and 1999. An increase in interest income of $396,000 was more than offset by an increase in interest expense of $420,000.

     INTEREST INCOME: Interest income increased $396,000 or 4.1% to $10.1 million for the year ended June 30, 2000. The increase is related primarily to an increase in interest income from loans, which increased $390,000 or 4.2% to $9.8 million for the year ended June 30, 2000. Also contributing to the increase in interest income was an increase in interest income from investment securities, which increased $17,000 or 17.2% from $99,000 for the year ended June 30, 1999 to $116,000 for the year ended June 30, 2000. Offsetting the increases in interest income from loans and investment securities was a decrease in interest income from interest-bearing deposits and other of $11,000. As interest rates in the economy generally increased during the year, the Company's average coupon rate earned on invested assets also increased. Management believes that, generally, rates paid on short-term investments and deposits are less than the rates that can be earned on mortgage loans, and prefers to use excess funds to either make new loans or reduce advances. As such, the investment emphasis during the year ended June 30, 2000, has been on loans and management expects that emphasis to continue. While the Company experienced a net increase in interest income from loans, the net increase is attributed to increased volume rather than an increase in the weighted average interest rate earned on the loan portfolio. The Company's weighted average interest rate earned on the loan portfolio has decreased slightly, principally due to a preponderance of newly originated loans having an adjustable rate, which, compared to fixed rate loans, generally earn a lower interest rate during the first year after origination. The increase in interest income from the investment portfolio is a result of an increase in the average rate paid by the market; the average balance of the investment portfolio has decreased. The decrease in interest income from interest-bearing deposits and other is primarily a result of a decrease in the average balance of those assets, despite generally higher interest rates earned on that component of the portfolio. These results reflect management's intentional shift in the composition of the interest-earning assets of the Company from investment securities toward those earning higher rates.

     In the latter part of the 2000 fiscal year, rates in general had increased. If this trend continues, the weighted average rate on the Bank's asset portfolio is expected to increase. This increase is caused by both the origination of new loans at higher rates and the contractual increase in the coupon rate of the Bank's adjustable rate mortgages (although such increases only occur annually and are limited by a 1% cap). However, in times of increasing rates, generally the level of new originations declines and consumer preference tends to shift toward the adjustable rate mortgages, which usually have an initial coupon rate that is less than the rates offered on fixed rate mortgages. These two factors tend to offset the expected increase in returns on the assets and could result in a short-term decline in the weighted average rate of the Bank's assets.

     INTEREST EXPENSE: Interest expense increased from $5.6 million for the year ended June 30, 1999 to $6.0 million for the year ended June 30, 2000, an increase of $420,000 or 7.5%. The increase was due primarily to an increase in the interest paid on FHLB advances which increased $479,000 or 28.5% to $2.2 million for the year ended June 30, 2000. The increase in the interest paid on FHLB advances is primarily attributable to an increase in the volume of borrowings outstanding, although the average rate paid on FHLB advances and other borrowings increased approximately 22 basis points from the year ended June 30, 1999 to the year ended June 30, 2000. Interest expense from the Company's deposits remained relatively constant at $3.9 million for the years ended June 30, 2000 and 1999, decreasing only $59,000, or 1.5%. Management expects that the proportion of interest expense attributable to FHLB advances will continue to grow as advances are used to fund loan growth. In general, rates paid on FHLB advances are greater than rates paid on deposits. Management believes that, when compared to other sources of funds, FHLB advances offer plans and terms that can be more easily matched to characteristics of the Company's interest-earning assets.

     As discussed above, near the end of the 2000 fiscal year, interest rates in general had increased. During a period of increasing rates, the cost of liabilities is expected to increase as well. Management cannot predict whether the cost of liabilities will increase at a faster pace than the increase in the Bank's income generated by the loan and investment portfolio.

     PROVISION FOR LOSSES ON LOANS: The Company's provision for losses on loans remained relatively constant with only a $1,000 provision for the year ended June 30, 2000 and no provision for the year ended June 30, 1999. Management believed, on the basis of its analysis of the risk profile of the Company's assets, that it was appropriate to increase the allowance for loan losses slightly to $101,000. In determining the appropriate provision, management considers a number of factors, including specific loans in the Company's portfolio, real estate market trends in the Company's market area, economic conditions, interest rates, and other conditions that may affect a borrower's ability to comply with repayment terms. There can be no assurance that the allowance for loan losses (see "Comparison of Financial Condition--Assets") will be adequate to cover losses on nonperforming assets in the future.

     OTHER OPERATING INCOME: Other operating income increased from $41,000 for the year ended June 30, 1999 to $45,000 for the year ended June 30, 2000, an increase of $4,000 or 9.8%. Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

     GENERAL, ADMINISTRATIVE AND OTHER EXPENSE: General, administrative and other expense increased $71,000 or 4.3% from $1.6 million for the year ended June 30, 1999 to $1.7 million for the year ended June 30, 2000. The increase was due primarily to an $83,000 or 9.6% increase in employee compensation and benefits and a $16,000, or 10.7%, increase in occupancy and equipment. Data processing expenses declined from $156,000 for the fiscal year ended June 30, 1999, to $136,000 for the fiscal year ended June 30, 2000, while Federal deposit insurance premiums decreased from $50,000 for the year ended June 30, 1999 to $33,000 for the year ended June 30, 2000. The increase in employee compensation and benefits is primarily related to normal increases in salaries and wages, a reduction in the level of deferred loan costs and increased costs of health insurance provided for employees. The increase in occupancy and equipment is primarily attributable to depreciation expense associated with various computer systems upgrades, which were implemented in the years ended June 30, 2000 and 1999. The decrease in data processing expense is attributed primarily to year 2000 costs which were charged to expense in earlier periods and which are nonrecurring. The decrease in Federal deposit insurance premiums expense is attributed to a reduction in the "FICO" (Financing Corporation) assessment that became effective January 1, 2000, for Savings Association Insurance Fund ("SAIF") deposits. The FICO debt service assessment became applicable to all insured institutions as of January 1, 1997, in accordance with the Deposit Insurance Act of 1996. Beginning January 1, 2000 the FICO rate is the same for both SAIF and Bank Insurance Fund ("BIF") insured deposits.

     INCOME TAX: The effective income tax rates for the years ended June 30, 2000 and 1999 were 34.4% and 34.0%, respectively.

     DIVIDENDS: On September 15, 1999, the Company announced a dividend policy whereby it will pay a quarterly cash dividend of $0.24 per share, per quarter, payable on the 15th day of the month following the end of each quarter, to shareholders of record as of the last business day of each quarter. This represented an increase from the previous quarterly dividend of $0.22 per share. On September 13, 2000, the Company announced another dividend policy change whereby it will pay a quarterly cash dividend of $0.26 per share, per quarter, payable on the 15th day of the month following the end of each quarter, to shareholders of record as of the last business day of each quarter. The Board of Directors determined in both instances that the increase in the amount of the dividend was appropriate in light of the Company's earnings, capital position and financial condition. Although the Board of Directors has adopted this policy, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements, and economic conditions. At June 30, 2000 the Company had recorded dividends payable of $317,000 for the payment of a dividend on July 14, 2000, which was the last dividend paid by the Company.

     STOCK REPURCHASE: The following table presents information related to the Company's stock repurchase programs for the year ended June 30, 2000:

               Number                          Number           Average
Date           of Shares        Date           of Shares        Cost of shares
Initiated      In Program       Concluded      Repurchased      Repurchased
---------      ----------       ---------      -----------      -----------

3/24/99        77,000           10/6/99        76,337           $14.96
10/6/99        73,295           1/13/00        73,295           $15.15
1/13/00        72,500           1/26/00        72,500           $15.00
6/27/00        66,000           9/13/00        59,000           $12.88
9/13/00        65,000

     At September 15, 2000, no shares had been repurchased under the program initiated on September 13, 2000. The program is dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Company. Management believes that the repurchase program should be completed within nine months of commencement. The Board of Directors considers the Company's common stock to be an attractive investment, and the repurchase program may improve liquidity in the market for the common stock and result in increased per share earnings and book value per share.

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

     INTEREST INCOME: Interest income decreased from $9.8 million for the year ended June 30, 1998 to $9.7 million for the year ended June 30, 1999, a decrease of $60,000 or 0.6%. The decrease is related primarily to a decrease in interest income from investment securities, which declined from $220,000 for the year ended June 30, 1998 to $99,000 for the year ended June 30, 1999, a decrease of $121,000 or 55.0%. Offsetting the decrease in interest income from investment securities were increases in interest income from loans and interest-bearing deposits and other of $57,000 and $4,000, respectively. As interest rates in the economy generally declined during the year, the Company's average coupon rate earned on invested assets also declined. Management believes that generally rates paid on short-term investments and deposits are less than the rates that can be earned on mortgage loans, and prefers to use excess funds to either make new loans or reduce advances. As such, the investment emphasis during the year ended June 30, 1999, has been on loans. While the Company experienced a net increase in interest income from loans, the net increase is attributed to increased volume rather than an increase in the weighted average interest rate earned on the loan portfolio. The Company's weighted average interest rate earned on the loan portfolio has decreased as a result of refinancing of mortgages and the downward adjustment of adjustable rate mortgages in the portfolio. The decrease in interest income from the investment portfolio is a result of both a decline in the average rate paid by the market as well as management's intentional shift in the composition of the interest-earning assets of the Company from investment securities toward those earning higher rates.

     INTEREST EXPENSE: Interest expense decreased from $5.7 million for the year ended June 30, 1998 to $5.6 million for the year ended June 30, 1999, a decrease of $90,000 or 1.6%. The decrease was due primarily to a decrease in the interest paid on deposits, which declined from $4.0 million for the year ended June 30, 1998 to $3.9 million for the year ended June 30, 1999, a decrease of $85,000, or 2.1%. Interest expense from the Company's borrowings remained relatively constant at $1.7 million for the years ended June 30, 1999 and 1998, decreasing only $5,000, or 0.3%.

     PROVISION FOR LOSSES ON LOANS: The Company's provision for losses on loans remained constant with no provision for either of the years ended June 30, 1999 or 1998. Management believed, on the basis of its analysis of the risk profile of the Company's assets, that it was appropriate to maintain the allowance for loan losses at $100,000, a level which had been reached previously. In determining the appropriate provision, management considers a number of factors, including specific loans in the Company's portfolio, real estate market trends in the Company's market area, economic conditions, interest rates, and other conditions that may affect a borrower's ability to comply with repayment terms.

     OTHER OPERATING INCOME: Other operating income decreased from $60,000 for the year ended June 30, 1998 to $41,000 for the year ended June 30, 1999, a decrease of $19,000 or 31.7%. Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts. However, the Company realized a gain on the sale of property and equipment of $8,000 during the fiscal year ended June 30, 1998. The nonreccurance of this sale and a decline in charges and fees assessed on loan and deposit accounts of $11,000 are responsible for the overall decrease in other operating income.

     GENERAL, ADMINISTRATIVE AND OTHER EXPENSE: General, administrative and other expense decreased $96,000 or 5.5% from $1.7 million for the year ended June 30, 1998 to $1.6 million for the year ended June 30, 1999. The decrease was due primarily to a decrease in other operating expense and a decrease in employee compensation and benefits. Other operating expenses decreased $73,000 or 19.2% to $307,000 for the fiscal year ended June 30, 1999, while employee compensation and benefits decreased $57,000 or 6.2% to $862,000 for the year ended June 30, 1999. Offsetting somewhat the decreases in other operating expense and employee compensation and benefits were increases in data processing expense and franchise and other taxes. Data processing expense increased $20,000, or 14.7%, from $136,000 for the year ended June 30, 1998, to $156,000 for the year ended June 30, 1999. The increase in data processing expense is primarily related to Year 2000 readiness preparations. Franchise and other taxes increased $19,000, or 20.4%, from $93,000 for the year ended June 30, 1998, to $112,000 for the year ended June 30, 1999. This increase is due primarily to a refund of an overpayment of the Delaware franchise tax recognized in the year ended June 30, 1998, which did not reoccur in the year ended June 30, 1999.

     INCOME TAX: The effective income tax rate for the years ended June 30, 1999 and 1998 was 34.0%.

LIQUIDITY AND CAPITAL RESOURCES

     Since July 7, 1995, the Company has had no business other than that of the Bank and investment of the portion of the net Conversion proceeds retained by the Company. Management believes that dividends that may be paid from the Bank to the Company will provide sufficient funds for its future operations, including the servicing of any debt, which may exist. The Company's primary sources of liquidity are dividends paid by the Bank. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. At June 30, 2000, the Bank exceeded all regulatory minimum capital requirements.

     The Bank's primary sources of funds are (i) cash generated from operations,
(ii) deposits, (iii) principal repayments on loans, and (iv) advances from the FHLB. As reflected in the Consolidated Statements of Cash Flows, net cash flow provided by operating activities for fiscal years 2000, 1999, and 1998 was $1.4 million, $1.3 million, and $1.5 million, respectively.

     Net cash used in investing activities for fiscal years 2000, 1999, and 1998 was $6.6 million, $4.2 million, and $3.8 million, respectively. Amounts fluctuate from period to period primarily as a result of the volume of principal repayments on loans and loan disbursements.

     Net cash provided by financing activities was $3.6 million, $4.2 million and $929,000 for fiscal years 2000, 1999, and 1998, respectively.

     The primary investing activity of the Bank is the origination of mortgage loans. During the years ended June 30, 2000, 1999, and 1998, the Bank originated loans of $32.6 million, $40.9 million, and $36.6 million, respectively. Other investing activities include investment in Federal agency issues, FHLB
certificates   of  deposit  and  insured   certificates   of  deposit  in  other
institutions. The Bank may in the future consider other investing activities that may provide higher yields. The primary financing activity of the Bank is the attraction of savings deposits, though the Bank has somewhat reduced its reliance on deposits as a source of funds in recent periods due to the competitive conditions in First Federal's market area.

     Another source of liquidity is the Bank's ability to obtain FHLB advances. In addition, the Bank maintains a portion of its investments in FHLB overnight funds that are available when needed.

     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio at June 30, 2000 and 1999 was 4.0%. The Bank's average daily liquidity during June 2000, 1999, and 1998 was 7.66%, 5.43% and 6.07%, respectively. Historically, management has sought to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. In recent years, however, management has elected to maintain a lower level of liquidity in order to minimize interest expense. Should significant demands for cash occur, the Bank has access to immediately available short-term FHLB advances. The result of such action could adversely affect net earnings in future periods. See "---Comparison of Financial Condition at June 30, 2000 and 1999."

     The Bank's most liquid asset is cash held in an interest-bearing demand and overnight deposit accounts at the FHLB. The level of cash available at any point in time is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 2000, 1999, and 1998, cash and cash equivalents totaled $978,000, $2.6 million, and $1.3 million, respectively.

     Management believes that the Bank will have sufficient funds available to meet its current commitments. At June 30, 2000, the Bank had commitments to originate loans of $1.0 million. Additionally, the Bank was obligated under unused lines of credit totaling $5.7 million. Certificates of deposit, which were scheduled to mature in less than one year at June 30, 2000, totaled $42.8 million. On the basis of historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     Accounting for Derivative Instruments and Hedging Activities. In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting.

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

     SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. On adoption, entities are permitted to transfer held-to-maturity debt securities to the available-for-sale or trading category without calling into question their intent to hold other debt securities to maturity in the future. Management adopted SFAS No. 133 effective July 1, 2000, as required, without material impact on the Company's financial statements.

                         CONTENTS

                                                         Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS         3


FINANCIAL STATEMENTS

  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION           4

  CONSOLIDATED STATEMENTS OF EARNINGS                      5

  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY          6

  CONSOLIDATED STATEMENTS OF CASH FLOWS                    7

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS               9

               Report of Independent Certified Public Accountants
               --------------------------------------------------

Board of Directors
Frankfort First Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Frankfort First Bancorp, Inc. as of June 30, 2000 and 1999, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years ended June 30, 2000, 1999 and 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Frankfort First Bancorp, Inc. as of June 30, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the years ended June 30, 2000, 1999 and 1998, in conformity with generally accepted accounting principles.



/s/GRANT THORNTON LLP


Cincinnati, Ohio
August 22, 2000

                          FRANKFORT FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                    June 30,
                        (In thousands, except share data)

         ASSETS                                                                                2000                1999

Cash and due from banks                                                                 $       133         $       991
Interest-bearing deposits in other financial institutions                                       845               1,600
                                                                                         ----------           ---------
         Cash and cash equivalents                                                              978               2,591

Certificates of deposit in other financial institutions                                         100                 200
Investment securities held to maturity - at amortized cost, approximate market
  value of $1,965 and $1,999 as of June 30, 2000 and 1999                                     1,979               2,004
Loans receivable - net                                                                      137,792             131,639
Office premises and equipment - at depreciated cost                                           1,453               1,477
Federal Home Loan Bank stock - at cost                                                        2,351               1,621
Accrued interest receivable on loans                                                            413                 367
Accrued interest receivable on investments and
  interest-bearing deposits                                                                      41                  39
Prepaid expenses and other assets                                                                77                 127
Prepaid federal income taxes                                                                    251                 170
Deferred federal income taxes                                                                    19                  87
                                                                                        -----------         -----------

         Total assets                                                                   $   145,454         $   140,322
                                                                                        ===========         ===========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                                $    82,502         $    86,254
Advances from the Federal Home Loan Bank                                                     42,108              30,878
Other borrowed money                                                                            373                 284
Advances by borrowers for taxes and insurance                                                   337                 308
Accrued interest payable                                                                         59                  79
Other liabilities                                                                             1,251               1,253
                                                                                        -----------         -----------
         Total liabilities                                                                  126,630             119,056

Commitments                                                                                      --                  --

Shareholders' equity
  Preferred stock, 500,000 shares authorized, $.01 par value;
    no shares issued                                                                             --                   --
  Common stock, 3,750,000 shares authorized, $.01 par value;
    1,672,443 shares issued                                                                      17                  17
  Additional paid-in capital                                                                  5,876               5,876
  Retained earnings - restricted                                                             18,412              18,166
  Less 352,335 and 173,940 shares of treasury stock - at cost                                (5,481)             (2,793)
                                                                                        -----------         -----------
         Total shareholders' equity                                                          18,824              21,266
                                                                                        -----------         -----------

         Total liabilities and shareholders' equity                                     $   145,454         $   140,322
                                                                                        ===========         ===========

The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                           For the year ended June 30,
                        (In thousands, except share data)


                                                              2000    1999        1998

Interest income
  Loans                                                    $ 9,778   $ 9,388    $ 9,331
  Investment securities                                        116        99        220
  Interest-bearing deposits and other                          193       204        200
                                                           -------   -------    -------
         Total interest income                              10,087     9,691      9,751

Interest expense
  Deposits                                                   3,856     3,915      4,000
  Borrowings                                                 2,159     1,680      1,685
                                                           -------   -------    -------
         Total interest expense                              6,015     5,595      5,685
                                                           -------   -------    -------

         Net interest income                                 4,072     4,096      4,066

Provision for losses on loans                                    1        --         --
                                                           -------   -------    -------

         Net interest income after provision
           for losses on loans                               4,071     4,096      4,066

Other operating income                                          45        41         60

General, administrative and other expense
  Employee compensation and benefits                           945       862        919
  Occupancy and equipment                                      165       149        150
  Federal deposit insurance premiums                            33        50         54
  Franchise and other taxes                                    109       112         93
  Data processing                                              136       156        136
  Other operating                                              319       307        380
                                                           -------   -------    -------
         Total general, administrative and other expense     1,707     1,636      1,732
                                                           -------   -------    -------

         Earnings before income taxes                        2,409     2,501      2,394

Federal income taxes
  Current                                                      760       882        740
  Deferred                                                      68       (31)        74
                                                           -------   -------    -------
         Total federal income taxes                            828       851        814
                                                           -------   -------    -------

         NET EARNINGS                                      $ 1,581   $ 1,650    $ 1,580
                                                           =======   =======    =======

         EARNINGS PER SHARE
           Basic                                           $  1.13   $  1.06    $  1.00
                                                           =======   =======    =======

           Diluted                                         $  1.12   $  1.05    $   .96
                                                           =======   =======    =======

The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                For the years ended June 30, 2000, 1999 and 1998
                        (In thousands, except share data)

                                                                                         SHARES
                                                                  ADDITIONAL            ACQUIRED
                                                        COMMON     PAID-IN   RETAINED   BY STOCK     TREASURY
                                                        STOCK      CAPITAL   EARNINGS  BENEFIT PLANS   STOCK      TOTAL

Balance at July 1, 1997                               $     33    $  5,860   $ 17,532    $   (414)   $   (666)   $ 22,345

Effect of 2 for 1 reverse stock split                      (16)         16         --          --          --          --
Amortization expense related to stock benefit plans         --          --         --         414        (367)         47
Net earnings for the year                                   --          --      1,580          --          --       1,580
Cash dividends of $.78 per common share                     --          --     (1,266)         --          --      (1,266)
                                                      --------    --------   --------    --------    --------    --------

Balance at June 30, 1998                                    17       5,876     17,846          --      (1,033)     22,706

Net earnings for the year                                   --          --      1,650          --          --       1,650
Cash dividends of $.86 per common share                     --          --     (1,330)         --          --      (1,330)
Acquisition of treasury stock                               --          --         --          --      (1,760)     (1,760)
                                                      --------    --------   --------    --------    --------    --------

Balance at June 30, 1999                                    17       5,876     18,166          --      (2,793)     21,266

Net earnings for the year                                   --          --      1,581          --          --       1,581
Cash dividends of $.96 per common share                     --          --     (1,335)         --          --      (1,335)
Acquisition of treasury stock                               --          --         --          --      (2,688)     (2,688)
                                                      --------    --------   --------    --------    --------    --------

Balance at June 30, 2000                              $     17    $  5,876   $ 18,412    $     --    $ (5,481)   $ 18,824
                                                      ========    ========   ========    ========    ========    ========


The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                           For the year ended June 30,
                                 (In thousands)

                                                                       2000        1999         1998
Cash flows from operating activities:
  Net earnings for the year                                          $  1,581    $  1,650    $  1,580
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of discounts and premiums on loans,
      investments and mortgage-backed securities - net                     (5)         (2)          4
    Amortization of deferred loan origination fees                        (57)        (61)        (11)
    Depreciation and amortization                                          81          72          78
    Provision for losses on loans                                           1          --          --
    Loans originated for sale                                              --         (80)         --
    Amortization of expense related to stock benefit plans                 --          --          47
    Federal Home Loan Bank stock dividends                               (135)       (108)        (92)
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable                                         (48)         (6)         (5)
      Prepaid expenses and other assets                                    50         (37)          5
      Accrued interest payable                                            (20)         --          --
      Other liabilities                                                    (2)          9          32
      Federal income taxes
        Current                                                           (81)        (73)       (238)
        Deferred                                                           68         (31)         74
                                                                     --------    --------    --------
         Net cash provided by operating activities                      1,433       1,333       1,474

Cash flows provided by (used in) investing activities:
  Purchase of investment securities designated as held to maturity     (1,970)     (3,006)     (4,000)
  Proceeds from maturity of investment securities                       2,100       4,000       5,850
  Purchase of Federal Home Loan Bank stock                               (595)        (19)       (246)
  Loan principal repayments                                            26,474      35,723      31,153
  Loan disbursements                                                  (32,571)    (40,893)    (36,582)
  Purchase of office premises and equipment                               (57)        (46)         (8)
                                                                     --------    --------    --------
         Net cash used in investing activities                         (6,619)     (4,241)     (3,833)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposit accounts                          (3,752)      4,363      (4,066)
  Proceeds from Federal Home Loan Bank advances                        46,850      17,250      32,500
  Repayment of Federal Home Loan Bank advances                        (35,620)    (14,632)    (13,246)
  Proceeds from other borrowed money                                    2,199         288          --
  Repayment of other borrowed money                                    (2,110)         (4)    (13,000)
  Advances by borrowers for taxes and insurance                            29           3           7
  Dividends paid on common stock                                       (1,335)     (1,330)     (1,266)
  Acquisition of treasury stock                                        (2,688)     (1,760)         --
                                                                     --------    --------    --------
         Net cash provided by financing activities                      3,573       4,178         929
                                                                     --------    --------    --------

Net increase (decrease) in cash and cash equivalents                   (1,613)      1,270      (1,430)

Cash and cash equivalents at beginning of year                          2,591       1,321       2,751
                                                                     --------    --------    --------

Cash and cash equivalents at end of year                             $    978    $  2,591    $  1,321
                                                                     ========    ========    ========

                          FRANKFORT FIRST BANCORP, INC.

                           For the year ended June 30,
                                 (In thousands)


                                                                  2000     1999     1998

Supplemental disclosure of cash flow information:
 Cash paid during the year for:
Federal income taxes                                            $   840   $  925   $1,040
                                                                =======   ======   ======

Interest on deposits and borrowings                             $ 6,035   $5,601   $5,729
                                                                =======   ======   ======

Transfer of loans from held for sale classification to
  loans receivable - net                                        $    --   $   80   $   --
                                                                =======   ======   ======



The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2000, 1999 and 1998


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

    2.  Investment Securities
        ---------------------

    The Corporation accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively. At June 30, 2000 and 1999, the Corporation had designated all investment securities as held-to-maturity.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


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

    5.  Allowance for Loan Losses
        -------------------------

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

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    5.  Allowance for Loan Losses (continued)
        -------------------------

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

    At June 30, 2000 and 1999, the Savings Bank had no loans that would be defined as impaired under SFAS No. 114.

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

                          June 30, 2000, 1999 and 1998


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

                          June 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    8.  Retirement and Employee Benefit Plans (continued)
        -------------------------------------

    The Corporation also had a Management Recognition Plan ("MRP"). The MRP purchased 68,460 shares of the Corporation's common stock in the open market during fiscal 1996. All of the shares available under the MRP were granted to executive officers, directors and employees of the Savings Bank upon receipt of shareholder approval of the MRP. During fiscal 1997, the Board of Directors terminated the MRP. In conjunction therewith, the Corporation received cash of $900,000 and 52,524 common shares at fair value from the MRP. The common shares received upon termination of the MRP were placed in treasury and simultaneously deemed retired. Coincident with termination of the MRP, the Corporation established a deferred unfunded compensation plan liability for the benefit of management and the directors. The Corporation recognized $63,800 in expense under this plan for the fiscal year ended June 30, 1998, while no expense was recognized for fiscal 2000 and 1999.

    The Savings Bank also has a multiemployer defined benefit pension plan. All employees over 21 years of age enter this plan at the first entrance date after completing one year of service. Due to the overfunded status of the plan, the Savings Bank recorded no expense for this plan during the fiscal years ended June 30, 2000, 1999 and 1998.

    9.  Earnings Per Share
        ------------------

    Basic earnings per share is computed based upon the weighted-average shares outstanding during the period less shares in the ESOP that were unallocated and not committed to be released. Weighted-average common shares deemed outstanding, which gives effect to a reduction for 46,732 weighted-average unallocated shares held by the ESOP for the fiscal year ended June 30, 1998, totaled 1,405,845, 1,561,656 and 1,572,379 for the fiscal years ended June 30, 2000, 1999 and 1998, respectively.

    Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation's stock option plan. Weighted-average common shares deemed outstanding for purposes of computing diluted earnings per share totaled 1,406,760, 1,578,313 and 1,640,817 for the fiscal years ended June 30, 2000,
    1999 and 1998, respectively. Incremental shares related to the assumed exercise of stock options included in the computation of diluted earnings per share totaled 915, 16,657 and 68,438 for the fiscal years ended June 30, 2000, 1999 and 1998, respectively. Options to purchase 4,747 shares of common stock with an exercise price of $14.91 were outstanding at June 30, 2000 and 1999, but were excluded from the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


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

    The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 2000 and 1999:

                  Cash and cash  equivalents:  The carrying amounts presented in
                  --------------------------
                  the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

                  Certificates of deposit in other financial  institutions:  The
                  --------------------------------------------------------
                  carrying amounts presented in the consolidated statements of financial condition for certificates of deposit in other financial institutions are deemed to approximate fair value.

                  Investment securities:  For investment securities,  fair value
                  ---------------------
                  is deemed to equal the quoted market price.

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

                  Federal Home Loan Bank stock: The carrying amount presented in
                  ----------------------------
                  the consolidated statements of financial condition is deemed to approximate fair value.

                  Deposits:  The fair value of NOW accounts,  passbook accounts,
                  --------
                  money market deposits and advances by borrowers for taxes and insurance are deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    10.  Fair Value of Financial Instruments (continued)
         -----------------------------------

                  Advances  from the Federal  Home Loan Bank:  The fair value of
                  ------------------------------------------
                  these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

                  Other borrowed  money:  The fair value of other borrowed money
                  ---------------------
                  is estimated using rates currently offered for similar borrowings of similar remaining maturities or, when available, quoted market prices.

                  Commitments   to   extend    credit:    For   fixed-rate   and
                  -----------------------------------
                  adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at June 30, 2000 and 1999, was not material.

    Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at June 30 are as follows:

                                                           2000                  1999
                                                  CARRYING      FAIR     CARRYING     FAIR
                                                    VALUE       VALUE     VALUE       VALUE
                                                                   (In thousands)
Financial assets
  Cash and cash equivalents                       $    978   $    978   $  2,591   $  2,591
  Certificates of deposit in other financial
    institutions                                       100        100        200        200
  Investment securities                              1,979      1,965      2,004      1,999
  Loans receivable                                 137,792    133,752    131,639    130,681
  Stock in Federal Home Loan Bank                    2,351      2,351      1,621      1,621
                                                  --------   --------   --------   --------

                                                  $143,200   $139,146   $138,055   $137,092
                                                  ========   ========   ========   ========

Financial liabilities
  Deposits                                        $ 82,502   $ 81,787   $ 86,254   $ 86,763
  Advances from the Federal Home Loan Bank          42,108     41,685     30,878     30,525
  Other borrowed money                                 373        373        284        284
  Advances by borrowers for taxes and insurance        337        337        308        308
                                                  --------   --------   --------   --------

                                                  $125,320   $124,182   $117,724   $117,880
                                                  ========   ========   ========   ========

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    11.  Cash and Cash Equivalents
         -------------------------

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

    12.  Comprehensive Income
         --------------------

    The Corporation had no components of other comprehensive income for the fiscal years ended June 30, 2000, 1999 and 1998.

    13.  Advertising
         -----------

    Advertising costs are expensed when incurred. The Corporation's advertising expense totaled $46,000, $48,000 and $48,000 for the fiscal years ended June 30, 2000, 1999 and 1998, respectively.

    14.  Reclassifications
         -----------------

    Certain prior year amounts have been reclassified to conform to the 2000 consolidated financial statement presentation.


NOTE B - INVESTMENT SECURITIES

    The amortized cost and estimated fair values of investment securities held to maturity at June 30 are summarized as follows:


                               2000                    1999
                                  ESTIMATED               ESTIMATED
                      AMORTIZED        FAIR   AMORTIZED        FAIR
                           COST       VALUE        COST       VALUE
                                          (In thousands)
U.S. Government agency
  obligations            $1,979      $1,965      $2,004      $1,999
                         ======      ======      ======      ======

    At June 30, 2000 and 1999, the carrying value of the Corporation's investment securities exceeded the estimated fair value by $14,000 and $5,000, respectively, consisting solely of gross unrealized losses.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE B - INVESTMENT SECURITIES (continued)

    The amortized cost and estimated fair value of U.S. Government agency obligations designated as held to maturity, by contractual term to maturity at June 30 are shown below:

                                                 2000                   1999
                                                    Estimated               Estimated
                                        Amortized        fair   Amortized        fair
                                             cost       value        cost       value
                                                              (In thousands)
Due within one year                        $   --      $   --      $2,004      $1,999
Due after one year through five years       1,979       1,965          --          --
                                           ------      ------      ------      ------

                                           $1,979      $1,965      $2,004      $1,999
                                           ======      ======      ======      ======


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio at June 30 is as follows:

                                                2000         1999
                                                 (In thousands)
Residential real estate
  One-to-four family                        $ 130,880    $ 124,081
  Multi-family                                     76           78
  Construction                                    878          808
Nonresidential real estate and land             1,555        1,756
Consumer and other                              5,226        5,640
                                            ---------    ---------
                                              138,615      132,363
Less:
  Undisbursed portion of loans in process        (375)        (246)
  Deferred loan origination fees                 (347)        (378)
  Allowance for loan losses                      (101)        (100)
                                            ---------    ---------

                                            $ 137,792    $ 131,639
                                            =========    =========

    The Savings Bank's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $131.5 million, or 95%, of the total loan portfolio at June
    30, 2000,  and $124.7  million,  or 95%, of the total loan portfolio at June
    30, 1999. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of central Kentucky, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Savings Bank's primary lending area are presently stable.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE C - LOANS RECEIVABLE (continued)

    In the normal course of business, the Savings Bank has made loans to some of its directors, officers and employees. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $1.1 million and $911,000 at June 30, 2000 and 1999, respectively.


NOTE D - ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                               2000       1999       1998
                                        (In thousands)

Balance at beginning of year   $100       $100       $100
Provision for loan losses         1         --         --
                               ----       ----       ----

Balance at end of year         $101       $100       $100
                               ====       ====       ====

    As of June 30, 2000, the Savings Bank's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital, subject to certain percentage limitations.

    Nonperforming loans totaled approximately $502,000, $188,000 and $363,000 at June 30, 2000, 1999 and 1998, respectively. The Savings Bank did not incur any reduction in interest income related to such nonperforming loans during the respective periods.


NOTE E - OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment at June 30 are comprised of the following:

                                        2000         1999
                                       (In thousands)

Land and improvements                 $  187       $  187
Office buildings and improvements      1,731        1,728
Furniture, fixtures and equipment        828          774
                                      ------       ------
                                       2,746        2,689
  Less accumulated depreciation and
    amortization                       1,293        1,212
                                      ------       ------

                                      $1,453       $1,477
                                      ======       ======

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

DEPOSIT TYPE AND WEIGHTED-
AVERAGE INTEREST RATE                        2000               1999
                                                  (In thousands)
NOW accounts
  2000 - 2.95%                            $ 4,437
  1999 - 3.09%                                                $ 3,622
Passbook
  2000 - 3.00%                             10,240
  1999 - 2.94%                                                 10,563
Money market deposit accounts
  2000 - 3.23%                              3,952
  1999 - 3.08%                                                  7,204
                                          -------             -------
Total demand, transaction and
  passbook deposits                        18,629              21,389

Certificates of deposit
  Original maturities of:
    Less than 12 months
      2000 - 5.74%                         21,802
      1999 - 4.33%                                              8,442
    12 months to 24 months
      2000 - 4.92%                         25,866
      1999 - 5.04%                                             41,842
    30 months to 36 months
      2000 - 5.21%                          2,696
      1999 - 5.70%                                              6,989
    More than 36 months
      2000 - 5.91%                         13,509
      1999 - 5.63%                                              7,592
                                          -------             -------
Total certificates of deposit              63,873              64,865
                                          -------             -------

Total deposit accounts                    $82,502             $86,254
                                          =======             =======

At June 30, 2000 and 1999, the Savings Bank had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $9.9 million and $9.0 million, respectively.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE F - DEPOSITS (continued)

    Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

                                           2000           1999
                                             (In thousands)

          Less than one year             $42,771        $48,481
          One to three years              20,116         14,651
          Over three years                   986          1,733
                                         -------        -------

                                         $63,873        $64,865
                                         =======        =======


NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank, collateralized at June 30, 2000 by pledges of certain residential mortgage loans totaling $63.8 million, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                           MATURING
                           YEAR ENDING
    INTEREST RATE          JUNE 30,                 2000                1999
                                                      (Dollars in thousands)

    5.84%                  2000                 $     -            $     500
    6.86%                  2001                      600                  --
    6.45% - 6.95%          2004                      334                 409
    6.40% - 6.75%          2007                    1,452               1,567
    5.31% - 6.40%          2008                    5,292               8,653
    4.22% - 7.35%          2009                   10,584              16,366
    5.96% - 6.86%          2010                   21,000                  --
    6.90%                  2012                      429                 452
    5.75%                  2013                      570                 750
    6.15% - 6.95%          2016                      796                 824
    6.30% - 6.35%          2017                      460                 594
    6.20%                  2018                      591                 763
                                                --------            --------

                                                $ 42,108             $30,878
                                                ========            ========

           Weighted-average interest rate           6.12%               5.50%
                                                 =======            ========


NOTE H - OTHER BORROWED MONEY

    Other borrowed money consisted of a $1.0 million variable-rate, unsecured line of credit with an outstanding balance of $373,000 and $284,000, and an interest rate of 9.25% and 7.50%, at June 30, 2000 and 1999, respectively.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE I - FEDERAL INCOME TAXES

    Federal income taxes do not differ materially from the amounts computed at the statutory corporate tax rate for the years ended June 30, 2000, 1999 and 1998, respectively.

    The composition of the Corporation's net deferred tax asset at June 30 is as follows:

                                                2000     1999
                                                (In thousands)
Taxes (payable) refundable on temporary
differences at estimated corporate tax rate:
Deferred tax assets:
  General loan loss allowance                  $  34    $  34
  Deferred loan origination fees                 118      129
  Deferred compensation                           68       67
  Book/tax depreciation                           --       15
                                               -----    -----
    Total deferred tax assets                    220      245

Deferred tax liabilities:
  Percentage of earnings bad debt deductions     (32)     (39)
  Federal Home Loan Bank stock dividends        (164)    (119)
  Book/tax depreciation                           (5)      --
                                               -----    -----
    Total deferred tax liabilities              (201)    (158)
                                               -----    -----

    Net deferred tax asset                     $  19    $  87
                                               =====    =====

    The Savings Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2000 include approximately $5.3 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2000.

    The Savings Bank is required to recapture as taxable income approximately $140,000 of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. The Savings Bank has provided deferred taxes for this amount and began to amortize the recapture of the bad debt reserve into taxable income over a six year period in fiscal 1998.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE J - LOAN COMMITMENTS

    The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of the commitments reflect the extent of the Savings Bank's involvement in such financial instruments.

    The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At  June  30,  2000,  the  Savings  Bank  had  outstanding   commitments  of
    approximately $1.0 million to originate loans. Additionally, the Savings Bank was obligated under unused lines of credit totaling $5.7 million. In the opinion of management all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2000, and will be funded from normal cash flow from operations.


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

    The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement currently provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


 NOTE K - REGULATORY CAPITAL (continued)

    During the 2000 fiscal year, the Savings Bank was notified from its regulator that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Savings Bank must maintain minimum capital ratios as set forth in the following tables.

    As of June 30, 2000 and 1999, management believes that the Savings Bank met all capital adequacy requirements to which it was subject.

                                                           AS OF JUNE 30, 2000

                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                                         ---------------         -------------------         -------------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)

    Tangible capital                    $20,129    13.9%         =>$2,179    =>1.5%          =>$7,264     => 5.0%

    Core capital                        $20,129    13.9%         =>$5,811    =>4.0%          =>$8,717     => 6.0%

    Risk-based capital                  $20,230    26.5%         =>$6,101    =>8.0%          =>$7,627     =>10.0%

                                                                AS OF JUNE 30, 1999
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                                         ---------------         -------------------         -------------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)

    Tangible capital                    $22,513    16.1%         =>$2,102    =>1.5%          =>$7,007     => 5.0%

    Core capital                        $22,513    16.1%         =>$5,606    =>4.0%          =>$8,408     => 6.0%

    Risk-based capital                  $22,613    31.3%         =>$5,773    =>8.0%          =>$7,216     =>10.0%

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

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE L - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC.

    The following condensed financial statements summarize the financial position of Frankfort First Bancorp, Inc. as of June 30, 2000 and 1999, and the results of its operations and its cash flows for the fiscal years ended June 30, 2000, 1999 and 1998.

                          Frankfort First Bancorp, Inc.
                        STATEMENTS OF FINANCIAL CONDITION
                                    June 30,
                                 (In thousands)
    ASSETS                                                  2000         1999

Interest-bearing deposits in First Federal
  Savings Bank of Frankfort                               $      1    $     29
Investment in First Federal Savings Bank of
  Frankfort                                                 20,129      22,513
Prepaid expenses and other                                     336         285
                                                          --------    --------

      Total assets                                        $ 20,466    $ 22,827
                                                          ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Other borrowed money                                      $    373    $    284
Dividends payable                                              317         330
Deferred compensation                                          815         813
Other liabilities                                              137         134
                                                          --------    --------
                                                             1,642       1,561
Shareholders' equity
  Common stock                                                  17          17
  Additional paid-in capital                                 5,876       5,876
  Retained earnings                                         18,412      18,166
  Treasury stock - at cost                                  (5,481)     (2,793)
                                                          --------    --------
      Total shareholders' equity                            18,824      21,266
                                                          --------    --------

      Total liabilities and shareholders' equity          $ 20,466    $ 22,827
                                                          ========    ========

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE L - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

                          Frankfort First Bancorp, Inc.
                             STATEMENTS OF EARNINGS
                              Years ended June 30,
                                 (In thousands)

                                                                    2000       1999      1998
Revenue
  Interest income                                                 $     6    $    15    $    27
  Equity in earnings of First Federal Savings Bank of Frankfort     1,716      1,760      1,849
                                                                  -------    -------    -------
      Total revenue                                                 1,722      1,775      1,876

General and administrative expenses                                   210        181        435
                                                                  -------    -------    -------

      Earnings before income tax credits                            1,512      1,594      1,441

Federal income tax credits                                            (69)       (56)      (139)
                                                                  -------    -------    -------

      NET EARNINGS                                                $ 1,581    $ 1,650    $ 1,580
                                                                  =======    =======    =======


                          Frankfort First Bancorp, Inc.
                            STATEMENTS OF CASH FLOWS
                              Years ended June 30,
                                 (In thousands)

                                                            2000        1999        1998
Cash from operating activities:
  Net earnings for the year                               $  1,581    $  1,650    $  1,580
  Adjustments to reconcile net earnings to net
  cash provided by (used in) operating activities
    Distributions from subsidiary in excess of earnings      2,384         786      10,836
    Increase (decrease) in cash due to changes in:
      Prepaid expenses and other assets                        (51)        (72)        (85)
      Other liabilities                                         (8)        113         119
                                                          --------    --------    --------
      Net cash provided by operating activities
        (balance carried forward)                            3,906       2,477      12,450
                                                          --------    --------    --------


                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE L - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

                          FRANKFORT FIRST BANCORP, INC.
                      STATEMENTS OF CASH FLOWS (CONTINUED)
                              Years ended June 30,
                                 (In thousands)

                                                           2000        1999        1998
     Net cash provided by operating activities
       (balance brought forward)                         $  3,906    $  2,477    $ 12,450

Cash flows provided by (used in) financing activities:
  Proceeds from other borrowed money                        2,199         288          --
  Repayments of other borrowed money                       (2,110)         (4)    (13,000)
  Dividends paid on common stock                           (1,335)     (1,330)     (1,266)
  Purchase of treasury stock                               (2,688)     (1,760)         --
                                                         --------    --------    --------
      Net cash used in financing activities                (3,934)     (2,806)    (14,266)
                                                         --------    --------    --------

Net decrease in cash and cash equivalents                     (28)       (329)     (1,816)

Cash and cash equivalents at beginning of year                 29         358       2,174
                                                         --------    --------    --------

Cash and cash equivalents at end of year                 $      1    $     29    $    358
                                                         ========    ========    ========

    The Savings Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Savings Bank to the Corporation. Generally, the Savings Bank's payment of dividends is limited, without prior OTS approval, to net income for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. During fiscal 2000, the Savings Bank received OTS approval to make up to $3.5 million in capital distributions during fiscal 2001.


NOTE M - STOCK OPTION PLAN

    The Board of Directors adopted the Frankfort First Bancorp, Inc. 1995 Stock Option and Incentive Plan (the "Plan") that provided for the issuance of 251,860 (adjusted) shares of authorized, but unissued shares of common stock at fair value at the date of grant. The Corporation had initially granted options to purchase shares at the adjusted fair value of $13.80 per share. The Plan provides for one-fifth of the shares granted to be exercisable on each of the first five anniversaries of the date of the Plan, commencing in January 1996. As of June 30, 2000, none of the stock options granted had been exercised.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2000, 1999 and 1998


NOTE M - STOCK OPTION PLAN (continued)

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

    The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized with respect to the Plan. The disclosure of pro-forma net earnings and earnings per share required under SFAS No. 123 is not applicable, as the Corporation did not grant options during the fiscal years ended June 30, 2000, 1999 and 1998.

    A summary of the status of the Corporation's stock option plan as of June 30, 2000, 1999 and 1998, and changes during the periods ending on those dates is presented below:

                                         2000                1999                 1998
                                             WEIGHTED-           WEIGHTED-            WEIGHTED-
                                              AVERAGE              AVERAGE             AVERAGE
                                             EXERCISE             EXERCISE            EXERCISE
                                    SHARES     PRICE     SHARES     PRICE     SHARES   PRICE

Outstanding at beginning of year    239,492   $13.82    251,860    $13.82    251,860   $13.82
Granted                                  --       --         --        --         --       --
Exercised                                --       --         --        --         --       --
Forfeited                                --       --    (12,368)       --         --       --
                                   --------   ------   --------    ------   --------   ------

Outstanding at end of year          239,492   $13.82    239,492    $13.82    251,860   $13.82
                                   ========   ======   ========    ======   ========   ======

Options exercisable at year-end     190,639   $13.82    142,740    $13.81    107,211   $13.81
                                   ========   ======   ========    ======   ========   ======


    The following information applies to options outstanding at June 30, 2000:

Number outstanding                                    239,432
Range of exercise prices                      $13.80 - $14.91
Weighted-average exercise price                        $13.82
Weighted-average remaining contractual life         5.5 years



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

FRANK MCGRATH                            C. MICHAEL DAVENPORT
President                                President
Frankfort Lumber Company                 C. Michael Davenport, Inc. and
                                         Davenport Broadcasting, Inc.


                                           EXECUTIVE OFFICERS

WILLIAM C. JENNINGS                      DANNY A. GARLAND                       JOYCE H. JENNINGS
President and Chairman of the Board      Vice President and Secretary           Vice President

DON D. JENNINGS                          R. CLAY HULETTE, CPA
Vice President and Treasurer             Vice President and Principal
                                         Financial and Accounting Officer


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

                                           GENERAL INFORMATION

INDEPENDENT AUDITORS                     ANNUAL MEETING                         SHAREHOLDER INQUIRIES AND
Grant Thornton, LLP                      The Annual Meeting of Share-           AVAILABILITY OF 10-K REPORT
Suite 900                                holders will be held on                A COPY OF THE COMPANY'S
625 Eden Park Drive                      November 14, 2000 at                   ANNUAL REPORT ON FORM
Cincinnati, OH 45202-4181                4:30 p.m. at First Federal Savings     10-K FOR THE YEAR ENDED
                                         Bank of Frankfort                      JUNE 30, 2000, AS FILED WITH
                                                                                THE SECURITIES AND EX-
SPECIAL COUNSEL                          TRANSFER AGENT AND REGISTRAR           CHANGE COMMISSION WILL
Stradley, Ronon, Housley,                Illinois Stock Transfer Company        BE FURNISHED WITHOUT
1220 19th Street N.W. Suite 700          209 W Jackson Blvd, Suite 903          CHARGE TO SHAREHOLDERS
Washington, D.C. 20036                   Chicago, Illinois 60606-6905           AS OF THE RECORD DATE FOR THE
                                                                                NOVEMBER  14, 2000  ANNUAL
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