Form 10-K405, Exhibit 13
period 2001-06-30
FRANKFORT FIRST BANCORP INC
filed 2001-09-28
CIK 930182

FRANKFORT FIRST BANCORP, INC.


                                 ANNUAL REPORT



                                      2001



                                                               Parent Company of
                                         First Federal Savings Bank of Frankfort





                                                            216 West Main Street
                                                                   P. O. Box 535
                                                            Frankfort, KY  40602

                               TABLE OF CONTENTS


================================================================================

President's Message..........................................................  1

Frankfort First Bancorp, Inc.................................................  2

First Federal Savings Bank of Frankfort......................................  2

Market Information...........................................................  2

Selected Consolidated Financial and Other Data...............................  3

Management's Discussion and Analysis of
   Financial Condition and Results of Operations.............................  5

Independent Auditors' Report................................................. 18

Consolidated Financial Statements

     Consolidated Statements of Financial Condition.......................... 19

     Consolidated Statements of Earnings..................................... 20

     Consolidated Statements of Shareholders' Equity......................... 21

     Consolidated Statements of Cash Flows................................... 22

     Notes to Consolidated Financial Statements.............................. 24

Corporate Information........................................................ 42

                          Frankfort First Bancorp, Inc.

            Parent Company of First Federal Savings Bank of Frankfort

                              216 West Main Street
                                                                    P.O. Box 535
                                                             Frankfort, KY 40602
                                                       Telephone: (502) 223-1638
                                                       Facsimile: (502) 223-7136
President's Message

Dear Shareholder:

Presented herein is Frankfort First Bancorp's Annual Report to Shareholders for the fiscal year ended June 30, 2001. This is my first opportunity to address the shareholders as President of the Company, and I am very pleased to present the results of another strong year highlighted by a rebound in our stock price.

After being as low as $12.38 in the early part of the fiscal year, our stock has remained above $16 since mid-May with highs above $17. This increase has come amidst generally positive price increases across the banking sector, despite well-publicized decreases in the broader markets.

While net earnings for the year ended June 30, 2001 were pretty much the same as the previous year, basic earnings per share increased by about 10%. Return on average equity also continues to improve with a fiscal year 2001 return of 8.52%. These results are primarily a function of our stock repurchase efforts during the year that, while not quite as successful as in previous years, resulted in the repurchase of 74,000 shares or about 6% of the shares outstanding.

The Company also continues to maintain an exceptional level of operating efficiency. Our ratio of non-interest expense to assets at 1.16% is still one of the best in the industry. Our dividend rate also remains quite strong at around 7%, which reflects our most recent dividend increase announced on September 12, 2001. Beginning with the dividend payable on October 15, 2001, we will pay a dividend of 28 cents a share--an approximate 8% increase over the previous dividend. Likewise, asset quality remains very strong with less than 0.3% of total loans at more than 90 days delinquent.

We have managed to achieve these successes while still maintaining the essential character of our small-town, community-oriented, customer-friendly bank. We believe that we can and do offer our community a true alternative to cookie-cutter financial services and that we have developed and continue to maintain a loyal customer base which is the source of all of our achievements. For those shareholders who use our financial services, we appreciate your support. For those local shareholders who don't, we would urge you to help support your investment by finding out more about what we offer.

We look forward to seeing you at our annual meeting and encourage you to give us a call if at any time you have questions or concerns.

Sincerely

/s/ Don D. Jennings

Don D. Jennings
President

FRANKFORT FIRST BANCORP, INC.

     Frankfort First Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Delaware in August 1994 at the direction of the Board of Directors of First Federal Savings Bank of Frankfort ("First Federal" or the "Bank") for the purpose of serving as a savings institution holding company of First Federal upon the acquisition of all of the capital stock issued by First Federal upon its conversion from mutual to stock form (the "Conversion"). The Conversion was completed July 7, 1995, with the Company issuing 1,725,000 shares of its common stock, par value $0.01 per share (the "Common Stock") to the public, and the Bank issuing all of its outstanding common stock to the Company. Prior to and since the Conversion, the Company has not engaged in any material operations. The Company has no significant assets other than the outstanding capital stock of First Federal. The Company's principal business is the business of First Federal. At June 30, 2001, the Company had total assets of $149.9 million, deposits of $82.8 million and shareholders' equity of $18.1 million.

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

MARKET INFORMATION

     The Common Stock began trading under the symbol "FKKY" on the Nasdaq National Market on July 10, 1995. On September 17, 2001, there were 1,246,108 shares of the Common Stock outstanding and the number of registered holders was 523.

The following table shows the high and low stock prices for the Common Stock and dividends declared on a quarterly basis for the fiscal years ended June 30, 2001 and 2000.

                     Fiscal 2000                               Dividend
                    Quarter ended         High       Low       Declared
                    -------------         ----       ---       --------

                   September 30, 1999     $15.375    $14.625      $0.24
                   December 31, 1999       15.875     14.563       0.24
                   March 31, 2000          15.188     11.000       0.24
                   June 30, 2000           12.438     11.000       0.24

                     Fiscal 2001
                    Quarter ended
                    -------------

                   September 30, 2000     $14.000    $12.375      $0.26
                   December 31, 2000       14.000     12.625       0.26
                   March 31, 2001          15.000     13.188       0.26
                   June 30, 2001           17.800     13.500       0.26

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere herein.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                         At June 30,
                                                -----------------------------------------------------------
                                                   2001         2000        1999        1998        1997
                                                --------     --------    ---------    ---------    -------
                                                                    (Dollars in thousands)
Total amount of:
  Assets.....................................   $149,856     $145,454     $140,322     $134,485    $132,038
  Loans receivable, net......................    136,435      137,792      131,639      126,328     120,888
  Cash and investment securities.............      8,812        3,057        4,795        4,517       7,801
  Deposits...................................     82,829       82,502       86,254       81,891      85,957
  Advances from FHLB.........................     47,128       42,108       30,878       28,260       9,006
  Shareholders' equity-substantially
    restricted...............................     18,134       18,824       21,266       22,706      22,345
Number of:
  Real estate loans outstanding..............      2,727        2,770        2,772        2,814       2,732
  Deposit accounts...........................      6,917        7,245        7,523        7,671       8,032
  Offices....................................          3            3            3            3           3

SUMMARY OF OPERATIONS

                                                                Year Ended June 30,
                                                -----------------------------------------------------------
                                                   2001         2000        1999        1998        1997
                                                --------     --------    ---------    ---------    -------
                                                     (Dollars in thousands, except per share data)
Interest income..............................   $10,952      $10,087      $ 9,691      $ 9,751     $ 9,226
Interest expense.............................     6,914        6,015        5,595        5,685       4,685
                                                -------      -------      -------      -------     -------
Net interest income..........................     4,038        4,072        4,096        4,066       4,541
Provision for losses on loans................        --            1           --           --           5
Other income.................................        50           45           41           60          61
General, administrative and other expense....     1,714        1,707        1,636        1,732       4,474
                                                -------      -------      -------      -------     -------
Earnings before federal income taxes.........     2,374        2,409        2,501        2,394         123
Federal income taxes.........................       811          828          851          814         491
                                                -------      -------      -------      -------     -------
Net earnings (loss)..........................   $ 1,563      $ 1,581      $ 1,650      $ 1,580     $  (368)
                                                =======      =======      =======      =======     =======
Earnings (loss) per share:
  Basic......................................   $  1.24      $  1.13      $  1.06      $  1.00      $(0.23)
  Diluted....................................   $  1.24      $  1.12      $  1.05      $  0.96      $  n/a

KEY OPERATING RATIOS

                                                 At or for the Year Ended June 30,
                                                ----------------------------------
                                                   2001         2000        1999
                                                --------     --------    ---------
PERFORMANCE RATIOS
  Return on assets (net earnings divided
    by average total assets)....................   1.06%        1.11%       1.21%
  Return on equity (net earnings divided
    by average equity)..........................   8.52%        7.89%       7.62%
  Equity to assets ratio (average equity
    divided by average total assets)............  12.42%       14.13%      16.10%
  Interest rate spread for the period...........   2.13%        2.24%       2.26%
  Net interest margin for the period............   2.78%        2.92%       3.04%
  Operating expenses to average assets..........   1.16%        1.20%       1.20%
  Ratio of average interest-earning assets to
    average interest-bearing liabilities........ 113.87%      115.73%     118.78%

REGULATORY CAPITAL RATIOS
  Tangible captial as a percent of assets.......  12.20%       13.86%      16.06%
  Core capital as a percent of assets...........  12.20%       13.86%      16.06%
  Risk-based capital as a percent of risk-
    weighted assets.............................  24.81%       26.52%      31.34%

ASSET QUALITY RATIO
  Non-performing assets to total assets.........   0.28%        0.35%       0.13%
  Loan loss allowance to total assets...........   0.07%        0.07%       0.07%
  Loan loss allowance to total non-performing
    assets......................................  23.71%       20.12%      53.19%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company's principal business, since July 7, 1995, has been that of First Federal. The principal business of the Bank consists of accepting deposits from the general public and investing these funds in loans secured by one- to four-family owner-occupied residential properties in the Bank's primary market area. The Bank also invests in loans secured by non-owner occupied one- to four-family residential properties and some churches located in the Bank's primary market area. The Bank also maintains an investment portfolio which may include federal agency debt instruments, FHLB stock, and certificates of deposit at the FHLB and other federally insured financial institutions.

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

ASSET/LIABILITY MANAGEMENT

     Net interest income, the primary component of the Bank's net earnings, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. First Federal has sought to reduce its exposure to changes in interest rates by matching the effective maturities or repricing characteristics of its interest-sensitive assets with those of its liabilities. Management has emphasized the origination of adjustable rate mortgages with rate adjustments indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes ("NACR"). The Bank also offers fixed-rate mortgages, which are fully or partially funded with long-term FHLB advances. Management believes that advances allow the Bank to respond to customer demand without incurring undue interest rate or credit risk and without an increase in operating expenses. At June 30, 2001, first mortgage loans with adjustable rates represented 70.0% of the Bank's mortgage loan portfolio. Nearly all of the Bank's adjustable rate mortgage loans have an annual adjustment cap of one percent and a lifetime cap of five percent. In a rising interest rate environment, these caps may restrict the interest rates from increasing at the same pace that the Bank's cost of funds also increase. In addition, some of the rates on adjustable rate mortgages may already be at their lifetime caps or lifetime floors. The Bank currently expects to fund future loan growth from working capital, FHLB advances, and, if possible, proceeds from deposit growth.

     The Bank's Asset/Liability management program primarily involves monitoring of Net Present Value ("NPV") through interest rate sensitivity analysis. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. Management monitors and considers methods of managing the rate sensitivity and repricing characteristics of balance sheet components in an effort to maintain acceptable levels of change in NPV and net interest income in the event of changes in prevailing market interest rates. Interest rate sensitivity analysis is used to measure the Bank's interest rate risk by computing estimated changes in NPV that are a result of changes in the net present value of its cash flows from assets, liabilities, and off-balance sheet items. These changes in cash flow are estimated based on hypothetical instantaneous and permanent 1% through 3% increases and decreases in market interest rates.

     As part of the Bank's interest rate risk policy, the Board of Directors establishes maximum decreases in NPV given these assumed instantaneous changes in interest rates. The Bank's exposure to interest rate risk is reviewed on a quarterly basis by the Board of Directors. If estimated changes to NPV would cause the Bank to fall below the "well-capitalized" level, the Board will direct management to adjust its asset and liability mix to bring interest rate risk to a level which reflects the Board's goals.

     The following tables set forth the interest rate sensitivity of the Bank's NPV as of June 30, 2001 and 2000 in the event of 1%, 2%, and 3% instantaneous and permanent increases and decreases in market interest rates, respectively. All market risk-sensitive instruments presented in these tables are held to maturity. The Company has no trading securities or securities available for sale.

                                                   June 30, 2001
                                                                                                            Board of
                                                                              NPV as % of                   Director
                                Net Portfolio Value                      Portfolio Value of Assets           Limits
       Change            --------------------------------------    ------------------------------------     ---------
      in Rates           Amount          $ Change       % Change    NPV Ratio       Basis Point Changes     % Change
      --------           --------        --------       --------    ---------       -------------------     ---------
                                   (Dollars in Thousands)
      + 300 bp           $ 18,161         (5,901)           (25)%      12.59%              -310  bp            35%
      + 200 bp             20,508         (3,554)           (15)%      13.89%              -180  bp            25
      + 100 bp             22,403         (1,659)            (7)%      14.88%               -81  bp            10
          0 bp             24,062                                      15.69%                                  --
      - 100 bp             25,151          1,089             +5%       16.16%               +47  bp            10
      - 200 bp             25,711          1,649             +7%       16.32%               +63  bp            25
      - 300 bp             26,265          2,203             +9%       16.47%               +78  bp            35

                                                   June 30, 2000

                                                                              NPV as % of
                                Net Portfolio Value                      Portfolio Value of Assets
       Change            --------------------------------------    ------------------------------------
      in Rates           Amount          $ Change       % Change    NPV Ratio       Basis Point Changes
      --------           --------        --------       --------    ---------       -------------------
                                   (Dollars in Thousands)
      + 300 bp           $ 13,332         (5,677)           (30)%      10.18%              -322  bp
      + 200 bp             15,549         (3,406)           (18)%      11.53%              -187  bp
      + 100 bp             17,515         (1,494)            (8)%      12.64%               -76  bp
          0 bp             19,009                                      13.40%
      - 100 bp             19,751            742             +4%       13.66%               +26  bp
      - 200 bp             19,547            538             +3%       13.35%               - 5  bp
      - 300 bp             19,098             89              0%       12.90%               -50  bp


     The preceding table indicates that at June 30, 2001, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, the Bank's NPV would be expected to increase. At all levels represented in the June 30, 2001 table, NPV after the rate increase or decrease would be above the "well-capitalized" level based on the current level of assets.

     NPV is calculated by the OTS using information provided by the Bank. The calculation is based on the net present value of discounted cash flows utilizing market prepayment assumptions and market rates of interest. Computations or prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs. These computations should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions the Bank may undertake in response to changes in interest rates.

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

     The OTS's risk-based capital rules incorporate an interest rate risk ("IRR") component. The IRR component is a dollar amount that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets requires the institution to deduct from its capital 50% of that excess change. Under the rule, the OTS calculates the IRR component quarterly for each institution with information as of the preceding quarter end. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS requires any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such a schedule on a quarterly basis. Based on the Bank's asset size and risk-based capital ratio at June 30, 2001, it was not subject to any increased capital requirements in connection with its level of interest rate risk.

     The following table sets forth the interest rate risk capital component for the Bank at June 30, 2001 and 2000 given a hypothetical 200 basis point rate change in market interest rate.

                                                                                 At               At
                                                                               June 30,         June 30,
                                                                                 2001            2000
Pre-Shock NPV Ratio:  NPV as % of Portfolio Value of Assets                      15.69%          13.40%
Exposure Measure:  Post-Shock NPV Ratio                                          13.89%          11.53%
Sensitivity Measure:  Change in NPV Ratio                                       (180bp)          (187bp)

Interest Rate Risk Capital Component  ($000)                                        --                --

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

                                                                           Year Ended June 30,
                                                      -------------------------------------------------------------
                                                                 2001                            2000
                                                      ---------------------------    ------------------------------
                                                                          Average                           Average
                                                      Average             Yield/     Average                Yield/
                                                      Balance   Interest   Cost      Balance     Interest    Cost
                                                      --------  --------  -------    -------     --------  -------
                                                                            (Dollars in thousands)
Interest-earning assets:
      Loans receivable............................... $137,915   $10,503    7.62%   $134,797     $ 9,778     7.25%
      Investment securities (1) .....................    7,236       449    6.21%      4,506         309     6.86%
                                                      --------   -------            --------     -------
           Total interest-earning assets.............  145,151    10,952    7.55%    139,303      10,087     7.24%
                                                                 -------                         -------
Non-interest-earning assets..........................    2,499                         2,537
                                                      --------                      --------
           Total assets.............................. $147,650                      $141,840
                                                      ========                      ========

Interest bearing liabilities:
      Deposits....................................... $ 81,137     4,075    5.02%   $ 83,463       3,856     4.62%
      Borrowings.....................................   46,331     2,839    6.13%     36,902       2,159     5.85%
                                                      --------   -------            --------     -------
           Total interest-bearing liabilities........  127,468     6,914    5.42%    120,365       6,015     5.00%
                                                                 -------                         -------
Non-interest-bearing liabilities.....................    1,843                         1,428
                                                      --------                      --------
           Total liabilities.........................  129,311                       121,793
Shareholders' equity.................................   18,339                        20,047
                                                      --------                      --------
           Total liabilities and shareholders'
                equity............................... $147,650                      $141,840
                                                      ========                      ========
Net interest income..................................            $ 4,038                         $ 4,072
                                                                 =======                         =======
Interest rate spread.................................                       2.13%                            2.24%
                                                                          ======                           ======
Net interest margin..................................                       2.78%                            2.92%
                                                                          ======                           ======
Average interest-earning assets as
      a percentage of average interest-
      bearing liabilities............................                     113.87%                          115.73%
                                                                          ======                           ======

                                                        Year Ended June 30,
                                                      ---------------------------
                                                                 1999
                                                      ---------------------------
                                                                          Average
                                                      Average             Yield/
                                                      Balance   Interest   Cost
                                                      --------  --------  -------
                                                         (Dollars in thousands)

Interest-earning assets:
      Loans receivable............................... $129,398   $9,388     7.26%
      Investment securities (1) .....................    5,201      303     5.83%
                                                       -------   ------
           Total interest-earning assets.............  134,599    9,691     7.20%
Non-interest-earning assets..........................    2,188
                                                      --------
           Total assets.............................. $136,787
                                                      ========

Interest bearing liabilities:
      Deposits....................................... $ 83,499    3,915     4.69%
      Borrowings.....................................   29,822    1,680     5.63%
                                                       -------   ------
           Total interest-bearing liabilities........  113,321    5,595     4.94%
Non-interest-bearing liabilities.....................    1,801   ------
                                                       -------
           Total liabilities.........................  115,122
Shareholders' equity.................................   21,665
                                                       -------
           Total liabilities and shareholders'
                equity..............................  $136,787
                                                      ========
Net interest income....................................          $4,096
                                                                 ======
Interest rate spread...................................                     2.26%
                                                                          ======
Net interest margin....................................                     3.04%
                                                                          ======
Average interest-earning assets as
      a percentage of average interest-
      bearing liabilities..............................                   118.78%
                                                                          ======

_________
(1)  Includes interest bearing deposits at other financial institutions.

                                        9

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

                                                                  Year Ended June 30,
                                         ------------------------------------------------------------------
                                           2000         vs.        1999           2000      vs.       1999
                                         ---------------------------------     ----------------------------
                                                Increase (Decrease)                 Increase (Decrease)
                                                       Due to                              Due to
                                         ---------------------------------     ----------------------------
                                         Volume       Rate          Total      Volume      Rate      Total
                                         ------       ----         -------     ------      ----     -------
                                                            (Dollars in Thousands)
Interest income:
  Loan portoflio.......................  $ 226       $ 499         $ 725       $ 403      $ (13)    $ 390
  Investment securities (1)............    167         (27)          140         (48)        54         6
                                         -----       -----         -----       -----      -----     -----
     Total interest-earning assets.....    393         472           865         355         41       396

Interest expense:
  Savings deposits.....................   (103)        322           219          (1)       (58)      (59)
  FHLB Advances........................    573         107           680         413         66       479
                                         -----       -----         -----       -----      -----     -----
     Total interest-bearing
       liabilities.....................    470         429           899         412          8       420
                                         -----       -----         -----       -----      -----     -----
Change in net interest income..........  $ (77)      $  43         $ (34)      $ (57)     $  33     $ (24)
                                         =====       =====         =====       =====      =====     =====

__________
(1)  Includes interest-bearing deposits at other financial institutions.

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

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2001 AND 2000

     ASSETS: The Company's total assets increased $4.4 million or 3.0% from $145.5 million at June 30, 2000, to $149.9 million at June 30, 2001. The increase is due primarily to an increase in cash and cash equivalents, which rose from $978,000 at June 30, 2000, to $6.7 million at June 30, 2001, an increase of $5.7 million or 586.8%. Also contributing to the increase in total assets was an increase in FHLB stock of $215,000 or 9.1%, which rose from $2.4 million at June 30, 2000, to $2.6 million at June 30, 2001. Offsetting the increases in cash and cash equivalents and FHLB stock was a decrease in loans receivable from $137.8 million at June 30, 2000, to $136.4 million at June 30, 2001, a decrease of $1.4 million or 1.0%.

     Loan disbursements for the year ended June 30, 2001, totaled $25.9 million and were more than offset by principal repayments of $27.3 million. The Bank experienced a decline of $6.6 million or 20.4% in its loan originations from the year ended June 30, 2000, to the year ended June 30, 2001. The Bank experienced an increase of $869,000 or 3.3% in loan principal repayments from the preceding year to the year ended June 30, 2001. These changes are largely related to declining interest rates from year to year, as borrowers generally choose to refinance their mortgages during a period of falling interest rates. The first half of the fiscal year saw rising interest rates, while the second half of the fiscal year saw interest rates tumble pursuant to action by the Federal Open Market Committee of the Federal Reserve Bank. At December 31, 2000 the Company's net loans receivable had risen to $139.1 million, an increase of $1.3 million or 0.9% compared to June 30, 2000. However, due to prevailing interest rate conditions the refinancing market became very active. Many of the Bank's loans were refinanced with other lenders. This is primarily due to the Bank's emphasis on originating adjustable rate mortgages ("ARMs"). In times of low prevailing rate conditions, borrowers are more likely to choose long-term, fixed-rate mortgages ("FRMs"). The Bank, as a portfolio lender, at times, is not as competitive in its fixed rate offerings. This is the result of an effort to maintain profits while minimizing its interest rate risk. During this period, some ARM borrowers chose to refinance into FRMs (in some cases with other lenders) and some FRM borrowers chose to refinance to lower rates (again, in some cases with other lenders). The overall result was a slight decline in the Bank's mortgage portfolio.

     The Company's allowance for losses on loans has remained a constant $101,000 at both June 30, 2001 and 2000. That allowance represents approximately 0.07% of total assets and 23.7% of nonperforming assets at June 30, 2001. Nonperforming assets at June 30, 2001, and 2000, were $426,000 and $502,000, respectively, and consisted solely of loans past due 90 days or more but still accruing. All such loans are secured by residential real estate at a loan-to-value ratio below 80% based on the appraisal of the properties made at the time the loans were originated. While management believes that the allowance for loan losses at June 30, 2001, was adequate under the circumstances, there can be no assurance that unforeseen additions to this allowance will not be necessary. Such additions could adversely affect the Company's results of operations.

     LIABILITIES: The Company's total liabilities increased from $126.6 million at June 30, 2000, to $131.7 million at June 30, 2001, an increase of $5.1 million or 4.0%. The increase is attributed primarily to a net increase in FHLB advances. FHLB advances rose $5.0 million or 11.9% from $42.1 million at June 30, 2000 to $47.1 million at June 30, 2001. Deposits increased $327,000 or 0.4% to $82.8 million at June 30, 2001.

     SHAREHOLDERS' EQUITY: Shareholders' equity decreased $690,000 or 3.7% from $18.8 million at June 30, 2000, to $18.1 million at June 30, 2001. This change is a result of net earnings of $1.6 million for the year ended June 30, 2001, less $1.3 million returned to the shareholders in the form of dividends and less $953,000 for the repurchase of 74,000 common shares. At June 30, 2001, the Company's book value per share was $14.55 compared to $14.26 at June 30, 2000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2001 AND 2000

     NET EARNINGS: Net earnings remained relatively constant at $1.6 million for the years ended June 30, 2001 and 2000, decreasing only $18,000 or 1.1%. The decrease is primarily attributable to a decrease in net interest income of $34,000.

     NET INTEREST INCOME: Net interest income decreased $34,000 or 0.8% from $4.1 million for the year ended June 30, 2000 to $4.0 million for the year ended June 30, 2001. An increase in interest income of $865,000 was more than offset by an increase in interest expense of $899,000.

     INTEREST INCOME: Interest income increased $865,000 or 8.6% from $10.1 million for the year ended June 30, 2000, to $11.0 million for the year ended June 30, 2001. The increase is related primarily to an increase in interest income from loans, which increased $725,000 or 7.4% from $9.8 million for the year ended June 30, 2000, to $10.5 million for the year ended June 30, 2001. Also contributing to the increase in interest income were increases in interest-bearing deposits and other and interest income from investment securities. Interest income from interest-bearing deposits and other increased from $193,000 for the year ended June 30, 2000 to $316,000 for the year ended June 30, 2001, an increase of $123,000 or 63.7%. Interest income from investment securities increased from $116,000 for the year ended June 30, 2000 to $133,000 for the year ended June 30, 2001, an increase of $17,000 or 14.7%.

     Management believes that, generally, rates paid on short-term investments and deposits are less than the rates that can be earned on mortgage loans, and prefers to use excess funds to either make new loans or reduce advances. As such, the investment emphasis during the year ended June 30, 2001, has been on loans and management expects that emphasis to continue. While the Company experienced a net increase in interest income from loans, the net increase is attributed primarily to an increase in the yield on the portfolio. The average yield on the loan portfolio increased 37 basis points or 5.1% to 7.62% for the year ended June 30, 2001 compared to 7.25% for the year ended June 30, 2000. The average balance of the Company's loan portfolio increased by $3.1 million or 2.3% to $137.9 million for the year ended June 30, 2001, compared to the previous year. The increase in interest income from interest-bearing deposits and other and interest income from investment securities is a result of an increase in the average balance of the Company's liquid assets. As discussed earlier, the Company experienced a deficit of loan originations to loan prepayments and, consequently, excess liquidity at June 30, 2001. Management expects to continue its strategy of investing, to the fullest extent possible, in mortgage loans as opposed to other investment possibilities.

     Even though the average yield on the loan portfolio increased from June 30, 2000 to June 30, 2001, during the last half of the fiscal year this yield had been falling. The decrease in yield is a result of downward adjustments of rates on adjustable rate mortgages, borrowers refinancing to lower rates, and the customary replacement of older, higher-yielding loans in the portfolio with newer, lower-yielding loans (as a result of home sales, scheduled repayment, etc.) The Bank's primary product, the Adjustable Rate Mortgage, falls from favor somewhat in periods of falling or low prevailing interest rates. Still, Management believes the origination of this loan provides the best blend of yield and interest rate risk protection and will continue to emphasize their origination.

     As of the preparation of this document, the events of September 11, 2001, were having unusual effect on American and world financial markets. Action of the Federal Open Market Committee could result in lower short-term interest rates, which may reduce the interest income on the Bank's short-term investments and home equity lines of credit. Although the Bank's interest expense is likely to decline as a result of a lower short-term interest rate environment, interest expense may not decline a quickly as interest income and could result in lower net interest income.

     INTEREST EXPENSE: Interest expense increased from $6.0 million for the year ended June 30, 2000 to $6.9 million for the year ended June 30, 2001, an increase of $899,000 or 14.9%. The increase was due primarily to an increase in the interest paid on FHLB advances which increased $680,000 or 31.5% to $2.8 million for the year ended June 30, 2001. The increase in the interest paid on FHLB advances is primarily attributable to an increase in the volume of borrowings outstanding, although the average rate paid on FHLB advances and other borrowings increased approximately 28 basis points from the year ended June 30, 2000 to the year ended June 30, 2001. Interest expense from the Company's deposits increased $219,000 or 5.7% from $3.9 million for the year ended June 30, 2000 to $4.1 million for the year ended June 30, 2001. Management expects that the proportion of interest expense attributable to FHLB advances will continue to grow as advances are used to fund loan growth. In general, rates paid on FHLB advances are greater than rates paid on deposits. Management believes that, when compared to other sources of funds, FHLB advances offer plans and terms that can be more easily matched to characteristics of the Company's interest-earning assets. This strategy may be altered as market conditions affect the terms, rates, and availability of retail deposits.

     As discussed above, after generally rising during the first half of the fiscal year interest rates sharply fell during the last half of the 2001 fiscal year. During a period of decreasing rates, the cost of liabilities is expected to decrease as well. Management cannot predict whether the cost of liabilities will decrease as fast as the yield generated by the loan and investment portfolio.

     PROVISION FOR LOSSES ON LOANS: The Company's provision for losses on loans remained relatively constant with no provision for the year ended June 30, 2001 and only a $1,000 provision for the year ended June 30, 2000. Management believed, on the basis of its analysis of the risk profile of the Company's assets, that it was appropriate to leave the allowance for loan losses at its June 30, 2000 level of $101,000. In determining the appropriate provision, management considers a number of factors, including specific loans in the
Company's portfolio, real estate market trends in the Company's market area, economic conditions, interest rates, and other conditions that may affect a borrower's ability to comply with repayment terms. There can be no assurance that the allowance for loan losses (see "Comparison of Financial Condition--Assets") will be adequate to cover losses on nonperforming assets in the future.

     OTHER OPERATING INCOME: Other operating income increased from $45,000 for the year ended June 30, 2000 to $50,000 for the year ended June 30, 2001, an increase of $5,000 or 11.1%. Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

     GENERAL, ADMINISTRATIVE AND OTHER EXPENSE: General, administrative and other expense increased $7,000 or 0.4% while remaining relatively constant at $1.7 million for the years ended June 30, 2001 and 2000. The increase was due primarily to an $18,000 or 1.9% increase in employee compensation and benefits and an $18,000 or 5.6% increase in other operating expense. Somewhat offsetting the increases in employee compensation and benefits and other operating expense were decreases in Federal deposit insurance premiums and data processing expense. Federal deposit insurance premiums decreased $17,000 or 51.5% from $33,000 for the fiscal year ended June 30, 2000, to $16,000 for the fiscal year ended June 30, 2001, while data processing expense decreased $9,000 or 6.6% from $136,000 for the year ended June 30, 2000 to $127,000 for the year ended June 30, 2001. The increase in employee compensation and benefits is primarily related to normal increases in salaries and wages, a reduction in the level of deferred loan costs and increased costs of health insurance provided for employees. The increase in other operating expense is primarily attributable to two isolated incidents which management does not expect to recur. The decrease in Federal deposit insurance premiums expense is attributed to a reduction in the "FICO" (Financing Corporation) assessment that became effective January 1, 2000, for Savings Association Insurance Fund ("SAIF") deposits. The FICO debt service assessment became applicable to all insured institutions as of January 1, 1997, in accordance with the Deposit Insurance Act of 1996. Beginning January 1, 2000 the FICO rate is the same for both SAIF and Bank Insurance Fund ("BIF") insured deposits.

     INCOME TAX: The effective income tax rates for the years ended June 30, 2001 and 2000 were 34.2% and 34.4%, respectively.

     DIVIDENDS: On September 13, 2000, the Company announced a dividend policy whereby it will pay a quarterly cash dividend of $0.26 per share, per quarter, payable on the 15th day of the month following the end of each quarter, to shareholders of record as of the last business day of each quarter. This represented an increase of 8.3% over the previous quarterly dividend of $0.24 per share. On September 14, 2001, the Company announced another dividend policy change whereby it will pay a quarterly cash dividend of $0.28 per share, per quarter, payable on the 15th day of the month following the end of each quarter, to shareholders of record as of the last business day of each quarter. The Board of Directors determined in both instances that the increase in the amount of the dividend was appropriate in light of the Company's earnings, capital position and financial condition. Although the Board of Directors has adopted this policy, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements, and economic conditions. At June 30, 2001 the Company had recorded dividends payable of $324,000 for the payment of a dividend on July 13, 2001, which was the last dividend paid by the Company.

     STOCK REPURCHASE: The Company has utilized stock repurchase programs to increase earnings per share, increase the Company's return on equity, and to attempt to improve the market liquidity in the Company's stock. During the fiscal year ended June 30, 2001, the Company repurchased 74,000 shares at an average price of $12.89. The most recent repurchase program was announced on September 13, 2000, during which the Company repurchased only 15,000 of a targeted 65,000 shares. This was due largely to an increase in the market price of the Company's stock in the latter part of the fiscal year--causing the Board to re-evaluate the relative effects of its repurchase program. The program announced on September 13, 2000 concluded on June 13, 2001 and the Company does not currently have a repurchase program in place. However, the Company's Board and Management continue to believe in the potential positive effects of a repurchase strategy and will continue to evaluate market conditions along with other possible uses of capital in determining the authorization of future repurchase program.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

     NET EARNINGS: Net earnings decreased $69,000 or 4.2% to $1.6 million for the year ended June 30, 2000. The decrease was primarily attributable to an increase in general, administrative and other expense of $71,000.

     NET INTEREST INCOME: Net interest income decreased $24,000 or 0.6% and totaled $4.1 million for the years ended June 30, 2000, and 1999. An increase in interest income of $396,000 was more than offset by an increase in interest expense of $420,000.

     INTEREST INCOME: Interest income increased $396,000 or 4.1% to $10.1 million for the year ended June 30, 2000. The increase was related primarily to an increase in interest income from loans, which increased $390,000 or 4.2% to $9.8 million for the year ended June 30, 2000. Also contributing to the increase in interest income was an increase in interest income from investment securities, which increased $17,000 or 17.2% from $99,000 for the year ended June 30, 1999 to $116,000 for the year ended June 30, 2000. Offsetting the increases in interest income from loans and investment securities was a decrease in interest income from interest-bearing deposits and other of $11,000. As interest rates in the economy generally increased during the year, the Company's average coupon rate earned on invested assets also increased. Management believes that, generally, rates paid on short-term investments and deposits are less than the rates that can be earned on mortgage loans, and prefers to use excess funds to either make new loans or reduce advances. As such, the investment emphasis during the year ended June 30, 2000,was on loans. The net increase in interest income from loans was attributed to increased volume rather than an increase in the weighted average interest rate earned on the loan portfolio. The Company's weighted average interest rate earned on the loan portfolio had decreased slightly, principally due to a preponderance of newly originated loans having an adjustable rate, which, compared to fixed rate loans, generally earn a lower interest rate during the first year after origination. The increase in interest income from the investment portfolio was a result of an increase in the average rate paid by the market; the average balance of the investment portfolio had decreased. The decrease in interest income from interest-bearing deposits and other was primarily a result of a decrease in the average balance of those assets, despite generally higher interest rates earned on that component of the portfolio. These results reflected management's intentional shift in the composition of the interest-earning assets of the Company from investment securities toward those earning higher rates.

     INTEREST EXPENSE: Interest expense increased from $5.6 million for the year ended June 30, 1999 to $6.0 million for the year ended June 30, 2000, an increase of $420,000 or 7.5%. The increase was due primarily to an increase in the interest paid on FHLB advances which increased $479,000 or 28.5% to $2.2 million for the year ended June 30, 2000. The increase in the interest paid on FHLB advances was primarily attributable to an increase in the volume of borrowings outstanding, although the average rate paid on FHLB advances and other borrowings increased approximately 22 basis points from the year ended June 30, 1999 to the year ended June 30, 2000. Interest expense from the Company's deposits remained relatively constant at $3.9 million for the years ended June 30, 2000 and 1999, decreasing only $59,000, or 1.5%.

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

     OTHER OPERATING INCOME: Other operating income increased from $41,000 for the year ended June 30, 1999 to $45,000 for the year ended June 30, 2000, an increase of $4,000 or 9.8%. Other operating income was generally comprised of service charges and fees charged on loan and deposit accounts.

     GENERAL, ADMINISTRATIVE AND OTHER EXPENSE: General, administrative and other expense increased $71,000 or 4.3% from $1.6 million for the year ended June 30, 1999 to $1.7 million for the year ended June 30, 2000. The increase was due primarily to an $83,000 or 9.6% increase in employee compensation and benefits and a $16,000, or 10.7%, increase in occupancy and equipment. Data processing expenses declined from $156,000 for the fiscal year ended June 30, 1999, to $136,000 for the fiscal year ended June 30, 2000, while Federal deposit insurance premiums decreased from $50,000 for the year ended June 30, 1999 to $33,000 for the year ended June 30, 2000. The increase in employee compensation and benefits was primarily related to normal increases in salaries and wages, a reduction in the level of deferred loan costs and increased costs of health insurance provided for employees. The increase in occupancy and equipment was primarily attributable to depreciation expense associated with various computer systems upgrades, which were implemented in the years ended June 30, 2000 and 1999. The decrease in data processing expense was attributed primarily to year 2000 costs which were charged to expense in earlier periods and which are nonrecurring. The decrease in Federal deposit insurance premiums expense was attributed to a reduction in the "FICO" (Financing Corporation) assessment that became effective January 1, 2000, for Savings Association Insurance Fund ("SAIF") deposits. The FICO debt service assessment became applicable to all insured institutions as of January 1, 1997, in accordance with the Deposit Insurance Act of 1996. Beginning January 1, 2000 the FICO rate is the same for both SAIF and Bank Insurance Fund ("BIF") insured deposits.

     INCOME TAX: The effective income tax rates for the years ended June 30, 2000 and 1999 were 34.4% and 34.0%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     Since July 7, 1995, the Company has had no business other than that of the Bank and investment of the portion of the net Conversion proceeds retained by the Company. Management believes that dividends that may be paid from the Bank to the Company will provide sufficient funds for its future operations, including the servicing of any debt which may exist. The Company's primary sources of liquidity are dividends paid by the Bank. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. At June 30, 2001, the Bank exceeded all regulatory minimum capital requirements.

     The Bank's primary sources of funds are (i) cash generated from operations,
(ii) deposits, (iii) principal repayments on loans, and (iv) advances from the FHLB. As reflected in the Consolidated Statements of Cash Flows, net cash flow provided by operating activities for fiscal years 2001, 2000, and 1999 was $1.7 million, $1.4 million, and $1.3 million, respectively.

     Net cash provided by investing activities for fiscal year 2001 was $1.3 million while net cash used in investing activies during fiscal 2000 and 1999 was $6.6 million and $4.2 million, respectively. Amounts fluctuate from period to period primarily as a result of the volume of principal repayments on loans and loan disbursements.

     Net cash provided by financing activities was $2.7 million, $3.6 million and $4.2 million for fiscal years 2001, 2000, and 1999, respectively.

     The primary investing activity of the Bank is the origination of mortgage loans. During the years ended June 30, 2001, 2000, and 1999, the Bank originated loans of $25.9 million, $32.6 million and $40.9 million, respectively. Other investing activities include investment in Federal agency issues, FHLB
certificates   of  deposit  and  insured   certificates   of  deposit  in  other
institutions. The Bank may in the future consider other investing activities that may provide higher yields. The primary financing activity of the Bank is the attraction of savings deposits, though the Bank has somewhat reduced its reliance on deposits as a source of funds in recent periods due to the competitive conditions in First Federal's market area.

     Another source of liquidity is the Bank's ability to obtain FHLB advances. In addition, the Bank maintains a portion of its investments in FHLB overnight funds that are available when needed.

     The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. In the past the Bank has had to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement was based upon a percentage of deposits and short-term borrowings. The required minimum ratio at June 30, 2000 and 1999 was 4.0%. However, the requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, was changed on March 14, 2001, when the OTS issued an interim final rule eliminating the requirement that each savings association maintain an average daily balance of liquid assets of at least four percent of its liquidity base. The Bank's average daily liquidity during June 2001, 2000 and 1999 was 14.59%, 7.66% and 5.43%, respectively. Historically, management has sought to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. In recent years, however, management has elected to maintain a lower level of liquidity in order to minimize interest expense. Should significant demands for cash occur, the Bank has access to immediately available short-term FHLB advances. The result of such action could adversely affect net earnings in future periods. See "---Comparison of Financial Condition at June 30, 2001 and 2000."

     The Bank's most liquid asset is cash held in an interest-bearing demand and overnight deposit accounts at the FHLB. The level of cash available at any point in time is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 2001, 2000 and 1999, cash and cash equivalents totaled $6.7 million, $978,000 and $2.6 million, respectively.

     Management believes that the Bank will have sufficient funds available to meet its current commitments. At June 30, 2001, the Bank had commitments to originate loans of $816,000. Additionally, the Bank was obligated under unused lines of credit totaling $5.9 million. Certificates of deposit, which were scheduled to mature in less than one year at June 30, 2001, totaled $43.9 million. On the basis of historical experience, management believes that a significant portion of such deposits will remain with the Bank.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with accounting principles generally accepted in the United States of America, which required the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased costs of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (:SFAS") No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Management adopted SFAS No. 140 effective April 1, 2001, as required, without material impact on the Company's financial statements.

     In June 2001, the FASB issued SFAS No. 141 "Business Combinations," which requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The pooling-of-interests method of accounting is prohibited except for combinations initiated before June 30, 2001. The remaining provisions of SFAS No. 141 relating to business combinations accounted for by the purchase method, including identification of intangible assets, accounting for negative goodwill, financial statement presentation and disclosure, are effective for combinations completed after June 30, 2001. Management adopted SFAS No. 141 effective July 1, 2001, as required, without material effect on the Corporation's financial position or results of operations.

     In June 2001, the FASB issued SFAS No. 142 "Goodwill and Intangible Assets," which prescribes accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually and whenever an impairment indicator arises. All goodwill should be assigned to reporting units that are expected to benefit from the goodwill. Goodwill impairment should be tested with a two-step approach. First, the fair value of the reporting unit should be compared to its carrying value, including goodwill. If the reporting unit's carrying value exceeds its fair value, then any goodwill impairment should be measured as the excess of the goodwill's carrying value over its implied fair value. The implied fair value of goodwill should be calculated in the same manner as goodwill is calculated for a business combination, using the reporting unit's fair value as the "purchase price." Therefore, the goodwill's implied fair value will be the excess of the "purchase price" over the amounts allocated to assets, including unrecognized intangible assets, and liabilities of the reporting unit. Goodwill impairment losses should be reported in the income statement as a separate line item within operations, except for such losses included in the calculation of a gain or loss from discontinued operations.

     An acquired intangible asset, other than goodwill, should be amortized over its useful economic life. The useful life of an intangible asset is indefinite if it extends beyond the foreseeable horizon. If an asset's life is indefinite, the asset should not be amortized until the life is determined to be finite. Intangible assets being amortized should be tested for impairment in accordance with SFAS No. 121. Intangible assets not being amortized should be tested for impairment annually and whenever there are indicators of impairment, by comparing the asset's fair value to its carrying amount.

     SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for companies with fiscal years beginning after March 15, 2001, but only if the first quarter financial statements have not previously been issued. SFAS No. 142 is not expected to have a material effect on the Corporation's financial position or results of operations.

                       [Letterhead of Grant Thornton LLP]



               Report of Independent Certified Public Accountants
               --------------------------------------------------



Board of Directors
Frankfort First Bancorp, Inc.



We have audited the accompanying consolidated statements of financial condition of Frankfort First Bancorp, Inc. as of June 30, 2001 and 2000, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Frankfort First Bancorp, Inc. as of June 30, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.



/s/ Grant Thornton LLP


Cincinnati, Ohio
August 1, 2001

                          FRANKFORT FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                    June 30,
                        (In thousands, except share data)

         ASSETS                                                                              2001                2000

Cash and due from banks                                                                    $    740            $    133
Interest-bearing deposits in other financial institutions                                     5,977                 845
                                                                                           --------            --------
         Cash and cash equivalents                                                            6,717                 978

Certificates of deposit in other financial institutions                                         100                 100
Investment securities held to maturity - at amortized cost, approximate market
  value of $2,013 and $1,965 as of June 30, 2001 and 2000                                     1,995               1,979
Loans receivable - net                                                                      136,435             137,792
Office premises and equipment - at depreciated cost                                           1,421               1,453
Federal Home Loan Bank stock - at cost                                                        2,566               2,351
Accrued interest receivable on loans                                                            433                 413
Accrued interest receivable on investments and
  interest-bearing deposits                                                                      42                  41
Prepaid expenses and other assets                                                                79                  77
Prepaid federal income taxes                                                                     68                 251
Deferred federal income taxes                                                                    -                   19
                                                                                           --------            --------

         Total assets                                                                      $149,856            $145,454
                                                                                           ========            ========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                                   $ 82,829            $ 82,502
Advances from the Federal Home Loan Bank                                                     47,128              42,108
Other borrowed money                                                                             -                  373
Advances by borrowers for taxes and insurance                                                   344                 337
Accrued interest payable                                                                         54                  59
Deferred federal income taxes                                                                    93                  -
Other liabilities                                                                             1,274               1,251
                                                                                           --------            --------
         Total liabilities                                                                  131,722             126,630

Commitments                                                                                      -                   -

Shareholders' equity
  Preferred stock, 500,000 shares authorized, $.01 par value;
    no shares issued                                                                             -                   -
  Common stock, 3,750,000 shares authorized, $.01 par value;
    1,672,443 shares issued                                                                      17                  17
  Additional paid-in capital                                                                  5,876               5,876
  Retained earnings - restricted                                                             18,675              18,412
  Less 426,335 and 352,335 shares of treasury stock - at cost                                (6,434)             (5,481)
                                                                                           --------            --------
         Total shareholders' equity                                                          18,134              18,824
                                                                                           --------            --------

         Total liabilities and shareholders' equity                                        $149,856            $145,454
                                                                                           ========            ========

The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                           For the year ended June 30,
                        (In thousands, except share data)

                                                                                2001             2000              1999
Interest income
  Loans                                                                      $10,503          $ 9,778           $ 9,388
  Investment securities                                                          133              116                99
  Interest-bearing deposits and other                                            316              193               204
                                                                             -------          -------           -------
         Total interest income                                                10,952           10,087             9,691

Interest expense
  Deposits                                                                     4,075            3,856             3,915
  Borrowings                                                                   2,839            2,159             1,680
                                                                             -------          -------           -------
         Total interest expense                                                6,914            6,015             5,595
                                                                             -------          -------           -------

         Net interest income                                                   4,038            4,072             4,096

Provision for losses on loans                                                     -                 1                -
                                                                             -------          -------           -------

         Net interest income after provision
           for losses on loans                                                 4,038            4,071             4,096

Other operating income                                                            50               45                41

General, administrative and other expense
  Employee compensation and benefits                                             963              945               862
  Occupancy and equipment                                                        161              165               149
  Federal deposit insurance premiums                                              16               33                50
  Franchise and other taxes                                                      110              109               112
  Data processing                                                                127              136               156
  Other operating                                                                337              319               307
                                                                             -------          -------           -------
         Total general, administrative and other expense                       1,714            1,707             1,636
                                                                             -------          -------           -------
         Earnings before income taxes                                          2,374            2,409             2,501

Federal income taxes
  Current                                                                        699              760               882
  Deferred                                                                       112               68               (31)
                                                                             -------          -------           -------
         Total federal income taxes                                              811              828               851
                                                                             -------          -------           -------
         NET EARNINGS                                                        $ 1,563          $ 1,581           $ 1,650
                                                                             =======          =======           =======
         EARNINGS PER SHARE
           Basic                                                               $1.24            $1.13             $1.06
                                                                                ====             ====              ====
           Diluted                                                             $1.24            $1.12             $1.05
                                                                                ====             ====              ====

The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                For the years ended June 30, 2001, 2000 and 1999
                        (In thousands, except share data)

                                                             ADDITIONAL
                                                 COMMON        PAID-IN      RETAINED      TREASURY
                                                  STOCK        CAPITAL      EARNINGS        STOCK          TOTAL
Balance at July 1, 1998                           $  17         $5,876       $17,846       $(1,033)       $22,706

Net earnings for the year                            -              -          1,650            -           1,650
Cash dividends of $.86 per common share              -              -         (1,330)           -          (1,330)
Acquisition of treasury stock                        -              -             -         (1,760)        (1,760)
                                                  -----         ------       -------       -------        -------

Balance at June 30, 1999                             17          5,876        18,166        (2,793)        21,266

Net earnings for the year                            -              -          1,581            -           1,581
Cash dividends of $.96 per common share              -              -         (1,335)           -          (1,335)
Acquisition of treasury stock                        -              -             -         (2,688)        (2,688)
                                                  -----         ------       -------       -------        -------

Balance at June 30, 2000                             17          5,876        18,412        (5,481)        18,824

Net earnings for the year                            -              -          1,563            -           1,563
Cash dividends of $1.04 per common share             -              -         (1,300)           -          (1,300)
Acquisition of treasury stock                        -              -             -           (953)          (953)
                                                  -----         ------       -------       -------        -------

Balance at June 30, 2001                          $  17         $5,876       $18,675       $(6,434)       $18,134
                                                  =====         ======       =======       =======        =======

The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                           For the year ended June 30,
                                 (In thousands)

                                                                                    2001            2000           1999
Cash flows from operating activities:
  Net earnings for the year                                                     $  1,563        $  1,581       $  1,650
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of discounts and premiums on loans,
      investments and mortgage-backed securities - net                               (16)             (5)            (2)
    Amortization of deferred loan origination fees                                   (46)            (57)           (61)
    Depreciation and amortization                                                     76              81             72
    Provision for losses on loans                                                     -                1             -
    Loans originated for sale                                                         -               -             (80)
    Federal Home Loan Bank stock dividends                                          (179)           (135)          (108)
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable                                                    (21)            (48)            (6)
      Prepaid expenses and other assets                                               (2)             50            (37)
      Accrued interest payable                                                        (5)            (20)            -
      Other liabilities                                                               23              (2)             9
      Federal income taxes
        Current                                                                      183             (81)           (73)
        Deferred                                                                     112              68            (31)
                                                                                --------        --------       --------
         Net cash provided by operating activities                                 1,688           1,433          1,333

Cash flows provided by (used in) investing activities:
  Purchase of investment securities designated as held to maturity                    -           (1,970)        (3,006)
  Proceeds from maturity of investment securities                                     -            2,100          4,000
  Purchase of Federal Home Loan Bank stock                                           (36)           (595)           (19)
  Loan principal repayments                                                       27,343          26,474         35,723
  Loan disbursements                                                             (25,940)        (32,571)       (40,893)
  Purchase of office premises and equipment                                          (44)            (57)           (46)
                                                                                --------        --------       --------
         Net cash provided by (used in) investing activities                       1,323          (6,619)        (4,241)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposit accounts                                        327          (3,752)         4,363
  Proceeds from Federal Home Loan Bank advances                                   14,650          46,850         17,250
  Repayment of Federal Home Loan Bank advances                                    (9,630)        (35,620)       (14,632)
  Proceeds from other borrowed money                                                 460           2,199            288
  Repayment of other borrowed money                                                 (833)         (2,110)            (4)
  Advances by borrowers for taxes and insurance                                        7              29              3
  Dividends paid on common stock                                                  (1,300)         (1,335)        (1,330)
  Acquisition of treasury stock                                                     (953)         (2,688)        (1,760)
                                                                                --------        --------       --------
         Net cash provided by financing activities                                 2,728           3,573          4,178
                                                                                --------        --------       --------

Net increase (decrease) in cash and cash equivalents                               5,739          (1,613)         1,270

Cash and cash equivalents at beginning of year                                       978           2,591          1,321
                                                                                --------        --------       --------

Cash and cash equivalents at end of year                                        $  6,717        $    978       $  2,591
                                                                                ========        ========       ========

                          FRANKFORT FIRST BANCORP, INC.

                           For the year ended June 30,
                                 (In thousands)

                                                                                    2001            2000           1999
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
    Federal income taxes                                                          $  575          $  840         $  925
                                                                                  ======          ======         ======

    Interest on deposits and borrowings                                           $6,919          $6,035         $5,601
                                                                                  ======          ======          =====

  Transfer of loans from held for sale classification to
    loans receivable - net                                                        $   -           $   -          $   80
                                                                                  ======          ======         ======

The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2001, 2000 and 1999


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

     The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U. S. GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with U. S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

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

     2.   Investment Securities
          ---------------------

     The Corporation accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively. At June 30, 2001 and 2000, the Corporation had designated all investment securities as held-to-maturity.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


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

     4.   Loan Origination Fees
          ---------------------

     The Savings Bank accounts for loan origination fees in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Savings Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

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

                          June 30, 2001, 2000 and 1999


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

     At June 30, 2001 and 2000, the Savings Bank had no loans that would be defined as impaired under SFAS No. 114.

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

                          June 30, 2001, 2000 and 1999


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     7.   Federal Income Taxes
          --------------------

     The Corporation accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from the Corporation's activities within the current and previous years. Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

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

     8.   Retirement and Employee Benefit Plans
          -------------------------------------

     The Corporation maintains a deferred unfunded compensation plan liability for the benefit of management and the directors. The Corporation recognized no expense under this plan for the fiscal years ended June 30, 2001, 2000 and 1999.

     The Savings Bank also has a multiemployer defined benefit pension plan. All employees over 21 years of age enter this plan at the first entrance date after completing one year of service. Due to the overfunded status of the plan, the Savings Bank recorded no expense for this plan during the fiscal years ended June 30, 2001, 2000 and 1999.

     9.   Earnings Per Share
          ------------------

     Basic earnings per share is computed based upon the weighted-average shares outstanding during the year. Weighted-average common shares outstanding totaled 1,262,247, 1,405,845 and 1,561,656 for the fiscal years ended June 30, 2001, 2000 and 1999, respectively.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     9.   Earnings Per Share (continued)
          ------------------

     Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation's stock option plan. Weighted-average common shares deemed outstanding for purposes of computing diluted earnings per share totaled 1,265,402, 1,406,760 and 1,578,313 for the fiscal years ended June 30,
     2001, 2000 and 1999, respectively. Incremental shares related to the assumed exercise of stock options included in the computation of diluted earnings per share totaled 3,155 for the fiscal year ended June 30, 2000, 915 for the fiscal year ended June 30, 2000 and 16,657 for the fiscal year ended June 30, 1999. Options to purchase 4,747 shares of common stock with an exercise price of $14.91 were outstanding at June 30, 2001, 2000 and 1999, but were excluded from the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares.

     10.  Fair Value of Financial Instruments
          -----------------------------------

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

     The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 2001 and 2000:

               Cash and cash equivalents:  The carrying amounts presented in the
               -------------------------
               consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

               Certificates  of deposit  in other  financial  institutions:  The
               -----------------------------------------------------------
               carrying amounts presented in the consolidated statements of financial condition for certificates of deposit in other financial institutions are deemed to approximate fair value.

               Investment securities:  For investment securities,  fair value is
               ---------------------
               deemed to equal the quoted market price.

               Loans  receivable:  The loan portfolio has been  segregated  into
               -----------------
               categories with similar characteristics, such as one-to-four family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


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

               Other borrowed  money:  The fair value of other borrowed money is
               ---------------------
               estimated using rates currently offered for similar borrowings of similar remaining maturities or, when available, quoted market prices.

               Commitments to extend credit: For fixed-rate and  adjustable-rate
               ----------------------------
               loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at June 30, 2001 and 2000, was not material.

     Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at June 30 are as follows:

                                                                               2001                         2000
                                                                   CARRYING         FAIR          CARRYING         FAIR
                                                                      VALUE        VALUE             VALUE        VALUE
                                                                                       (In thousands)
    Financial assets
      Cash and cash equivalents                                    $  6,717     $  6,717         $     978     $    978
      Certificates of deposit in other financial
        institutions                                                    100          100               100          100
      Investment securities                                           1,995        2,013             1,979        1,965
      Loans receivable                                              136,435      137,313           137,792      133,752
      Stock in Federal Home Loan Bank                                 2,566        2,566             2,351        2,351
                                                                   --------     --------          --------     --------

                                                                   $147,813     $148,709          $143,200     $139,146
                                                                   ========     ========          ========     ========
    Financial liabilities
      Deposits                                                     $ 82,829     $ 83,687          $ 82,502     $ 81,787
      Advances from the Federal Home Loan Bank                       47,128       48,985            42,108       41,685
      Other borrowed money                                               -            -                373          373
      Advances by borrowers for taxes and insurance                     344          344               337          337
                                                                   --------     --------          --------     --------

                                                                   $130,301     $133,016          $125,320     $124,182
                                                                   ========     ========          ========     ========

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


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

     12.  Comprehensive Income
          --------------------

     The Corporation had no components of other comprehensive income for the fiscal years ended June 30, 2001, 2000 and 1999.

     13.  Advertising
          -----------

     Advertising costs are expensed when incurred. The Corporation's advertising expense totaled $47,000, $46,000 and $48,000 for the fiscal years ended June 30, 2001, 2000 and 1999, respectively.

     14.  Reclassifications
          -----------------

     Certain prior year amounts have been reclassified to conform to the 2001 consolidated financial statement presentation.


NOTE B - INVESTMENT SECURITIES

     The amortized cost and estimated fair values of investment securities held to maturity at June 30 are summarized as follows:

                                                           2001                                 2000
                                                                ESTIMATED                            ESTIMATED
                                              AMORTIZED              FAIR           AMORTIZED             FAIR
                                                   COST             VALUE                COST            VALUE
                                                                            (In thousands)
    U.S. Government agency
      obligations                                $1,995            $2,013              $1,979           $1,965
                                                  =====             =====               =====            =====

     At June 30, 2001, the estimated fair value of the Corporation's investment securities exceeded the amortized cost by $18,000, consisting solely of gross unrealized gains. At June 30, 2000, the amortized cost of the Corporation's investment securities exceeded estimated fair value by $14,000, consisting solely of gross unrealized losses.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


NOTE B - INVESTMENT SECURITIES (continued)

     The amortized cost and estimated fair value of U.S. Government agency obligations designated as held to maturity, by contractual term to maturity at June 30 are shown below:

                                                                  2001                           2000
                                                                    ESTIMATED                        ESTIMATED
                                                     AMORTIZED           FAIR         AMORTIZED           FAIR
                                                          COST          VALUE              COST          VALUE
                                                                            (In thousands)
    Due within one year                                 $1,995         $2,013            $   -          $   -
    Due after one year through two years                    -              -              1,979          1,965
                                                         -----          -----             -----          -----

                                                        $1,995         $2,013            $1,979         $1,965
                                                         =====          =====             =====          =====


NOTE C - LOANS RECEIVABLE

     The composition of the loan portfolio at June 30 is as follows:

                                                                                      2001                2000
                                                                                            (In thousands)
    Residential real estate
      One-to-four family                                                          $128,665            $130,880
      Multi-family                                                                     321                  76
      Construction                                                                   2,579                 878
    Nonresidential real estate and land                                              1,500               1,555
    Consumer and other                                                               5,185               5,226
                                                                                  --------            --------
                                                                                   138,250             138,615
    Less:
      Undisbursed portion of loans in process                                       (1,425)               (375)
      Deferred loan origination fees                                                  (289)               (347)
      Allowance for loan losses                                                       (101)               (101)
                                                                                  --------            --------

                                                                                  $136,435            $137,792
                                                                                  ========            ========

     The Savings Bank's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $130.1 million, or 95%, of the total loan portfolio at June 30, 2001, and $131.5 million, or 95%, of the total loan portfolio at June 30, 2000. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of central Kentucky, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Savings Bank's primary lending area are presently stable.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


NOTE C - LOANS RECEIVABLE (continued)

     In the normal course of business, the Savings Bank has made loans to some of its directors, officers and employees. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $791,000 and $1.1 million at June 30, 2001 and 2000, respectively.


NOTE D - ALLOWANCE FOR LOAN LOSSES

     The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                                            2001           2000           1999
                                                                                   (In thousands)
    Balance at beginning of year                                            $101           $100           $100
    Provision for loan losses                                                 -               1             -
                                                                            ----           ----           ----

    Balance at end of year                                                  $101           $101           $100
                                                                            ====           ====           ====

     As of June 30, 2001, the Savings Bank's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital.

     Nonperforming loans totaled approximately $426,000, $502,000 and $188,000 at June 30, 2001, 2000 and 1999, respectively. The Savings Bank did not incur any reduction in interest income related to such nonperforming loans during the respective periods.


NOTE E - OFFICE PREMISES AND EQUIPMENT

     Office premises and equipment at June 30 are comprised of the following:

                                                                                      2001                2000
                                                                                            (In thousands)

    Land and improvements                                                           $  187              $  187
    Office buildings and improvements                                                1,736               1,731
    Furniture, fixtures and equipment                                                  835                 828
                                                                                    ------              ------
                                                                                     2,758               2,746
      Less accumulated depreciation and
        amortization                                                                 1,337               1,293
                                                                                    ------              ------

                                                                                    $1,421              $1,453
                                                                                    ======              ======

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


NOTE F - DEPOSITS

     Deposits consist of the following major classifications at June 30:

DEPOSIT TYPE AND WEIGHTED-
AVERAGE INTEREST RATE                                                               2001                  2000
                                                                                           (In thousands)
NOW accounts
  2001 - 2.86%                                                                   $ 5,882
  2000 - 2.95%                                                                                         $ 4,437
Passbook
  2001 - 3.00%                                                                     9,567
  2000 - 3.00%                                                                                          10,240
Money market deposit accounts
  2001 - 3.25%                                                                     3,563
  2000 - 3.23%                                                                                           3,952
                                                                                 -------               -------
Total demand, transaction and
  passbook deposits                                                               19,012                18,629

Certificates of deposit
  Original maturities of:
    Less than 12 months
      2001 - 5.32%                                                                19,855
      2000 - 5.74%                                                                                      21,802
    12 months to 24 months
      2001 - 5.42%                                                                25,884
      2000 - 4.92%                                                                                      25,866
    30 months to 36 months
      2001 - 4.99%                                                                 2,550
      2000 - 5.21%                                                                                       2,696
    More than 36 months
      2001 - 5.94%                                                                15,528
      2000 - 5.91%                                                                                      13,509
                                                                                 -------               -------
Total certificates of deposit                                                     63,817                63,873
                                                                                 -------               -------

Total deposit accounts                                                           $82,829               $82,502
                                                                                 =======               =======

     At June 30, 2001 and 2000, the Savings Bank had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $10.9 million and $9.9 million, respectively.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


NOTE F - DEPOSITS (continued)

    Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

                                                                                         2001             2000
                                                                                              (In thousands)
    Less than one year                                                                $43,880          $42,771
    One to three years                                                                 19,415           20,116
    Over three years                                                                      522              986
                                                                                      -------          -------

                                                                                      $63,817          $63,873
                                                                                       ======           ======


NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank, collateralized at June 30, 2001 by pledges of certain residential mortgage loans totaling $59.4 million, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                                            MATURING
                                            YEAR ENDING
    INTEREST RATE                           JUNE 30,                                  2001                2000
                                                                                        (Dollars in thousands)
    6.86%                                   2001                                  $     -            $     600
    6.45% - 6.95%                           2004                                       230                 334
    6.40% - 6.75%                           2007                                     1,132               1,452
    5.31% - 6.40%                           2008                                     3,411               5,292
    4.94% - 6.70%                           2009                                    10,749              10,584
    5.96% - 6.86%                           2010                                    21,000              21,000
    5.80% - 6.22%                           2011                                     8,000                  -
    6.90%                                   2012                                       404                 429
    5.75%                                   2013                                       431                 570
    6.15% - 6.95%                           2016                                       767                 796
    6.30% - 6.35%                           2017                                       355                 460
    6.20%                                   2018                                       457                 591
    7.35%                                   2019                                       192                  -
                                                                                   -------             -------

                                                                                   $47,128             $42,108
                                                                                   =======             =======

           Weighted-average interest rate                                             6.10%               6.12%
                                                                                      ====                ====

NOTE H - OTHER BORROWED MONEY

     Other borrowed money consisted of a $1.0 million variable-rate, unsecured line of credit with an outstanding balance of $373,000, and an interest rate of 9.25%, at June 30, 2000. There was no outstanding balance at June 30, 2001.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


NOTE I - FEDERAL INCOME TAXES

     Federal income taxes do not differ materially from the amounts computed at the statutory corporate tax rate for each of the fiscal years ended June 30, 2001, 2000 and 1999.

     The composition of the Corporation's net deferred tax asset (liability) at June 30 is as follows:

                                                                                           2001           2000
                                                                                               (In thousands)
     Taxes (payable) refundable on temporary
     differences at estimated corporate tax rate:
       Deferred tax assets:
         General loan loss allowance                                                      $  34          $  34
         Deferred loan origination fees                                                      98            118
         Deferred compensation                                                               68             68
                                                                                          -----          -----
           Total deferred tax assets                                                        200            220

       Deferred tax liabilities:
         Percentage of earnings bad debt deductions                                         (24)           (32)
         Federal Home Loan Bank stock dividends                                            (226)          (164)
         Book/tax depreciation                                                              (43)            (5)
                                                                                          -----          -----
           Total deferred tax liabilities                                                  (293)          (201)
                                                                                          -----          -----

           Net deferred tax asset (liability)                                             $ (93)         $  19
                                                                                          =====          =====

     Prior to 1997, the Savings Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2001 include approximately $5.4 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2001.

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

                          June 30, 2001, 2000 and 1999


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

     At June 30, 2001, the Savings Bank had outstanding commitments of approximately $816,000 to originate loans. Additionally, the Savings Bank was obligated under unused lines of credit for home equity loans totaling $5.9 million. In the opinion of management all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2001, and will be funded from normal cash flow from operations.

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

     The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


NOTE K - REGULATORY CAPITAL (continued)

     During fiscal 2001, the Savings Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Savings Bank must maintain minimum capital ratios as set forth in the following tables.

     As of June 30, 2001 and 2000, management believes that the Savings Bank met all capital adequacy requirements to which it was subject.

                                                                AS OF JUNE 30, 2001
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL             ADEQUACY PURPOSES(1)          ACTION PROVISIONS(1)
                                        ----------------        --------------------          -------------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)

    Tangible capital                    $18,289    12.2%         =>$2,249    =>1.5%          =>$7,496     =>  5.0%

    Core capital                        $18,289    12.2%         =>$5,997    =>4.0%          =>$8,995     =>  6.0%

    Risk-based capital                  $18,390    24.8%         =>$5,930    =>8.0%          =>$7,412     => 10.0%

                                                                AS OF JUNE 30, 2000
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL             ADEQUACY PURPOSES(1)          ACTION PROVISIONS(1)
                                        ----------------        --------------------          -------------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)

    Tangible capital                    $20,129    13.9%         =>$2,179    =>1.5%          =>$7,264     =>  5.0%

    Core capital                        $20,129    13.9%         =>$5,811    =>4.0%          =>$8,717     =>  6.0%

    Risk-based capital                  $20,230    26.5%         =>$6,101    =>8.0%          =>$7,627     => 10.0%

(1) => means greater than or equal to.


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

                          June 30, 2001, 2000 and 1999


NOTE L - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC.

     The following condensed financial statements summarize the financial position of Frankfort First Bancorp, Inc. as of June 30, 2001 and 2000, and the results of its operations and its cash flows for the fiscal years ended June 30, 2001, 2000 and 1999.

                                             Frankfort First Bancorp, Inc.
                                           STATEMENTS OF FINANCIAL CONDITION
                                                       June 30,
                                                    (In thousands)
    ASSETS                                                                                   2001                  2000
    Interest-bearing deposits in First Federal Savings Bank
      of Frankfort                                                                       $    806               $     1
    Investment in First Federal Savings Bank of Frankfort                                  18,289                20,129
    Prepaid expenses and other assets                                                         326                   336
                                                                                          -------               -------

          Total assets                                                                    $19,421               $20,466
                                                                                          =======               =======
    LIABILITIES AND SHAREHOLDERS' EQUITY

    Other borrowed money                                                                  $     -               $   373
    Dividends payable                                                                         324                   317
    Deferred compensation                                                                     781                   815
    Other liabilities                                                                         182                   137
                                                                                          -------               -------
                                                                                            1,287                 1,642
    Shareholders' equity
      Common stock                                                                             17                    17
      Additional paid-in capital                                                            5,876                 5,876
      Retained earnings                                                                    18,675                18,412
      Treasury stock - at cost                                                             (6,434)               (5,481)
                                                                                          -------               -------
          Total shareholders' equity                                                       18,134                18,824
                                                                                          -------               -------

          Total liabilities and shareholders' equity                                      $19,421               $20,466
                                                                                          =======               =======

                                             FRANKFORT FIRST BANCORP, INC.
                                                STATEMENTS OF EARNINGS
                                                 Years ended June 30,
                                                    (In thousands)
                                                                                         2001         2000         1999
    Revenue
      Interest income                                                                  $   46       $    6       $   15
      Equity in earnings of First Federal Savings Bank of Frankfort                     1,660        1,716        1,760
                                                                                       ------       ------       ------
          Total revenue                                                                 1,706        1,722        1,775

    General and administrative expenses                                                   193          210          181
                                                                                       ------       ------       ------

          Earnings before income tax credits                                            1,513        1,512        1,594

    Federal income tax credits                                                            (50)         (69)         (56)
                                                                                       ------       ------       ------

          NET EARNINGS                                                                 $1,563       $1,581       $1,650
                                                                                       ======       ======       ======

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


NOTE L - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

                                             Frankfort First Bancorp, Inc.
                                               STATEMENTS OF CASH FLOWS
                                                 Years ended June 30,
                                                    (In thousands)

                                                                                         2001         2000         1999
    Cash flows from operating activities:
      Net earnings for the year                                                       $ 1,563     $  1,581      $ 1,650
      Adjustments to reconcile net earnings to net
      cash provided by (used in) operating activities
        Distributions from subsidiary in excess of earnings                             1,840        2,384          786
        Increase (decrease) in cash due to changes in:
          Prepaid expenses and other assets                                                10          (51)         (72)
          Other liabilities                                                                18           (8)         113
                                                                                      -------     --------      -------
          Net cash provided by operating activities                                     3,431        3,906        2,477
                                                                                      -------     --------      -------

    Cash flows provided by (used in) financing activities:
      Proceeds from other borrowed money                                                  460        2,199          288
      Repayments of other borrowed money                                                 (833)      (2,110)          (4)
      Dividends paid on common stock                                                   (1,300)      (1,335)      (1,330)
      Purchase of treasury stock                                                         (953)      (2,688)      (1,760)
                                                                                      -------     --------      -------
          Net cash used in financing activities                                        (2,626)      (3,934)      (2,806)
                                                                                      -------     --------      -------

    Net increase (decrease) in cash and cash equivalents                                  805          (28)        (329)

    Cash and cash equivalents at beginning of year                                          1           29          358
                                                                                      -------     --------      -------

    Cash and cash equivalents at end of year                                          $   806     $      1      $    29
                                                                                      =======     ========      =======

     The Savings Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Savings Bank to the Corporation. Generally, the Savings Bank's payment of dividends is limited, without prior OTS approval, to net income for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation. During August 2001, the Savings Bank received OTS approval to make up to $3.2 million in capital distributions during fiscal 2002.

NOTE M - STOCK OPTION PLAN

     The Board of Directors adopted the Frankfort First Bancorp, Inc. 1995 Stock Option and Incentive Plan (the "Plan") that provided for the issuance of 251,860 (adjusted) shares of authorized, but unissued shares of common stock at fair value at the date of grant. The Corporation had initially granted options to purchase shares at the adjusted fair value of $13.80 per share. The Plan provides for one-fifth of the shares granted to be exercisable on each of the first five anniversaries of the date of the Plan, commencing in January 1996. As of June 30, 2001, none of the stock options granted had been exercised.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


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

     The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized with respect to the Plan. Had compensation cost for the Plan been determined based on the fair value at the grant date in a manner consistent with the accounting method utilized in SFAS No. 123, then the Corporation's consolidated net earnings and earnings per share for the fiscal years ended June 30, 2001, 2000 and 1999, would have been reduced to the pro forma amounts indicated below:

                                                                                2001         2000         1999
    Net earnings (In thousands)                As reported                    $1,563       $1,581       $1,650
                                                                               =====        =====        =====

                                                 Pro-forma                    $1,538       $1,539       $1,608
                                                                               =====        =====        =====

    Earnings per share
      Basic                                    As reported                     $1.24        $1.13        $1.06
                                                                                ====         ====         ====

                                                 Pro-forma                     $1.22        $1.09        $1.03
                                                                                ====         ====         ====

      Diluted                                  As reported                     $1.24        $1.12        $1.05
                                                                                ====         ====         ====

                                                 Pro-forma                     $1.22        $1.09        $1.02
                                                                                ====         ====         ====

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2001, 2000 and 1999


NOTE M - STOCK OPTION PLAN (continued)

     A summary of the status of the Corporation's stock option plan as of June 30, 2001, 2000 and 1999, and changes during the periods ending on those dates is presented below:

                                                   2001                      2000                        1999
                                                       WEIGHTED-                 WEIGHTED-                    WEIGHTED-
                                                         AVERAGE                   AVERAGE                      AVERAGE
                                                        EXERCISE                  EXERCISE                     EXERCISE
                                             SHARES        PRICE       SHARES        PRICE          SHARES        PRICE
    Outstanding at beginning of year        239,492       $13.82      239,492       $13.82         251,860       $13.82
    Granted                                      -            -            -            -               -            -
    Exercised                                    -            -            -            -               -            -
    Forfeited                                    -            -            -            -          (12,368)          -
                                            -------       ------    ---------       ------        --------       ------

    Outstanding at end of year              239,492       $13.82      239,492       $13.82         239,492       $13.82
                                            =======       ======      =======       ======         =======       ======

    Options exercisable at year-end         238,543       $13.82      190,639       $13.82         142,740       $13.81
                                            =======       ======      =======       ======         =======       ======


     The following information applies to options outstanding at June 30, 2001:

    Number outstanding                                                239,492
    Range of exercise prices                                  $13.80 - $14.91
    Weighted-average exercise price                                    $13.82
    Weighted-average remaining contractual life                     4.5 years

                                       BOARD OF DIRECTORS
WILLIAM C. JENNINGS                    CHARLES A. COTTON, III                   DAVID G. EDDINS
Chairman of the Board                  Retired Commissioner of the              Certified Public Accountant
of the Company                         Department of Housing,
                                       Building and Construction
                                       Commonwealth of Kentucky

DANIEL A. GARLAND                      HERMAN D. REGAN, JR.                     WILLIAM M. JOHNSON
President of the Bank and Vice         Retired Chairman of the Board            Attorney
President and Secretary of the         and President of
Company                                Kenvirons, Inc.

FRANK MCGRATH                          C. MICHAEL DAVENPORT
President                              President
Frankfort Lumber Company               C. Michael Davenport, Inc., and
                                       Davenport Broadcasting, Inc.

                                       EXECUTIVE OFFICERS

WILLIAM C. JENNINGS                    DON D. JENNINGS                          DANNY A. GARLAND
Chairman of the Board                  President                                Vice President and Secretary

                                       R. CLAY HULETTE, CPA
                                       Vice President and Principal
                                       Financial and Accounting Officer

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
(502) 223-1638

                                       GENERAL INFORMATION

INDEPENDENT AUDITORS                   ANNUAL MEETING                           SHAREHOLDER INQUIRIES AND
Grant Thornton, LLP                    The Annual Meeting of Share-             AVAILABILITY OF 10-K REPORT
Suite 900                              holders will be held on                  A COPY OF THE COMPANY'S
625 Eden Park Drive                    November 12, 2001 at                     ANNUAL REPORT ON FORM
Cincinnati, OH  45202-4181             4:30 p.m., local time, at First Federal  10-K FOR THE YEAR ENDED
                                       Savings Bank of Frankfort                JUNE 30, 2001, AS FILED WITH
                                                                                THE SECURITIES AND EX-
SPECIAL COUNSEL                        TRANSFER AGENT AND REGISTRAR             CHANGE COMMISSION WILL
Stradley Ronon Housley,                Illinois Stock Transfer Company          BE FURNISHED WITHOUT
Kantarian & Bronstein, LLP.            209 W. Jackson Blvd., Suite 903          CHARGE TO SHAREHOLDERS
1220 19th Street, N.W., Suite 700      Chicago, Illinois  60606-6905            AS OF THE RECORD DATE
Washington, D.C.  20036                                                         FOR THE NOVEMBER 12, 2001
                                                                                ANNUAL MEETING UPON
                                                                                WRITTEN REQUEST TO
                                                                                INVESTOR RELATIONS,
                                                                                FRANKFORT FIRST BANCOPR,
                                                                                INC., P.O. BOX 535,
                                                                                FRANKFORT, KY  40602