Form 10-K, Exhibit 13
period 2002-06-30
FRANKFORT FIRST BANCORP INC
filed 2002-09-30
CIK 930182

FRANKFORT FIRST BANCORP, INC.


                                 ANNUAL REPORT


                                      2002




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

President's Message

Dear Shareholder:

Presented herein is Frankfort First Bancorp's Annual Report to Shareholders for the fiscal year ended June 30, 2002. As you know, it has been a very hectic year in the financial markets with interest rates at historically low levels and the disappointing performance of the general stock market. Therefore, it is particularly gratifying to review the strong performance of our stock during the past year. During the year, our stock has generally traded in the $17-range and often has exceeded $18. As a shareholder, you experienced an 11% cumulative total return from June 30, 2001 to June 30, 2002.

Another highlight of the year was that our overall performance was recognized by ThriftInvestor, a monthly journal for investors in thrift stocks, when it ranked
--------------
us 4th overall among 218 thrifts across the country. This ranking of smaller thrifts was a corollary to their annual survey of the 100 largest thrifts. The rating criteria included factors such as return on assets, return on equity, growth of earnings per share, efficiency, and loan quality. We are very pleased with this recognition.

Despite the performance of our stock, the financial results contained in this annual report are somewhat disappointing. The unprecedented drop in market interest rates have had an adverse effect on the Company's earnings. The problem began as the rates of return on our loan portfolio, which is predominantly comprised of adjustable rate mortgages, decreased at a faster pace than our cost of funds. The problem has continued as we attempt to maintain the level of our loan portfolio. In such times of extremely low rates, adjustable rate mortgages are generally less favorable to consumers than fixed-rate mortgages, and long-term fixed rate mortgages at such low rates are not particularly desirable additions to our loan portfolio. Management and the Board will continue to strive to develop and offer products that meet both the needs of our borrowers and the long-term expectations of the shareholders.

Another  reason  for the  earnings  decline  was the  expense  of  approximately
$178,000 towards a deferred compensation program which has been tied to our Company's stock price. This expense will allow us to greatly reduce the level and volatility of the expense of that program in future years.

Despite these setbacks, we of course intend to continue to work to find and develop methods for maximizing the value of your investment in Frankfort First Bancorp, Inc. We look forward to seeing you at our annual meeting and encourage you to give us a call if at any time you have questions or concerns.

Sincerely

/s/ Don D. Jennings

Don D. Jennings
President

FRANKFORT FIRST BANCORP, INC.

     Frankfort First Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Delaware in August 1994 at the direction of the Board of Directors of First Federal Savings Bank of Frankfort ("First Federal" or the "Bank") for the purpose of serving as a savings institution holding company of First Federal upon the acquisition of all of the capital stock issued by First Federal upon its conversion from mutual to stock form (the "Conversion"). The Conversion was completed July 7, 1995, with the Company issuing 1,725,000 shares of its common stock, par value $0.01 per share (the "Common Stock") to the public, and the Bank issuing all of its outstanding common stock to the Company. Prior to and since the Conversion, the Company has not engaged in any material operations. The Company has no significant assets other than the outstanding capital stock of First Federal. The Company's principal business is the business of First Federal. At June 30, 2002, the Company had total assets of $141.0 million, deposits of $75.9 million and shareholders' equity of $18.1 million.

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

MARKET INFORMATION

     The Common Stock began trading under the symbol "FKKY" on the Nasdaq National Market on July 10, 1995. On September 17, 2002, there were 1,246,108 shares of the Common Stock outstanding and the number of registered holders was 528.

The following table shows the high and low stock prices for the Common Stock and dividends declared on a quarterly basis for the fiscal years ended June 30, 2002 and 2001.

     Fiscal 2002                                                Dividend
    Quarter ended               High            Low             Declared
    -------------               ----            ---             --------
  September 30, 2001          $17.240          $15.920            $0.28
  December 31, 2001            17.690           16.100             0.28
  March 31, 2002               17.850           16.570             0.28
  June 30, 2002                18.780           17.310             0.28

    Fiscal 2001
   Quarter ended
   -------------
  September 30, 2000          $14.000          $12.375            $0.26
  December 31, 2000            14.000           12.625             0.26
  March 31, 2001               15.000           13.188             0.26
  June 30, 2001                17.800           13.500             0.26



SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere herein.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                          At June 30,
                                                      -----------------------------------------------------
                                                        2002       2001        2000       1999        1998
                                                        ----       ----        ----       ----        ----
                                                                    (Dollars in thousands)
Total amount of:
     Assets .........................................  $140,957   $149,856    145,454   $140,322   $134,485
     Loans receivable,
     net ............................................   131,180    136,435    137,792    131,639    126,328
     Cash and investment
     securities .....................................     4,912      8,812      3,057      4,795      4,517
     Deposits .......................................    75,896     82,829     82,502     86,254     81,891
     Advances from
     FHLB ...........................................    44,982     47,128     42,108     30,878     28,260
     Shareholders' equity--substantially
          restricted.................................    18,065     18,134     18,824     21,266     22,706
Number of:
     Real estate loans
     outstanding ....................................     2,510      2,727      2,770      2,772      2,814
     Deposit accounts................................     6,405      6,917      7,245      7,523      7,671
     Offices ........................................         3          3          3          3          3

SUMMARY OF OPERATIONS

                                                                            Year Ended June 30,
                                                              -------------------------------------------------
                                                                2002      2001      2000      1999       1998
                                                                ----      ----      ----      ----       ----
                                                                (Dollars in thousands, except per share data)
Interest income ............................................   $ 9,991   $10,952   $10,087   $ 9,691   $ 9,751
Interest expense............................................     6,172     6,914     6,015     5,595     5,685
                                                               -------   -------   -------   -------   -------
Net interest income ........................................     3,819     4,038     4,072     4,096     4,066
Provision for losses on loans ..............................         1        --         1        --        --
Other income................................................        62        50        45        41        60

General, administrative and other expense ..................     1,868     1,714     1,707     1,636     1,732
                                                               -------   -------   -------   -------   -------
Earnings before federal incometaxes ........................     2,012     2,374     2,409     2,501     2,394
Federal income taxes .......................................       685       811       828       851       814
                                                               -------   -------   -------   -------   -------
Net earnings ...............................................   $ 1,327   $ 1,563   $ 1,581   $ 1,650   $ 1,580
                                                               =======   =======   =======   =======   =======

Earnings per share:
   Basic ...................................................   $  1.07   $  1.24   $  1.13   $  1.06   $  1.00
   Diluted .................................................   $  1.04   $  1.24   $  1.12   $  1.05   $  0.96

KEY OPERATING RATIOS

                                                                      At or for the Year Ended June 30,
                                                                   -----------------------------------------
                                                                     2002            2001            2000
                                                                     ----            ----            ----
PERFORMANCE RATIOS
 Return on assets (net earnings divided by
      average total assets).......................................     0.91%           1.06%           1.11%
 Return on equity (net earnings divided by average equity)........     7.27%           8.52%           7.89%
 Equity to assets ratio (average equity divided by
      average total assets).......................................    12.50%          12.42%          14.13%
 Interest rate spread for the period..............................     2.03%           2.13%           2.24%
 Net interest margin for the period...............................     2.65%           2.78%           2.92%
 Operating expenses to average assets.............................     1.28%           1.16%           1.20%
 Ratio of average interest-earning assets to average
      interest-bearing liabilities................................   114.42%         113.87%         115.73%

REGULATORY CAPITAL RATIOS
 Tangible capital as a percent of assets..........................    11.76%          12.20%          13.86%
 Core capital as a percent of assets..............................    11.76%          12.20%          13.86%
 Risk-based capital as a percent of risk-weighted assets..........    22.65%          24.81%          26.52%

ASSET QUALITY RATIOS
 Non-performing assets to total assets............................     0.62%           0.28%           0.35%
 Loan loss allowance to total assets..............................     0.06%           0.07%           0.07%
 Loan loss allowance to total non-performing loans................    14.44%          23.71%          20.12%

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

ASSET/LIABILITY MANAGEMENT

     Net interest income, the primary component of the Bank's net earnings, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. First Federal has sought to reduce its exposure to changes in interest rates by matching the effective maturities or repricing characteristics of its interest-sensitive assets with those of its liabilities. Management has emphasized the origination of adjustable rate mortgages with rate adjustments indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes ("NACR"). The Bank also offers fixed-rate mortgages, which are fully or partially funded with FHLB advances. Management believes that advances allow the Bank to respond to customer demand without incurring undue interest rate or credit risk and without an increase in operating expenses. At June 30, 2002, first mortgage loans with adjustable rates represented 71.6% of the Bank's mortgage loan portfolio. Nearly all of the Bank's adjustable rate mortgage loans have an annual adjustment cap of one percent and a lifetime cap of five percent. In a rising interest rate environment, these caps may restrict the interest rates from increasing at the same pace that the Bank's cost of funds also increase. In addition, some of the rates on adjustable rate mortgages may already be at their lifetime caps or lifetime floors. The Bank currently expects to fund future loan originations from working capital, FHLB advances, loan principal repayments and proceeds from deposit growth.

     The Bank's Asset/Liability management program primarily involves monitoring of Net Present Value ("NPV") through interest rate sensitivity analysis. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. Management monitors and considers methods of managing the rate sensitivity and repricing characteristics of balance sheet components in an effort to maintain acceptable levels of change in NPV and net interest income in the event of changes in prevailing market interest rates. Interest rate sensitivity analysis is used to measure the Bank's interest rate risk by computing estimated changes in NPV that are a result of changes in the net present value of its cash flows from assets, liabilities, and off-balance sheet items. These changes in cash flow are estimated based on hypothetical instantaneous and permanent increases and decreases in market interest rates.

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

     The following tables set forth the interest rate sensitivity of the Bank's NPV as of June 30, 2002 and 2001 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively. Due to the abnormally low prevailing interest rate environment at June 30, 2002, NPV estimates are not made for decreases in interest rates of 2% and 3%. All market risk-sensitive instruments presented in these tables are held to maturity. The Company has no trading securities or securities available for sale.

                                                            June 30, 2002

                                            Net Portfolio Value        NPV as % of Portfolio Value of Assets
                      Change        --------------------------------   --------------------------------------
                     in Rates        Amount    $ Change   % Change        NPV Ratio    Basis Point Changes
                     --------        ------    --------   --------        ---------    -------------------
                                                            (Dollars in thousands)
                       +300 bp     $14,414      $-6,505      -31%           10.63%           -381bp
                       +200 bp      16,896       -4,023      -19%           12.16%           -228bp
                       +100 bp      19,124       -1,795       -9%           13.46%            -98bp
                          0 bp      20,919                                  14.44%
                       -100 bp      21,854          935       +4%           14.89%            +45bp

                                                            June 30, 2001

                                            Net Portfolio Value        NPV as % of Portfolio Value of Assets
                      Change        --------------------------------   --------------------------------------
                     in Rates        Amount    $ Change   % Change        NPV Ratio    Basis Point Changes
                     --------        ------    --------   --------        ---------    -------------------
                                                            (Dollars in thousands)
                      +300 bp       $18,161     $ -5,901      -25%           12.59%               -310bp
                      +200 bp        20,508       -3,554      -15%           13.89%               -180bp
                      +100 bp        22,403       -1,659       -7%           14.88%                -81bp
                         0 bp        24,062                                  15.69%
                      -100 bp        25,151        1,089       +5%           16.16%                +47bp
                      -200 bp        25,711        1,649       +7%           16.32%                +63bp
                      -300 bp        26,265        2,203       +9%           16.47%                +78bp

     The preceding table indicates that at June 30, 2002, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, the Bank's NPV would be expected to increase. At all levels represented in the June 30, 2002 table, NPV after the rate increase or decrease would be above the "well-capitalized" level based on the current level of assets.

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

     The OTS's risk-based capital rules incorporate an interest rate risk ("IRR") component. The IRR component is a dollar amount that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets requires the institution to deduct from its capital 50% of that excess change. Under the rule, the OTS calculates the IRR component quarterly for each institution with information as of the preceding quarter end. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS requires any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such a schedule on a quarterly basis. Based on the Bank's asset size and risk-based capital ratio at June 30, 2002, it was not subject to any increased capital requirements in connection with its level of interest rate risk.

     The following table sets forth the interest rate risk capital component for the Bank at June 30, 2002 and 2001 given a hypothetical 200 basis point rate change in market interest rate.

                                                                 At         At
                                                               June 30,   June 30,
                                                                 2002      2001
Pre-Shock NPV Ratio:  NPV as % of Portfolio Value of Assets     14.44%    15.69%
Exposure Measure:  Post-Shock NPV Ratio                         12.16%    13.89%
Sensitivity Measure:  Change in NPV Ratio                      (228bp)   (180bp)

Interest Rate Risk Capital Component ($000)                      --         --

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

                                                                         Year Ended June 30,
                                                 ------------------------------------------------------------------------------
                                                                2002                                    2001
                                                 --------------------------------       ---------------------------------
                                                                          Average                                 Average
                                                 Average                   Yield/        Average                   Yield/
                                                 Balance       Interest     Cost         Balance       Interest     Cost
                                                 -------       --------   -------        -------       --------   -------
                                                                               (Dollars in thousands)

Interest-earning assets:
   Loans receivable.........................     $135,533       $ 9,701       7.16%      $137,915       $10,503       7.62%
   Investment securities (1) ...............        8,348           290       3.47%         7,236           449       6.21%
                                                 --------       -------                  --------       -------
      Total interest-earning assets.........      143,881         9,991       6.94%       145,151        10,952       7.55%
Non-interest-earning assets.................        2,150                                   2,499
                                                 --------                                --------
      Total assets..........................     $146,031                                $147,650
                                                 ========                                ========

Interest bearing liabilities:
   Deposits.................................     $ 79,824         3,370       4.22%      $ 81,137         4,075       5.02%
   Borrowings...............................       45,923         2,802       6.10%        46,331         2,839       6.13%
                                                 --------       -------                  --------       -------
      Total interest-bearing liabilities....      125,747         6,172       4.91%       127,468         6,914       5.42%
                                                                -------      -----                      --------     -----
Non-interest-bearing liabilities............        2,034                                   1,843
                                                 --------                                --------
      Total liabilities.....................      127,781                                 129,311
Shareholders' equity........................       18,250                                  18,339
                                                 --------                                --------
      Total liabilities and shareholders'
           equity...........................     $146,031                                $147,650
                                                 ========                                ========

Net interest income.........................                    $ 3,819                                 $ 4,038
                                                                =======                                 =======
Interest rate spread........................                                  2.03%                                   2.13%
                                                                            ======                                  ======
Net interest margin.........................                                  2.65%                                   2.78%
                                                                            ======                                  ======
Average interest-earning assets as
   a percentage of average interest-
   bearing liabilities......................                                114.42%                                 113.87%
                                                                            ======                                  ======
                                                         Year Ended June 30,
                                                  ---------------------------------
                                                                  2000
                                                   --------------------------------
                                                                           Average
                                                   Average                   Yield/
                                                   Balance       Interest     Cost
                                                   -------       --------  --------
                                                         (Dollars in thousands)
Interest-earning assets:
   Loans receivable.........................       $134,797       $ 9,778      7.25%
   Investment securities (1) ...............          4,506           309      6.86%
                                                   --------       -------
      Total interest-earning assets.........        139,303        10,087      7.24%
Non-interest-earning assets.................          2,537
                                                   --------
      Total assets..........................       $141,840
                                                   ========

Interest bearing liabilities:
   Deposits.................................       $ 83,463         3,856      4.62%
   Borrowings...............................         36,902         2,159      5.85%
                                                   --------       -------
      Total interest-bearing liabilities....        120,365         6,015      5.00%
                                                                  -------    ------
Non-interest-bearing liabilities............          1,428
                                                   --------
      Total liabilities.....................        121,793
Shareholders' equity........................         20,047
                                                   --------
      Total liabilities and shareholders'
           equity...........................       $141,840
                                                   ========

Net interest income.........................                      $ 4,072
                                                                  =======
Interest rate spread........................                                   2.24%
                                                                             ======
Net interest margin.........................                                   2.92%
                                                                             ======
Average interest-earning assets as
   a percentage of average interest-
   bearing liabilities......................                                 115.73%
                                                                             ======

_________
(1)  Includes interest-bearing deposits at other financial institutions.

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

                                                        Year Ended June 30,
                                       ---------------------------------------------------
                                           2002  vs.  2001           2001  vs.  2000
                                       -----------------------    ------------------------
                                         Increase (Decrease)        Increase (Decrease)
                                                Due to                      Due to
                                       -----------------------    ------------------------

                                       Volume    Rate    Total    Volume    Rate    Total
                                       ------   ------   ------   ------    ----    -----
                                                     (Dollars in thousands)
Interest income:
   Loan portfolio portfolio ........   $(179)   $(623)   $(802)   $ 226    $ 499    $ 725
   Investment securities (1) .......      85     (244)    (159)     167      (27)     140
                                       -----    -----    -----    -----    -----    -----
       Total interest-earning assets     (94)    (867)    (961)     393      472      865

Interest expense:
   Savings deposits ................     (65)    (640)    (705)    (103)     322      219
   FHLB advances ...................     (24)     (13)     (37)     573      107      680
                                       -----    -----    -----    -----    -----    -----
       Total interest-bearing
         liabilities ...............     (89)    (653)    (742)     470      429      899
                                       -----    -----    -----    -----    -----    -----
Change in net interest income ......   $  (5)   $(214)   $(219)   $ (77)   $  43    $(34)
                                       =====    =====    =====    =====    =====    =====

-----------
(1)  Includes interest-bearing deposits at other financial institutions.

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

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2002 AND 2001

     ASSETS: The Company's total assets decreased $8.9 million or 5.9% from $149.9 million at June 30, 2001, to $141.0 million at June 30, 2002. The decrease is due primarily to a decrease in loans receivable, which decreased to $131.2 million at June 30, 2002, a decrease of $5.3 million or 3.9%. Also contributing to the decrease in total assets were decreases in both investment securities and cash and cash equivalents. Investment securities declined $2.0 million or 100% to zero at June 30, 2002. Cash and cash equivalents declined $1.9 million or 28.4% to $4.8 million at June 30, 2002.

     Loan disbursements for the year ended June 30, 2002, totaled $25.8 million and were more than offset by principal repayments of $30.8 million. The decrease in loans receivable is largely related to declining interest rates from year to year, as borrowers generally choose to refinance their mortgages during a period of falling interest rates. The fiscal year saw interest rates continue their decline to forty-year lows thus keeping the refinancing market very active. Many of the Bank's loans were refinanced with other lenders, primarily due to the Bank's emphasis on originating adjustable rate mortgages ("ARMs"). In times of low prevailing rate conditions, borrowers are more likely to choose long-term, fixed-rate mortgages ("FRMs"). The Bank, as a portfolio lender, at times, is not as competitive in its fixed rate offerings. This is the result of an effort to maintain profits while minimizing its interest rate risk. During this period, some ARM borrowers chose to refinance into FRMs (in some cases with other lenders) and some FRM borrowers chose to refinance to lower rates (again, in some cases with other lenders). The overall result was a decline in the Bank's mortgage portfolio.

     The Company's allowance for losses on loans decreased from $101,000 at June 30, 2001 to $82,000 at June 30, 2002, a decline of $19,000 or 18.8%. The allowance represents approximately 0.06% of total assets and 14.4% of nonperforming loans at June 30, 2002. Nonperforming loans at June 30, 2002, and 2001, were $568,000 and $426,000, respectively, and consisted solely of loans past due 90 days or more but still accruing. All such loans are secured by residential real estate at a loan-to-value ratio below 80% based on the appraisal of the properties made at the time the loans were originated. While management believes that the allowance for loan losses at June 30, 2002, was adequate under the circumstances, there can be no assurance that unforeseen additions to this allowance will not be necessary. Such additions could adversely affect the Company's results of operations.

     LIABILITIES: The Company's total liabilities decreased from $131.7 million at June 30, 2001, to $122.9 million at June 30, 2002, a decrease of $8.8 million or 6.7%. The decrease is attributed primarily to a net decrease in deposits, which decreased $6.9 million or 8.4% to $75.9 million at June 30, 2002. FHLB advances decreased $2.1 million or 4.6% to $45.0 million at June 30, 2002.

     SHAREHOLDERS' EQUITY: Shareholders' equity remained constant at $18.1 million at June 30, 2002 and 2001. At June 30, 2002, the Company's book value per share was $14.50 compared to $14.55 at June 30, 2001.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2002 AND 2001

     NET EARNINGS: Net earnings totaled $1.3 million for the year ended June 30, 2002, a decrease of $236,000 or 15.1% compared to the previous fiscal year. The decrease was primarily attributable to a decrease in net interest income of $219,000 and a $154,000 increase in general, administrative and other expense, which were partially offset by a $126,000 decrease in the provision for federal income taxes.

     NET INTEREST INCOME: Net interest income decreased $219,000 or 5.4% to $3.8 million for the year ended June 30, 2002, compared to the year ended June 30, 2002. A decrease in interest expense of $742,000 between the two fiscal years was more than offset by a decrease in interest income of $961,000 during the same time frame.

     INTEREST INCOME: Interest income totaled $10.0 million for the year ended June 30, 2002, a decrease of $961,000 or 8.8% compared to the previous fiscal year. The decrease was related primarily to a decrease in interest income from loans, which decreased $802,000 or 7.6% from $10.5 million for the year ended June 30, 2001, to $9.7 million for the year ended June 30, 2002. Also contributing to the decrease in interest income were decreases in interest-bearing deposits and other and interest income from investment securities. Interest income from interest-bearing deposits and other decreased from $316,000 for the year ended June 30, 2001 to $235,000 for the year ended June 30, 2002, a decrease of $81,000 or 25.6%. Interest income from investment securities decreased from $133,000 for the year ended June 30, 2001 to $55,000 for the year ended June 30, 2002, a decrease of $78,000 or 58.6%.

     Management believes that, generally, rates paid on short-term investments and deposits are less than the rates that can be earned on mortgage loans, and prefers to use excess funds to either make new loans or reduce advances. As such, the investment emphasis during the year ended June 30, 2002, has been on loans and management expects that emphasis to continue, although investments may be used as a short-term alternative to lower loan demand. The Company's net decrease in interest income from loans from fiscal year to fiscal year is attributed primarily to a decrease in the yield on the portfolio. The average yield on the loan portfolio decreased 46 basis points to 7.16% for the year ended June 30, 2002 compared to 7.62% for the year ended June 30, 2001. The average balance of the Company's loan portfolio decreased by $2.4 million or 1.7% to $135.5 million for the year ended June 30, 2002, compared to the previous year. The decrease in interest income from interest-bearing deposits and other and interest income from investment securities is a result of a decrease in the average rate earned on the Company's liquid assets. Despite the deficit of loan originations to loan prepayments discussed earlier and excess liquidity at June 30, 2001, efforts were made to maximize earnings while minimizing excess liquidity. Management expects to continue its strategy of investing, to the fullest extent possible, in mortgage loans as opposed to other investment possibilities, to the extent that such loans are profitable and compatible with the Company's interest rate risk strategies.

     The decrease in yield on the Company's loan portfolio is a result of downward adjustments of rates on adjustable rate mortgages, borrowers refinancing to lower rates, and the customary replacement of older, higher-yielding loans in the portfolio with newer, lower-yielding loans (as a result of home sales, scheduled repayment, etc.) The Bank's primary product, the Adjustable Rate Mortgage, falls from favor somewhat in periods of falling or low prevailing interest rates. Still, Management believes the origination of this loan provides the best blend of yield and interest rate risk protection and will continue to emphasize its origination.

     INTEREST EXPENSE: Interest expense decreased from $6.9 million for the year ended June 30, 2001 to $6.2 million for the year ended June 30, 2002, a decrease of $742,000 or 10.7%. The decrease was due primarily to a decrease in the interest paid on deposits, which decreased $705,000 or 17.3% to $3.4 million for the year ended June 30, 2002. The decrease in the interest paid on deposits is primarily attributable to an 80 basis point decrease in the rate paid on the deposits to 4.22% in fiscal 2002, although the $1.3 million or 1.6% decrease in the average balance of deposits also contributed. Interest expense from FHLB advances decreased $37,000 or 1.3% while remaining at $2.8 million for the years ended June 30, 2002 and 2001. In general, rates paid on FHLB advances are greater than rates paid on deposits. Management believes that, when compared to other sources of funds, FHLB advances offer plans and terms that can be more easily matched to characteristics of the Company's interest-earning assets. This strategy may be altered as market conditions affect the terms, rates, and availability of retail deposits.

     It is difficult to predict what interest rates will do in the near future. If interest rates continue to decline, the cost of the Company's deposits will continue to decrease. However, Management cannot predict whether the cost of liabilities will decrease as fast as the yield generated by the loan and investment portfolio. If interest rates increase, the Company's cost of deposits will increase as well, and may increase faster than the yield generated by the loan and investment portfolio.

     PROVISION FOR LOSSES ON LOANS: The Company's provision for losses on loans was $1,000 for the year ended June 30, 2002, represented a 100% increase over no provision for the year ended June 30, 2001. The Company's allowance for loan losses decreased to $82,000 at June 30, 2002, following a charge of $20,000 for the year then ended. Management believed, on the basis of its analysis of the risk profile of the Company's assets, that it was appropriate to leave the allowance for loan losses at that level. In determining the appropriate provision, management considers a number of factors, including specific loans in the Company's portfolio, real estate market trends in the Company's market area, economic conditions, interest rates, and other conditions that may affect a borrower's ability to comply with repayment terms. There can be no assurance that the allowance for loan losses (see "Comparison of Financial Condition--Assets") will be adequate to cover losses on nonperforming assets in the future.

     OTHER OPERATING INCOME: Other operating income increased from $50,000 for the year ended June 30, 2001 to $62,000 for the year ended June 30, 2002, an increase of $12,000 or 24.0%. Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

     GENERAL, ADMINISTRATIVE AND OTHER EXPENSE: General, administrative and other expense increased $154,000 or 9.0% from $1.7 million for the year ended June 30, 2001 to $1.9 million for the year ended June 30, 2002. The increase was due primarily to a $189,000 or 19.6% increase in employee compensation and benefits. The increase in employee compensation and benefits is primarily related to increased expense of approximately $178,000 in conjunction with a deferred compensation program that was affected by changes in the Company's stock price. The Company has taken steps to greatly reduce this expense in the future and to reduce the effects that increasing stock prices can have on the expense associated with this plan. Management expects the cost of the plan to be less than $20,000 during the upcoming year, depending on the market price of the Company's stock. The decrease in other operating expenses is primarily attributable to lower annual meeting and reporting related costs. Although the Company's multiple employer defined benefit pension plan (See Note A-8 of the Notes to Consolidated Financial Statements) has been in an overfunded status in recent years, the status could change, making it necessary for the Company to contribute to the plan, and, consequently, recognize expense.

     INCOME TAX: The provision for federal income taxes decreased by $126,000 or 15.5% due primarily to a $362,000 or 15.2% decrease in pretax earnings year to year. The effective income tax rates for the years ended June 30, 2002 and 2001 were 34.0% and 34.2%, respectively.

     DIVIDENDS: On September 14, 2001, the Company announced a dividend policy whereby it will pay a quarterly cash dividend of $0.28 per share, per quarter, payable on the 15th day of the month following the end of each quarter, to shareholders of record as of the last business day of each quarter. Although the Board of Directors has adopted this policy, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements, and economic conditions. At June 30, 2002 the Company had recorded dividends payable of $349,000 for the payment of a dividend on July 15, 2002, which was the last dividend paid by the Company.

     STOCK REPURCHASE: The Company has utilized stock repurchase programs to increase earnings per share, increase the Company's return on equity, and to attempt to improve the market liquidity in the Company's stock. During the fiscal year ended June 30, 2002, the Company did not repurchase any shares of its stock, due largely to an increase in the market price of the Company's shares, which began in the latter part of fiscal year 2001and continues to the date of this document. While the program announced on November 8, 2001, did not result in the repurchase of any stock at its conclusion on August 8, 2002, on August 15, 2002, the Company announced a new repurchase program whereby it would seek again to purchase up to 62,000 shares of its outstanding common stock. The Company's Board and Management continue to believe in the potential positive effects of a repurchase strategy and will continue to evaluate market conditions along with other possible uses of capital in determining the authorization of future repurchase programs.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2001 AND 2000

     NET EARNINGS: Net earnings remained relatively constant at $1.6 million for the years ended June 30, 2001 and 2000, decreasing only $18,000 or 1.1%. The decrease was primarily attributable to a decrease in net interest income of $34,000.

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

     While the Company experienced a net increase in interest income from loans, the net increase was attributed primarily to an increase in the yield on the portfolio. The average yield on the loan portfolio increased 37 basis points or 5.1% to 7.62% for the year ended June 30, 2001 compared to 7.25% for the year ended June 30, 2000. The average balance of the Company's loan portfolio increased by $3.1 million or 2.3% to $137.9 million for the year ended June 30, 2001, compared to the previous year. The increase in interest income from interest-bearing deposits and other and interest income from investment securities was a result of an increase in the average balance of the Company's liquid assets.

     Even though the average yield on the loan portfolio increased from June 30, 2000 to June 30, 2001, during the last half of the fiscal year this yield had been falling. The decrease in yield was a result of downward adjustments of rates on adjustable rate mortgages, borrowers refinancing to lower rates, and the customary replacement of older, higher-yielding loans in the portfolio with newer, lower-yielding loans (as a result of home sales, scheduled repayment, etc.)

     INTEREST EXPENSE: Interest expense increased from $6.0 million for the year ended June 30, 2000 to $6.9 million for the year ended June 30, 2001, an increase of $899,000 or 14.9%. The increase was due primarily to an increase in the interest paid on FHLB advances, which increased $680,000 or 31.5% to $2.8 million for the year ended June 30, 2001. The increase in the interest paid on FHLB advances was primarily attributable to an increase in the volume of borrowings outstanding, although the average rate paid on FHLB advances and other borrowings increased approximately 28 basis points from the year ended June 30, 2000 to the year ended June 30, 2001. Interest expense from the Company's deposits increased $219,000 or 5.7% from $3.9 million for the year ended June 30, 2000 to $4.1 million for the year ended June 30, 2001.

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

     GENERAL, ADMINISTRATIVE AND OTHER EXPENSE: General, administrative and other expense increased $7,000 or 0.4% while remaining relatively constant at $1.7 million for the years ended June 30, 2001 and 2000. The increase was due primarily to an $18,000 or 1.9% increase in employee compensation and benefits and an $18,000 or 5.6% increase in other operating expense. Somewhat offsetting the increases in employee compensation and benefits and other operating expense were decreases in Federal deposit insurance premiums and data processing expense. Federal deposit insurance premiums decreased $17,000 or 51.5% from $33,000 for the fiscal year ended June 30, 2000, to $16,000 for the fiscal year ended June 30, 2001, while data processing expense decreased $9,000 or 6.6% from $136,000 for the year ended June 30, 2000 to $127,000 for the year ended June 30, 2001. The increase in employee compensation and benefits was primarily related to normal increases in salaries and wages, a reduction in the level of deferred loan costs and increased costs of health insurance provided for employees. The increase in other operating expense was primarily attributable to two isolated incidents which management does not expect to recur. The decrease in Federal deposit insurance premiums expense was attributed to a reduction in the "FICO" (Financing Corporation) assessment that became effective January 1, 2000, for Savings Association Insurance Fund ("SAIF") deposits. The FICO debt service assessment became applicable to all insured institutions as of January 1, 1997, in accordance with the Deposit Insurance Act of 1996. Beginning January 1, 2000 the FICO rate is the same for both SAIF and Bank Insurance Fund ("BIF") insured deposits.

     INCOME TAX: The effective income tax rates for the years ended June 30, 2001 and 2000 were 34.2% and 34.4%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     Since July 7, 1995, the Company has had no business other than that of the Bank and investment of the portion of the net Conversion proceeds retained by the Company. Management believes that dividends that may be paid from the Bank to the Company will provide sufficient funds for its future operations, including the servicing of any debt which may exist. The Company's primary sources of liquidity are dividends paid by the Bank. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. At June 30, 2002, the Bank exceeded all regulatory minimum capital requirements.

     The Bank's primary sources of funds are (i) cash generated from operations,
(ii) deposits, (iii) principal repayments on loans, and (iv) advances from the FHLB. As reflected in the Consolidated Statements of Cash Flows, net cash flow provided by operating activities for fiscal years 2002, 2001, and 2000 was $1.6 million, $1.7 million, and $1.4 million, respectively.

     Net cash provided by investing activities for fiscal years 2002 and 2001 was $7.0 million and $1.3 million, respectively, while net cash used in investing activities during fiscal 2000 was $6.6 million. Amounts fluctuate from period to period primarily as a result of the volume of principal repayments on loans and loan disbursements.

     Net cash used in financing activities was $10.5 million for fiscal year 2002 while net cash provided by financing activities was $2.7 million and $3.6 million for fiscal years 2001 and 2000, respectively.

     The primary investing activity of the Bank is the origination of mortgage loans. During the years ended June 30, 2002, 2001, and 2000, the Bank originated loans of $25.8 million, $25.9 million and $32.6 million, respectively. Other investing activities may include investment in Federal agency issues, FHLB certificates of deposit and insured certificates of deposit in other institutions. The Bank may in the future consider other investing activities that may provide higher yields. The primary financing activity of the Bank is the attraction of savings deposits, though the Bank has somewhat reduced its reliance on deposits as a source of funds in recent periods due to the competitive conditions in First Federal's market area.

     Another source of liquidity is the Bank's ability to obtain FHLB advances. In addition, the Bank maintains a portion of its investments in FHLB overnight funds that are available when needed.

     The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. In the past the Bank has had to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement was based upon a percentage of deposits and short-term borrowings. The required minimum ratio at June 30, 2000 was 4.0%. However, the requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, was changed on March 14, 2001, when the OTS issued an interim final rule eliminating the requirement that each savings association maintain an average daily balance of liquid assets of at least four percent of its liquidity base. The Bank's average daily liquidity during June 2002, 2001 and 2000 was 8.65%, 14.59% and 7.66%, respectively. Historically, management has sought to maintain a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. In recent years, however, management has elected to maintain a lower level of liquidity in order to minimize interest expense. Should significant demands for cash occur, the Bank has access to immediately available short-term FHLB advances. The result of such action could adversely affect net earnings in future periods. See "---Comparison of Financial Condition at June 30, 2002 and 2001."

     The Bank's most liquid asset is cash held in interest-bearing demand and overnight deposit accounts at the FHLB. The level of cash available at any point in time is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 2002, 2001 and 2000, cash and cash equivalents totaled $4.8 million, $6.7 million and $978,000, respectively.

     Management believes that the Bank will have sufficient funds available to meet its current commitments. At June 30, 2002, the Bank had commitments to originate loans of $330,000. Additionally, the Bank was obligated under undisbursed loans in process and unused lines of credit totaling $7.7 million. Certificates of deposit which were scheduled to mature in less than one year at June 30, 2002 totaled $39.5 million. On the basis of historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Intangible Assets," which prescribes accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually and whenever an impairment indicator arises.

     SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Management adopted SFAS No. 142 on July 1, 2002, as required, without material effect on the Company's financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 carries over the recognition and measurement provisions in SFAS No. 121. Accordingly, an entity must recognize an impairment loss if the carrying value of a long-lived asset or asset group (a) is not recoverable and (b) exceeds its fair value. Similar to SFAS No. 121, SFAS No. 144 requires an entity to test an asset or asset group for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. SFAS No. 144 differs from SFAS No. 121 in that it provides guidance on estimating future cash flows to test recoverability. An entity may use either a probability-weighted approach or best-estimate approach in developing estimates of cash flows to test recoverability. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Management adopted SFAS No. 144 effective July 1, 2002, as required, without material effect on the Company's financial condition or results of operations.

     In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity.

     SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 is not expected to have a material effect on the Company's financial position or results of operations.

                       [LETTERHEAD OF GRANT THORNTON LLP]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Frankfort First Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Frankfort First Bancorp, Inc. as of June 30, 2002 and 2001, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frankfort First Bancorp, Inc. as of June 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP


Cincinnati, Ohio
August 9, 2002

                          FRANKFORT FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             June 30, 2002 and 2001
                        (In thousands, except share data)

         ASSETS                                                                          2002               2001
Cash and due from banks                                                              $    638           $    740
Interest-bearing deposits in other financial institutions                               4,174              5,977
                                                                                     --------           --------
         Cash and cash equivalents                                                      4,812              6,717

Certificates of deposit in other financial institutions                                   100                100
Investment securities held to maturity - at amortized cost, approximate market
  value of $2,013 as of June 30, 2001                                                      -               1,995
Loans receivable - net                                                                131,180            136,435
Real estate acquired through foreclosure - net                                            311                 -
Office premises and equipment - at depreciated cost                                     1,372              1,421
Federal Home Loan Bank stock - at cost                                                  2,708              2,566
Accrued interest receivable on loans                                                      389                433
Accrued interest receivable on investments and
  interest-bearing deposits                                                                -                  42
Prepaid expenses and other assets                                                          85                 79
Prepaid federal income taxes                                                               -                  68
                                                                                     --------           --------

         Total assets                                                                $140,957           $149,856
                                                                                     ========           ========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                             $ 75,896           $ 82,829
Advances from the Federal Home Loan Bank                                               44,982             47,128
Advances by borrowers for taxes and insurance                                             329                344
Accrued interest payable                                                                   55                 54
Accrued federal income taxes                                                               13                 -
Deferred federal income taxes                                                             217                 93
Other liabilities                                                                       1,400              1,274
                                                                                     --------           --------
         Total liabilities                                                            122,892            131,722

Commitments                                                                                -                  -

Shareholders' equity
  Preferred stock, 500,000 shares authorized, $.01 par value;
    no shares issued                                                                       -                  -
  Common stock, 3,750,000 shares authorized, $.01 par value;
    1,672,443 shares issued                                                                17                 17
  Additional paid-in capital                                                            5,876              5,876
  Retained earnings - restricted                                                       18,606             18,675
  Less 426,335 shares of treasury stock - at cost                                      (6,434)            (6,434)
                                                                                     --------           --------
         Total shareholders' equity                                                    18,065             18,134
                                                                                     --------           --------

         Total liabilities and shareholders' equity                                  $140,957           $149,856
                                                                                     ========           ========

                          FRANKFORT FIRST BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                        For the year ended June 30, 2002,
                          2001 and 2000 (In thousands,
                               except share data)

                                                                         2002              2001             2000
Interest income
  Loans                                                                $9,701           $10,503          $ 9,778
  Investment securities                                                    55               133              116
  Interest-bearing deposits and other                                     235               316              193
                                                                       ------           -------          -------
         Total interest income                                          9,991            10,952           10,087

Interest expense
  Deposits                                                              3,370             4,075            3,856
  Borrowings                                                            2,802             2,839            2,159
                                                                       ------           -------          -------
         Total interest expense                                         6,172             6,914            6,015
                                                                       ------           -------          -------

         Net interest income                                            3,819             4,038            4,072

Provision for losses on loans                                               1                -                 1
                                                                       ------           -------          -------

         Net interest income after provision
           for losses on loans                                          3,818             4,038            4,071

Other operating income                                                     62                50               45

General, administrative and other expense
  Employee compensation and benefits                                    1,152               963              945
  Occupancy and equipment                                                 173               161              165
  Federal deposit insurance premiums                                       15                16               33
  Franchise and other taxes                                                94               110              109
  Data processing                                                         125               127              136
  Other operating                                                         309               337              319
                                                                       ------           -------          -------
         Total general, administrative and other expense                1,868             1,714            1,707
                                                                       ------           -------          -------

         Earnings before income taxes                                   2,012             2,374            2,409

Federal income taxes
  Current                                                                 561               699              760
  Deferred                                                                124               112               68
                                                                       ------           -------          -------
         Total federal income taxes                                       685               811              828
                                                                       ------           -------          -------

         NET EARNINGS                                                  $1,327           $ 1,563          $ 1,581
                                                                       ======           =======          =======
         EARNINGS PER SHARE
           Basic                                                       $ 1.07           $  1.24          $  1.13
                                                                       ======           =======          =======
           Diluted                                                     $ 1.04           $  1.24          $  1.12
                                                                       ======           =======          =======

                          FRANKFORT FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                       For the years ended June 30, 2002,
                          2001 and 2000 (In thousands,
                               except share data)

                                                           ADDITIONAL
                                               COMMON         PAID-IN       RETAINED     TREASURY
                                                STOCK         CAPITAL       EARNINGS        STOCK         TOTAL
Balance at July 1, 1999                         $  17          $5,876        $18,166      $(2,793)       $21,266

Net earnings for the year                          -               -           1,581           -           1,581
Cash dividends of $.96 per common share            -               -          (1,335)          -          (1,335)
Acquisition of treasury stock                      -               -              -        (2,688)        (2,688)
                                                -----          ------        -------      -------        -------

Balance at June 30, 2000                           17           5,876         18,412       (5,481)        18,824

Net earnings for the year                          -               -           1,563           -           1,563
Cash dividends of $1.04 per common share           -               -          (1,300)          -          (1,300)
Acquisition of treasury stock                      -               -              -          (953)          (953)
                                                -----          ------        -------      -------        -------

Balance at June 30, 2001                           17           5,876         18,675       (6,434)        18,134

Net earnings for the year                          -               -           1,327           -           1,327
Cash dividends of $1.12 per common share           -               -          (1,396)          -          (1,396)
                                                -----          ------        -------      -------        -------

Balance at June 30, 2002                        $  17          $5,876        $18,606      $(6,434)       $18,065
                                                =====          ======        =======      =======        =======

                          FRANKFORT FIRST BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 For the year ended June 30, 2002, 2001 and 2000
                                 (In thousands)

                                                                              2002         2001           2000
Cash flows from operating activities:
  Net earnings for the year                                               $  1,327       $  1,563       $  1,581
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of discounts and premiums on loans,
      investments and mortgage-backed securities - net                          (5)           (16)            (5)
    Amortization of deferred loan origination fees                             (59)           (46)           (57)
    Depreciation and amortization                                               79             76             81
    Provision for losses on loans                                                1             -               1
    Federal Home Loan Bank stock dividends                                    (142)          (179)          (135)
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable                                               86            (21)           (48)
      Prepaid expenses and other assets                                         (6)            (2)            50
      Accrued interest payable                                                   1             (5)           (20)
      Other liabilities                                                        126             23             (2)
      Federal income taxes
        Current                                                                 81            183            (81)
        Deferred                                                               124            112             68
                                                                          --------       --------       --------
         Net cash provided by operating activities                           1,613          1,688          1,433

Cash flows provided by (used in) investing activities:
  Purchase of investment securities designated as held to maturity              -              -          (1,970)
  Proceeds from maturity of investment securities                            2,000             -           2,100
  Purchase of Federal Home Loan Bank stock                                      -             (36)          (595)
  Loan principal repayments                                                 30,844         27,343         26,474
  Loan disbursements                                                       (25,842)       (25,940)       (32,571)
  Purchase of office premises and equipment                                    (30)           (44)           (57)
                                                                          --------       --------       --------
         Net cash provided by (used in) investing activities                 6,972          1,323         (6,619)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposit accounts                               (6,933)           327         (3,752)
  Proceeds from Federal Home Loan Bank advances                                 -          14,650         46,850
  Repayment of Federal Home Loan Bank advances                              (2,146)        (9,630)       (35,620)
  Proceeds from other borrowed money                                            -             460          2,199
  Repayment of other borrowed money                                             -            (833)        (2,110)
  Advances by borrowers for taxes and insurance                                (15)             7             29
  Dividends paid on common stock                                            (1,396)        (1,300)        (1,335)
  Acquisition of treasury stock                                                 -            (953)        (2,688)
                                                                          --------       --------       --------
         Net cash provided by (used in) financing activities               (10,490)         2,728          3,573
                                                                          --------       --------       --------

Net increase (decrease) in cash and cash equivalents                        (1,905)         5,739         (1,613)

Cash and cash equivalents at beginning of year                               6,717            978          2,591
                                                                          --------       --------        -------

Cash and cash equivalents at end of year                                  $  4,812       $  6,717        $   978
                                                                          ========       ========        =======

                          FRANKFORT FIRST BANCORP, INC.

                 For the year ended June 30, 2002, 2001 and 2000
                                 (In thousands)

                                                                              2002           2001           2000
Supplemental disclosure of cash flow information:
 Cash paid during the year for:
    Federal income taxes                                                    $  480         $  575         $  840
                                                                            ======         ======         ======

    Interest on deposits and borrowings                                     $6,171         $6,919         $6,035
                                                                            ======         ======         ======

Supplemental disclosure of noncash investing activities:
  Transfers from loans to real estate acquired through
    foreclosure                                                             $  311         $   -          $   -
                                                                            ======         ======         ======

                          FRANKFORT FIRST BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2002, 2001 and 2000


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

     1. Principles of Consolidation
        ---------------------------

     The consolidated financial statements include the accounts of the Corporation and the Savings Bank and the Savings Bank's subsidiary, Main Street Financial Services, Inc. Main Street Financial Services, Inc. was established during fiscal 2002 to provide investment services to the Savings Bank's customers. All significant intercompany balances and transactions have been eliminated.

     2. Investment Securities
        ---------------------

     The Corporation accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively. At June 30, 2001 the Corporation had designated all investment securities as held-to-maturity.

     Realized gains and losses on sales of securities are recognized using the specific identification method.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     3. Loans Receivable
        ----------------

     Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. An allowance may be established for interest on loans that are contractually past due based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

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

                          June 30, 2002, 2001 and 2000


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

     At June 30, 2002 and 2001, the Savings Bank had no loans that would be defined as impaired under SFAS No. 114.

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

                          June 30, 2002, 2001 and 2000


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

     8. Retirement and Employee Benefit Plans
        -------------------------------------

     The Corporation maintains a deferred unfunded compensation plan liability for the benefit of management and the directors. The Corporation recognized expense under this plan for the fiscal year ended June 30, 2002 of $178,000. No expense was incurred under this plan in fiscal 2001 and 2000.

     The Savings Bank also has a multiple employer defined benefit pension plan. All employees over 21 years of age enter this plan at the first entrance date after completing one year of service. Due to the overfunded status of the plan, the Savings Bank recorded no expense for this plan during the fiscal years ended June 30, 2002, 2001 and 2000.

     9. Earnings Per Share
        ------------------

     Basic earnings per share is computed based upon the weighted-average shares outstanding during the year. Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation's stock option plan. The computations were as follows:

                                                                              2002           2001           2000
    Weighted-average common shares
      outstanding (basic)                                                1,246,108      1,262,247      1,405,845
    Dilutive effect of assumed exercise
      of stock options                                                      34,976          3,155            915
                                                                         ---------      ---------      ---------
    Weighted-average common shares
      outstanding (diluted)                                              1,281,084      1,265,402      1,406,760
                                                                         =========      =========      =========

     Options to purchase 4,747 shares of common stock with an exercise price of $14.91 were outstanding at June 30, 2001 and 2000, but were excluded from the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


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

     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 2002 and 2001:

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

                          June 30, 2002, 2001 and 2000


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

               Commitments to extend credit: For fixed-rate and  adjustable-rate
               ----------------------------
               loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at June 30, 2002 and 2001, was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at June 30 are as follows:

                                                                        2002                          2001
                                                             CARRYING         FAIR         CARRYING         FAIR
                                                                VALUE        VALUE            VALUE        VALUE
                                                                                 (In thousands)
    Financial assets
      Cash and cash equivalents                              $  4,812     $  4,812         $  6,717     $  6,717
      Certificates of deposit in other financial
        institutions                                              100          100              100          100
      Investment securities                                        -            -             1,995        2,013
      Loans receivable                                        131,180      132,883          136,435      137,313
      Stock in Federal Home Loan Bank                           2,708        2,708            2,566        2,566
                                                             --------     --------         --------     --------

                                                             $138,800     $140,503         $147,813     $148,709
                                                             ========     ========         ========     ========

    Financial liabilities
      Deposits                                               $ 75,896     $ 76,637         $ 82,829     $ 83,687
      Advances from the Federal Home Loan Bank                 44,982       46,538           47,128       48,985
      Advances by borrowers for taxes and insurance               329          329              344          344
                                                             --------     --------         --------     --------

                                                             $121,207     $123,504         $130,301     $133,016
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

     12. Comprehensive Income
         --------------------

     The Corporation had no components of other comprehensive income for the fiscal years ended June 30, 2002, 2001 and 2000.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     13. Advertising
         -----------

     Advertising costs are expensed when incurred. The Corporation's advertising expense totaled $45,000, $47,000 and $46,000 for the fiscal years ended June 30, 2002, 2001 and 2000, respectively.

     14. Reclassifications
         -----------------

     Certain prior year amounts have been reclassified to conform to the 2002 consolidated financial statement presentation.


NOTE B - INVESTMENT SECURITIES

     The amortized cost and estimated fair values of investment securities held to maturity at June 30, 2001 are summarized as follows:

                                                                        ESTIMATED
                                                 AMORTIZED                FAIR
                                                      COST               VALUE
                                                          (In thousands)
    U.S. Government agency obligations -
      due within one year                           $1,995              $2,013
                                                     =====               =====


     At June 30, 2001, the estimated fair value of the Corporation's investment securities exceeded the amortized cost by $18,000, consisting solely of gross unrealized gains.

NOTE C - LOANS RECEIVABLE

     The composition of the loan portfolio at June 30 is as follows:

                                                              2002                2001
                                                                    (In thousands)
    Residential real estate
      One-to-four family                                  $121,756            $128,665
      Multi-family                                              71                 321
      Construction                                           1,763               2,579
    Nonresidential real estate and land                      3,519               1,500
    Consumer and other                                       5,186               5,185
                                                          --------            --------
                                                           132,295             138,250
    Less:
      Undisbursed portion of loans in process                 (848)             (1,425)
      Deferred loan origination fees                          (185)               (289)
      Allowance for loan losses                                (82)               (101)
                                                          --------            --------

                                                          $131,180            $136,435
                                                          ========            ========

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


NOTE C - LOANS RECEIVABLE (continued)

     The Savings Bank's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $122.7 million, or 94%, of the total loan portfolio at June 30, 2002, and $130.1 million, or 95%, of the total loan portfolio at June 30, 2001. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Savings Bank with adequate collateral coverage in the event of default. Nevertheless, the Savings Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of central Kentucky, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Savings Bank's primary lending area are presently stable.

     In the normal course of business, the Savings Bank has made loans to some of its directors, officers and employees. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $730,000 and $791,000 at June 30, 2002 and 2001, respectively.


NOTE D - ALLOWANCE FOR LOAN LOSSES

     The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                         2002           2001           2000
                                                (In thousands)
    Balance at beginning of year         $101           $101           $100
    Provision for loan losses               1             -               1
    Charge-offs                           (20)            -              -
                                         ----           ----           ----

    Balance at end of year               $ 82           $101           $101
                                         ====           ====           ====

     As of June 30, 2002, the Savings Bank's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital.

     Nonperforming loans totaled approximately $568,000, $426,000 and $502,000 at June 30, 2002, 2001 and 2000, respectively. The Savings Bank did not incur any reduction in interest income related to such nonperforming loans during the respective periods.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


NOTE E - OFFICE PREMISES AND EQUIPMENT

     Office premises and equipment at June 30 are comprised of the following:

                                                         2002                2001
                                                               (In thousands)
    Land and improvements                              $  187              $  187
    Office buildings and improvements                   1,763               1,736
    Furniture, fixtures and equipment                     838                 835
                                                       ------              ------
                                                        2,788               2,758
      Less accumulated depreciation and
        amortization                                    1,416               1,337
                                                       ------              ------

                                                       $1,372              $1,421
                                                       ======              ======

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

DEPOSIT TYPE AND WEIGHTED-
AVERAGE INTEREST RATE                                                               2002                  2001
                                                                                           (In thousands)
NOW accounts
  2002 - 1.72%                                                                  $  5,558
  2001 - 2.86%                                                                                         $ 5,882
Passbook
  2002 - 1.78%                                                                    10,268
  2001 - 3.00%                                                                                           9,567
Money market deposit accounts
  2002 - 1.80%                                                                     3,722
  2001 - 3.25%                                                                                           3,563
                                                                                 -------               -------
Total demand, transaction and
  passbook deposits                                                               19,548                19,012

Certificates of deposit
  Original maturities of:
    Less than 12 months
      2002 - 2.45%                                                                 9,471
      2001 - 5.32%                                                                                      19,855
    12 months to 24 months
      2002 - 3.89%                                                                27,417
      2001 - 5.42%                                                                                      25,884
    30 months to 36 months
      2002 - 5.38%                                                                17,129
      2001 - 5.76%                                                                                      14,868
    More than 36 months
      2002 - 5.72%                                                                 2,331
      2001 - 5.94%                                                                                       3,210
                                                                                 -------               -------
Total certificates of deposit                                                     56,348                63,817
                                                                                 -------               -------

Total deposit accounts                                                           $75,896               $82,829
                                                                                 =======               =======

     At June 30, 2002 and 2001, the Savings Bank had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $7.1 million and $8.9 million, respectively.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


NOTE F - DEPOSITS (continued)

     Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

                                                                                         2002             2001
                                                                                             (In thousands)
    Less than one year                                                                $39,473          $43,880
    One to three years                                                                 16,099           19,415
    Over three years                                                                      776              522
                                                                                      -------          -------
                                                                                      $56,348          $63,817
                                                                                      =======          =======

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank, collateralized at June 30, 2002 by pledges of certain residential mortgage loans totaling $56.4 million, and the Savings Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                                            MATURING
                                            YEAR ENDING
    INTEREST RATE                           JUNE 30,                                  2002                2001
                                                                                        (Dollars in thousands)
    6.45% - 6.95%                           2004                                 $     126           $     230
    6.40% - 6.75%                           2007                                       861               1,132
    5.80% - 6.35%                           2008                                     2,426               3,411
    4.94% - 6.70%                           2009                                    10,370              10,749
    5.96% - 6.86%                           2010                                    21,000              21,000
    5.80% - 6.22%                           2011                                     8,000               8,000
    6.90%                                   2012                                       377                 404
    5.75%                                   2013                                       323                 431
    6.15% - 6.95%                           2016                                       735                 767
    6.30% - 6.35%                           2017                                       273                 355
    6.20%                                   2018                                       352                 457
    7.35%                                   2019                                       139                 192
                                                                                   -------             -------
                                                                                   $44,982             $47,128
                                                                                   =======             =======

           Weighted-average interest rate                                             6.09%               6.10%
                                                                                      ====                ====

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


NOTE H - FEDERAL INCOME TAXES

     Federal income taxes do not differ materially from the amounts computed at the statutory corporate tax rate for each of the fiscal years ended June 30, 2002, 2001 and 2000.

     The composition of the Corporation's net deferred tax liability at June 30 is as follows:

                                                           2002           2001
                                                               (In thousands)
     Taxes (payable) refundable on temporary
     differences at estimated corporate
     tax rate:
       Deferred tax assets:
         General loan loss allowance                      $  28          $  34
         Deferred loan origination fees                      63             98
         Deferred compensation                               19             68
         Other                                                8             -
                                                          -----             --
           Total deferred tax assets                        118            200

       Deferred tax liabilities:
         Percentage of earnings bad debt deductions         (16)           (24)
         Federal Home Loan Bank stock dividends            (274)          (226)
         Book/tax depreciation                              (45)           (43)
                                                          -----          -----
           Total deferred tax liabilities                  (335)          (293)
                                                          -----          -----

           Net deferred tax liability                     $(217)         $ (93)
                                                          =====          =====

     Prior to 1997, the Savings Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2002 include approximately $5.4 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2002.

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

                          June 30, 2002, 2001 and 2000


NOTE I - LOAN COMMITMENTS

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

     At June 30, 2002, the Savings Bank had outstanding commitments of approximately $330,000 to originate loans. Additionally, the Savings Bank was obligated under unused lines of credit for home equity loans totaling $6.9 million. In the opinion of management all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2002, and will be funded from normal cash flow from operations.


 NOTE J - REGULATORY CAPITAL

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

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


 NOTE J - REGULATORY CAPITAL (continued)

     During fiscal 2002, the Savings Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Savings Bank must maintain minimum capital ratios as set forth in the following tables.

     As of June 30, 2002 and 2001, management believes that the Savings Bank met all capital adequacy requirements to which it was subject.

                                                                AS OF JUNE 30, 2002
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                                         ---------------         -------------------          ------------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)

    Tangible capital                    $16,583    11.8%          >$2,114     >1.5%           >$7,047      >  5.0%
                                                                  -           -               -            -
    Core capital                        $16,583    11.8%          >$5,638     >4.0%           >$8,457      >  6.0%
                                                                  -           -               -            -
    Risk-based capital                  $16,665    22.7%          >$5,885     >8.0%           >$7,356      > 10.0%
                                                                  -           -               -            -

                                                                AS OF JUNE 30, 2001
                                                                                                 TO BE "WELL-
                                                                                              CAPITALIZED" UNDER
                                                                     FOR CAPITAL               PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                                         ---------------         -------------------          ------------------
                                         AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                               (Dollars in thousands)
    Tangible capital                    $18,289    12.2%          >$2,249     >1.5%           >$7,496      >  5.0%
                                                                  -           -               -            -
    Core capital                        $18,289    12.2%          >$5,997     >4.0%           >$8,995      >  6.0%
                                                                  -           -               -            -
    Risk-based capital                  $18,390    24.8%          >$5,930     >8.0%           >$7,412      > 10.0%
                                                                  -           -               -            -

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

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000

NOTE K - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC.

     The following condensed financial statements summarize the financial position of Frankfort First Bancorp, Inc. as of June 30, 2002 and 2001, and the results of its operations and its cash flows for the fiscal years ended June 30, 2002, 2001 and 2000.

                                                    FRANKFORT FIRST BANCORP, INC.
                                                  STATEMENTS OF FINANCIAL CONDITION
                                                        June 30, 2002 and 2001
                                                            (In thousands)
    ASSETS                                                                            2002                  2001
    Interest-bearing deposits in First Federal Savings Bank
      of Frankfort                                                                 $ 2,622               $   806
    Investment in First Federal Savings Bank of Frankfort                           16,588                18,289
    Prepaid expenses and other assets                                                  134                   326
                                                                                   -------               -------

          Total assets                                                             $19,344               $19,421
                                                                                   =======               =======

    LIABILITIES AND SHAREHOLDERS' EQUITY

    Dividends payable                                                              $   349               $   324
    Deferred compensation                                                              885                   781
    Other liabilities                                                                   45                   182
                                                                                   -------               -------
                                                                                     1,279                 1,287
    Shareholders' equity
      Common stock                                                                      17                    17
      Additional paid-in capital                                                     5,876                 5,876
      Retained earnings                                                             18,606                18,675
      Treasury stock - at cost                                                      (6,434)               (6,434)
                                                                                   -------               -------
          Total shareholders' equity                                                18,065                18,134
                                                                                   -------               -------

          Total liabilities and shareholders' equity                               $19,344               $19,421
                                                                                   =======               =======

                                                    FRANKFORT FIRST BANCORP, INC.
                                                        STATEMENTS OF EARNINGS
                                               Years ended June 30, 2002, 2001 and 2000
                                                            (In thousands)
                                                                                  2002         2001         2000
    Revenue
      Interest income                                                           $   76       $   46       $    6
      Equity in earnings of First Federal Savings Bank of Frankfort              1,469        1,660        1,716
                                                                                ------       ------       ------
          Total revenue                                                          1,545        1,706        1,722

    General and administrative expenses                                            291          193          210
                                                                                ------       ------       ------

          Earnings before income tax credits                                     1,254        1,513        1,512

    Federal income tax credits                                                     (73)         (50)         (69)
                                                                                ------       ------       ------

          NET EARNINGS                                                          $1,327       $1,563       $1,581
                                                                                ======       ======       ======

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


NOTE K - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC. (continued)

                                                    FRANKFORT FIRST BANCORP, INC.
                                                       STATEMENTS OF CASH FLOWS
                                               Years ended June 30, 2002, 2001 and 2000
                                                            (In thousands)

                                                                                  2002         2001         2000
    Cash flows from operating activities:
      Net earnings for the year                                                $ 1,327      $ 1,563      $ 1,581
      Adjustments to reconcile net earnings to net
      cash provided by (used in) operating activities:
        Distributions from subsidiary in excess of earnings                      1,701        1,840        2,384
        Increase (decrease) in cash due to changes in:
          Prepaid expenses and other assets                                        192           10          (51)
          Other liabilities                                                         (8)          18           (8)
                                                                               -------      -------      -------
          Net cash provided by operating activities                              3,212        3,431        3,906

    Cash flows provided by (used in) financing activities:
      Proceeds from other borrowed money                                            -           460        2,199
      Repayments of other borrowed money                                            -          (833)      (2,110)
      Dividends paid on common stock                                            (1,396)      (1,300)      (1,335)
      Purchase of treasury stock                                                    -          (953)      (2,688)
                                                                               -------      -------      -------
          Net cash used in financing activities                                 (1,396)      (2,626)      (3,934)
                                                                               -------      -------      -------

    Net increase (decrease) in cash and cash equivalents                         1,816          805          (28)

    Cash and cash equivalents at beginning of year                                 806            1           29
                                                                               -------      -------      -------

    Cash and cash equivalents at end of year                                   $ 2,622      $   806      $     1
                                                                               =======      =======      =======

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

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


NOTE L - STOCK OPTION PLAN

     The Board of Directors adopted the Frankfort First Bancorp, Inc. 1995 Stock Option and Incentive Plan (the "Plan") that provided for the issuance of 261,085 (adjusted) shares of authorized, but unissued shares of common stock at fair value at the date of grant. The Corporation had initially granted options to purchase shares at the adjusted fair value of $13.80 per share. The Plan provides for one-fifth of the shares granted to be exercisable on each of the first five anniversaries of the date of the Plan, commencing in January 1996. As of June 30, 2002, none of the stock options granted had been exercised.

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

     The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized with respect to the Plan. Had compensation cost for the Plan been determined based on the fair value at the grant date in a manner consistent with the accounting method utilized in SFAS No. 123, then the Corporation's consolidated net earnings and earnings per share for the fiscal years ended June 30, 2002, 2001 and 2000, would have been reported as the pro forma amounts indicated below:

                                                                                2002         2001         2000

    Net earnings (In thousands)                As reported                    $1,327       $1,563       $1,581
                                                                              ======       ======       ======

                                                 Pro-forma                    $1,327       $1,538       $1,539
                                                                              ======       ======       ======

    Earnings per share
      Basic                                    As reported                    $ 1.07       $ 1.24       $ 1.13
                                                                              ======       ======       ======

                                                 Pro-forma                    $ 1.07       $ 1.22       $ 1.09
                                                                              ======       ======       ======

      Diluted                                  As reported                    $ 1.04       $ 1.24       $ 1.12
                                                                              ======       ======       ======

                                                 Pro-forma                    $ 1.04       $ 1.22       $ 1.09
                                                                              ======       ======       ======

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2002, 2001 and 2000


NOTE L - STOCK OPTION PLAN (continued)

     The fair value of each option grant was estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in fiscal 1997 and 1996: dividend yield of 5.0%, expected volatility of 20.0%, a risk-free interest rate of 6.5% and an expected life of ten years.

     A summary of the status of the Corporation's stock option plan as of June 30, 2002, 2001 and 2000, and changes during the periods ending on those dates is presented below:

                                             2002                      2001                       2000
                                                 WEIGHTED-                 WEIGHTED-                   WEIGHTED-
                                                   AVERAGE                   AVERAGE                     AVERAGE
                                                  EXERCISE                  EXERCISE                    EXERCISE
                                      SHARES         PRICE       SHARES        PRICE         SHARES        PRICE
    Outstanding at beginning of year 239,495        $13.82      239,495       $13.82        239,495       $13.82
    Granted                               -             -            -            -              -            -
    Exercised                             -             -            -            -              -            -
    Forfeited                        (57,636)        13.80           -            -              -            -
                                    --------         -----    ---------      -------      ---------       ------

    Outstanding at end of year       181,859        $13.83      239,495       $13.82        239,495       $13.82
                                     =======         =====      =======        =====        =======        =====

    Options exercisable at year-end  181,859        $13.83      238,543       $13.82        190,639       $13.82
                                     =======         =====      =======        =====        =======        =====


     The following information applies to options outstanding at June 30, 2002:

    Number outstanding                                            181,859
    Range of exercise prices                              $13.80 - $14.91
    Weighted-average exercise price                                $13.83
    Weighted-average remaining contractual life                 3.5 years

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
(502) 223-1638

                                       GENERAL INFORMATION

INDEPENDENT AUDITORS                   ANNUAL MEETING                           SHAREHOLDER INQUIRIES AND
Grant Thornton, LLP                    The Annual Meeting of Share-             AVAILABILITY OF 10-K REPORT
Suite 900                              holders will be held on                  A COPY OF THE COMPANY'S
625 Eden Park Drive                    November 12, 2002 at                     ANNUAL REPORT ON FORM
Cincinnati, OH  45202-4181             4:30 p.m., local time, at First Federal  10-K FOR THE YEAR ENDED
                                       Savings Bank of Frankfort                JUNE 30, 2002, AS FILED WITH
                                                                                THE SECURITIES AND EX-
SPECIAL COUNSEL                        TRANSFER AGENT AND REGISTRAR             CHANGE COMMISSION WILL
Stradley Ronon Stevens                 Illinois Stock Transfer Company          BE FURNISHED WITHOUT
& Young, LLP                           209 W. Jackson Blvd., Suite 903          CHARGE TO SHAREHOLDERS
1220 19th Street, N.W., Suite 700      Chicago, Illinois  60606-6905            AS OF THE RECORD DATE
Washington, D.C.  20036                                                         FOR THE NOVEMBER 12, 2002
                                                                                ANNUAL MEETING UPON
                                                                                WRITTEN REQUEST TO
                                                                                INVESTOR RELATIONS,
                                                                                FRANKFORT FIRST BANCORP,
                                                                                INC., P.O. BOX 535,
                                                                                FRANKFORT, KY  40602