Form 10KSB, Exhibit 13
period 2003-06-30
FRANKFORT FIRST BANCORP INC
filed 2003-09-29
CIK 930182

EXHIBIT 13

                          FRANKFORT FIRST BANCORP, INC.

                                  ANNUAL REPORT

                                      2003




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

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

President's Message........................................................1

Frankfort First Bancorp, Inc. .............................................2

First Federal Savings Bank of Frankfort....................................2

Market Information.........................................................2

Selected Consolidated Financial and Other Data.............................3

Management's Discussion and Analysis of
     Financial Condition and Results of Operations.........................5

Independent Auditors' Report..............................................15

Consolidated Financial Statements

     Consolidated Statements of Financial Condition.......................16

     Consolidated Statements of Earnings..................................17

     Consolidated Statements of Shareholders' Equity......................19

     Consolidated Statements of Cash Flows................................20

     Notes to Consolidated Financial Statements...........................22

Corporate Information.....................................................42

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

President's Message

Dear Shareholder:

Herein we present Frankfort First Bancorp's Annual Report to Shareholders for the fiscal year ended June 30, 2003. We are extremely pleased with the performance of our Company's stock, which recently hit a new all-time high at $22.45 and is generally trading at levels significantly higher than in the previous year.

Despite the performance of our stock, our Company is still dealing with the effects of historically low interest rates, which have resulted in earnings that, while generally consistent with the previous year, are somewhat lower than earnings posted in prior years. Many of the factors that affected earnings in 2002 continue to afflict us in 2003: downward adjustment of adjustable rate mortgages, borrowers refinancing to lower rates and borrowers refinancing to other lenders. The effect of reductions in the size of our loan portfolio has been the biggest culprit for decreased earnings.

We have broadened our lending base slightly as we have made a few mortgage loans secured by professional office buildings. We intend to continue to develop this type of lending, provided we can find properties and borrowers who fit within our risk tolerance.

Our level of non-interest expense remains exceptionally low compared to our industry and we are gratified that our efforts to curb expenses associated with a particular benefit plan were successful.

We continue to pay one of the highest dividends in our industry. Our Board continues to believe that this is an excellent method of providing an attractive investment to our shareholders while managing the Company's high level of capital.

You may be aware that we experienced a tragic event in July as one of our Company's original directors was killed in an accident. David Eddins was a key member of our Board and had been instrumental in devising methods of complying with new corporate governance regulations. His replacement, David Harrod, brings considerable experience in public accounting and in working with our institution.

We look forward to seeing you at our annual meeting and encourage you to give us a call if at any time you have questions or concerns.

Sincerely

/s/ Don D. Jennings

Don D. Jennings
President

FRANKFORT FIRST BANCORP, INC.

     Frankfort First Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Delaware in August 1994 at the direction of the Board of Directors of First Federal Savings Bank of Frankfort ("First Federal" or the "Bank") for the purpose of serving as a savings institution holding company of First Federal upon the acquisition of all of the capital stock issued by First Federal upon its conversion from mutual to stock form (the "Conversion"). The Conversion was completed July 7, 1995, with the Company issuing 1,725,000 shares of its common stock, par value $0.01 per share (the "Common Stock") to the public, and the Bank issuing all of its outstanding common stock to the Company. Prior to and since the Conversion, the Company has not engaged in any material operations. The Company has no significant assets other than the outstanding capital stock of First Federal. The Company's principal business is the business of First Federal. At June 30, 2003, the Company had total assets of $138.3 million, deposits of $75.6 million and shareholders' equity of $18.0 million.

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

     First Federal is primarily engaged in the business of attracting deposits from the general public and originating loans secured by first mortgages on one-to-four-family residences in First Federal's market area. First Federal also originates, to a lesser extent, church loans, home equity loans and other loans.

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

MARKET INFORMATION

     The Common Stock began trading under the symbol "FKKY" on the Nasdaq National Market on July 10, 1995. On September 12, 2003, there were 1,256,540 shares of the Common Stock outstanding and the number of registered holders was 533.

     The following table shows the high and low stock prices for the Common Stock and dividends declared on a quarterly basis for the fiscal years ended June 30, 2003 and 2002.

            Fiscal 2003                                          Dividend
           Quarter ended            High             Low         Declared
           -------------            ----             ---         --------

      September 30, 2002           $18.69           $16.00         $0.28
      December 31, 2002             18.48            16.60          0.28
      March 31, 2003                18.37            16.55          0.28
      June 30, 2003                 22.19            17.22          0.28


            Fiscal 2002                                          Dividend
           Quarter ended            High              Low        Declared
           -------------            ----              ---        --------

      September 30, 2001           $17.24           $15.92         $0.28
      December 31, 2001             17.69            16.10          0.28
      March 31, 2002                17.85            16.57          0.28
      June 30, 2002                 18.78            17.31          0.28

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere herein.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                 At June 30,
                                                          ----------------------
                                                               2003       2002
                                                          (Dollars in thousands)

Total amount of:
     Assets ............................................    $138,336    $140,957
     Loans receivable, net .............................     124,596     131,180
     Cash, investment and mortgage-backed securities ...       9,125       4,912
     Deposits ..........................................      75,622      75,896
     Advances from FHLB ................................      43,017      44,982
     Shareholders' equity - restricted .................      17,998      18,065
Number of:
     Real estate loans outstanding .....................       2,338       2,510
     Deposit accounts ..................................       6,184       6,405
     Offices ...........................................           3           3

SUMMARY OF OPERATIONS

                                                        Year Ended June 30,
                                                      -----------------------
                                                          2003    2002
                                                         ------   ------
                                                       (Dollars in thousands,
                                                        except per share data)

Interest income.........................................  $8,652   $9,991
Interest expense .......................................   5,020    6,172
                                                         ------   ------
Net interest income ....................................  3,632    3,819

Provision for losses on loans .........................      --        1
Other income ..........................................      71       62
General, administrative and other expense .............   1,710    1,868
                                                         ------   ------
Earnings before federal income taxes ..................   1,993    2,012
Federal income taxes ..................................     678      685
                                                         ------   ------
Net earnings (loss) ...................................  $1,315   $1,327
                                                         ======   ======

Earnings (loss) per share:
Basic .................................................  $ 1.05   $ 1.07
Diluted ...............................................  $ 1.02   $ 1.04


KEY OPERATING RATIOS
                                                             At or for the Year
                                                                Ended June 30,
                                                             -------------------
                                                               2003      2002
                                                              ------    ------

PERFORMANCE RATIOS
 Return on assets (net earnings divided by
      average total assets) ............................        0.94%     0.91%
 Return on equity (net earnings divided by
      average equity) ..................................        7.24%     7.27%
 Equity to assets ratio (average equity divided by
      average total assets) ............................       13.05%    12.50%
 Interest rate spread for the period ...................        2.09%     2.03%
 Net interest margin for the period ....................        2.64%     2.65%
 Operating expenses to average assets ..................        1.23%     1.28%
 Ratio of average interest-earning assets to average
      interest-bearing liabilities .....................      115.05%   114.42%

REGULATORY CAPITAL RATIOS
 Tangible capital as a percent of assets ...............       12.99%    11.76%
 Core capital as a percent of assets ...................       12.99%    11.76%
 Risk-based capital as a percent of risk-weighted assets       26.40%    22.65%

ASSET QUALITY RATIOS
 Non-performing assets to total assets .................        0.20%     0.62%
 Loan loss allowance to total assets ...................        0.06%     0.06%
 Loan loss allowance to total non-performing assets ....       29.29%    14.44%

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company's principal business, since July 7, 1995, has been that of First Federal. The principal business of the Bank consists of accepting deposits from the general public and investing these funds in loans secured by one- to four-family owner-occupied residential properties in the Bank's primary market area. The Bank also invests in loans secured by non-owner occupied one-to-four-family residential properties and some churches, professional office properties and multi-family residential properties located in the Bank's primary market area. The Bank maintains an investment portfolio, which may include federal agency debt instruments, FHLB stock, and certificates of deposit at the FHLB and other federally insured financial institutions. The Bank has invested in some mortgage-backed securities. These are securitized by agencies of the federal government and, to date, have all had adjustable rates after an initial fixed period.

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

ASSET/LIABILITY MANAGEMENT

     Net interest income, the primary component of the Bank's net earnings, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. First Federal has sought to reduce its exposure to changes in interest rates by matching the effective maturities or repricing characteristics of its interest-sensitive assets with those of its liabilities. Management has emphasized the origination of adjustable rate mortgages with rate adjustments indexed to the National Average Contract Interest Rate for Major Lenders on the Purchase of Previously Occupied Homes ("NACR"). The Bank also offers fixed-rate mortgages, which are fully or partially funded with FHLB advances. Management believes that advances allow the Bank to respond to customer demand while having more control over interest rate risk than is afforded through retail deposits. At June 30, 2003, first mortgage loans with adjustable rates represented 64.7% of the Bank's mortgage loan portfolio. These loans have an initial fixed period ranging from one to five years. They adjust annually thereafter. Nearly all of the Bank's adjustable rate mortgage loans have an annual adjustment cap of one percent and a lifetime cap of five percent. In a rising interest rate environment, these caps may restrict the interest rates from increasing at the same pace that the Bank's cost of funds also increase. In addition, some of the rates on adjustable rate mortgages may already be at their lifetime caps or lifetime floors. The Bank currently expects to fund future loan originations from working capital, FHLB advances,
loan  principal   repayments  and  proceeds  from  deposit  growth.

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

     The following tables set forth the interest rate sensitivity of the Bank's NPV as of June 30, 2003 and 2002 in the event of instantaneous and permanent increases and decreases in market interest rates, respectively. Due to the abnormally low prevailing interest rate environment at June 30, 2003, NPV estimates are not made for decreases in interest rates of 2% and 3%. All market risk-sensitive instruments presented in these tables are held to maturity or available-for-sale. The Company has no trading securities.

                                        At June 30, 2003
-------------------------------------------------------------------------------------------------------
                           Net Portfolio Value                   NPV as % of Portfolio Value of Assets
Change      -----------------------------------------------   -----------------------------------------
In Rates             Amount         $ Change     % Change               NPV Ratio   Basis Point Changes
--------             ------         --------     --------               ---------   -------------------
                                               (Dollars in thousands)

    +300 bp        $ 15,739          $-5,516       -26%                    11.64%          -318bp
    +200 bp          17,709           -3,546       -17%                    12.83%          -199bp
    +100 bp          19,645           -1,610        -8%                    13.94%           -88bp
       0 bp          21,255                                                14.82%
    -100 bp          22,099              844        4%                     15.21%            39bp


                                            At June 30, 2002
-------------------------------------------------------------------------------------------------------
                           Net Portfolio Value                   NPV as % of Portfolio Value of Assets
Change      -----------------------------------------------   -----------------------------------------
In Rates             Amount         $ Change     % Change               NPV Ratio   Basis Point Changes
--------             ------         --------     --------               ---------   -------------------
                                               (Dollars in thousands)

    +300 bp         $14,414          $-6,505       -31%                    10.63%          -381bp
    +200 bp          16,896           -4,023       -19%                    12.16%          -228bp
    +100 bp          19,124           -1,795        -9%                    13.46%           -98bp
       0 bp          20,919                                                14.44%
    -100 bp          21,854              935        +4%                    14.89%           +45bp


     The preceding table indicates that at June 30, 2003, in the event of a sudden and sustained increase in prevailing market interest rates, the Bank's NPV would be expected to decrease, and that in the event of a sudden and sustained decrease in prevailing interest rates, the Bank's NPV would be expected to increase, although at current historically low interest rate levels such a decrease is highly unlikely. At all levels represented in the June 30, 2003 table, NPV after the rate increase or decrease would be above the "well-capitalized" level based on the current level of assets.

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

                                                                Year Ended June 30,
                                         ----------------------------------------------------------
                                                   2003                          2002
                                         --------------------------      --------------------------
                                                              Average                         Average
                                         Average              Yield/     Average              Yield/
                                         Balance    Interest   Cost      Balance    Interest   Cost
                                         --------   --------   ----      --------   --------   ----
                                                       (Dollars in thousands)

Interest-earning assets:
    Loans receivable ...............     $125,371   $  8,398   6.70%     $135,533   $  9,701   7.16%
    Investment securities (1) ......       12,109        254   2.10%        8,348        290   3.47%
                                         --------   --------   ----      --------   --------   ----
         Total interest-earning
          assets ...................      137,480      8,652   6.29%      143,881      9,991   6.94%

Non-interest-earning assets ........        1,732                           2,150
                                         --------                        --------
         Total assets ..............     $139,212                        $146,031
                                         ========                        ========

Interest bearing liabilities:
Deposits ...........................     $ 75,620   $  2,346   3.10%     $ 79,824   $  3,370   4.22%
    Borrowings .....................       43,877      2,674   6.09%       45,923      2,802   6.10%
                                         --------   --------   ----      --------   --------   ----
         Total interest-bearing
          liabilities ..............      119,497      5,020   4.20%      125,747      6,172   4.91%
                                                    --------   ----                 --------   ----
Non-interest-bearing liabilities ...        1,553                           2,034
                                         --------                        --------
         Total liabilities .........      121,050                         127,781
Shareholders' equity ...............       18,162                          18,250
                                         --------                        --------
         Total liabilities and
           shareholders' equity ....     $139,212                        $146,031
                                         ========                        ========
Net interest income ................                $  3,632                        $  3,819
                                                    ========                        ========
Interest rate spread ...............                           2.09%                           2.03%
                                                              ======                         ======

Net interest margin ................                           2.64%                           2.65%
                                                              ======                         ======

Average interest-earning assets as
    a percentage of average interest-
    bearing liabilities ............                          115.05%                        114.42%
                                                              ======                         ======

----------
(1)  Includes interest bearing deposits at other financial institutions.

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


                                                           Year Ended June 30,
                                        -------------------------------------------------------
                                               2003 vs. 2002              2003 vs. 2002
                                        --------------------------   --------------------------
                                        Increase (Decrease) Due to   Increase (Decrease) Due to

                                        --------------------------   --------------------------
                                        Volume    Rate     Total      Volume    Rate      Total
                                        ------    -----   -------     ------    -----     -----
Interest income:
   Loan portfolio ..................   $ (702)    $(601)  $(1,303)    $(179)    $(623)    $(802)

   Investment securities (1) .......     (286)      250       (36)       85      (244)     (159)
                                       ------     -----   -------     -----     -----     -----
       Total interest-earning assets     (988)     (351)   (1,339)      (94)     (867)     (961)

Interest expense:
   Savings deposits ................     (189)     (835)   (1,024)      (65)     (640)     (705)
   FHLB advances ...................     (123)       (5)     (128)      (24)      (13)      (37)
                                       ------     -----   -------     -----     -----     -----
       Total interest-bearing
          liabilities ..............     (312)     (840)   (1,152)      (89)     (653)     (742)
                                       ------     -----   -------     -----     -----     -----
Change in net interest income ......   $ (676)    $ 489   $  (187)    $  (5)    $(214)    $(219)
                                       ======     =====   =======     =====     =====     =====

----------
(1)  Includes interest-bearing deposits at other financial institutions.

CRITICAL ACCOUNTING POLICIES

     Management's discussion and analysis of the Company's financial condition is based on the consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of such financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to the allowance for loan losses.

     Management believes the allowance for loan losses is a critical accounting policy that required the most significant estimates and assumptions used in the preparation of the consolidated financial statements. The allowance for loan losses is based on management's evaluation of the level of the allowance required in relation to the estimated loss exposure in the loan portfolio. Management believes the allowance for loan losses is a significant estimated loss and therefore regularly evaluates it for adequacy by taking into consideration factors such as prior loan loss experience, the character and size of the loan portfolio, business and economic conditions and management's estimation of future losses. The use of different estimates or assumptions could produce different provisions for loan losses. Refer to the discussion of Allowance for Loan Losses in Note 5 to the Consolidated Financial Statements for a detailed description of management's estimation process and methodology related to the allowance for loan losses.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2003 AND 2002

     ASSETS: The Company's total assets decreased $2.6 million or 1.9% to $138.3 million at June 30, 2003. The decrease was due primarily to a decrease in loans receivable, which totaled $124.6 million at June 30, 2003, a decrease of $6.6 million or 5.0%. Also contributing to the decrease in total assets was a decrease in cash and cash equivalents, which decreased $2.8 million or 57.9% from $4.8 million at June 30, 2002 to $2.0 million at June 30, 2003. Somewhat offsetting the decrease in loans receivable were increases in both certificates of deposit in other financial institutions and mortgage-backed securities. Certificates of deposit in other financial institutions increased $3.0 million to $3.1 million at June 30, 2003, while mortgage-backed securities increased to $4.0 million over June 30, 2002.

     The decrease in loans receivable was largely related to declining interest rates from year to year, as borrowers generally chose to refinance their mortgages during a period of falling interest rates. Loan disbursements for the year ended June 30, 2003, totaled $28.7 million; however, principal repayments of $35.8 million resulted in the $6.6 million reduction. The fiscal year saw interest rates continue their decline to forty-plus-year lows thus keeping the refinancing market very active. Many of the Bank's loans were refinanced with other lenders, primarily due to the Bank's emphasis on originating adjustable rate mortgages ("ARMs"). In times of low prevailing rate conditions, borrowers are more likely to choose long-term, fixed-rate mortgages ("FRMs"). The Bank, as a portfolio lender, at times, is not as competitive in its fixed rate offerings. This is the result of an effort to maintain profits while minimizing its interest rate risk. During this period, some ARM borrowers chose to refinance into FRMs (in some cases with other lenders) and some FRM borrowers chose to refinance to lower rates (again, in some cases with other lenders). The overall result was a decline in the Bank's mortgage portfolio.

     The Company's allowance for loan losses remained constant at $82,000 at June 30, 2003 and 2002. The allowance represented approximately 0.06% of total assets and 29.3% of nonperforming assets at June 30, 2003. Nonperforming assets at June 30, 2003, and 2002, were $280,000 and $879,000, respectively, and consisted of loans past due 90 days or more but still accruing ($251,000 and $568,000, respectively) as well as real estate acquired in settlement of loans-net ($29,000 and $311,000, respectively). All such loans are secured by residential real estate at a loan-to-value ratio below 80% based on the appraisal of the properties made at the time the loans were originated. Since June 30, 2003, the real estate acquired in settlement of loans has been disposed of with no loss to the Bank. While management believes that the allowance for loan losses at June 30, 2003, was adequate under the circumstances, there can be no assurance that unforeseen additions to this allowance will not be necessary. Such additions could adversely affect the Company's results of operations.

     LIABILITIES: The Company's total liabilities decreased from $122.9 million at June 30, 2002, to $120.3 million at June 30, 2003, a decrease of $2.6 million or 2.1%. The decrease is attributed primarily to a net decrease in advances from the Federal Home Loan Bank ("advances"), which decreased $2.0 million or 4.4% to $43.0 million at June 30, 2003. Deposits decreased $274,000 or 0.4% to $75.6 million at June 30, 2003.

     SHAREHOLDERS' EQUITY: Shareholders' equity decreased $67,000 or 0.4% from $18.1 million at June 30, 2002 to $18.0 million at June 30, 2003. At June 30, 2003, the Company's book value per share was $14.35 compared to $14.50 at June 30, 2002.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2003 AND 2002

     NET EARNINGS: Net earnings remained constant at $1.3 million for the years ended June 30, 2003 and 2002, decreasing $12,000 or 0.9%. The decrease was primarily attributable to a decrease in net interest income of $187,000 and was partially offset by a $158,000 decrease in general, administrative and other expense.

     NET INTEREST INCOME: Net interest income decreased $187,000 or 4.9% to $3.6 million for the year ended June 30, 2003, compared to $3.8 million for the year ended June 30, 2002. A decrease in interest expense of $1.2 million between the two fiscal years was more than offset by a decrease in interest income of $1.3 million during the same time frame.

     INTEREST INCOME: Interest income totaled $8.7 million for the year ended June 30, 2003, a decrease of $1.3 million or 13.4% compared to $10.0 million for the year ended June 30, 2002. The decrease was related primarily to a decrease in interest income from loans, which decreased $1.3 million or 13.4% from $9.7 million for the year ended June 30, 2002, to $8.4 million for the year ended June 30, 2003. Also contributing to the decrease in interest income was a $40,000 or 17.0% decrease in interest-bearing deposits and other from $235,000 for the year ended June 30, 2002 to $195,000 for the year ended June 30, 2003.

     Management believes that, generally, rates paid on short-term investments and deposits are less than the rates that can be earned on mortgage loans, and prefers to use excess funds to either make new loans or reduce advances. As such, the investment emphasis during the year ended June 30, 2003, was on loans and management expects that emphasis to continue. However, in response to lower overall loan demand, the Company has invested excess liquidity into certificates of deposit in other financial institutions and mortgage-backed securities and may continue to do so depending on loan demand.

     The Company's net decrease in interest income from loans from year to year was attributable primarily to a decrease in the volume of the portfolio. The average balance of the loan portfolio decreased $10.2 million or 7.5% to $125.4 million for the year ended June 30, 2003 compared to the year ended June 30, 2002. The average yield on the Company's loan portfolio decreased 46 basis points from 7.16% for the fiscal year ended June 30, 2002 to 6.70% for the fiscal year ended June 30, 2003. The decrease in interest income from interest-bearing deposits and other is a result of a decrease in the average rate earned on the Company's liquid assets. Management expects to continue its strategy of investing, to the fullest extent possible, in mortgage loans as opposed to other investment alternatives, to the extent that such loans are profitable and compatible with the Company's interest rate risk strategies.

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

     INTEREST EXPENSE: Interest expense decreased from $6.2 million for the year ended June 30, 2002 to $5.0 million for the year ended June 30, 2003, a decrease of $1.2 million or 18.7%. The decrease was due primarily to a decrease in the interest paid on deposits, which decreased $1.0 million or 30.4% to $2.3 million for the year ended June 30, 2003. The decrease in the interest paid on deposits was primarily attributable to a decrease in the average rate paid on deposits from year to year. The average rate paid on deposits decreased 112 basis points from fiscal 2002 to fiscal 2003. Also contributing to the decrease in interest expense on deposits was a decrease in the average balance of deposits, which decreased $4.2 million or 5.3% from $79.8 million average deposits for the fiscal year ended June 30, 2002, to $75.6 million average deposits for the fiscal year ended 2003. Interest expense from FHLB advances decreased $128,000 or 4.6% to $2.7 million for the fiscal year ended June 30, 2003. In general, rates paid on FHLB advances are greater than rates paid on deposits. Management believes that, when compared to other sources of funds, FHLB advances offer plans and terms that can be more easily matched to characteristics of the Company's interest-earning assets. This strategy may be altered as market conditions affect the terms, rates, and availability of retail deposits.

     Management does not have a decisive prediction about the direction interest rates will take in the upcoming year. It is generally considered that market rates will continue to increase, but the speed and certainty of that increase is not predictable. It is likely that the yield on the Bank's loan portfolio could continue to decline during the initial period that market rates are increasing, due to continued repricing caused by refinancing and interest rate adjustments and to greater reluctance of borrowers with low interest rates to sell their homes or to refinance to higher rates. It is likely that the cost of deposits could increase at a faster pace than the yield on loans as the terms of most time deposit accounts have shortened considerably in the last few years as depositors have chosen shorter maturities in order to be able to react to higher rates. For these reasons, it is possible that the Bank's interest rate spread could be compressed further as market rates increase.

     PROVISION FOR LOSSES ON LOANS: The Company had no provision for losses on loans for the fiscal year ended June 30, 2003, compared to a $1,000 provision for the year ended June 30, 2002. The Company's allowance for loan losses remained constant at $82,000 at June 30, 2003 and 2002. Management believed, on the basis of its analysis of the risk profile of the Company's assets, that it was appropriate to leave the allowance for loan losses at that level. In determining the appropriate provision, management considers a number of factors, including specific loans in the Company's portfolio, real estate market trends in the Company's market area, economic conditions, interest rates, and other conditions that may affect a borrower's ability to comply with repayment terms. There can be no assurance that the allowance for loan losses (see "Comparison of Financial Condition--Assets") will be adequate to cover losses on nonperforming assets in the future.

     OTHER OPERATING INCOME: Other operating income increased from $62,000 for the year ended June 30, 2002 to $71,000 for the year ended June 30, 2003, an increase of $9,000 or 14.5%. Other operating income is generally comprised of service charges and fees charged on loan and deposit accounts.

     GENERAL, ADMINISTRATIVE AND OTHER EXPENSE: General, administrative and other expense decreased $158,000 or 8.5% from $1.9 million for the year ended June 30, 2002 to $1.7 million for the year ended June 30, 2003. The decrease was due primarily to a decrease in employee compensation and benefits, which decreased $179,000 or 15.5% to $973,000 for the fiscal year ended June 30, 2003. The decrease in employee compensation and benefits was primarily related to a change in the Company's deferred compensation program, which greatly reduced the volatility of this expense as the Company's stock price fluctuates.

     INCOME TAX: The provision for federal income taxes decreased by $7,000 or 1.0% due primarily to a $19,000 or 0.9% decrease in pretax earnings year to year. The effective income tax rates for the years ended June 30, 2003 and 2002 were 34.0% for each of those years.

     DIVIDENDS: On September 14, 2001, the Company announced a dividend policy whereby it will pay a quarterly cash dividend of $0.28 per share, per quarter, payable on the 15th day of the month following the end of each quarter, to shareholders of record as of the last business day of each quarter. Although the Board of Directors has adopted this policy, the future payment of dividends is dependent upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements, and economic conditions. At June 30, 2003, the Company had recorded dividends payable of $350,000 for the payment of a dividend on July 15, 2003, which was the last dividend paid by the Company.

     STOCK REPURCHASE: The Company has utilized stock repurchase programs to increase earnings per share, increase the Company's return on equity, and to attempt to improve the market liquidity in the Company's stock. During the fiscal year ended June 30, 2003, the Company did not repurchase any shares of its stock, due largely to an increase in the market price of the Company's shares, which began in the latter part of fiscal year 2001 and continues to the date of this document. The program announced on August 15, 2002, did not result in the repurchase of any stock. Although the Company does not have a repurchase program in place at this time, the Company's Board and Management continue to believe in the potential positive effects of a repurchase strategy and will continue to evaluate market conditions along with other possible uses of capital in determining the authorization of future repurchase programs.

LIQUIDITY AND CAPITAL RESOURCES

     Since July 7, 1995, the Company has had no business other than that of the Bank and investment of the portion of the net Conversion proceeds retained by the Company. Management believes that dividends that may be paid from the Bank to the Company will provide sufficient funds for its future operations, including the servicing of any debt which may exist. The Company's primary sources of liquidity are dividends paid by the Bank. The Bank is subject to certain regulatory limitations with respect to the payment of dividends to the Company. At June 30, 2003, the Bank exceeded all regulatory minimum capital requirements.

     The Bank's primary sources of funds are (i) cash generated from operations,
(ii) deposits, (iii) principal repayments on loans, and (iv) advances from the FHLB. As reflected in the Consolidated Statements of Cash Flows, net cash flow provided by operating activities for fiscal years 2003, 2002, and 2001 was $890,000, $1.6 million, and $1.7 million, respectively.

     Net cash used in investing activities was $35,000 for fiscal year 2003 while net cash provided by investing activities for fiscal year 2002 was $7.0 million. The Company invested $3.0 million in certificates of deposit in other financial institutions and $4.1 million in mortgage-backed securities during the fiscal year ended June 30, 2003. Amounts of cash provided by or used by investing activities fluctuate from period to period primarily as a result of the volume of principal repayments on loans and loan disbursements.

     Net cash used in financing activities was $3.6 million and $10.5 million for fiscal years 2003 and 2002, respectively.

     The primary investing activity of the Bank is the origination of mortgage loans. During the years ended June 30, 2003, 2002, and 2001, the Bank originated loans of $28.7 million, $25.8 million and $25.9 million, respectively. Other investing activities may include investment in Federal agency issues, FHLB certificates of deposit and insured certificates of deposit in other institutions. The Bank may in the future consider other investing activities that may provide higher yields. The primary financing activity of the Bank is the attraction of savings deposits, though the Bank has somewhat reduced its reliance on deposits as a source of funds in recent periods due to the competitive conditions in First Federal's market area.

     Another source of liquidity is the Bank's ability to obtain FHLB advances. In addition, the Bank maintains a portion of its investments in FHLB overnight funds that are available when needed.

     The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. In the past the Bank has had to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement was based upon a percentage of deposits and short-term borrowings. The required minimum ratio at June 30, 2000 was 4.0%. However, the requirement, which may be changed at the direction of the OTS depending upon economic conditions and deposit flows, was changed on March 14, 2001, when the OTS issued an interim final rule eliminating the requirement that each savings association maintain an average daily balance of liquid assets of at least four percent of its liquidity base. The Bank's average daily liquidity during June 2003, 2002 and 2001 was 16.1%, 8.7% and 14.6%, respectively. Historically, management maintained a relatively high level of liquidity in order to retain flexibility in terms of investment opportunities and deposit pricing. In recent years, however, management has sought to maintain a lower level of liquidity in order to minimize interest expense. Should significant demands for cash occur, the Bank has access to immediately available short-term FHLB advances. The result of such action could adversely affect net earnings in future periods. See "---Comparison of Financial Condition at June 30, 2003 and 2002."

     The Bank's most liquid asset is cash held in interest-bearing demand and overnight deposit accounts at the FHLB. The level of cash available at any point in time is dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 2003, 2002 and 2001, cash and cash equivalents totaled $2.0 million, $4.8 million and $6.7 million, respectively.

     Management believes that the Bank will have sufficient funds available to meet its current commitments. At June 30, 2003, the Bank had commitments to originate loans of $381,000. Additionally, the Bank was obligated under undisbursed loans in process and unused lines of credit totaling $8.7 million. Certificates of deposit which were scheduled to mature in less than one year at June 30, 2003 totaled $33.4 million. On the basis of historical experience, management believes that a significant portion of such deposits will remain with the Bank.

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

OFF-BALANCE SHEET ARRANGEMENTS

     As of the date of this Annual Report, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The Bank does have commitments to originate loans in the ordinary course of business, as disclosed herein. The term "off-balance sheet arrangement" generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with the Company is a party under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


Board of Directors
Frankfort First Bancorp, Inc.

We have audited the accompanying consolidated statements of financial condition of Frankfort First Bancorp, Inc. as of June 30, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Frankfort First Bancorp, Inc. as of June 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP


Cincinnati, Ohio
August 8, 2003

                          FRANKFORT FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             June 30, 2003 and 2002
                        (In thousands, except share data)

         ASSETS                                                                2003           2002


Cash and due from banks                                                      $     478    $     638
Interest-bearing deposits in other financial institutions                        1,550        4,174
                                                                             ---------    ---------
         Cash and cash equivalents                                               2,028        4,812

Certificates of deposit in other financial institutions                          3,100          100
Mortgage-backed securities available for sale - at market                        3,997           --
Loans receivable - net                                                         124,596      131,180
Real estate acquired through foreclosure - net                                      29          311
Office premises and equipment - at depreciated cost                              1,364        1,372
Federal Home Loan Bank stock - at cost                                           2,827        2,708
Accrued interest receivable on loans                                               293          389
Accrued interest receivable on investments and
  interest-bearing deposits                                                         15           --
Prepaid expenses and other assets                                                   87           85
                                                                             ---------    ---------

         Total assets                                                        $ 138,336    $ 140,957
                                                                             =========    =========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                     $  75,622    $  75,896
Advances from the Federal Home Loan Bank                                        43,017       44,982
Advances by borrowers for taxes and insurance                                      324          329
Accrued interest payable                                                            29           55
Accrued federal income taxes                                                       261           13
Deferred federal income taxes                                                      265          217
Other liabilities                                                                  820        1,400
                                                                             ---------    ---------
         Total liabilities                                                     120,338      122,892

Commitments                                                                         --           --

Shareholders' equity
  Preferred stock, 500,000 shares authorized, $.01 par value;
    no shares issued                                                                --           --
  Common stock, 3,750,000 shares authorized, $.01 par value;
    1,672,443 shares issued                                                         17           17
  Additional paid-in capital                                                     5,879        5,876
  Retained earnings - restricted                                                18,525       18,606
  Less 418,335 and 426,335 shares of treasury stock at June 30, 2003 and
    2002, respectively - at cost                                                (6,331)      (6,434)
  Less shares acquired for stock benefit plan                                      (98)          --
  Other comprehensive income, unrealized gains on securities designated as
     available for sale - net of related tax effects                                 6           --
                                                                             ---------    ---------
         Total shareholders' equity                                             17,998       18,065
                                                                             ---------    ---------

         Total liabilities and shareholders' equity                          $ 138,336    $ 140,957
                                                                             =========    =========

The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                For the years ended June 30, 2003, 2002 and 2001
                        (In thousands, except share data)


                                                             2003     2002     2001

Interest income
  Loans                                                    $ 8,398   $ 9,701   $10,503
  Investment securities                                         59        55       133
  Interest-bearing deposits and other                          195       235       316
                                                           -------   -------   -------
         Total interest income                               8,652     9,991    10,952

Interest expense
  Deposits                                                   2,346     3,370     4,075
  Borrowings                                                 2,674     2,802     2,839
                                                           -------   -------   -------
         Total interest expense                              5,020     6,172     6,914
                                                           -------   -------   -------

         Net interest income                                 3,632     3,819     4,038

Provision for losses on loans                                   --         1        --
                                                           -------   -------   -------

         Net interest income after provision
           for losses on loans                               3,632     3,818     4,038

Other operating income                                          71        62        50

General, administrative and other expense
  Employee compensation and benefits                           973     1,152       963
  Occupancy and equipment                                      175       173       161
  Franchise and other taxes                                    108        94       110
  Data processing                                              122       125       127
  Other operating                                              332       324       353
                                                           -------   -------   -------
         Total general, administrative and other expense     1,710     1,868     1,714
                                                           -------   -------   -------

         Earnings before income taxes                        1,993     2,012     2,374

Federal income taxes
  Current                                                      633       561       699
  Deferred                                                      45       124       112
                                                           -------   -------   -------
         Total federal income taxes                            678       685       811
                                                           -------   -------   -------

         NET EARNINGS                                      $ 1,315   $ 1,327   $ 1,563
                                                           =======   =======   =======

         EARNINGS PER SHARE
           Basic                                           $  1.05   $  1.07   $  1.24
                                                           =======   =======   =======

           Diluted                                         $  1.02   $  1.04   $  1.24
                                                           =======   =======   =======

The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                For the years ended June 30, 2003, 2002 and 2001
                                 (In thousands)

                                                                            2003     2002     2001

Net earnings                                                               $1,315   $1,327   $1,563

Other comprehensive income, net of tax:
  Unrealized holding gains on securities during the period, net of taxes
    of $3 in 2003                                                               6       --       --
                                                                           ------   ------   ------

Comprehensive income                                                       $1,321   $1,327   $1,563
                                                                           ======   ======   ======

Accumulated comprehensive income                                           $    6   $   --   $   --
                                                                           ======   ======   ======

The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                For the years ended June 30, 2003, 2002 and 2001
                        (In thousands, except share data)

                                                                                                          UNREALIZED
                                                                                    SHARES                GAINS ON
                                                                                   ACQUIRED              SECURITIES
                                                          ADDITIONAL               BY STOCK              DESIGNATED
                                                  COMMON   PAID-IN     RETAINED    BENEFIT     TREASURY  AS AVAILABLE
                                                  STOCK    CAPITAL     EARNINGS     PLAN        STOCK     FOR SALE     TOTAL

Balance at July 1, 2000                         $     17   $  5,876   $ 18,412   $      --    $ (5,481)   $     --   $ 18,824

Net earnings for the year                             --         --      1,563          --          --          --      1,563
Cash dividends of $1.04 per common share              --         --     (1,300)         --          --          --     (1,300)
Acquisition of treasury stock                         --         --         --          --        (953)         --       (953)
                                                --------   --------   --------    --------    --------    --------   --------

Balance at June 30, 2001                              17      5,876     18,675          --      (6,434)         --     18,134

Net earnings for the year                             --         --      1,327          --          --          --      1,327
Cash dividends of $1.12 per common share              --         --     (1,396)         --          --          --     (1,396)
                                                --------   --------   --------    --------    --------    --------   --------

Balance at June 30, 2002                              17      5,876     18,606          --      (6,434)         --     18,065

Net earnings for the year                             --         --      1,315          --          --          --      1,315
Unrealized gains on securities designated as
  available for sale, net of related tax effects      --         --         --          --          --           6          6
Cash dividends of $1.12 per common share              --         --     (1,396)         --          --          --     (1,396)
Treasury shares transferred to stock benefit plan     --         --         --        (103)        103          --         --
Amortization expense of stock benefit plan            --          3         --           5          --          --          8
                                                --------   --------   --------    --------    --------    --------   --------

Balance at June 30, 2003                        $     17   $  5,879   $ 18,525    $    (98)   $ (6,331)   $      6   $ 17,998
                                                ========   ========   ========    ========    ========    ========   ========

The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                For the years ended June 30, 2003, 2002 and 2001
                                 (In thousands)


                                                                              2003        2002        2001

Cash flows from operating activities:
  Net earnings for the year                                                 $  1,315    $  1,327    $  1,563
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of discounts and premiums on loans,
      investments and mortgage-backed securities - net                             1          (5)        (16)
    Amortization of deferred loan origination fees                              (140)        (59)        (46)
    Depreciation and amortization                                                 79          79          76
    Provision for losses on loans                                                 --           1          --
    Gain on sale of real estate acquired through foreclosure                     (19)         --          --
    Federal Home Loan Bank stock dividends                                      (119)       (142)       (179)
    Amortization expense of stock benefit plan                                     8          --          --
    Increase (decrease) in cash due to changes in:
      Accrued interest receivable                                                 81          86         (21)
      Prepaid expenses and other assets                                           (2)         (6)         (2)
      Accrued interest payable                                                   (26)          1          (5)
      Other liabilities                                                         (581)        101          16
      Federal income taxes
        Current                                                                  248          81         183
        Deferred                                                                  45         124         112
                                                                            --------    --------    --------
         Net cash provided by operating activities                               890       1,588       1,681

Cash flows provided by (used in) investing activities:
  Purchase of certificates of deposit in other financial institutions         (3,000)         --          --
  Purchase of mortgage-backed securities designated as available for sale     (4,060)         --          --
  Principal repayments on mortgage-backed securities                              71          --          --
  Proceeds from maturity of investment securities designated as
     held to maturity                                                             --       2,000          --
  Purchase of Federal Home Loan Bank stock                                        --          --         (36)
  Loan principal repayments                                                   35,737      30,844      27,343
  Loan disbursements                                                         (28,722)    (25,842)    (25,940)
  Proceeds from sale of real estate acquired through foreclosure                  10          --          --
  Purchase of office premises and equipment                                      (71)        (30)        (44)
                                                                            --------    --------    --------
         Net cash provided by (used in) investing activities                     (35)      6,972       1,323

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposit accounts                                   (274)     (6,933)        327
  Proceeds from Federal Home Loan Bank advances                                   --          --      14,650
  Repayment of Federal Home Loan Bank advances                                (1,965)     (2,146)     (9,630)
  Proceeds from other borrowed money                                              --          --         460
  Repayment of other borrowed money                                               --          --        (833)
  Advances by borrowers for taxes and insurance                                   (5)        (15)          7
  Dividends paid on common stock                                              (1,395)     (1,371)     (1,293)
  Acquisition of treasury stock                                                   --          --        (953)
                                                                            --------    --------    --------
         Net cash provided by (used in) financing activities                  (3,639)    (10,465)      2,735
                                                                            --------    --------    --------

Net increase (decrease) in cash and cash equivalents                          (2,784)     (1,905)      5,739

Cash and cash equivalents at beginning of year                                 4,812       6,717         978
                                                                            --------    --------    --------

Cash and cash equivalents at end of year                                    $  2,028    $  4,812    $  6,717
                                                                            ========    ========    ========


The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                For the years ended June 30, 2003, 2002 and 2001
                                 (In thousands)


                                                            2003      2002      2001

Supplemental disclosure of cash flow information:
 Cash paid during the year for:
    Federal income taxes                                   $  390   $     480   $  575
                                                           ======   =========   ======

    Interest on deposits and borrowings                    $5,046   $   6,171   $6,919
                                                           ======   =========   ======


Supplemental disclosure of noncash investing activities:
  Transfers from loans to real estate acquired through
    foreclosure                                            $   29   $     311   $   --
                                                           ======   =========   ======

  Origination of loans upon sale of real estate acquired
    through foreclosure                                    $  320   $      --   $   --
                                                           ======   =========   ======

  Unrealized gains on securities designated as available
    for sale, net of related tax effects                   $    6   $      --   $   --
                                                           ======   =========   ======


Supplemental disclosure of noncash financing activities:
  Dividends declared but unpaid                            $  350   $     349   $  324
                                                           ======   =========   ======

The accompanying notes are an integral part of these statements.

                          FRANKFORT FIRST BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Frankfort First Bancorp, Inc. (the "Corporation") is a savings and loan holding company whose activities are primarily limited to holding the stock of First Federal Savings Bank of Frankfort (the "Bank"). The Bank conducts a general banking business in central Kentucky which primarily consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. The Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Bank can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

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

     1. Principles of Consolidation
        ---------------------------

     The consolidated financial statements include the accounts of the Corporation and the Bank and the Bank's subsidiary, Main Street Financial Services, Inc. Main Street Financial Services, Inc. was established during fiscal 2002 to provide investment services to the Bank's customers. All significant intercompany balances and transactions have been eliminated.

     2. Mortgage-backed Securities
        --------------------------

     The Corporation accounts for mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are to be carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or shareholders' equity, respectively.

     Realized gains and losses on sales of securities are recognized using the specific identification method.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


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

     4. Loan Origination Fees
        ---------------------

     The Bank accounts for loan origination fees in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases." Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on the Bank's experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

     5. Allowance for Loan Losses
        -------------------------

     It is the Bank's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Bank records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

     The Bank accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. The Bank's current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     5. Allowance for Loan Losses (continued)
        -------------------------------------

     A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Bank's investment in multi-family and nonresidential loans, and its evaluation of impairment thereof, such loans are collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

     Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

     At June 30, 2003 and 2002, the Bank had no loans that would be defined as impaired under SFAS No. 114.

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

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     7. Federal Income Taxes (continued)
        --------------------------------

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

     8. Retirement and Employee Benefit Plans
        -------------------------------------

     The Corporation maintains a deferred unfunded compensation plan liability for the benefit of management and the directors. The Corporation recognized expense under this plan for the fiscal years ended June 30, 2003 and 2002 of $12,000 and $178,000, respectively. No expense was incurred under this plan in fiscal 2001.

     The Bank also has a multiple employer defined benefit pension plan. All employees over 21 years of age enter this plan at the first entrance date after completing one year of service. The Corporation recognized expense of $20,000 under this plan for the fiscal year ended June 30, 2003. Due to the overfunded status of the plan at the time, the Bank recorded no expense for this plan during the fiscal years ended June 30, 2002 and 2001.

     During fiscal 2003, the Corporation adopted a stock-based compensation plan for the benefit of certain members of management, which provides for awards of up to 8,000 shares. Awards up to 2,000 shares per person vest over a five year period beginning with the date of the award. The Corporation awarded 4,000 shares under this plan during fiscal 2003 and recognized expense for fiscal 2003 of $9,000.

     9. Earnings Per Share
        ------------------

     Basic earnings per share is computed based upon the weighted-average shares outstanding during the year. Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Corporation's stock option plan. The computations were as follows:

                                        2003        2002        2001

Weighted-average common shares
  outstanding (basic)                 1,248,219   1,246,108   1,262,247
Dilutive effect of assumed exercise
  of stock options                       41,658      34,976       3,155
                                      ---------   ---------   ---------
Weighted-average common shares
  outstanding (diluted)               1,289,877   1,281,084   1,265,402
                                      =========   =========   =========

     Options to purchase 4,747 shares of common stock with an exercise price of $14.91 were outstanding at June 30, 2001, but were excluded from the computation of diluted earnings per share for fiscal 2001 because the exercise price was greater than the average market price of the common shares.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


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

     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at June 30, 2003 and 2002:

          Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

          Certificates of deposit in other financial institutions: The carrying amounts presented in the consolidated statements of financial condition for certificates of deposit in other financial institutions are deemed to approximate fair value.

          Investment securities: For investment securities, fair value is deemed to equal the quoted market price.

          Loans receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

          Federal  Home Loan Bank stock:  The carrying  amount  presented in the
          consolidated   statements   of   financial   condition  is  deemed  to
          approximate fair value.

          Deposits: The fair value of NOW accounts, passbook accounts, money market deposits and advances by borrowers for taxes and insurance are deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     10. Fair Value of Financial Instruments (continued)
         -----------------------------------------------

          Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

          Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at June 30, 2003 and 2002, was not material.

     Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at June 30 are as follows:

                                                           2003                 2002
                                                   CARRYING    FAIR      CARRYING    FAIR
                                                    VALUE      VALUE      VALUE      VALUE
                                                                 (In thousands)
Financial assets
  Cash and cash equivalents                       $  2,028   $  2,028   $  4,812   $  4,812
  Certificates of deposit in other financial
    institutions                                     3,100      3,100        100        100
  Mortgage-backed securities                         3,997      3,997         --         --
  Loans receivable                                 124,596    128,270    131,180    132,883
  Stock in Federal Home Loan Bank                    2,827      2,827      2,708      2,708
                                                  --------   --------   --------   --------

                                                  $136,548   $140,222   $138,800   $140,503
                                                  ========   ========   ========   ========

Financial liabilities
  Deposits                                        $ 75,622   $ 77,009   $ 75,896   $ 76,637
  Advances from the Federal Home Loan Bank          43,017     43,443     44,982     46,538
  Advances by borrowers for taxes and insurance        324        324        329        329
                                                  --------   --------   --------   --------

                                                  $118,963   $120,776   $121,207   $123,504
                                                  ========   ========   ========   ========

     11. Stock Option Plan
         -----------------

     The Board of Directors adopted the Frankfort First Bancorp, Inc. 1995 Stock Option and Incentive Plan (the "Plan") that provided for the issuance of 261,085 (adjusted) shares of authorized, but unissued shares of common stock at fair value at the date of grant. The Corporation had initially granted options to purchase shares at the adjusted fair value of $13.80 per share. The Plan provides for one-fifth of the shares granted to be exercisable on each of the first five anniversaries of the date of the Plan, commencing in January 1996. As of June 30, 2003, none of the stock options granted had been exercised.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     11. Stock Option Plan (continued)
         -----------------------------

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

     The Corporation applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized with respect to the Plan. Had compensation cost for the Plan been determined based on the fair value at the grant date in a manner consistent with the accounting method utilized in SFAS No. 123, then the Corporation's consolidated net earnings and earnings per share for the fiscal years ended June 30, 2003, 2002 and 2001, would have been reported as the pro forma amounts indicated below:

                                                    2003         2002         2001

    Net earnings (In thousands)   As reported      $1,315       $1,327       $1,563
                                                   ======       ======       ======

                                    Pro-forma      $1,315       $1,327       $1,538
                                                   ======       ======       ======

    Earnings per share
      Basic                       As reported       $1.05        $1.07        $1.24
                                                    =====        =====        =====

                                    Pro-forma       $1.05        $1.07        $1.22
                                                    =====        =====        =====


      Diluted                     As reported       $1.02        $1.04        $1.24
                                                    =====        =====        =====

                                    Pro-forma       $1.02        $1.04        $1.22
                                                    =====        =====        =====


     The fair value of each option grant was estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in fiscal 1997 and 1996: dividend yield of 5.0%, expected volatility of 20.0%, a risk-free interest rate of 6.5% and an expected life of ten years.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     11. Stock Option Plan (continued)
         -----------------------------

     A summary of the status of the Corporation's stock option plan as of June 30, 2003, 2002 and 2001, and changes during the periods ending on those dates is presented below:

                                           2003              2002                 2001
                                              WEIGHTED-            WEIGHTED-            WEIGHTED-
                                              AVERAGE               AVERAGE             AVERAGE
                                              EXERCISE             EXERCISE            EXERCISE
                                    SHARES     PRICE     SHARES     PRICE     SHARES    PRICE

Outstanding at beginning of year    181,859   $13.83    239,495    $13.82    239,495   $13.82
Granted                                  --       --         --        --         --       --
Exercised                                --       --         --        --         --       --
Forfeited                                --       --    (57,636)    13.80         --       --
                                   --------   ------   --------    ------   --------   ------

Outstanding at end of year          181,859   $13.83    181,859    $13.83    239,495   $13.82
                                   ========   ======   ========    ======   ========   ======

Options exercisable at year-end     181,859   $13.83    181,859    $13.83    238,543   $13.82
                                   ========   ======   ========    ======   ========   ======


     The following information applies to options outstanding at June 30, 2003:

          Number outstanding                                  181,859
          Range of exercise prices                      $13.80-$14.91
          Weighted-average exercise price                      $13.83
          Weighted-average remaining contractual life       2.5 years

     12. Cash and Cash Equivalents
         -------------------------

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

     13. Advertising
         -----------

     Advertising costs are expensed when incurred. The Corporation's advertising expense totaled $35,000, $45,000 and $47,000 for the fiscal years ended June 30, 2003, 2002 and 2001, respectively.

     14. Effects of Recent Accounting Pronouncements
         -------------------------------------------

     In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 carries over the recognition and measurement provisions in SFAS No. 121. Accordingly, an entity must recognize an impairment loss if the carrying value of a long-lived asset or asset group (a) is not recoverable and (b) exceeds its fair value. Similar to SFAS No. 121, SFAS No. 144 requires an entity to test an asset or asset group for impairment whenever events or changes in

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     14. Effects of Recent Accounting Pronouncements (continued)
         -------------------------------------------------------

circumstances indicate that its carrying amount may not be recoverable. SFAS No. 144 differs from SFAS No. 121 in that it provides guidance on estimating future cash flows to test recoverability. An entity may use either a probability-weighted approach or best-estimate approach in developing estimates of cash flows to test recoverability. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Management adopted SFAS No. 144 effective July 1, 2002, without material effect on the Corporation's financial condition or results of operations.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Management adopted SFAS No. 146 effective January 1, 2003, without material effect on the Corporation's financial condition or results of operations.

     In October 2002, the FASB issued SFAS No. 147, "Accounting for Certain Financial Institutions: An Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking and Thrift Institutions," except for transactions between mutual enterprises. Accordingly, the excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired in a business combination should be recognized and accounted for as goodwill in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."

     SFAS No. 147 also requires that the acquisition of a less-than-whole financial institution, such as a branch, be accounted for as a business combination if the transferred assets and activities constitute a business. Otherwise, the acquisition should be accounted for as the acquisition of net assets.

     SFAS No. 147 also amends the scope of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include long-term customer relationship assets of financial institutions (including mutual enterprises) such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets.

     The provisions of SFAS No. 147 related to unidentifiable intangible assets and the acquisition of a less-than-whole financial institution are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to impairment of long-term customer relationship assets are effective October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted.

     Management adopted SFAS No. 147 effective October 1, 2002, without material effect on the Corporation's financial condition or results of operations.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     14. Effects of Recent Accounting Pronouncements (continued)
         -------------------------------------------------------

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Management adopted the disclosure provisions of SFAS No. 148 effective March 31, 2002, without material effect on the Corporation's financial position and results of operations.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Corporation has no variable interest entities. Management does not expect FIN 46 to have a material effect on the Corporation's financial statements.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133's conclusions, were considered by the Board to be preferable; amends SFAS No. 133's discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

     The guidance in Statement 149 is generally effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date.

     Management does not expect SFAS No. 149 to have a material effect on the Corporation's financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     14. Effects of Recent Accounting Pronouncements (continued)
         -------------------------------------------------------

     SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to the Corporation). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management does not expect SFAS No. 150 to have a material effect on the Corporation's financial statements.

     15. Reclassifications
         -----------------
     Certain prior year amounts have been reclassified to conform to the 2003 consolidated financial statement presentation.


NOTE B - MORTGAGE-BACKED SECURITIES

     The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at June 30, 2003 are summarized as follows:

                                                           2003
                                                      GROSS   GROSS    ESTIMATED
                                        AMORTIZED UNREALIZED UNREALIZED  FAIR
                                            COST     GAINS    LOSSES     VALUE
AVAILABLE FOR SALE:                                (in thousands)
Government National Mortgage
  Association participation certificates   $2,024   $    6   $    1   $2,029
Federal National Mortgage Association
  participation certificates                1,964        4       --    1,968
                                           ------   ------   ------   ------
   Total mortgage-backed
     securities available for sale         $3,988   $   10   $    1   $3,997
                                           ======   ======   ======   ======

     The amortized cost of mortgage-backed securities, by contractual terms to maturity, are shown below at June 30, 2003. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                                          2003
                                                       (In thousands)

                 Due within one year                     $   77
                 Due after one year through five years      337
                 Due after five years                     3,574
                                                         ------

                                                         $3,988
                                                         ======

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


         NOTE C - LOANS RECEIVABLE

     The composition of the loan portfolio at June 30 is as follows:

                                                     2003         2002
                                                       (In thousands)
      Residential real estate
        One-to-four family                        $ 113,297    $ 121,756
        Multi-family                                     68           71
        Construction                                  1,617        1,763
      Nonresidential real estate and land             4,820        3,519
      Consumer and other                              5,877        5,186
                                                  ---------    ---------
                                                    125,679      132,295
      Less:
        Undisbursed portion of loans in process        (916)        (848)
        Deferred loan origination fees                  (85)        (185)
        Allowance for loan losses                       (82)         (82)
                                                  ---------    ---------

                                                  $ 124,596    $ 131,180
                                                  =========    =========

     The Bank's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $114.1 million, or 92%, of the total loan portfolio at June 30, 2003, and $122.7 million, or 94%, of the total loan portfolio at June 30, 2002. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Bank with adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in its primary lending area of central Kentucky, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Bank's primary lending area are presently stable.

     In the normal course of business, the Bank has made loans to some of its directors, officers and employees. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of loans outstanding to directors and officers totaled approximately $681,000 and $730,000 at June 30, 2003 and 2002, respectively.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


                                              NOTE D - ALLOWANCE FOR LOAN LOSSES
                                              ----------------------------------

     The activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                              2003    2002     2001
                                                   (In thousands)

             Balance at beginning of year    $  82   $ 101    $ 101
             Provision for losses on loans      --       1       --
             Charge-offs                        --     (20)      --
                                             -----   -----    -----

             Balance at end of year          $  82   $  82    $ 101
                                             =====   =====    =====

     As of June 30, 2003, the Bank's allowance for loan losses was solely general in nature, and is includible as a component of regulatory risk-based capital.

     Nonperforming loans totaled approximately $251,000, $568,000 and $426,000 at June 30, 2003, 2002 and 2001, respectively. The Bank did not incur any reduction in interest income related to such nonperforming loans during the respective periods.


NOTE E - OFFICE PREMISES AND EQUIPMENT

     Office premises and equipment at June 30 are comprised of the following:

                                                    2003      2002
                                                    (In thousands)

             Land and improvements                 $  187   $  187
             Office buildings and improvements      1,822    1,763
             Furniture, fixtures and equipment        850      838
                                                   ------   ------
                                                    2,859    2,788
               Less accumulated depreciation and
                 amortization                       1,495    1,416
                                                   ------   ------

                                                   $1,364   $1,372
                                                   ======   ======

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE F - DEPOSITS

Deposits consist of the following major classifications at June 30:

DEPOSIT TYPE AND WEIGHTED-
AVERAGE INTEREST RATE                      2003                  2002
                                                  (In thousands)
NOW accounts
  2003 - 1.51%                         $  6,380
  2002 - 1.72%                                               $  5,558
Passbook
  2003 - 1.29%                           10,839
  2002 - 1.78%                                                 10,268
Money market deposit accounts
  2003 - 1.87%                            3,781
  2002 - 1.80%                                                  3,722
                                       --------               -------
Total demand, transaction and
  passbook deposits                      21,000                19,548

Certificates of deposit
  Original maturities of:
    Less than 12 months
      2003 - 1.47%                        6,315
      2002 - 2.45%                                              9,471
    12 months to 24 months
      2003 - 2.80%                       28,747
      2002 - 3.89%                                             27,417
    30 months to 36 months
      2003 - 4.54%                       16,991
      2002 - 5.38%                                             17,129
    More than 36 months
      2003 - 4.78%                        2,569
      2002 - 5.72%                                              2,331
                                       --------               -------
Total certificates of deposit            54,622                56,348
                                       --------               -------

Total deposit accounts                 $ 75,622              $ 75,896
                                       ========              ========

At June 30, 2003 and 2002, the Bank had certificate of deposit accounts with balances in excess of $100,000 totaling approximately $7.8 million and $7.1 million, respectively.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE F - DEPOSITS (continued)

     Maturities of outstanding certificates of deposit at June 30 are summarized as follows:

                                           2003       2002
                                            (In thousands)

                     Less than one year   $33,363   $39,473
                     One to three years    19,456    16,099
                     Over three years       1,803       776
                                          -------   -------

                                          $54,622   $56,348
                                          =======   =======


NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank, collateralized at June 30, 2003 by pledges of certain residential mortgage loans totaling $53.9 million, and the Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                             MATURING
                             YEAR ENDING
    INTEREST RATE            JUNE 30,          2003                2002
                                                 (Dollars in thousands)

    6.45% - 6.95%            2004           $    24             $   126
    6.40% - 6.75%            2007               627                 861
    5.80% - 6.35%            2008             1,673               2,426
    4.94% - 6.70%            2009             9,873              10,370
    5.96% - 6.86%            2010            21,000              21,000
    5.80% - 6.22%            2011             8,000               8,000
    6.90%                    2012               349                 377
    5.75%                    2013               240                 323
    6.15% - 6.95%            2016               701                 735
    6.30% - 6.35%            2017               208                 273
    6.20%                    2018               271                 352
    7.35%                    2019                51                 139
                                            -------             -------

                                            $43,017             $44,982
                                             ======              ======

           Weighted-average interest rate      6.08%               6.09%
                                               ====                ====

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE H - OTHER BORROWED MONEY

     The Corporation has a line of credit arrangement with another financial institution which provides for interest at prime plus .25% and matures in May 2004. At June 30, 2003, there was no outstanding balance on the line of credit.


NOTE I - FEDERAL INCOME TAXES

     Federal income taxes do not differ materially from the amounts computed at the statutory corporate tax rate for each of the fiscal years ended June 30, 2003, 2002 and 2001.

     The composition of the Corporation's net deferred tax liability at June 30 is as follows:

                                                           2003      2002
                                                            (In thousands)
      Taxes (payable) refundable on temporary
      differences at estimated corporate tax rate:
        Deferred tax assets:
          General loan loss allowance                      $  28    $  28
          Deferred loan origination fees                      29       63
          Deferred compensation                               20       19
          Other                                               --        8
                                                           -----    -----
            Total deferred tax assets                         77      118

        Deferred tax liabilities:
          Percentage of earnings bad debt deductions         (10)     (16)
          Federal Home Loan Bank stock dividends            (314)    (274)
          Book/tax depreciation                              (15)     (45)
          Unrealized gains on mortgage-backed securities
            designated as available for sale                  (3)      --
                                                           -----    -----
            Total deferred tax liabilities                  (342)    (335)
                                                           -----    -----

            Net deferred tax liability                     $(265)   $(217)
                                                           =====    =====

     Prior to 1997, the Bank was allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at June 30, 2003 include approximately $5.4 million for which federal income taxes have not been provided. The amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $1.8 million at June 30, 2003.

     The Bank is required to recapture as taxable income approximately $140,000 of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and will be unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. The Bank has provided deferred taxes for this amount and began to amortize the recapture of the bad debt reserve into taxable income over a six year period in fiscal 1998.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE J - LOAN COMMITMENTS

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of the commitments reflect the extent of the Bank's involvement in such financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

     At June 30, 2003, the Bank had outstanding commitments of approximately $381,000 to originate loans. Additionally, the Bank was obligated under unused lines of credit for home equity loans and other totaling $7.8 million. In the opinion of management all loan commitments equaled or exceeded prevalent market interest rates as of June 30, 2003, and will be funded from normal cash flow from operations.


 NOTE K - REGULATORY CAPITAL

     The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as shareholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


 NOTE K - REGULATORY CAPITAL (continued)

     During fiscal 2003, the Bank was notified by the OTS that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Bank must maintain minimum capital ratios as set forth in the following tables.

     As of June 30, 2003 and 2002, management believes that the Bank met all capital adequacy requirements to which it was subject.

                                                    AS OF JUNE 30, 2003
                                                                                     TO BE "WELL-
                                                                                  CAPITALIZED" UNDER
                                                         FOR CAPITAL               PROMPT CORRECTIVE
                                 ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                             ---------------       -----------------------       --------------------
                             AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                   (Dollars in thousands)

    Tangible capital        $17,975    13.0%         =>$2,076    =>1.5%          =>$6,919     => 5.0%

    Core capital            $17,975    13.0%         =>$5,535    =>4.0%          =>$8,302     => 6.0%

    Risk-based capital      $18,057    26.4%         =>$5,474    =>8.0%          =>$6,842     =>10.0%

=> means greater than or equal to


                                                   AS OF JUNE 30, 2002

                                                                                     TO BE "WELL-
                                                                                  CAPITALIZED" UNDER
                                                         FOR CAPITAL               PROMPT CORRECTIVE
                                 ACTUAL                ADEQUACY PURPOSES          ACTION PROVISIONS
                             ---------------       -----------------------       --------------------
                             AMOUNT    RATIO           AMOUNT    RATIO             AMOUNT     RATIO
                                                   (Dollars in thousands)

    Tangible capital        $16,583    11.8%         =>$2,114    =>1.5%          =>$7,047     => 5.0%

    Core capital            $16,583    11.8%         =>$5,638    =>4.0%          =>$8,457     => 6.0%

    Risk-based capital      $16,665    22.7%         =>$5,885    =>8.0%          =>$7,356     =>10.0%

=> means greater than or equal to


     The Bank's management believes that, under the current regulatory capital regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in the Bank's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE L - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP, INC.

     The following condensed financial statements summarize the financial position of Frankfort First Bancorp, Inc. as of June 30, 2003 and 2002, and the results of its operations and its cash flows for the fiscal years ended June 30, 2003, 2002 and 2001.

                          FRANKFORT FIRST BANCORP, INC.
                        STATEMENTS OF FINANCIAL CONDITION
                             June 30, 2003 and 2002
                                 (In thousands)
    ASSETS                                               2003      2002

Interest-bearing deposits in First Federal Savings
  Bank of Frankfort                                     $   764   $ 2,622
Investment in First Federal Savings Bank of Frankfort    17,983    16,588
Prepaid expenses and other assets                            30       134
                                                        -------   -------

      Total assets                                      $18,777   $19,344
                                                        =======   =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Dividends payable                                       $    350    $    349
Deferred compensation                                        350         885
Other liabilities                                             79          45
                                                        --------    --------
                                                             779       1,279
Shareholders' equity
  Common stock                                                17          17
  Additional paid-in capital                               5,879       5,876
  Retained earnings                                       18,525      18,606
  Treasury stock - at cost                                (6,331)     (6,434)
  Shares acquired for stock benefit plan                     (98)         --
  Unrealized gains on securities designated as
   available for sale - net                                    6          --
                                                        --------    --------
      Total shareholders' equity                          17,998      18,065
                                                        --------    --------

      Total liabilities and shareholders' equity        $ 18,777    $ 19,344
                                                        ========    ========


                          FRANKFORT FIRST BANCORP, INC.
                             STATEMENTS OF EARNINGS
                    Years ended June 30, 2003, 2002 and 2001
                                 (In thousands)
                                                   2003      2002       2001
Revenue
  Interest income                                $    45    $    76    $    46
  Equity in earnings of First Federal Savings
   Bank of Frankfort                               1,389      1,469      1,660
                                                 -------    -------    -------
      Total revenue                                1,434      1,545      1,706

General and administrative expenses                  158        291        193
                                                 -------    -------    -------

      Earnings before income tax credits           1,276      1,254      1,513

Federal income tax credits                           (39)       (73)       (50)
                                                 -------    -------    -------

      NET EARNINGS                               $ 1,315    $ 1,327    $ 1,563
                                                 =======    =======    =======

                          FRANKFORT FIRST BANCORP, INC.

                          June 30, 2003, 2002 and 2001


NOTE L - CONDENSED FINANCIAL STATEMENTS OF FRANKFORT FIRST BANCORP,
  INC. (continued)

                          FRANKFORT FIRST BANCORP, INC.
                            STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2003, 2002 and 2001
                                 (In thousands)


                                                             2003       2002        2001
Cash flows from operating activities:
  Net earnings for the year                                 $ 1,315    $ 1,327    $ 1,563
  Adjustments to reconcile net earnings to net
  cash provided by (used in) operating activities:
    (Undistributed earnings of) excess distributions from
      consolidated subsidiary                                (1,389)     1,701      1,840
    Amortization expense of stock benefit plan                    8         --         --
    Increase (decrease) in cash due to changes in:
      Prepaid expenses and other assets                         104        192         10
      Other liabilities                                        (501)       (33)        11
                                                            -------    -------    -------
      Net cash provided by (used in) operating activities      (463)     3,187      3,424

Cash flows provided by (used in) financing activities:
  Proceeds from other borrowed money                             --         --        460
  Repayments of other borrowed money                             --         --       (833)
  Dividends paid on common stock                             (1,395)    (1,371)    (1,293)
  Purchase of treasury stock                                     --         --       (953)
                                                            -------    -------    -------
      Net cash used in financing activities                  (1,395)    (1,371)    (2,619)
                                                            -------    -------    -------

Net increase (decrease) in cash and cash equivalents         (1,858)     1,816        805

Cash and cash equivalents at beginning of year                2,622        806          1
                                                            -------    -------    -------

Cash and cash equivalents at end of year                    $   764    $ 2,622    $   806
                                                            =======    =======    =======

The Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Bank to the Corporation. Generally, the Bank's payment of dividends is limited, without prior OTS approval, to net income for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation.

                               BOARD OF DIRECTORS

WILLIAM C. JENNINGS                         CHARLES A. COTTON, III                        DAVID R. HARROD
Chairman of the Board                       Retired Commissioner of the                   Certified Public Accountant
of the Company                              Department of Housing,                        Harrod & Associates, P.S.C.
                                            Building and Construction
                                            Commonwealth of Kentucky

DANNY A. GARLAND                            HERMAN D. REGAN, JR.                          WILLIAM M. JOHNSON
President of the Bank and Vice              Retired Chairman of the Board                 Attorney
President and Secretary of the              and President of
Company                                     Kenvirons, Inc.

FRANK MCGRATH                               C. MICHAEL DAVENPORT
Retired President                           President
Frankfort Lumber Company                    C. Michael Davenport, Inc. and
                                            Davenport Broadcasting, Inc.

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
(502) 223-1638

                                                     GENERAL INFORMATION

INDEPENDENT AUDITORS                        ANNUAL MEETING                                SHAREHOLDER INQUIRIES AND
Grant Thornton LLP                          The Annual Meeting of Share-                  AVAILABILITY OF 10-KSB REPORT
Suite 900                                   holders will be held on                       A COPY OF THE COMPANY'S
625 Eden Park Drive                         November 13, 2003 at                          ANNUAL REPORT ON FORM
Cincinnati, OH  45202-4181                  4:30 p.m., local time, at First Federal       10-K FOR THE YEAR ENDED
                                            Savings Bank of Frankfort                     JUNE 30, 2003, AS FILED WITH
                                                                                          THE SECURITIES AND EX-
SPECIAL COUNSEL                             TRANSFER AGENT AND REGISTRAR                  CHANGE COMMISSION WILL
Stradley Ronon                              Illinois Stock Transfer Company               BE FURNISHED WITHOUT
Stevens & Young, LLP                        209 W Jackson Blvd, Suite 903                 CHARGE TO SHAREHOLDERS
1220 19th Street N.W.  Suite 600            Chicago, Illinois  60606-6905                 AS OF THE RECORD DATE
Washington, D.C.  20036                                                                   FOR THE NOVEMBER 13, 2003
                                                                                          ANNUAL MEETING UPON
                                                                                          WRITTEN REQUEST TO
                                                                                          INVESTOR RELATIONS,
                                                                                          FRANKFORT FIRST BANCORP,
                                                                                          INC., P.O. BOX 535,
                                                                                          FRANKFORT, KY  40602